AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON March 19, 2004

REGISTRATION NO. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERSO TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	7373	41-1484525
(State or Other	(Primary Standard	(I.R.S. Employer
Jurisdiction of	Industrial	Identification Number)
Incorporation or	Classification
Organization)	Code Number)

400 Galleria Parkway
Suite 300
Atlanta, Georgia 30339

(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Steven A. Odom
Chairman of the Board
and Chief Executive Officer
400 Galleria Parkway
Suite 300
Atlanta, Georgia 30339
(678) 589-3500

(Name, Address, Including Zip Code, and Telephone Number, Including Area
Code, of Agent for Service)

Copies to:

Steven E. Fox, Esq.
Robert C. Hussle, Esq.
Rogers & Hardin LLP
2700 International Tower,
229 Peachtree Street, NE
Atlanta, Georgia 30303
(404) 522-4700

     Approximate Date of Commencement of Proposed Sale to the Public: from time to time after the effective date of this registration statement as determined by market conditions.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Calculation of Registration Fee

Title of Each Class		Proposed Maximum	Proposed Maximum	Amount of
Of Securities To Be	Amount	Offering Price	Aggregate Offering	Registration
Registered	To Be Registered (1)	Per Unit	Price (2)	Fee
common stock, par value $.01 per share	13,603,416 shares	$1.71	$23,193,824.28	$2,938.66

(1)	This registration statement also covers an indeterminate number of shares of the registrant’s common stock that may be issuable by reason of stock splits, stock dividends or other adjustments under certain conditions in accordance with Rule 416 of the Securities Act of 1933, as amended.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on March 16, 2004, on the Nasdaq SmallCap Market.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT VERSO TECHNOLOGIES, INC. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION
PROSPECTUS DATED_______, 2004

PROSPECTUS

13,603,416 SHARES OF COMMON STOCK

OF

VERSO TECHNOLOGIES, INC.

This prospectus covers the sale of up to 13,603,416 shares of common stock (the “Common Stock”) of Verso Technologies, Inc. (“Verso”, the “Company” or “We”) by the selling shareholders (the “Selling Shareholders”) identified in this prospectus under the section titled “Selling Shareholders.” The Company will not receive any proceeds from the sale of the shares by any Selling Shareholder. The Company has agreed to bear all expenses of registration of the Common Stock offered hereby under federal and state securities laws.

The Common Stock is listed on the Nasdaq SmallCap Market under the symbol “VRSO.” The last reported sale price of the Common Stock as reported on the Nasdaq SmallCap Market on March 18, 2004, was $1.69 per share.

The Selling Shareholders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. See the section of this document titled “Plan of Distribution.”

See the section of this document titled “Risk Factors” beginning on page 2 for certain factors relating to an investment in the shares of Common Stock offered hereby.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of the Common Stock offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [______], 2004.

SUMMARY

About Verso Technologies, Inc.

     The Company designs, manufactures and markets products and solutions that enable carrier, enterprise and government entities to lower telecom costs, reduce network complexity and optimize network resources. The Company focuses on high growth areas within the communications market, with specific emphasis on application-based, turn-key solutions that leverage legacy circuit-based network investments towards converged, packet-based networks. The Company’s principal executive offices are located at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339, and the Company’s telephone number at that address is (678) 589-3500. For more information about the Company, see the section of this document titled “Additional Information About the Company.”

About the Offering and this Prospectus

     This prospectus covers the resale of up to 13,603,416 shares of Common Stock by the Selling Shareholders identified in this prospectus under the section of this document titled “Selling Shareholders.” The Company will not receive any proceeds from the resale of shares by any Selling Shareholder. See the section of this document titled “Use of Proceeds.” The Company has agreed to bear all expenses of registration of the Common Stock offered by this prospectus.

     This prospectus is part of a registration statement that the Company has filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under the shelf registration process, the Selling Shareholders may, from time to time, sell the Common Stock described in this prospectus. The Company may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described under the section of this document titled “Where You can Find More Information.”

RECENT DEVELOPMENTS

     On February 24, 2004, pursuant to that certain Securities Purchase Agreement, dated as of February 20, 2004, among the Company and the investors signatory thereto, the Company sold to such investors in a private placement offering 9,830,102 shares of Common Stock and warrants to purchase 2,457,525 shares of Common Stock, for an aggregate purchase price of $17,694,184, or $1.80 per share. The warrants are immediately exercisable at an initial exercise price of $2.30 per share (subject to customary adjustments in accordance with the terms thereof) and expire on February 23, 2011.

     The shares of Common Stock and the warrants issued to the investors in the private placement were issued without registration under the Securities Act of 1933 in reliance upon the exemption from registration set forth in Rule 506 of Regulation D promulgated pursuant to Section 4(2) of the Securities Act of 1933. The Company is registering hereby the resale of such shares and the shares of Common Stock underlying the warrants for the account of the investors in the private placement pursuant to that certain Registration Rights Agreement dated as of February 24, 2004, among the Company and the investors.

RISK FACTORS

The price of the Common Stock has been volatile.

      The stock market in general, and the market for technology companies in particular, has recently experienced extreme volatility that has often been unrelated to the operating performance of particular companies. From January 1, 2002 to September 12, 2002, the per share closing price of the Common Stock on the Nasdaq National Market fluctuated from a high of $1.79 to a low of $0.26. From September 13, 2002 to February 29, 2004, the per share closing price of the Common Stock on the Nasdaq SmallCap Market fluctuated from a high of $5.07 to a low of $0.26. The Company believes that the volatility of the price of the Common Stock does not solely relate to the Company’s performance and is broadly consistent with volatility experienced in the Company’s industry. Fluctuations may result from, among other reasons, responses to operating results, announcements by competitors, regulatory changes, economic changes, market valuation of technology firms and general market conditions.

      In addition, in order to respond to competitive developments, the Company may from time to time make pricing, service or marketing decisions that could harm its business. Also, the Company’s operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price of the Common Stock would likely decline.

      The trading price of the Common Stock could continue to be subject to wide fluctuations in response to these or other factors, many of which are beyond the Company’s control. If the market price of the Common Stock decreases, then shareholders may not be able to sell their shares of Common Stock at a profit.

The Company may be unable to fund future growth.

      The Company’s business strategy calls for growth internally as well as through acquisitions. To this end, the Company has determined to invest substantial funds to increase its sales and marketing resources in order to grow revenues. This strategy to increase sales and marketing resources as well as other strategies for growth internally which the Company may implement now or in the future will require funding for additional personnel, capital expenditures and other expenses, as well as for working capital purposes. Financing may not be available to the Company on favorable terms or at all. If adequate funds are not available on acceptable terms, then the Company may not be able to meet its business objectives for expansion. This, in turn, could harm the Company’s business, results of operations and financial condition. In addition, if the Company raises additional funds through the issuance of equity or convertible debt securities, then the percentage ownership of the Company’s shareholders will be reduced, and any new securities could have rights, preferences and privileges senior to those of the Common Stock. Furthermore, if the Company raises capital or acquires businesses by incurring indebtedness, then the Company will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that the Company’s lender may require. Moreover, if the Company’s strategy to increase its sales and marketing resources in order to grow revenues does not produce the desired result, then the Company will have incurred significant expenses for which it may or may not have obtained adequate funding to cover.

The Company has a history of losses and may not be profitable in the future.

      The Company has a history of net losses, including net losses of $18.3 million for the 2003 fiscal year, $2.7 million for the 2002 fiscal year and $147.6 million for the 2001 fiscal year. As of December 31, 2003, the Company had an accumulated deficit of $273.1 million. Further, developing the Company’s business strategy and expanding the Company’s services will require significant additional capital and other expenditures. Accordingly, if the Company is not able to increase its revenue, then it may never generate sufficient revenues to achieve or sustain profitability.

A decline in the price of the Common Stock could result in the delisting of the Common Stock from the Nasdaq SmallCap Market.

      The Common Stock is currently listed on the Nasdaq SmallCap Market. The Company must satisfy certain minimum listing maintenance requirements to maintain such quotation, including a series of financial tests relating to net tangible assets, public float, number of market makers and shareholders, market capitalization, and maintaining a minimum bid price of $1.00 per share for the Common Stock. In the past, the Company has had difficulty maintaining the minimum bid price for the Common Stock.

      Prior to September 13, 2002, the Common Stock was listed on the Nasdaq National Market. On June 6, 2002, Nasdaq notified the Company that the bid price of the Common Stock had closed at less than $1.00 per share over the previous 30 consecutive trading days, and, as a result, the Company did not comply with the minimum bid price continued listing requirement of the Nasdaq National Market. The Company was unable to regain compliance with the minimum bid price requirement of the Nasdaq National Market, and on September 13, 2002, the Company transferred the Common Stock to the Nasdaq SmallCap Market. In June 2003, the Company regained compliance with the $1.00 minimum bid price requirement of the Nasdaq SmallCap Market.

      If the bid price of the Common Stock were to remain below $1.00 per share for 30 consecutive trading days, or if the Company was unable to continue to meet the Nasdaq Small Cap Market’s other listing standards, then Nasdaq would notify the Company that the Common Stock could be delisted from the Nasdaq SmallCap Market. If the Common Stock is delisted from the Nasdaq SmallCap Market, then the Common Stock may trade on the Over-the-Counter-Bulletin Board, which is viewed by most investors as a less desirable and less liquid market place. Delisting from the Nasdaq SmallCap Market could make trading the Common Stock more difficult for the Company’s investors, leading to declines in share price. Delisting of the Common Stock would also make it more difficult and expensive for the Company to raise additional capital. Furthermore, delisting of the Common Stock is an event of default under the Company’s credit facility with the Company’s primary lender, Silicon Valley Bank, the Company’s outstanding convertible debentures and, through certain cross default provisions, the Loan and Security Agreement the Company entered into with Clarent Corporation in connection with the Company’s acquisition of substantially all of the business assets, and certain related liabilities, of Clarent Corporation on February 12, 2003.

The Company’s growth could be limited if it is unable to attract and retain qualified personnel.

      The Company announced plans in February 2004 to significantly and quickly increase sales and marketing personnel in order to grow revenue. The Company believes that its success depends largely on its ability to attract and retain highly skilled and qualified technical, managerial and marketing personnel. Competition for highly skilled engineering, sales, marketing and support personnel is intense because there is a limited number of people available with the necessary technical skills and an understanding of the markets which the Company serves. Workforce reductions by the Company during 2001, 2002 and 2003 may adversely affect the Company’s ability to retain its current employees and recruit new employees. The inability to hire or retain qualified personnel could hinder the Company’s ability to implement its business strategy and harm its business.

The Company is exposed to the general condition of the telecommunications market.

      The Company’s business is subject to global economic conditions, and in particular, market conditions in the telecommunications industry. The Company’s operations could be adversely affected if declines in capital spending from telecommunications service providers continue. If global economic conditions worsen, or if the prolonged slowdown in the telecommunications industry continues, then the Company may experience adverse operating results.

The Company’s need to invest in research and development could harm the Company’s operating results.

      The Company’s industry is characterized by the need for continued investment in research and development. If the Company fails to invest sufficiently in research and development, then the Company’s products could become less attractive to potential customers, which could have a material adverse effect on the Company’s results of operations and financial condition. As a result of the Company’s need to maintain or increase its spending levels in this area, the Company’s operating results could be materially harmed if the Company’s net sales fall below expectations. In addition, as a result of the need for research and development and technological innovation, the Company’s operating costs may increase in the future.

The market for converged communications solutions is still in its infancy and rapidly evolving. If this market does not develop and grow as expected, then it could have a material adverse effect on the Company’s business.

      While the Company believes there is a significant growth opportunity in providing converged communications solutions to its customers, there can be no assurances that this technology will be widely accepted or that a viable market for the Company’s products will fully develop or be sustainable. If this market does not develop, or develops more slowly than expected, then the Company may not be able to sell its products in significant volume, or at all. Due to the intense competition in this market and the recent introduction of this technology, there can be no assurance that the Company will succeed in this evolving marketplace.

Intellectual property infringement claims against the Company, even without merit, could require the Company to enter into costly licenses or deprive the Company of the technology it needs.

      The Company’s industry is technology intensive. As the number of competitors in the Company’s target markets increases and the functionality of the products produced by such competitors further overlaps, third parties may claim that the technology the Company develops or licenses infringes their proprietary rights. Any claims against the Company or any of its subsidiaries may affect the Company’s business, results of operations and financial conditions. Any infringement claims, even those without merit, could require the Company to pay damages or settlement amounts or could require the Company to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and the resulting distraction of the Company’s management resources could have a material adverse effect on the Company’s results of operations and financial condition. If successful, a claim of product infringement could deprive the Company of the technology it needs altogether.

Failure to protect the Company’s intellectual property rights could have a material adverse effect on the Company’s business.

      The Company’s success depends in part upon the protection of the Company’s proprietary application software and hardware products. The Company has taken steps that it believes are adequate to establish, protect and enforce its intellectual property rights. The Company cannot assure you that these efforts will be adequate. Despite the Company’s efforts to protect the Company’s proprietary rights, unauthorized parties may attempt to copy or otherwise obtain rights to use the Company’s products or technology.

      The Company has pending several patent applications related to its Voice Over Internet Protocol (“VoIP”) products, system architecture for Internet telephone, interaction of VoIP calls and cellular networks, real time addition of devices to subscriber accounting, and system and method applications for electronic transaction settlement and dynamic changes error correction. There can be no assurance that these patents will be issued. Even if these patents are issued, the limited legal protection afforded by patent, trademark, trade secret and copyright laws may not be sufficient to protect the Company’s proprietary rights to the intellectual property covered by these patents.

      Furthermore, the laws of many foreign countries in which the Company does business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although the Company has implemented and will continue to implement protective measures in those countries, these efforts may also not be successful. Additionally, even if the Company’s domestic and international efforts are successful, the Company’s competitors may independently develop non-infringing technologies that are substantially similar or superior to the Company’s technologies.

If the Company’s products contain defects, then the Company’s sales are likely to suffer, and the Company may be exposed to legal claims.

      The Company’s business strategy calls for the development of new products and product enhancements which may from time to time contain defects or result in failures that the Company did not detect or anticipate when introducing such products or enhancements to the market. In addition, the markets in which the Company’s products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of the Company’s products. Despite product testing by the Company, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in product returns, adverse publicity, loss of or delays in market acceptance of the Company’s products, delays or cessation of service to the Company’s customers or legal claims by customers against the Company.

      To the extent that contractual provisions that limit the Company’s exposure to legal claims are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company may be obligated to indemnify customers who purchase or lease equipment from the Company against claims of patent infringement.

      In the course of the Company’s business, the Company may sell or lease certain equipment to its customers, and in connection with such sale or lease, may agree to indemnify these customers from claims made against them by third parties for patent infringement related to such equipment. If the Company is required to make any payments in respect of these indemnification obligations, then it could have a material adverse effect on its business, results of operations and financial condition.

The new softswitch and VoIP routers which the Company intends to offer may not achieve acceptance in the marketplace.

      As a result of the Company’s acquisition of substantially all of the operating assets of Clarent Corporation in February 2003, the Company now offers products which it could not offer previously, including Class 5 softswitch products and Enterprise VoIP routers. The markets for these products are relatively new, unpredictable and evolving rapidly. Lack of acceptance in the marketplace for these new products could have a material adverse effect on the Company’s business, results of operations and financial condition.

Sales to customers based outside the United States have recently accounted for a significant portion of the Company’s revenues, which exposes the Company to risks inherent in international operations.

      International sales represented 35% of the Company’s revenues for the year ended December 31, 2003. Furthermore, the Company expects sales to international markets to increase as a percentage of revenues in the future. International sales are subject to a number of risks, including changes in foreign government regulations, laws, and communications standards; export license requirements; currency fluctuations, tariffs and taxes; other trade barriers; difficulty in collecting accounts receivable; longer accounts receivable collection cycles; difficulty in managing across disparate geographic areas; difficulties in hiring qualified local personnel; difficulties associated with enforcing agreements and collecting receivables through foreign legal systems; expenses associated with localizing products for foreign markets; and political and economic instability, including disruptions of cash flow and normal business operations that may result from terrorist attacks or armed conflict.

      If the relative value of the U.S. dollar in comparison to the currency of the Company’s foreign customers should increase, then the resulting effective price increase of the Company’s products to these foreign customers could result in decreased sales. In addition, to the extent that general economic downturns impact the Company’s customers, the ability of these customers to purchase the Company’s products could be adversely affected. Payment cycles for international customers are typically longer than those for customers in the United States. The foreign markets for the Company’s products may develop more slowly than currently anticipated. Also, the Company’s ability to expand the sale of certain of its products internationally is limited by the necessity of obtaining regulatory approval in new countries. The Company anticipates that its non-Canadian, foreign sales will generally be invoiced in U.S. dollars, and does not currently plan to engage in foreign currency hedging transactions. As the Company expands its international operations, however, it may allow payment in foreign currencies, and exposure to losses in foreign currency transactions may increase. The Company may choose to limit any currency exposure through the purchase of forward foreign exchange contracts or other hedging strategies. The Company’s future currency hedging strategies may not be successful.

The Company may become subject to certain patent infringement claims with respect to certain assets and technology the Company purchased from Clarent Corporation.

      In February 2003, the Company purchased from Clarent Corporation certain assets and technology, including a certain product, a component of which has been the subject of patent infringement claims made against Clarent Corporation. If such patent infringement claims are made against the Company in the future, even if such claims do not have merit, then the Company could be required to pay damages or settlement amounts or could be required to develop non-infringing technology or enter into costly royalty or licensing agreements. Any litigation could result in increased product costs, service delays or both. If successful, a claim of product infringement could deprive the Company of the assets and technology related to this product.

The Company’s dependence on contract manufacturers and suppliers could result in product delivery delays.

      The Company currently uses contract manufacturers to manufacture a significant portion of its products. The Company’s reliance on contract manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruptions in access to necessary manufacturing processes and reduced control over delivery schedules. If the Company’s manufacturers are unable or unwilling to continue manufacturing the Company’s products and components in required volumes, then the Company will have to identify one or more acceptable alternative manufacturers. Furthermore, the use of new manufacturers may cause significant interruptions in supply if the new manufacturers have difficulty manufacturing products to the Company’s specifications. Further, the introduction of new manufacturers may increase the variance in the quality of the Company’s products. In addition, the Company relies upon third-party suppliers of specialty components and intellectual property used in its products. It is possible that a component needed to complete the manufacture of the Company’s products may not be available at acceptable prices or on a timely basis, if at all. Inadequate supplies of components, or the loss of intellectual property rights, could affect the Company’s ability to deliver products to its customers. Any significant interruption in the supply of the Company’s products would result in the reduction of product sales to customers, which in turn could permanently harm the Company’s reputation in the industry.

The Company may be subject to litigation.

      The Company may be subject to claims involving how the Company conducts its business or the market for or issuance of the Common Stock or other securities. Any such claims against the Company may affect its business, results of operations and financial conditions. Such claims, including those without merit, could require the Company to pay damages or settlement amounts and would require a substantial amount of time and attention from the Company’s senior management as well as considerable legal expenses. Although the Company does not anticipate that its activities would warrant such claims, there can be no assurances that such claims will not be made.

The Company may be unable to successfully integrate its operations with the operations of MCK Communications, Inc.

      The Company’s acquisition of MCK Communications, Inc. (“MCK”) in September 2003 by means of a merger involves the integration of two companies that have previously operated independently. The challenges of combining the companies’ operations include integrating personnel with diverse business backgrounds, combining different corporate cultures and managing a geographically dispersed organization. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations and financial condition of the combined company.

The Company derives a substantial amount of its revenues from channel distribution partners and such revenues may decline significantly if any major partner cancels or delays a purchase of its products.

      The Company uses an indirect sales model to derive a substantial portion of its revenue. Failure to generate revenue as expected from this channel could have a material adverse effect on the Company’s results of operations and financial condition.

      No channel partner or distributor is obligated to purchase additional products or services from the Company. Accordingly, present and future partners may terminate their purchasing arrangements with the Company or significantly reduce or delay their orders. Any termination, change, reduction or delay in orders could have a material adverse effect on the Company’s results of operations and financial condition. In addition, the Company currently has varying distribution, marketing and development arrangements with its partners. There is no assurance that the Company will continue to enjoy the support and cooperation that it has historically experienced from these parties or their associated distribution channels. Also, there is no certainty that these parties will continue to offer the Company’s products in their sales portfolio. It is possible that these vendors may seek to offer broader product lines and solutions that are competitive with the Company’s products. In addition, they may change their distribution models which could negatively impact revenues of the Company. Furthermore, the Company must correctly anticipate the price, performance and functionality requirements of these partners and must successfully develop products that meet end user requirements and make these products available on a timely basis and in sufficient quantities in order to sustain and grow its business.

The Company’s inability to develop and maintain relationships with key technology suppliers could harm its ability to sustain and grow its business.

      The success of the Company depends to a significant degree upon its continued relationships with leading technology suppliers. The standards for telephony equipment and data networks are evolving, and the Company’s products may not be compatible with new technology standards that may emerge. If the Company is unable to provide its customers with interoperable solutions, then they may make purchases from vendors who provide the requisite product interoperability. This could have a material adverse effect on the Company’s results of operations and financial condition.

FORWARD-LOOKING STATEMENTS

     This prospectus, including the sections titled “Summary” and “Risk Factors” and other sections, contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements regarding intent, belief or current expectations about matters (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words). Forward-looking statements are also statements that are not statements of historical fact. Because these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. These factors include, among others:

•	the volatility of the price of the Common Stock;

•	the Company’s ability to fund future growth;

•	the Company’s ability to be profitable;

•	the Company’s ability to attract and retain qualified personnel;

•	general economic conditions of the telecommunications market;

•	market demand for and market acceptance of the Company’s products;

•	legal claims against the Company, including, but not limited to, claims of patent infringement;

•	the Company’s ability to protect the Company’s intellectual property;

•	defects in the Company’s products;

•	the Company’s obligations to indemnify certain customers;

•	the Company’s exposure to risks inherent in international operations;

•	the Company’s dependence on contract manufacturers and suppliers;

•	the Company’s ability to integrate the operations of the businesses recently acquired by the Company;

•	the Company’s dependence on a small number of customers for revenue with respect to certain of the Company’s products;

•	the Company’s ability to develop and maintain relationships with key vendors;

•	new regulation and legislation;

•	general economic and business conditions;

•	other risks and uncertainties included in the section of this document titled “Risk Factors”; and

•	other factors disclosed in the Company’s other filings made with the SEC.

USE OF PROCEEDS

     The Company will not receive any of the proceeds of any sale by any Selling Shareholder of any shares of Common Stock offered by this prospectus.

ADDITIONAL INFORMATION ABOUT THE COMPANY

BUSINESS

General

      Verso Technologies, Inc., a Minnesota corporation (“Verso”, the “Company” or “We”), designs, manufactures and markets products and solutions that enable carrier, enterprise and government entities to lower telecom costs, reduce network complexity and optimize network resources. The Company focuses on high growth areas within the communications market, with specific emphasis on application-based, turn-key solutions that leverage legacy circuit-based network investments towards converged, packet-based networks.

      The Company’s headquarters is located at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339, and the Company’s telephone number at that location is (678) 589-3500. The Company maintains a worldwide web address at www.verso.com. The Company makes available free of charge through the Investors section of the Company’s website at www.verso.com the annual, quarterly and current reports, and amendments thereto, which the Company files with, or furnishes to, the SEC. Such reports and amendments are available on the Company’s website as soon as reasonably practical after the Company has filed such reports with, or furnished such reports to, the SEC.

      The Company’s ongoing, strategic business units consist of the Company’s Carrier Solutions Group and the Company’s Enterprise Solutions Group. Each unit includes a range of products and services designed to meet the specific needs of a particular customer segment.

Carrier Solutions Group

      The Company’s Carrier Solutions Group develops softswitch and software-based VoIP solutions that enable telecommunications carriers to deploy highly efficient converged communication networks which are more cost-effective to operate than traditional circuit-based networks, and which enhance revenues by supporting innovative, high margin services. The Carrier Solutions Group differentiates its solutions portfolio from those of the Company’s competitors by providing a complete, end-to-end solution that includes class 4 and class 5 switching technologies that provide networking infrastructure for its customer’s softswitch-based networks from the central core to the edge of the network.

      In the first quarter of 2003, the Company acquired substantially all of the operating assets of Clarent Corporation, a pioneer in VoIP technology. In July 2001, the Company acquired NACT Telecommunications, Inc. (“NACT”). Today, the Clarent® and NACTTM product lines support a variety of diverse business applications from enterprise managed services and retail calling cards to wholesale Internet protocol (“IP”) telephony, IP network clearing services, international long distance and residential dial tone services. In 2003, the Company’s primary base of customers consisted of emerging domestic and international long-distance service providers, as well as a growing base of large, international Tier I telecommunications carriers and Internet Service Providers (“ISPs”). In an effort by the Company to sell to larger customers and to close larger individual carrier sales, the Company has been bundling its products into packaged solutions, a strategy that the Company hopes will result in larger initial sales and greater long-term opportunity. The Company is leveraging its worldwide installed base of customers, representing several million VoIP ports, towards sales of the Company’s newest Edge Access solutions.

      For the year ended December 31, 2003, revenue from the Carrier Solutions Group was $29,744,000, or 50%, of the Company’s consolidated revenue. Summarized financial information for the Company’s Carrier Solutions Group is set forth in Note 15 to the Company’s consolidated financial statements for the year ended December 31, 2003, which statements are contained elsewhere in this document.

The Market for Carrier Solutions Group

      In today’s competitive telecommunications marketplace, carriers are increasingly challenged to lower operating costs while enhancing service capabilities. Burdened by the high costs of continuing to build, manage and maintain separate voice and data networks, carriers have begun to combine voice and data services onto converged IP based network infrastructures that leverage the low cost delivery of IP networks while delivering the high reliability and voice quality standards of the circuit-switched, public switched telephone network (“PSTN”). At the same time, these new infrastructures are enabling carriers to launch new, innovative services that help them differentiate themselves and enhance their revenue potential. These new applications are driving widespread adoption of VoIP technology among large, Tier 1 carriers in developed markets like North America, Europe, Asia-Pacific and elsewhere around the world.

      Meanwhile, deregulation and privatization of the global telecommunications industry continues to drive demand for VoIP technology from small, emerging, international service providers who are not encumbered by massive, legacy time division multiplexing (“TDM”) networks. More flexible and more agile than larger carriers, these emerging service providers are opening up large, previously untapped markets like Africa and the Middle East, driving much of the worldwide VoIP spending as they launch traditional voice services through a variety of wholesale and retail business models.

Carrier Solutions Group: Products and Solutions

     Clarent® Edge Access Softswitch Solution

      The Company’s Clarent® Edge Access Softswitch Solution enables traditional and alternative telecommunications service providers to deliver residential and advanced enterprise managed services over the “last mile” of any communications network, opening the door to new business and revenue opportunities. The solution supports IP connectivity via the legacy H.323 and newer session initiation protocol (“SIP”) protocols for private branch exchanges (“PBXs”) and a wide range of newer SIP endpoints, such as SIP handsets. Additionally, the Company’s products support VOIP over newer access technologies such as broadband cable, xDSL and wireless local loop as well as emerging core network routing technologies such as multi-protocol laser switching. Components of this solution include:

•	Clarent Class 5 Call Manager;

•	Clarent Command Center;

•	Clarent Element Management System; and

•	Clarent Connect.

      In 2003, the Company introduced Clarent Class 5 Call Manager version 3.0, which interoperates with most enterprise–class hardware and allows carriers to deploy high margin enterprise managed services and residential dial tone services, further expanding the Company’s opportunity at the network edge.

     Clarent® PSTN Access Softswitch Solution

      The Company’s Clarent® PSTN Access Softswitch Solution seamlessly facilitates the migration to VoIP, allowing carriers to preserve and leverage existing telecom investments to realize lower operating costs and lower overall total cost of ownership. A significantly more cost-effective and scalable alternative to traditional tandem circuit switches, this Unix-based, software-centric, modular tandem trunking solution enables wholesale transport and termination of voice traffic over global IP networks. Components of this solution include:

•	Clarent Class 4 Call Manager;

•	Clarent Command Center;

•	Clarent Element Management System;

•	Clarent SS7 Signaling; and

•	Clarent Media Gateways.

     NACTTM Prepaid Solution

      The Company’s NACTTM Prepaid Solution addresses the growing demand for high margin revenue streams that can be launched quickly, easily and with minimal ongoing management and maintenance. Packaged to include all switching, call processing, routing, centralized card management and accounting in a single, application-based switching platform, this turn-key, reliable, customizable solution delivers robust prepaid functionality for both VoIP and TDM-based telephony networks. Components of this solution include:

•	NACT Class 4 communications applications;

•	NACT IPAX Intelligent Switching Gateways; and

•	NACT NTS Provisioning and Operational Support Platform.

Enterprise Solutions Group

      The Company’s Enterprise Solutions Group offers a comprehensive portfolio of products and services designed to enable enterprises to more seamlessly and cost-effectively manage the transition from disparate, legacy voice networks to a single, highly-efficient converged voice and data network. The Company’s enterprise products are currently installed in more than 14,000 enterprise networks around the world, including in enterprise networks of approximately half of the Fortune 500 companies. In September 2003, the Company acquired MCK, which improved the Enterprise Solutions Group’s distribution and engineering capabilities.

      For the year ended December 31, 2003, revenue from the Company’s Enterprise Solutions Group was $29,754,000, or 50%, of the Company’s consolidated revenue. Summarized financial information for the Company’s Enterprise Solutions Group is set forth in Note 15 to the Company’s consolidated financial statements for the year ended December 31, 2003, which statements are contained elsewhere in this document.

The Enterprise Market

      As the global business environment becomes increasingly competitive, enterprises and government entities of all shapes and sizes are driven by a common desire to lower operational costs, improve productivity, increase customer retention and speed time to market. Many enterprises depend on their technology infrastructures to help them achieve these strategic business goals. To that end, enterprises are migrating their legacy voice and data systems into single, converged networks that enable more efficient use of resources and easier integration of distributed, disparate resources, including applications, equipment and people. As adoption of enterprise VoIP technology continues, so does demand for new IP-centric tools that enable businesses to manage and enhance the performance, utilization and efficiency of their evolving communication infrastructures.

Enterprise Solutions Group: Products and Services

     NetPerformer® Integrated Access VoIP Routers

      The Company’s NetPerformer line of integrated access routers enables multi-site enterprises to lower communications costs, alleviate bandwidth constraints, reduce network complexity and extend telecom services to remote locations with poor or non-existent telecom infrastructures. This versatile line of products enables information technology managers to integrate mission critical networks and applications across their enterprise, regardless of where they are in the VoIP migration process. In addition, NetPerformer enables enterprises to dramatically reduce telecom costs by eliminating monthly fees associated with tie lines that link remote offices to corporate headquarters and eliminate the toll charges on inter-office long distance calls. In 2003, the Company introduced two new products to its NetPerformer product line: the high performance, cost-effective NetPerformer SDM-9220 and SDM-9230, two of the only VoIP devices that combine full router capabilities with VoIP gateway functionality while supporting legacy, current and next-generation SIP-based voice and data equipment.

     MCK EXTender® Distributed Telephony Devices

      The Company’s EXTender line of distributed telephony devices allows enterprises to seamlessly integrate branch offices and teleworkers onto a centralized, enterprise voice network. The EXTender product family supports enterprise VoIP migration by enabling the central phone infrastructure to function as a company-wide voice server that transmits voice services and applications to remote locations over a company’s existing voice and/or data networks.

     TeleMate Voice Network Intelligence Software

      The Company’s TeleMate voice network intelligence software enables centralized management, control and cost allocation of enterprise voice network resources. TeleMate captures and consolidates data from any enterprise PBX, IP-PBX, or telephony switching device and delivers intelligence reports that help managers improve resource allocation, identify usage trends, prevent fraud and meet regulatory reporting requirements.

     NetSpective® Internet Content Filtering Solution

      NetSpective® enables enterprises to monitor, filter and/or report on usage of critical IP network resources. With a comprehensive set of feature functionality that tracks Internet activity and detects usage of a variety of web-based applications, including peer-to-peer, instant messaging, online chat and streaming media, NetSpective helps enterprises, governments, schools and libraries maintain control of critical network resources and facilitate compliance with filtering and communications tracking regulations.

     Customer Response Services

      The Company’s Customer Response Center (“CRC”) delivers full-service, custom technical support to enterprise and carrier customers that want to ensure satisfaction with each end-user/technology interaction. In 2003, the Company moved Tier 1 support for all of the Company’s product lines to the CRC, allowing the Company to better leverage resources, while ensuring the highest level of customer support for all customers. The customer response team supports the Company’s customer base, as well a broad base of external customers. The Company’s customer response team delivers 24 x 7 help desk support, Tier I, II and III product support, in-sourcing, on-site deployment services, hardware and software training, and project management resources in support of over 21,000 end-users around the world.

Customers

      For 2003, the Company’s primary base of customers in the Carrier Solutions Group included incumbent carriers outside the U.S. (Tier 1), and emerging or established domestic and international alternative carriers (Tiers 2 and 3) in the U.S. and abroad, particularly those service providers seeking to roll-out telecommunications networks based on VoIP technology and/or implement a turn-key, pre-paid solution. These customers are either buyers of the Carrier Solutions Group’s Clarent PSTN and Edge Access solutions or NACT Prepaid Solutions.

      In the Carrier Solutions Group, there was a demand for its softswitch solutions from incumbent carriers and competitive carriers in high-growth international markets such as Europe, Asia, India, Africa and the Middle East during 2003. In Asia, specifically, the Company has strengthened relationships with former Clarent Corporation customers such as China Unicom and China Telecom and has significantly expanded its presence in the region with the opening of the Company’s first sales and support office in Beijing, China. Equally significant, the Company made its first sale to Hinan Mobile, a division of China Mobile, conducted new rounds of integration testing with AT&T Hong Kong and added a new Chinese distributor, which secured more business for the Company.

      In 2003, the Company continued its aggressive push to sell its NACT Prepaid Solution internationally, as it believes that those markets are relatively under penetrated. Domestically, the Company deployed its NACT solution for Yahoo!, Inc. as part of Yahoo!’s new prepaid calling card program, called PayDirect, which was launched in the fourth quarter of 2003. In addition, the Company launched its new pre-paid wireless solution during the third quarter.

      In the Enterprise Solutions Group, the Company continued expanding its largely indirect distribution channel, both domestically and internationally. Demand for NetPerformer’s integrated voice and data access over satellite capability strengthened the Company’s relationship with satellite integrator NDSatcom and drove new sales to TriPoint Global’s Vertex RSI subsidiary, a leading global satellite provider. Additionally, new distribution for the Company’s MCK EXTender product line was launched with SBC Communications.

      Currently, approximately 4,000 customers are using the Company’s TeleMate voice network intelligence software to manage communications cost and network efficiency. Typical end-user customers of the Company’s TeleMate product are domestic commercial enterprises or government agencies with 100 to 10,000 employees. In the third quarter of 2003, the Company launched its latest version of TeleMate product which includes support for IP-PBXs, targeting the market leader Cisco’s Call Manager Solution.

      Currently, the Company services over 21,000 end-users through its customer response center services. The Company’s largest client of these services is InterContinental Hotels Group PLC, which has been a customer of the Company since 1992.

      For the year ended December 31, 2003, InterContinental Hotels Group PLC was the Company’s only customer that accounted for more than 10% of the Company’s consolidated revenues. In the year ended December 31, 2002, InterContinental Hotels Group PLC and Telco Group, Inc. were the Company’s only customers that accounted for more than 10% of the Company’s consolidated revenues. The revenues from InterContinental Hotels Group PLC represented approximately 11% and 15% of the Company’s consolidated revenues for the years ended December 31, 2003 and December 31, 2002, respectively. The revenues from Telco Group, Inc. represented less than 12% of the Company’s consolidated revenues for the year ended December 31, 2002.

Sales and Marketing

      The Company’s sales and marketing organization is responsible for building brand awareness, identifying key markets, and developing innovative products and services to meet the evolving demands of the marketplace. Another objective of the marketing effort is to stimulate the demand for services through a broad range of marketing communications and public relations activities. Primary communication vehicles include advertising, tradeshows, direct response programs, event sponsorship and websites.

      The Company seeks to achieve broader market penetration of its solutions in primarily three ways: expanding international distribution; pursuing new markets and customers, including ISPs, IP telephony service providers and pre-paid service bureaus; and selling new, next-generation communication solutions to its current base of customers.

      In the Carrier Solutions Group, sales are accomplished via a combination of direct and indirect sales. There are approximately 25 direct sales and sales support personnel located throughout the United States, Canada, the United Kingdom, France, Italy, China and the United Arab Emirates. The indirect channel is represented by over 50 value-added resellers. The role of the direct sales force is not only to generate revenue, but to also offer sales support to the indirect channel. In the Enterprise Solutions Group, the majority of the sales are indirect through partners such as network integrators, value-added resellers, large stock distributors, PBX dealers and agents consisting of over 300 companies. The Company has 26 sales associates that support the indirect channel in revenue generation.

Competition

      The Company believes that one of its competitive strengths is the synergy across its product lines, which enables it to accelerate development of new technologies, delivery of new products and expansion into new markets. Through both internal development efforts and strategic acquisitions, the Company continues to add intellectual property and innovative, patented technologies that deliver greater value to its worldwide base of customers.

     Carrier Solutions Group

      The market for application-based telephony services is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and market entrants. In the market for the Company’s gateway solutions, the Company’s primary sources of competition include Class 4 solution providers, vendors of networking and telecommunications equipment, and telephony applications companies that bundle their offering with third-party equipment. Some competitors, especially networking and telecommunications equipment vendors, such as Lucent Technologies Inc., Cisco Systems, Inc. and Nortel Networks Ltd., have significantly greater financial resources and broader customer relationships than does the Company. Other public companies, such as Tekelec and VocalTec are focusing on market opportunities similar to market opportunities on which the Company focuses, as are a number of smaller, private companies, including Nuera Communications, Inc., Voiceware Systems Corporation and iSoftel Ltd.

     Enterprise Solutions Group

      The Company’s NetPerformer and MCK EXTender product lines compete with the products of communications solutions providers such as Cisco Systems, Inc., Motorola, Vanguard Systems and Memotec, as well as telecommunications equipment manufacturers such as Avaya, Nortel, Ericsson and Toshiba.

      The Company’s TeleMate product competes with a number of products from companies such as IntegraTrak, MicroTel International, Inc., and Veramark Technologies, Inc.

      The Company’s NetSpective products compete with filtering products from providers such as WebTrends Corporation, Elron Electronic Industries, Inc., SurfControl PLC and Websense, Inc.

      The Company’s Customer Response Center competes with those of companies that provide integrated, multi-channel customer contact centers, including APAC Customer Services, Inc., ClientLogic Corporation, Convergys Corporation and SITEL Corporation.

Intellectual Property Rights

      The Company regards its copyrights, trade secrets and other intellectual property as critical to its success. Unauthorized use of the Company’s intellectual property by third parties may damage its brand and its reputation. The Company relies on trademark and copyright law, trade secret protection, and confidentiality, license and other agreements with its employees, customers, partners and others to protect its intellectual property rights. Despite precautions, it may be possible for third parties to obtain and use the Company’s intellectual property without the Company’s authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is still evolving. The laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States.

      The Company cannot be certain that its services and the finished products that it delivers do not or will not infringe valid patents, copyrights, trademarks or other intellectual property rights held by third parties. The Company may be subject to legal proceedings and claims from time to time relating to the Company’s intellectual property other than in the ordinary course of business. Successful infringement claims against the Company may result in substantial monetary liability or may materially disrupt the conduct of the Company’s business.

      On September 18, 2001, U.S. Patent No. 6,292,801 was issued to Telemate.Net Software, Inc., a wholly-owned subsidiary of the Company which the Company acquired in November 2001 by means of merger (“Telemate.Net”). The patent covers technology developed by Telemate.Net for tracking PBX, VoIP and IP traffic from a variety of network sources and correlating communications activity with a database of user accounts. The patented techniques are employed in several of Telemate.Net’s products, including Telemate.Net’s call accounting and NetSpective Internet access management solutions. This technology allows users to combine statistics from diverse networks sources to create cohesive network information and reporting. This unique technology for aggregating and correlating network data from different vendors and device types has application to the VoIP softswitch, OSS and billing markets. The patented processes allow the Company’s OSS software to gather billing, reporting and maintenance from a variety of data sources and vendors’ products, in addition to its own.

      On February 12, 2003, pursuant to the Company’s acquisition of certain assets from Clarent Corporation on such date, the Company acquired U.S. Patent Nos. 6,167,060 and 6,477,164 which were issued to Clarent Corporation on December 26, 2000 and November 5, 2002, respectively. The patents cover technology developed by Clarent Corporation for real-time voice and data transmissions over an Internet network and a dynamic error correction algorithm for Internet telephones.

      On February 4, 2003, U.S. Patent No. 6,516,061 was issued to MCK. The patent includes 60 claims, covering, among other things, a system which acts as a digital set proxy for a PBX.

      The Company also has several patent applications pending relating to its VoIP products and to certain products the Company acquired from Clarent Corporation pursuant to the Company’s acquisition of certain assets from Clarent Corporation on February 12, 2003.

Research and Development

      The Company believes that one of its competitive strengths is the synergy across its product lines, which enables the Company to accelerate the development of new technologies, the delivery of new products and expansion into new markets. Through both internal development efforts and strategic acquisitions, the Company continues to add intellectual property and innovative, patented technologies that deliver greater value to its worldwide base of customers.

      The Company’s research and development expenses totaled $9.6 million for the year ended December 31, 2003.

      In the Carrier Solutions Group, the research and development initiatives centered around introducing softswitch features targeted toward carriers of broader scope, including dynamic resource allocation, expanding interoperability and third-party vendor integration, continuing the enhancement of performance and reliability, and developing new applications for the NACT solution, such as a pre-paid wireless solution. In 2003, the Company introduced Clarent Class 5 Call Manager version 3.0, which interoperates with most enterprise-class hardware and allows carriers to deploy high margin enterprise managed services, further expanding the Company’s opportunity at the network edge.

      In the Enterprise Solutions Group, the Company invested in additional unique feature functionally for the Telemate.Net Webfilter product as well as adding additional functionality to the NetPerformer solution. The Company expects that further research and development expenses will relate to subsequent product enhancements, the development of additional features and functionality, and research and development associated integrating various product lines. In 2003, the Company introduced two new products to its NetPerformer product line: the high performance, cost-effective NetPerformer SDM-9220 and SDM-9230, two of the only VoIP devices that combine full router capabilities with VoIP gateway functionality while supporting legacy, current and next-generation SIP-based voice and data equipment.

Employees

      As of March 10, 2004, the Company had 447 employees, 197 of whom are located at the Company’s headquarters in Atlanta, Georgia, 94 of whom are located at the Company’s NACT Telecommunications, Inc. subsidiary in Provo, Utah, 44 of whom are located at the Company’s Clarent operations in Littleton, Colorado, 51 of whom are located at the Company’s MCK subsidiary in Boston, Massachusetts, and 27 of whom are located at the Company’s Clarent operations in Montreal, Canada, 24 of whom are located at the Company’s MCK operations in Calgary, Canada and 10 international employees who conduct the Company’s Clarent operations in France, Belgium, India, Italy, Germany and the United Kingdom.

Background

      The Company was incorporated in Minnesota on March 20, 1984. Until 2001, the Company historically operated a value-added reseller (“VAR”) business and an associated network performance management consulting and integration practice. The Company also operated a Hospitality Services Group (“HSG”), which provided technology solutions to lodging, restaurant, and energy management customers. Over the years, the Company has moved away from these lines of business and now focuses on providing the products and services offered by its Carrier Solutions Group and its Enterprise Solutions Group. During the last five years, the Company’s business developed as described below.

      In 1998, the Company acquired Encore Systems, Inc., Global Systems and Support, Inc. and Five Star Systems, Inc. (collectively, the “Encore Group”). At the time of such acquisition, the Encore Group provided software and technology services to the hospitality industry, including industry leading customer response center services. The customer response center services remain part of the Company’s ongoing business.

      In 1999, the Company merged with Sulcus Hospitality Technologies Corp. (“Sulcus”). Sulcus developed, manufactured, marketed and installed computerized systems primarily intended to automate hospitality industry property management systems and the Squirrel point-of-sale system for the restaurant industry. Also in 1999, the Company merged with Windward Technology Group, Inc. (“Windward”). Windward focused on providing networking and network management services to the application development market.

      Early in 2000, the Company’s Board of Directors (the “Board”) decided to explore the sale of all or a portion of the Company’s HSG, which consisted of the Company’s lodging business, its restaurant solutions business and its energy management business. Subsequently, the operations of HSG were classified as discontinued operations, and each of the operating units of HSG was sold between late 2000 and early 2001. The sale of these operating units included all of the operations of Sulcus and the Encore Group, with the exception of the Company’s customer response center services.

      In September 2000, the Company acquired Cereus Technology Partners, Inc. (“Cereus”) in a merger transaction. Cereus provided end-to-end e-business and B2B technology solutions, including e-business strategy, network consulting and hosting and application integration. In connection with the acquisition of Cereus, the Company changed its name to “Verso Technologies, Inc.” and put in place the Company’s current executive management team and all but two of the directors currently serving on the Board.

      In November 2000, the Company acquired MessageClick, Inc. (“MessageClick”) in a merger transaction. The acquisition of MessageClick provided the Company with a propriety unified communications application delivered as an ASP. In the second quarter of 2001, the Company decided to discontinue offering its MessageClick application and to refocus the development of the MessageClick application to be offered as a licensed software product. The Company has since focused its overall strategy on pursuing the market for next generation communications, and, therefore, the development of the MessageClick application as a license product is currently dormant.

      In July 2001, the Company acquired all of the outstanding capital stock of NACT. The Company’s acquisition of NACT in July 2001 was the Company’s first significant investment in the area of next-generation communications. The acquisition of NACT and its portfolio of products and services allowed the Company to begin to offer proprietary, integrated, switching solutions for communications service providers seeking turn-key, pre-paid telecommunications solutions. The acquisition of NACT was funded by a $15 million investment by Telemate.Net, as contemplated by the Company’s merger agreement with Telemate.Net.

      On November 16, 2001, the Company acquired Telemate.Net by means of a merger, pursuant to which Telemate.Net became a wholly-owned subsidiary of the Company. Telemate.Net develops proprietary Internet access, voice and IP network usage management, and intelligence applications that enable businesses to monitor, analyze, and manage the use of their internal network resources. As a result of the acquisition of Telemate.Net, the Company added next generation applications and application development competencies to the Company’s solutions portfolio.

      During the quarter ended December 31, 2001, and in keeping with the Company’s focus on providing next generation communications solutions, the Company determined that its VAR business and associated network performance management consulting and integration practice were not strategic to the Company’s ongoing objectives and, therefore, decided to discontinue capital and human resource investment in these businesses. Accordingly, the Company elected to report its VAR and associated consulting and integration operations as discontinued operations by early adoption of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), which is intended to allow a company to more clearly communicate a change in its business that results from a decision to dispose of non-strategic operations.

      On October 1, 2002, the Company purchased a 51% interest in Shanghai BeTrue Infotech Co., Ltd. (“BeTrue”) for $100,000 with $50,000 paid at closing, $25,000 paid on December 30, 2002, and $25,000 paid on March 30, 2003. Upon closing the transaction, the Company contributed to the joint venture certain next-generation communication equipment and software valued at approximately $236,000 and $50,000 in cash. Additionally, the Company contributed $25,000 on December 30, 2002, and $25,000 to BeTrue on March 30, 2003. The remaining 49% interest in BeTrue is owned by Shanghai Tangsheng Investments & Development Co. Ltd. (“Shanghai Tangsheng”). BeTrue provides VoIP and satellite network solutions, including systems integration, project implementation, technical support, consulting and training to leading telecommunications companies in China and the Asia-Pacific region. The Company plans to leverage BeTrue’s sales channels and support infrastructure capabilities, including pre- and post- sales support. Due to shared decision-making between the Company and Shanghai Tangsheng, the results for BeTrue are recorded as an equity investment rather than consolidated in the Company’s results.

      On February 12, 2003, the Company acquired certain operating assets and related liabilities from Clarent Corporation. The assets purchased from Clarent Corporation include the following key products: next-generation switching and call control software; high density media gateways; multi-service access devices, signaling and announcement servers; network management systems; and high demand telephony applications based on packet-switched technology. Specifically, the Company acquired the Clarent Softswitch and NetPerformer products in connection with this acquisition from Clarent Corporation.

      On September 26, 2003, the Company acquired MCK by means of a merger, pursuant to which MCK became a wholly-owned subsidiary of the Company. MCK is a provider of products that deliver distributed voice communications by enabling businesses to extend the functionality and applications of their business telephone systems from the main office to outlying offices, remote call centers, teleworkers and mobile employees over public and private networks.

PROPERTIES

      The Company is headquartered in Atlanta, Georgia, where the Company currently leases 45,000 square feet of space, which is used for the Company’s corporate offices and certain components of the Company’s Enterprise Solutions Group, including the Telemate.Net operations and the Company’s customer response center services operations. The Company is obligated to pay rent on this space of approximately $119,000 per month, plus a share of operating expenses, through February 2010. Additionally, the Company is also obligated through January 2010 to pay rent of $31,000 per month with respect to an additional 13,000 square feet of space at the Atlanta facility, the cost of which is included in discontinued operations. The Company has subleased the 13,000 square feet of space at the Atlanta facility for $17,700 per month through November 2006 and $12,900 per month from December 2006 through January 2010.

      The Company also leases approximately 40,000 square feet of office space in Provo, Utah, which is used for certain components of the Company’s Carrier Solutions Group, including the Company’s NACT operations. Pursuant to the lease, the Company is obligated to pay rent of approximately $46,000 per month through December 2009.

      In connection with the purchase of substantially all of the operating assets of Clarent Corporation in February 2003, the Company assumed two leases for real property located in Quebec, Canada. Pursuant to the first lease, the Company leases approximately 18,000 square feet of office and laboratory space for software research and development purposes related to the Company’s Enterprise Solutions Group. The Company is obligated to pay rent of approximately $10,400 per month through the termination of the lease in October 2006. The Company subsequently assigned the second lease to Clarent Canada Ltd., a wholly-owned subsidiary of the Company which the Company acquired pursuant to the such purchase (“Clarent Canada”). Pursuant to the second lease, Clarent Canada leases approximately 10,000 square feet of office, warehouse and storage space for commercial and manufacturing purposes also related to the Company’s Enterprise Solutions Group. Clarent Canada is obligated to pay $2,900 per month, plus a share of operating expenses, until the lease terminates in May 2007.

      Also in connection with the purchase of substantially all of the operating assets of Clarent Corporation in February 2003, the Company entered into a lease for 23,000 square feet of space in Littleton, Colorado, which space is used for office space and research and development purposes related to the Company’s Carrier Solutions Group. Pursuant to this lease, the Company is obligated to pay rent of approximately $31,000 per month, plus a share of operating expenses, until the lease terminates in January 2006.

      MCK is obligated on a lease for 16,700 square feet of office space in Dallas, Texas through August 31, 2004, at rent of $10,945 per month. MCK has subleased the entire space for the remainder of the term of the lease. MCK is also obligated on a lease for 48,886 square feet of office space and research and development facilities in Needham, Massachusetts through May 31, 2007, at rent of $109,739 per month until June 1, 2003, and $113,863 per month thereafter until May 31, 2007. MCK has subleased 32,665 square feet of such space through May 31, 2007, at a rent of $57,163 per month. MCK’s operations occupy 6,145 square feet of the space originally leased in Needham, Massachusetts, and MCK is actively attempting to sublease the remaining 10,076 square feet of such space.

      The Company is also obligated on leases in a number of other locations in North America through 2004, which are included in its discontinued operations. The Company has either subleased or is actively attempting to sublease these locations.

      The Company believes that its leased facilities are adequate to meet its current needs and that additional facilities are available to the Company to meet its expansion needs for the foreseeable future.

LEGAL PROCEEDINGS

      From time to time, the Company is involved in litigation with customers, vendors, suppliers and others in the ordinary course of business, and a number of such claims may exist at any given time. All such existing proceedings are not expected to have a material adverse impact on the Company’s results of operations or financial condition. In addition, the Company or its subsidiaries are a party to the proceedings discussed below.

      In December 2001, a complaint was filed in the Southern District of New York seeking an unspecified amount of damages on behalf of an alleged class of persons who purchased shares of MCK’s common stock between the date of MCK’s initial public offering and December 6, 2000. The complaint named as defendants MCK and certain of its former officers and other parties as underwriters of its initial public offering (the “MCK defendants”). The plaintiffs allege, among other things, that MCK’s prospectus, contained in the Registration Statement on Form S-1 filed with the SEC, was materially false and misleading because it failed to disclose that the investment banks which underwrote MCK’s initial public offering of securities and others received undisclosed and excessive brokerage commissions, and required investors to agree to buy shares of securities after the initial public offering was completed at predetermined prices as a precondition to obtaining initial public offering allocations. The plaintiffs further allege that these actions artificially inflated the price of MCK’s common stock after the initial public offering. This case is one of many with substantially similar allegations known as the “Laddering Cases” filed before the Southern District of New York against a variety of unrelated issuers (the “Issuers”), directors and officers (the “Laddering Directors and Officers”) and underwriters (the “Underwriters”), and have been consolidated for pre-trial purposes before one judge to assist with administration. A motion to dismiss addressing issues common to the companies and individuals who have been sued in these actions was filed in July 2002. After a hearing on the motion to dismiss the Court, on February 19, 2003, denied dismissal of the claims against MCK as well as other Issuers. Although MCK believes that the claims asserted are meritless, MCK and other Issuers have negotiated a tentative settlement with the plaintiffs. The terms of the tentative settlement agreement provide, among other things, that (i) the insurers of the Issuers will deliver a surety undertaking in the amount of $1 billion payable to the plaintiffs to settle the actions against all Issuers and the Laddering Directors and Officers; (ii) each Issuer will assign to a litigation trust, for the benefit of the plaintiffs, any claims it may have against its Underwriters in the initial public offering for excess compensation in the form of fees or commissions paid to such Underwriters by their customers for allocation of initial public offering shares; (iii) the plaintiffs will release all claims against the Issuers and the Laddering Directors and Officers asserted or which could have been asserted in the actions arising out of the factual allegations of the amended complaints; and (iv) appropriate releases and bar orders and, if necessary, judgment reductions, will be entered to preclude the Underwriters and any non-settling defendants from recovering any amounts from the settling Issuers or the Laddering Directors and Officers by way of contribution or indemnification. Prior to the Company’s acquisition of MCK, MCK’s board of directors voted to approve the tentative settlement. The proposed settlement is subject to acceptance by the other Issuers and court approval. No provision was recorded for this matter in the financial statements of MCK prepared prior to its acquisition by the Company because MCK believed that its portion of the proposed settlement would be paid by its insurance carrier. The Company agrees with MCK’s treatment of this matter.

While a final agreement has not been executed, MCK expects to finalize the agreement in the next several months.

      MCK has been named a defendant in a lawsuit filed in Norfolk County, Massachusetts by Entrata Communications, Inc. (“Entrata”). Entrata Communications, Inc. v. Superwire.com, Inc. and MCK arises out of a dispute between Entrata and one of its largest shareholders, Superwire.com, Inc. (“Superwire”). Pursuant to a contract with Entrata, MCK was obligated to pay Entrata $750,000 in early 2002. In order to take advantage of a $100,000 discount offered for early payment, MCK paid Entrata $650,000 in November 2001, in full satisfaction of its contractual obligations. The funds were placed in escrow with Superwire’s California law firm, Jeffers, Shaff & Falk, LLP (“JSF”), which agreed not to disburse the funds until the dispute between Entrata and Superwire had been resolved. Nevertheless, Entrata contends that it never received the funds from MCK and that the funds were diverted to Superwire and JSF. Through the lawsuit, Entrata seeks to recover from both MCK and Superwire the $750,000 that MCK would have owed in 2002. MCK has asserted counterclaims against Entrata, and cross-claims against Superwire, for fraud and breach of contract. On October 11, 2002, Superwire and Entrata filed cross-motions for summary judgment against each other. The court denied both motions on March 13, 2003. Following denial of the cross-motions for summary judgment, MCK filed a motion to add JSF and two of its partners, Barry D. Falk and Mark R. Ziebell, as third-party defendants. The court had given the parties until March 17, 2004 to complete discovery. Before the completion of the discovery period, Entrata filed a Chapter 7 bankruptcy proceeding pursuant to the United States Bankruptcy Code. MCK has not as of yet been notified by the trustee of Entrata’s estate as to whether the trustee will pursue the claims against MCK. If such claims are pursued, then the Company intends to defend such claims and prosecute its counterclaims and third-party claims. No amounts, other than the original payment, were provided for this matter in the financial statements of MCK prepared prior to its acquisition by the Company. The Company believes that the claim against MCK is without merit, and no amount has been accrued for this matter at December 31, 2003.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Set forth below is certain information, as of March 8, 2004, concerning each of the directors of the Company. Each of the individuals listed below shall serve as a director of the Company until the next annual meeting of the Company’s shareholders and until their successors have been elected and qualified, or until their resignation, death or removal.

Name	Age	Position
Paul R. Garcia	51	Director
Gary H. Heck	59	Director, President and Chief Operating Officer
Amy L. Newmark	46	Director
Steven A. Odom	50	Director, Chairman of the Board and Chief Executive Officer
Stephen E. Raville	56	Director
Juliet M. Reising	53	Director, Executive Vice President, Chief
		Financial Officer and Secretary
Joseph R. Wright, Jr.	65	Director

Certain additional information concerning the individuals named above is set forth below:

     Paul R. Garcia, age 51, has served as a director of the Company since April 2003. Mr. Garcia also currently serves as a member of the Company’s audit committee (the “Audit Committee”). Mr. Garcia has served as a director, President and Chief Executive Officer of Global Payments Inc. since February 2001. Mr. Garcia also currently serves as chairman of the Board of Global Payments Inc. From June 1999 to January 2001, he served as Chief Executive Officer of NDC eCommerce. From March 1997 to September 1998, he served as President and Chief Executive Officer of Productivity Point International. From 1995 to 1997, he served as Group President of First Data Card Services.

     Gary H. Heck, age 59, has served as the President and Chief Operating Officer of the Company since February 23, 2004, and has served as a director of the Company since September 2000. Mr. Heck also served as a member of the Company’s compensation committee (the “Compensation Committee”) until February 23, 2004. From January 2000 to September 2000, Mr. Heck served as a director of Cereus. Mr. Heck has been a consultant since 1989, most recently serving as a Managing Partner and a co-founder of PacifiCom, a consulting services company. From 1987 until 1989, Mr. Heck was President and Chief Executive Officer of Telematics Products, Inc., a telecommunications products company. From 1983 until 1987, he held various executive positions at Pacific Telesis Corporation, one of the nation’s largest Regional Bell Operating Companies, and completed his tenure as a corporate officer of several subsidiaries of Pacific Telesis and as Chief Executive Officer of PacTel Products Corporation. From 1977 until 1983, Mr. Heck was a Division Manager and District Manager at AT&T Corporation, where he was responsible for sales and marketing programs. From 1967 until 1977, Mr. Heck held various positions at Pacific Telephone & Telegraph.

     Amy L. Newmark, age 46, has served as a director of the Company since September 2000. Ms. Newmark also currently serves as a member of the Compensation Committee. From January 2000 to September 2000, Ms. Newmark served as a director of Cereus. Ms. Newmark is a private investor in the technology, Internet and telecommunications fields. From 1995 to 1997, she served as Executive Vice President of Strategic Planning at Winstar Communications, Inc. Prior to 1995, Ms. Newmark served as the general partner of Information Age Partners, L.P., a hedge fund investing primarily in technology and emerging growth companies. Before that, Ms. Newmark was a securities analyst specializing in telecommunications and technology companies. Ms. Newmark is also a director of U.S. Wireless Data, Inc.

     Steven A. Odom, age 50, has served as the Chief Executive Officer and a director of the Company since September 2000 and as the Chairman of the Board since December 2000. From January 2000 to September 2000, Mr. Odom served as the Chairman of the Board and the Chief Executive Officer of Cereus. From 1994 until June 1998, Mr. Odom served as Chief Executive Officer of World Access, Inc., a provider of voice, data and Internet products and services around the world (“World Access”). From June 1998 until June 1999, Mr. Odom also served as Chairman of the Board of World Access. From 1990 until 1994, Mr. Odom was a private investor in several companies, including World Access and its predecessor. From 1987 until 1990, he served as President of the PCS Division of Executone Information Systems in Atlanta, Georgia, a public company that manufactured and distributed telephone systems. From 1983 until 1987, Mr. Odom was the founder, Chairman and Chief Executive Officer of Data Contract Company, Inc., a manufacturer of telephone switching equipment and intelligent pay telephones. From 1974 until 1983, he served as the Executive Vice President of Instrument Repair Service, a private company co-founded by Mr. Odom in 1974 that repaired test instruments for local exchange carriers.

     Stephen E. Raville, age 56, has served as a director of the Company since October 1997. Mr. Raville also currently serves as the Chairman of the Audit Committee. Since 1996, Mr. Raville has served as Chief Executive Officer and Chairman of the Board of Telscape Communications, Inc. Mr. Raville is also President and controlling shareholder of First Southeastern Corporation., a private investment company he formed in 1992. In 1983, Mr. Raville founded TA Communications, a long-distance telephone company, and served as its President, Chief Executive Officer and Chairman of the Board. In 1985, in conjunction with a merger between TA Communications and Advanced Telecommunications Corporation, Mr. Raville became Chairman and Chief Executive Officer of Advanced Telecommunications until the merger of Advanced Telecommunications into MCI WorldCom, Inc. in late 1992. Mr. Raville also currently serves as a director of the Cleveland Group, Inc.

     Juliet M. Reising, age 53, has served as Executive Vice President, Chief Financial Officer, Treasurer, Secretary and a director of the Company since September 2000. Ms. Reising also served as Executive Vice President, Chief Financial Officer and a director of Cereus from March 2000 to September 2000. From February 1999 to March 2000, Ms. Reising served as Chief Financial Officer of MindSpring Enterprises, Inc., an Internet service provider that merged with EarthLink, Inc. in February 2000. From September 1998 to February 1999, Ms. Reising served as Chief Financial Officer of AvData, Inc., a network management services company acquired by ITC DeltaCom, Inc. in 1999. From September 1997 to September 1998, Ms. Reising served as Vice President and Chief Financial Officer for Composit Communications International, Inc., an international software development company. From August 1995 to September 1997, she served as Vice President and Chief Financial Officer of InterServ Services Corporation, which was merged with Aegis Communications, Inc. in 1997. Ms. Reising started her career with Ernst & Young LLP in Atlanta, Georgia, where she received her certified public accountant license.

     Joseph R. Wright, Jr., age 65, has served as a director of the Company since September 2000. Mr. Wright also currently serves as a member of the Audit Committee. From January 2000 to September 2000, Mr. Wright served as a director of Cereus. Mr. Wright is presently President and Chief Executive Officer of PanAmSat Corp., a provider of global satellite-based communications services, servicing news organizations, telecommunications companies, DirectTV services, Internet networks and others around the globe. In the six years prior to taking these positions in 2001, Mr. Wright served as Vice Chairman of Terremark Worldwide, Inc., a public company that develops and operates Network Access Point centers in the United States and Brazil. Mr. Wright also served as Chairman of the Board and a director of GRC International, Inc., a public company that provides advanced Internet and software technologies to government and commercial customers (“GRC”). In March 2000, GRC was acquired by AT&T Corp. From 1989 through 1994, Mr. Wright also served as a Co-Chairman and a director of Baker & Taylor Holdings, Inc., an international book/video/software distribution and e-commerce company. Mr. Wright also served as Vice Chairman, Executive Vice President and director of W.R. Grace & Company, a specialty chemicals and healthcare company, Chairman of Grace Energy Company, and President of Grace Environmental Company. He served as Deputy Director, then Director, of the Federal Office of Management and Budget under President Reagan, serving in the Cabinet and the Executive Office of the President from 1982 to 1989. He also served as Deputy Secretary of the Department of Commerce from 1981 to 1982. Mr. Wright previously held positions as President of two of Citibank’s subsidiaries, as a partner of Booze Allen and Hamilton and in various management and economic positions in the Federal Departments of Commerce and Agriculture. In addition, Mr. Wright currently serves on the Board of Directors of Terremark Worldwide, Inc., Titan Corporation, Jefferson Consulting Group, AT&T Government Markets, Proxim Corp. and Barington Capital.

     As a condition to completing the Company’s acquisition of Telemate.Net, the Board was required to appoint, as of the effective time of such acquisition, two additional directors to serve on the Board who were selected by Telemate.Net and reasonably acceptable to the Board. In satisfaction of such condition, the Board appointed Murali Anantharaman and Richard L. Mauro as directors of the Company effective November 16, 2001, the date the acquisition of Telemate.Net was consummated. Pursuant to the terms of the Telemate.Net acquisition, until the 2004 annual meeting of the Company’s shareholders, any vacancy on the Board arising from the resignation, removal or death of Messrs. Anantharaman or Mauro is to be filled, and any nominee selected to fill a director position occupied by Messrs. Anantharaman or Mauro is to be nominated, by the remaining Telemate representative on the Board and approved by the Board. Messrs. Mauro and Anantharaman resigned as directors of the Company effective February 19, 2002, and March 27, 2003, respectively. After the resignation of Mr. Mauro, Mr. Anantharaman did not nominate any individual to fill the vacancy on the Board created by such resignation. Additionally, effective February 23, 2004, Mr. Logsdon resigned from the Board. The Board has not nominated any individual to fill one vacancy created by Mr. Logsdon’s resignation.

     There are no family relationships among any of the executive officers or directors of the Company. Except as disclosed above, no arrangement or understanding exists between any director and any other person pursuant to which any director was selected to serve as a director. To the best of the Company’s knowledge, (i) there are no material proceedings to which any director of the Company is a party, or has a material interest, adverse to the Company; and (ii) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any of the directors during the past five years.

     The following table sets forth the name of each executive officer of the Company, the office held by such officer and the age, as of March 8, 2004, of such officer:

Name	Age	Position
Steven A. Odom	50	Chairman of the Board and Chief Executive Officer
Gary H. Heck	59	President and Chief Operating Officer
Juliet M. Reising	53	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

     Information regarding the business experience of the executive officers of the Company named above is set forth under the section of this document titled “Additional Information About the Company - - Directors and Executive Officers - - Directors.”

     There are no family relationships among any of the executive officers or directors of the Company. Except as disclosed in the applicable employment agreements discussed in the section of this document titled “Additional Information About the Company — Director and Executive Officer Compensation — Employment Agreements” and as disclosed in the section of this document titled “Additional Information About the Company — Certain Relationships and Related Transactions,” no arrangement or understanding exists between any executive officer and any other person pursuant to which any executive officer was selected to serve as an executive officer. To the best of the Company’s knowledge, (i) there are no material proceedings to which any executive officer of the Company is a party, or has a material interest, adverse to the Company; and (ii) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any executive officer during the past five years. Executive officers of the Company are elected or appointed by the Board and hold office until their successors are elected and qualified, or until their death, resignation or removal, subject to the terms of applicable employment agreements.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Director Compensation

      The Company reimburses directors for out-of-pocket expenses incurred in attending Board or committee meetings. In addition, non-employee directors are eligible to receive grants of stock options under the Company’s 1999 Stock Incentive Plan.

Executive Compensation

      The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by each person who served as the Chief Executive Officer of the Company during the year ended December 31, 2003, as well as for other executive officers of the Company and its subsidiaries whose salary and bonus exceeded $100,000 during the year ended December 31, 2003 (the “Named Executive Officers”).

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Securities
					Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)		Options(#)(1)	Compensation($)

Steven A. Odom	2003	435,000	—		500,000 (2)	—
Chief Executive Officer	2002	443,180	—		—	—
	2001	431,250	168,750	(2)	—	—
James M. Logsdon	2003	261,000	—		304,621 (3)
President and Chief	2002	266,180	—		—	—
Operating Officer	2001	270,000	63,750	(3)	—	—
Juliet M. Reising	2003	261,000	—		238,728 (4)
Executive Vice President and	2002	258,680	—		437,500	—
Chief Financial Officer	2001	225,000	112,500		—	—

(1)	The exercise prices of all options granted to the Named Executive Officers are equal to or greater than the fair market value of the Common Stock on the dates such options were granted.

(2)	The amount of 2001 bonus earned by Mr. Odom was previously reported by the Company as $225,000. Of such amount, only $168,750 was paid to Mr. Odom in cash and the remainder was paid to Mr. Odom in the form of a stock option to purchase 248,773 shares of Common Stock at an exercise price of $0.46 per share granted to Mr. Odom on January 3, 2003 and exercisable in its entirety on the date thereof. On February 12, 2003, the Company also granted to Mr. Odom an option to purchase 251,227 shares of Common Stock at an exercise price of $0.42 per share, exercisable in its entirety on the date of grant.

(3)	The amount of 2001 bonus earned by Mr. Logsdon was previously reported by the Company as $85,000. Of such amount, only $63,750 was paid to Mr. Logsdon in cash and the remainder was paid to Mr. Logsdon in the form of a stock option to purchase 104,621 shares of Common Stock at an exercise price of $0.46 per share granted to Mr. Logsdon on January 3, 2003 and exercisable in its entirety on the date thereof. The Company also granted to Mr. Logsdon an option to purchase 200,000 shares of Common Stock at an exercise price of $0.42 per share, exercisable with respect to fifty percent (50%) of the underlying shares on the date of grant and all of the underlying shares as of February 12, 2004. Mr. Logsdon ceased serving as the President, Chief Operation Officer and a director of the Company effective February 23, 2004.

(4)	On January 3, 2003, the Company granted to Ms. Reising a stock option to purchase 38,728 shares of Common Stock at an exercise price of $0.46 per share, exercisable in its entirety on the date of grant. The Company granted this option to Ms. Reising in lieu of payments of cash salary and bonus earned by Ms. Reising in the years ended 2002 and 2001, respectively. On February 12, 2003, the Company also granted to Ms. Reising a stock option to purchase 200,000 shares of Common Stock at an exercise price of $0.42 per share, exercisable in its entirety on the date of grant.

Option Grants in Last Fiscal Year

      The following table sets forth information with respect to options granted under the Company’s 1999 Stock Incentive Plan to the Named Executive Officers for the year ended December 31, 2003.

	Individual Grants

					Potential Realizable
		Percent of			Value at Assumed
	Number of	Total			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to			Option Term(1)
	Options	Employees	Exercise Price	Expiration
Name	Granted	in 2003	(per share)	Date	5%	10%

Steven A. Odom	248,773	5%	$0.46	01/03/08	$32,341	$69,656
	251,227	5	0.42	02/11/13	65,319	168,322
James M. Logsdon	104,621	2	0.46	01/03/08	13,601	29,294
	200,000	4	0.42	02/11/13	52,000	134,000
Juliet M. Reising	38,728	1	0.46	01/03/08	5,035	10,844
	200,000	1	0.46	02/11/13	52,000	134,000

(1)	Amounts represent certain assumed rates of appreciation as set forth by the rules of the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information concerning the value at December 31, 2003, of the unexercised options held by each of the Named Executive Officers. The value of unexercised options reflects the increase in market value of the Common Stock from the date of grant through December 31, 2003. No Named Executive Officer exercised any options during the year ended December 31, 2003.

	Number of Securities		Value of Unexercised In-The-
	Underlying Unexercised		Money Options at Fiscal Year-
	Options at Fiscal Year-End		End(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven A. Odom(2)	2,820,821	750,000	$2,590,049	$420,000
James M. Logsdon(3)	1,139,724	318,750	1,216,199	436,000
Juliet M. Reising(4)	1,194,456	153,125	1,448,842	105,000

(1)	Value of the Company’s unexercised, in-the-money options based on the average of the high and low price of a share of the Common Stock as of December 31, 2003, which was $3.10.

(2)	Includes options and warrants originally issued by Cereus prior to September 29, 2000, which were converted into options or warrants to acquire an aggregate of 2,345,821 shares of Common Stock, of which options or warrants to acquire an aggregate of 1,777,071 shares of Common Stock were exercisable at December 31, 2003, and options or warrants to acquire an aggregate of 568,750 shares of Common Stock were unexercisable at December 31, 2003.

(3)	Includes options and warrants originally issued by Cereus prior to September 29, 2000, which were converted into options or warrants to acquire an aggregate of 1,058,853 shares of Common Stock, of which options or warrants to acquire an aggregate of 840,103 shares of Common Stock were exercisable at December 31, 2003, and options or warrants to acquire an aggregate of 218,750 shares of Common Stock were unexercisable at December 31, 2003.

(4)	Includes options and warrants originally issued by Cereus prior to September 29, 2000, which were converted into options or warrants to acquire an aggregate of 621,353 shares of Common Stock, of which options or warrants to acquire an aggregate of 468,228 shares of Common Stock were exercisable at December 31, 2003, and options or warrants to acquire an aggregate of 153,125 shares of Common Stock were unexercisable at December 31, 2003.

Employment Agreements

      On September 29, 2000, the Company entered into an Executive Employment Agreement with Mr. Odom, pursuant to which Mr. Odom has agreed to serve as the Chief Executive Officer of the Company for a term of three years. The agreement provides for: (i) a term which will be automatically renewed for an additional one-year term unless either party gives notice to the other of its intention not to so renew at least 90 days prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of the Board; (iii) a prohibition against Mr. Odom’s disclosure of confidential information for a period of two years following termination; and (iv) continuation of Mr. Odom’s salary and the benefits for the 24 months following his termination by the Company without cause or by him for “good reason.” Effective January 16, 2001, Mr. Odom’s base salary under the agreement was increased to $450,000. Effective November 1, 2002, Mr. Odom’s base salary under the agreement was reduced to $405,000 until May 1, 2003, when his base salary under the agreement returned to $450,000.

      On September 29, 2000, the Company entered into an Executive Employment Agreement with Mr. Logsdon, pursuant to which Mr. Logsdon agreed to serve as the President and Chief Operating Officer of the Company for a term of three years for a base salary at an annual rate per year of $175,000 through and including February 1, 2001, and at an annual rate per year of $225,000 thereafter. The agreement provides for: (i) a term which will be automatically renewed for an additional one-year term unless either party gives notice to the other of its intention not to so renew at least 90 days prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of the Board; (iii) a prohibition against Mr. Logsdon’s disclosure of confidential information for a period of two years following termination; and (iv) continuation of Mr. Logsdon’s salary and the benefits for 24 months following his termination by the Company without cause or by him for “good reason.” Effective January 1, 2001, Mr. Logsdon’s base salary under the agreement was increased to $270,000. Effective November 1, 2002, Mr. Logsdon’s base salary under the agreement was reduced to $243,000 until May 1, 2003, when his base salary under the agreement returned to $270,000. Effective as of February 23, 2004, Mr. Logsdon ceased serving as President, Chief Operating Officer and a director of the Company. Consequently, Mr. Logsdon is entitled to receive certain payments and benefits in accordance with section 10.1(ii) of his Executive Employment Agreement with the Company.

      On September 29, 2000, the Company entered into an Executive Employment Agreement with Ms. Reising, pursuant to which Ms. Reising has agreed to serve as the Executive Vice President and Chief Financial Officer of the Company for a term of three years for a base salary at an annual rate per year of $175,000 through and including March 23, 2001, and at an annual rate per year of $200,000 thereafter. The agreement provides for: (i) a term which will be automatically renewed for an additional one-year term unless either party gives notice to the other of its intention not to so renew at least 90 days prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of the Board; (iii) a prohibition against Ms. Reising’s disclosure of confidential information for a period of two years following termination; and (iv) continuation of Ms. Reising’s salary and the benefits for the 24 months following her termination by the Company without cause or by her for “good reason.” Effective January 1, 2001, and March 1, 2002, Ms. Reising’s base salary under the agreement was increased to $225,000 and $270,000, respectively. Effective November 1, 2002, Ms. Reising’s base salary under the agreement was reduced to $243,000 until May 1, 2003, when her base salary under the agreement returned to $270,000.

Compensation Committee Interlocks And Insider Participation

      From January 1, 2003 through December 31, 2003, the Compensation Committee of the Board was comprised of non-employee directors Ms. Newmark and Mr. Heck. There were no Compensation Committee Interlocks.

      In the second quarter of 2002, PacifiCom, a consulting firm in which Mr. Heck is a partner, provided to the Company consulting services relating to performance management. In exchange for such services, in December 2002 and January 2003, the Company issued to Mr. Heck and his partner options to purchase an aggregate of 125,000 and 15,000 shares of Common Stock, respectively, with exercise prices equal to the fair market value of the Common Stock on the date of grant. The services provided by PacifiCom had a fair market value in excess of the options granted to Mr. Heck and his partner for such services.

      Mr. Heck ceased serving on the Compensation Committee effective February 23, 2004, when he became the President and Chief Operating Officer of the Company. Mr. Heck’s current annual salary for serving in such positions is $270,000. On March 1, 2004, in connection with Mr. Heck’s employment, the Company issued to Mr. Heck an option to purchase 100,000 shares of Common Stock at an exercise price of $1.82 per share. The option was issued pursuant to the Company’s 1999 Stock Incentive Plan.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth information regarding the beneficial ownership of Common Stock as of March 8, 2004, by (i) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each director; (iii) each Named Executive Officer; and (iv) all executive officers and directors of the Company as a group. All beneficial ownership information reported below is based upon publicly available information and certain additional information known to the Company.

	Common Stock
	Beneficially Owned(1)

	Number of
	Shares of	Percentage
Name of Beneficial Owner	Common Stock	of Class(2)

Steven A. Odom‡ †(3)	3,155,921	2.3%
Juliet M. Reising‡ †(4)	1,337,538	1.0
James M. Logsdon(5)	1,325,888	1.0
Gary H. Heck‡ †(6)	626,875	*
Amy L. Newmark†(7)	615,000	*
Joseph R. Wright, Jr.†(8)	562,465	*
Paul R. Garcia†(9)	372,000	*
Stephen E. Raville†(10)	352,500	*
All executive officers and directors as a group (7 persons)(11)	8,348,187	6.0

†	Director of the Company

‡	Officer of the Company

*	Less than 1% of the issued and outstanding shares of the Common Stock.

(1)	Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of March 8, 2004, are treated as outstanding only when determining the amount and percentage owned by such individual or group.

(2)	In accordance with regulations of the SEC, the percentage calculations are based on 132,726,585 shares of Common Stock issued and outstanding as of March 8, 2004, plus shares of Common Stock which may be acquired within 60 days of March 8, 2004, by each individual or group listed.

(3)	Includes (i) 1,300 shares of Common Stock held by Mr. Odom’s wife as to which Mr. Odom may be deemed to share voting and investment power; (ii) 14,600 shares of Common Stock held by Mr. Odom’s son as to which Mr. Odom may be deemed to share voting and investment power; and (iii) 2,820,821 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days of March 8, 2004.

(4)	Includes (i) 143,082 shares of Common Stock held in an account owned by Ms. Reising’s husband as to which Ms. Reising may be deemed to share voting and investment power; and (ii) 1,194,456 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days of March 8, 2004.

(5)	Includes 1,283,474 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days of March 8, 2004.

(6)	Includes 600,000 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days of March 8, 2004.

(7)	Includes 475,000 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days of March 8, 2004.

(8)	Includes (i) 17,500 shares of Common Stock held by Cadet, LLC, of which Mr. Wright serves as manager and in which he holds an equity interest and over which Mr. Wright may be deemed to have sole investment and voting power; and (ii) 458,853 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days of March 8, 2004.

(9)	Represents 262,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 8, 2004.

(10)	Includes (i) 247,500 shares of Common Stock issuable pursuant to options exercisable within 60 days of March 8, 2004; and (ii) 50,000 shares of Common Stock owned by the Raville 1994 Family Limited Partnership over which Mr. Raville does not have investment or voting power and over which Mr. Raville disclaims beneficial ownership.

(11)	Includes 7,342,104 shares of Common Stock issuable pursuant to options or warrants exercisable within 60 days of March 8, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Descriptions of the Executive Employment Agreements between the Company and each of Messrs. Odom and Logsdon and Ms. Reising are set forth in the section of this document titled “Additional Information About the Company — Director and Executive Officer Compensation — Employment Agreements.”

      In the second quarter of 2002, PacifiCom, a consulting firm in which Mr. Heck, a director of the Company and a member of the Compensation Committee of the Board, is a partner, provided to the Company consulting services relating to management performance. In exchange for such services, in December 2002 and January 2003, the Company issued to Mr. Heck and his partner options to purchase an aggregate of 125,000 and 15,000 shares of Common Stock, respectively, with exercise prices equal to the fair market value of the Common Stock on the date of grant. The services provided by PacifiCom had a fair market value in excess of the options granted to Mr. Heck and his partner for such services.

      Effective February 23, 2003, the Company hired Mr. Heck to serve as President and Chief Operating Officer of the Company. Mr. Heck’s current annual salary is $270,000. On March 1, 2004, in connection with Mr. Heck’s employment, the Company issued to Mr. Heck an option to purchase 100,000 shares of Common Stock at an exercise price of $1.82 per share. The option was issued pursuant to the Company’s 1999 Stock Incentive Plan and vests in its entirety on September 1, 2004.

      There are no material relationships between the Company and its directors or executive officers except as previously discussed herein. In the ordinary course of business and from time to time, the Company and its affiliates and subsidiaries may do business with each other.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL
AND OPERATING DATA

The following selected financial data should be read in conjunction with the Company’s financial statements and related notes thereto “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this document. The statement of operations data and the balance sheet data have been derived from the audited consolidated financial statements of the Company. The historical results are not necessarily indicative of future results. All amounts in thousands except per share data.

	Years Ended December 31,

	2003(2)	2002(3)	2001(4)	2000(5)	1999(6)

Statement of Operations Data(1):
Revenue	$59,498	$44,798	$29,899	$12,732	$10,017
Loss from Continuing Operations	(18,287)	(2,395)	(11,517)	(12,532)	(5,361)
Loss from Continuing Operations per Common Share — basic and diluted	(0.18)	(0.03)	(0.21)	(0.48)	(0.23)
Balance Sheet Data:
Total Assets(7)	63,252	39,835	45,159	175,473	56,054
Long-term Liabilities, net of current portion	9,102	6,133	5,200	3,153	—

(1)	Includes the continuing operations of the following entities or divisions acquired by the Company from their respective dates of acquisition: Customer Response Center, a division of Encore Systems, Inc. (September 1, 1998); MessageClick (November 22, 2000); NACT (July 27, 2001); Telemate.Net (November 16, 2001); and MCK (September 26, 2003). Also includes the continuing operations of assets acquired by the Company from Clarent Corporation on February 12, 2003.

(2)	The fiscal year 2003 loss from continuing operations includes $1.3 million of intangibles amortization, $780,000 in amortization of deferred compensation, $10.9 million by write-down of goodwill and $612,000 in non-cash interest related to the amortization of the discount on notes payable and convertible subordinated debentures and loan fees.

(3)	The fiscal year 2002 loss from continuing operations includes $592,000 of intangibles amortization, $1.2 million in amortization of deferred compensation and $601,000 in non-cash interest expense related to the amortization of the discount on convertible subordinated debentures and loan fees, and a $350,000 gain on early retirement of debt.

(4)	The fiscal year 2001 loss from continuing operations includes $1.5 million of intangibles amortization, $1.8 million in amortization of deferred compensation and $606,000 in non-cash interest expense related to the amortization of the discount on convertible subordinated debentures and loan fees, and a $1,640,000 loss on debt conversion.

(5)	The fiscal year 2000 loss from continuing operations includes $982,000 of goodwill amortization, $482,000 in amortization of deferred compensation, $511,000 in reorganization costs, $1.8 million in loss on asset abandonment and $715,000 in non-cash interest expense primarily related to the amortization of the discount on convertible subordinated debentures and loan fees.

(6)	The fiscal year 1999 loss from continuing operations includes $982,000 in goodwill amortization and $543,000 in merger-related transaction and reorganization costs.

(7)	Includes $0, $0, $582,000, $153.0 million and $47.2 million of assets of discontinued operations, as of December 31, 2003, 2002, 2001, 2000 and 1999, respectively. The assets of discontinued operations on December 2000 and 1999 included intangible assets totaling $119.2 million and $12.8 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Overview

      Following the acquisition of NACT in 2001, the Company began selling products to the carrier market and focusing its strategic direction on developing and marketing next-generation communications products. The Company’s current business was built on acquisitions made by the Company by leveraging the economic downturn in the telecommunications area. In the second half of 2001, the Company acquired NACT and Telemate.Net; Telemate.Net products are sold to enterprise customers. Both of these companies sold products almost exclusively in domestic markets. In the first quarter of 2003, the Company acquired substantially all of the operating assets of Clarent Corporation, which provided the Company with patented VoIP technologies for both the carrier and enterprise markets (primarily serving international markets) and significantly increased the Company’s market share in the worldwide softswitch market. At the end of the third quarter, of 2003, the Company acquired MCK and added MCK’s integrated access routers and distributed telephony devices products to the Company’s enterprise segment. For the year ended December 31, 2003, 78% of the Company’s consolidated revenues came from these four acquisitions and 38% of the Company’s consolidated revenues came from the two acquisitions made by the Company in 2003.

      The Company’s strategy through 2003 was to add next-generation communications products to its suite of products through strategic acquisitions and to leverage these operations through cost reductions to enhance cash flow. With the acquisition of substantially all of the operating assets of Clarent Corporation, the Company enhanced its strategy to move its growth toward international markets. International revenue increased to 35% of the Company’s consolidated revenues for 2003 versus 8% of the Company’s consolidated revenues for 2002. As the acquisition of substantially all of the operating assets of Clarent Corporation was funded primarily by short-term seller financing, generating cash flow during 2003 was extremely important to the Company. As such, the Company leveraged its combined operations, reducing sales, general and administrative costs (as compared to costs prior to the acquisition), while preserving the research and development expenditures, which are vital to the Company’s long-term growth and viability.

      Through 2003, the Company’s focus has been on completing strategic acquisitions, integrating these acquisitions and enhancing cash flow through cost containment, especially in the sales and marketing area. In the fourth quarter of 2003, the Company believed that its revenues declined largely due to the limited sales and marketing expenditures. Going forward, the Company intends to significantly increase its expenditures for sales and marketing and focus on growing revenues organically. In the first quarter of 2004, the Company completed a private placement and raised approximately $16.3 million, net of expenses, to fund the expanded sales and marketing programs. The Company expects that these additional expenditures will significantly increase the operating loss in 2004 as compared to 2003, excluding the write-down of goodwill in 2003.

General

      The Company is a communications technology and solutions provider for communications service providers and enterprises seeking to implement application-based telephony services, Internet usage management tools and outsourced customer support services. The Company’s continuing operations include two separate business segments, the Carrier Solutions Group, which includes the Company’s Clarent softswitching division and the Company’s subsidiary NACT, and the Enterprise Solutions Group, which includes the Company’s Clarent NetPerformer division, the Company’s subsidiaries Telemate.Net and MCK and the Company’s customer response center operations. The Carrier Solutions Group includes domestic and international sales of hardware and software, integration, applications and technical training and support. The Enterprise Solutions Group offers hardware-based solutions (which include software) for companies seeking to build private, packet-based voice and data networks. Additionally, the Enterprise Solutions Group offers software-based solutions for Internet access and usage management that include call accounting and usage reporting for IP network devices. These solutions are supported by the Company’s customer response center services, which include outsourced technical support and application installation and training services. The Company acquired MCK in September 2003, substantially all the business assets of Clarent in February 2003, NACT in July 2001 and Telemate.Net in November 2001. The Company’s discontinued operations include its legacy VAR business and HSG.

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, including MCK, Telemate.Net, NACT and Clarent Canada Ltd.

      The Company believes that the foregoing events significantly affect the comparability of the Company’s results of operations from year to year. You should read the following discussion of the Company’s results of operations and financial condition in conjunction with the Company’s consolidated financial statements and related notes thereto included elsewhere in this document.

Results of Operations

     Fiscal Year 2003 Compared with Fiscal Year 2002

      For the year ended December 31, 2003, the Company’s net loss totaled $18.3 million, or $0.18 per share, compared with a net loss of $2.7 million, or $0.03 per share, for the same period in 2002. The 2003 results included $1.3 million in amortization of intangibles, $780,000 in amortization of deferred compensation, $10.9 million in write-down of goodwill and $425,000 in reorganization costs. The 2002 results included $592,000 in amortization of intangibles, $1.2 million in amortization of deferred compensation, $324,000 in reorganization costs, a gain on early retirement of debt totaling $350,000 and a loss from discontinued operations of $331,000.

      Total revenue was $59.5 million in the year ended December 31, 2003, reflecting a 33% increase from 2002. Product revenue increased from $23.0 million to $36.4 million, $2.5 million net increase from the Carrier Group attributable to Clarent (softswitch) net of decline in NACT sales and $10.8 million increase from the Enterprise Group, primarily attributable to MCK and Clarent (NetPerformer) product sales. In 2003, the Company began redirecting its focus for NACT products sales away from its historic market, primarily emerging domestic carriers (which market was consolidating) towards carriers in the international market. At the same time, the Company reduced its sales and marketing expenditures for NACT in an across the board cost reduction initiative required to enable the Clarent acquisition. These events negatively impacted the revenue for NACT for 2003. Services revenue was $23.1 million in the year ended December 31, 2003, reflecting a 6% increase from the same period in 2002. Gross profit increased by $6.4 million in the year ended December 31, 2003, and was 55% of revenue in 2003, compared with 59% of revenue for 2002. The increase in gross profit dollars resulted primarily from the increase in revenues. The decrease in gross profit percentage is related to lower margins on Carrier Solutions Group due to reduced margins on NACT sales combined with the margins from the Company’s Clarent softswitching division, which has lower margins than the Company experienced in the past.

      Total operating expenses incurred in continuing operations for the year ended December 31, 2003, were $50.0 million, an increase of $21.3 million compared to the same period in 2002. The increase is primarily attributable to the following items: increases in general and administrative expenses of $3.2 million, sales and marketing expenses of $2.8 million, research and development expenses of $3.8 million, depreciation expense of $170,000, amortization of intangibles of $725,000, the write-down of goodwill of $10.9 million and reorganization costs of $101,000 offset by a decrease in amortization of deferred compensation of $393,000.

      The increase in general and administrative expenses resulted from the addition of personnel and related costs related to the acquisitions of MCK and substantially all the business assets of Clarent totaling approximately $2.4 million, an increase in general and administrative expenses at NACT of $494,000 related primarily to bad debts and an increase in corporate general and administrative expenses of approximately $398,000. The increase in corporate general and administrative expenses resulted primarily from increases in personnel related costs and insurance and travel costs related to the operations of the MCK and Clarent acquisitions during 2003.

      The increase in sales and marketing expenses resulted from the addition of personnel and related costs related to the acquisitions of MCK and substantially all the business assets of Clarent, totaling $4.9 million offset by overall decreased expenses related to on-going cost reduction initiatives of $2.1 million.

      The increase in research and development is primarily related to research and development activities at the Company’s MCK, Clarent softswitching division and Clarent NetPerformer division of $4.6 million, net of reductions in other product groups.

      The increase in depreciation expense is primarily related to the fixed assets recorded in connection with the acquisition of MCK and substantially all the business assets of Clarent of $2.0 million, as well as, the increases related to the purchase of furniture and equipment of approximately $1.5 million and $889,000 during 2003 and 2002, respectively, offset by decreases related to fully-depreciated assets. Capital expenditures are primarily depreciated on a straight-line basis over an estimated useful life of three years.

      The increase in intangible amortization is primarily related to the amortization of other intangible assets related to the acquisitions of MCK and substantially all the business assets of Clarent and the amortization of the customer relationship costs related to the 1998 acquisition of Encore Group as recorded in the fourth quarter of 2002 as a result of the earn-out component of that acquisition.

      The write-down of goodwill relates to the acquisition of MCK. In April 2003, the Company negotiated the original agreement to purchase MCK in which the MCK stockholders would be entitled to receive approximately 20.0 million shares of the Company’s Common Stock which was valued at $13.0 million, based on the volume weighted average closing price per share of the Company’s Common Stock as reported on the Nasdaq SmallCap Market for the 20 trading day period beginning March 19, 2003 and ending April 15, 2003. As part of the original agreement, the Company was to receive $7.5 million in cash. The terms of the agreement were amended on June 13, 2003. Under the amended terms, MCK stockholders were entitled to receive approximately 18.3 million shares of the Company’s Common Stock and the cash MCK was required to have at the closing of the merger was reduced from $7.5 million to approximately $6.4 million. Although the number of shares of the Company’s Common Stock to be issued in the merger was reduced by the amendment, the amendment changed the measurement date for valuing such shares. As a result of the increase in the price of the Company’s Common Stock, prior to June 13, 2003, the revised valuation for the shares of the Company’s Common Stock to be issued in the merger increased to $24.1 million. As a result of this increase in value, the goodwill recorded in the merger was impaired upon closing the merger. The Company completed an impairment analysis in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Based upon this analysis, the Company recorded a write-off of approximately $10.9 million during the year ended December 31, 2003.

      In the first and third quarters of 2003, the Company announced reorganizations to accommodate the acquisition of the assets of Clarent and, as a part of its effort to consolidate functions and improve operational efficiencies, the Company eliminated 25 positions held by employees. As a result of these actions, the Company recorded reorganization costs of $425,000 during the year ended December 31, 2003. The reorganization costs consist of severance costs and non-cash stock compensation expense related primarily to the acceleration of vesting of options. Annualized savings are expected to be approximately $1.9 million.

      In the third and fourth quarters of 2002, the Company implemented several restructuring plans as a part of its effort to improve operational efficiencies and financial performance and eliminated 42 positions held by employees. As a result of these actions, the Company recorded reorganization costs of $324,000. Annualized savings beginning in the first quarter of 2003 are expected to be approximately $2.8 million.

      The $393,000 decrease in amortization of deferred compensation primarily related to the termination of certain options and full vesting of other options outstanding since the Company’s acquisitions of Telemate.Net in November 2001 and Cereus in September 2000. The deferred compensation represents the intrinsic value of the Telemate.Net and Cereus unvested options outstanding at the date of the acquisitions of Telemate.Net and Cereus and is amortized over the remaining vesting period of the options.

      As a percent of revenue, operating expenses from continuing operations were 84% during the year ended December 31, 2003, up from 64% for the same period in 2002.

      Other income was $338,000 during the year ended December 31, 2003, compared with $881,000 for the same period in 2002. Included in other income during the year ended December 31, 2003 was $323,000 of non-recurring transactions related to the sale of non-operating assets. Included in other income during the year ended December 31, 2002 was a gain of $350,000 on early retirement of debt and $254,000 of non-recurring transactions related to health insurance proceeds and sale of non-operating assets.

      In November 2002, the Company negotiated the early retirement of the remaining $1.75 million plus accrued interest due on the note made by the Company on April 25, 2002, in favor of WA Telcom Products Co., Inc., in connection with the acquisition of NACT. The Company paid $1.4 million plus accrued interest and recognized a gain on early retirement of debt of $350,000.

      Equity in income of BeTrue was $73,000 during the year ended December 31, 2003, compared to equity in loss of investment of $5,000 in 2002. This amount represents the Company’s portion of BeTrue’s income or losses since the Company’s acquisition of a 51% interest in BeTrue on October 1, 2002. Due to the shared decision making between the Company and its equity partner, the results of BeTrue are treated as an equity investment rather than being consolidated.

      Net interest expense was $1.5 million during the year ended December 31, 2003, an increase of $367,000 compared to the same period in 2002. The increase was attributable to increased borrowings on the Company’s line of credit and notes payable for the acquisition of assets from Clarent, net of reductions related to the interest on the deferred payment due for the purchase of NACT and interest income on notes receivable from shareholders.

      The Company recorded an income tax benefit of $200,000 during the year ended December 31, 2002, due to the reversal of a previously accrued exposure item no longer deemed necessary.

     Business Unit Performance

	Carrier Solutions		Enterprise Solutions
	Group		Group		Consolidated

	For the Year Ended December 31,

	2003	2002	2003	2002	2003	2002

	(Dollars in thousands)
Revenue	$29,744	$26,319	$29,754	$18,479	$59,498	$44,798
Gross profit	16,042	16,378	16,732	9,971	32,774	26,349
Gross margin	54%	62%	56%	54%	55%	59%
General and administrative	5,238	3,901	2,135	1,154	7,373	5,055
Sales and marketing	4,243	3,573	4,366	2,190	8,609	5,763
Research and development	6,756	5,417	2,874	457	9,630	5,874

Contribution (loss) before unallocated items	$(195)	$3,487	$7,357	$6,170	7,162	9,657

Unallocated items
Corporate, sales, general and administrative expenses					8,000	7,168
Depreciation					2,900	2,730
Amortization of intangibles					1,317	592
Deferred compensation					780	1,173
Write-down of goodwill					10,930	—
Reorganization costs					425	324

Operating loss					(17,190)	(2,330)
Other income					338	881
Equity in income (loss) of investment					73	(5)
Interest expense, net					(1,508)	(1,141)
Income tax benefit					—	200

Loss from continuing operations					$(18,287)	$(2,395)

     Carrier Solutions Group

      Total revenue from the Company’s Carrier Solutions Group was $29.7 million in the year ended December 31, 2003, a 13% increase from the same period in 2002. The net increase in revenue is attributable to Clarent product sales offset by a decrease in NACT product sales. In 2003, the Company began redirecting its focus for NACT products sales away from its historic market, primarily emerging domestic carriers (which market was consolidating) towards carriers in the international market. At the same time, the Company reduced its sales and marketing expenditures for NACT in an across the board cost reduction initiative required to enable the Clarent acquisition.

      Gross profit decreased by $336,000 in the year ended December 31, 2003, and was 54% of revenue, a decrease from 62% of revenue in the same period in 2002. The decrease in gross profit dollars and gross margin reflects the reduced margin on NACT sales combined with the margins from the Company’s Clarent softswitching division, which has lower margins than the Company experienced in the past.

      Allocated operating expenses incurred in the Carrier Solutions Group for the year ended December 31, 2003, were $16.2 million, an increase of $3.3 million compared to the same period in 2002. The increase in general and administrative expenses reflects the Company’s acquisition of Clarent’s business assets in February 2003 and additional bad debt expense at NACT. The increase in sales and marketing expenses and research and development expenses reflect increases related to the Company’s acquisition of Clarent’s business assets in February 2003 offset by cost savings in the operations of NACT. As a percent of revenue, operating expenses for the Carrier Solutions Group were 55% during the year ended December 31, 2003 up from 49% during the same period in 2002.

     Enterprise Solutions Group

      Total revenue for the Company’s Enterprise Solutions Group was $29.8 million in the year ended December 31, 2003, a 61% increase from 2002. The increase in revenue is primarily related to the Company’s acquisitions: MCK in September 2003 and Clarent’s Netperformer division in February 2003.

      Gross profit increased by $6.8 million in the year ended December 31, 2003 and was 56% of revenue compared with 54% for 2002. The Company’s addition of MCK in September 2003 and Clarent’s Netperformer division in February 2003 were the primary cause of the increase in gross profit dollars and percentage.

      Allocated operating expenses incurred in Enterprise Solutions Group for the year ended December 31, 2003, were $9.4 million, an increase of $5.6 million compared to the same period in 2002. The increases in general and administrative expenses, sales and marketing expenses and research and development expenses relates to the addition of MCK in September 2003 and Clarent’s Netperformer division in February 2003. As a percent of revenue, allocated operating expenses for Enterprise Solutions Group were 32% during the year ended December 31, 2003, up from 21% during the same period in 2002. The increase is primarily attributable to the increase in research and development expenses as a percentage of revenue related to the operations of the Company’s MCK and Clarent Netperformer divisions.

     Discontinued Operations

      Following the acquisition of NACT in July of 2001, the Company determined that its legacy VAR business was not strategic to the Company’s ongoing objectives and discontinued capital and human resource investment in its legacy VAR business. Accordingly, the Company elected to report its legacy VAR business as discontinued operations by early adoption of SFAS No. 144. The consolidated financial statements have been reclassified to segregate the net assets and operating results of this business segment.

      There were no results of discontinued operations for the year ended December 31, 2003. Summary operating results of the discontinued operations for the year ended December 31, 2002 (in thousands) were as follows:

Revenue	$223

Gross loss	$(331)

Operating loss	$(331)

Loss from discontinued operations	$(331)

     Fiscal Year 2002 Compared with Fiscal Year 2001

      For the year ended December 31, 2002, the Company’s net loss totaled $2.7 million, or $0.03 per share, compared with net loss of $147.6 million, or $2.71 per share, for the same period in 2001. The 2002 results include $592,000 in amortization of intangibles, $1.2 million in amortization of deferred compensation, $324,000 in reorganization costs, a loss from discontinued operations of $331,000 and a $350,000 gain on early retirement of debt. The 2001 results include $1.5 million in amortization of intangibles, $1.8 million in amortization of deferred compensation, a loss from discontinued operations of $136.1 million and a $1.6 million loss from debt conversion.

Continuing Operations

      For the year ended December 31, 2002, the Company’s net loss from continuing operations totaled $2.4 million, or $0.03 per share, compared with a net loss of $11.5 million, or $0.21 per share, for 2001. The 2002 results included $592,000 in amortization of intangibles, $1.2 million in amortization of deferred compensation, $324,000 in reorganization costs and a $350,000 gain on early retirement of debt. The 2001 results included $1.5 million in amortization of intangibles, $1.8 million in amortization of deferred compensation and a $1.6 million loss on debt conversion.

      Total revenue was $44.8 million in the year ended December 31, 2002, reflecting a 50% increase from 2001. NACT accounted for $10.5 million and Telemate.Net accounted for $4.9 million of the increase in revenue. Products revenue was $23.0 million in the year ended December 31, 2002, and was primarily related to the NACT products. Products revenue was $14.4 million for the year ended December 31, 2001. Services revenue was $21.8 million in the year ended December 31, 2002, reflecting a 40% increase from 2001. Gross profit increased by $11.3 million in the year ended December 31, 2002, to $26.3 million, and was 59% of revenue, compared with 50% of revenue for 2001. The increase in revenue, gross profit percentage and gross profit dollars resulted primarily from the Company’s acquisition of NACT in July 2001 and Telemate.Net in November 2001, both of which sell higher margin proprietary products and services.

      Total operating expenses incurred in continuing operations for the year ended December 31, 2002, were $28.7 million, an increase of $5.0 million compared to the same period in 2001. The increase is primarily attributable to the following items: increases in sales and marketing expenses of $3.5 million, research and development of $3.1 million, depreciation expense of $570,000 and reorganization costs of $324,000 offset by decreases in general and administrative expenses of $1.1 million, intangible amortization of $919,000 and amortization of deferred compensation of $593,000.

      The increase in sales and marketing expenses resulted from the addition of personnel and related costs related to the acquisitions of NACT in July 2001 of approximately $2.3 million and Telemate.Net in November 2001 of approximately $1.3 million.

      The increase in research and development is primarily related to the acquisitions of NACT and Telemate.Net in July 2001 and November 2001, respectively.

      The increase in depreciation expense is primarily related to the purchase of furniture and equipment of approximately $889,000 and $1.4 million during 2002 and 2001, respectively, as well as the increased depreciation related to the assets acquired in the NACT and Telemate.Net acquisitions. Capital expenditures are primarily depreciated on a straight-line basis over an estimated useful life of three years.

      In the third and fourth quarters of 2002, the Company implemented several restructuring plans as a part of its effort to improve operational efficiencies and financial performance and eliminated 42 positions held by employees. As a result of these actions, the Company recorded reorganization costs of $324,000. Annualized savings beginning in the first quarter of 2003 are expected to be approximately $2.8 million.

      The decrease in general and administrative expenses resulted from on-going cost reduction initiatives resulting in reduced personnel, telecom and other general and administrative expenses in the corporate and customer response center operations of approximately $2.8 million offset by the addition of personnel and related costs related to acquisitions of NACT in July 2001 of approximately $1.6 million and Telemate.Net in November 2001 of approximately $114,000.

      The $919,000 decrease in intangible amortization is primarily related to the adoption of SFAS No. 142 which eliminated amortization of goodwill beginning January 1, 2002.

      The $593,000 decrease in amortization of deferred compensation primarily related to the termination of certain options and full vesting of other options outstanding since the Company’s acquisition of Telemate.Net in November 2001 and Cereus in September 2000. The deferred compensation represents the intrinsic value of the Telemate.Net and Cereus unvested options outstanding at the date of the acquisitions of Telemate.Net and Cereus and is amortized over the remaining vesting period of the options.

      As a percent of revenue, operating expenses from continuing operations were 64% during the year ended December 31, 2002, down from 79% for the same period in 2001.

      Other income was $881,000 during the year ended December 31, 2002, compared with expense of $1.4 million for the same period in 2001. Included in other income during the year ended December 31, 2002 was a $350,000 gain on early retirement of debt and $254,000 of non-recurring transactions related to health insurance proceeds and sale of non-operating assets. The Company incurred a loss of $1.6 million in 2001 on debt conversion, as more fully described below.

      In November 2002, the Company negotiated the early retirement of the remaining $1.75 million plus accrued interest due on the note made by the Company on April 25, 2002, in favor of WA Telcom Products Co., Inc., in connection with the acquisition of NACT. The Company paid $1.4 million plus accrued interest and recognized a gain on early retirement of debt of $350,000.

      In January 2001, the Company modified the terms of the $7.0 million outstanding balance of its 5% convertible subordinated debentures as follows: the Company repurchased $4.5 million, converted $1.5 million into Common Stock at a price of $1.40 per share, fixed the conversion rate at $1.19 per share for the remaining $1.0 million and issued warrants to purchase 945,378 shares of Common Stock at an exercise price of $1.64 per share. The cost of this conversion and early retirement of debt totaled $1.6 million.

      Equity in loss of investment was $5,000 during the year ended December 31, 2002. This amount represents the Company’s portion of BeTrue’s losses since the Company’s acquisition of a 51% interest in BeTrue on October 1, 2002.

      Interest expense was $1.1 million during the year ended December 31, 2002, a decrease of $220,000 compared to the same period in 2001. The decrease was attributable to the reduction of interest on the Company’s 5% convertible subordinated debentures, which were paid or converted to Common Stock in 2001, and interest on the Company’s Series B Preferred Stock issued in connection with the Company’s acquisition of NACT offset by the amortization of the fair value of warrants issued to Silicon Valley Bank, in connection with the Company’s credit facility with Silicon Valley Bank.

      The Company recorded an income tax benefit of $200,000 during the year ended December 31, 2002, due to the reversal of a previously accrued exposure item no longer deemed necessary.

     Business Unit Performance

	Carrier Solutions		Enterprise Solutions
	Group		Group		Consolidated

	For the Year Ended December 31,

	2002	2001	2002	2001	2002	2001

	(Dollars in thousands)
Revenue	$26,319	$15,773	$18,479	$14,126	$44,798	$29,899
Gross profit	16,378	9,106	9,971	5,981	26,349	15,087
Gross margin	62%	58%	54%	42%	59%	50%
General and administrative	3,901	2,278	1,154	2,160	5,055	4,438
Sales and marketing	3,573	1,321	2,190	1,127	5,763	2,448
Research and development	5,417	1,938	457	817	5,874	2,755

Contribution before unallocated items	$3,487	$3,569	$6,170	$1,877	9,657	5,446

Unallocated items
Corporate, sales, general and administrative expenses					7,168	8,628
Depreciation					2,730	2,160
Amortization of intangibles					592	1,511
Deferred compensation					1,173	1,766
Reorganization costs					324	—

Operating loss					(2,330)	(8,619)
Other income					881	(1,437)
Equity in loss of investment					(5)	—
Interest expense, net					(1,141)	(1,361)
Income taxes					200	(100)

Loss from continuing operations					$(2,395)	$(11,517)

     Carrier Solutions Group

      Total revenue from the Company’s Carrier Solutions Group was $26.3 million in the year ended December 31, 2002, a 67% increase from the same period in 2001. The increase in revenue reflects a full year of activity in 2002 versus only five months of activity in 2001 since the acquisition of NACT on July 27, 2001, plus the resale activity in the first and second quarters of 2001. Prior to the acquisition of NACT in July 2001, the Company became an NACT reseller in the first quarter of 2001. The Company resold NACT gateway solutions totaling $2.8 million with cost of product sales of $2.1 million prior to July 27, 2001.

      Gross profit increased by $7.3 million in the year ended December 31, 2002, and was 62% of revenue, an increase from 58% of revenue in the same period in 2001. The increase in gross profit dollars reflects a full year of activity in 2002 versus only five months of activity in 2001. The increase in gross margin is related to the lower margin resale activity in the first and second quarters of 2001.

      Allocated operating expenses incurred in the Carrier Solutions Group for the year ended December 31, 2002, were $12.9 million, an increase of $7.4 million compared to the same period in 2001. The increases in general and administrative, sales and marketing and research and development expenses reflect the operations of NACT for a full year of activity in 2002 versus only five months of activity in 2001. Prior to the acquisition of NACT, there were no material operating expenses related to the Carrier Solutions Group segment. As a percent of revenue, operating expenses for the Carrier Solutions Group were 49% during the year ended December 31, 2002, up from 35% for 2001 due to increased research and development activities.

     Enterprise Solutions Group

      Total revenue for the Company’s Enterprise Solutions Group was $18.5 million in the year ended December 31, 2002, a 31% increase from 2001. The increase in revenue is primarily related to the Company’s acquisition of Telemate.Net in November 2001.

      Gross profit increased by $4.0 million in the year ended December 31, 2002 and was 54% of revenue compared with 42% for 2001. The improvement in gross margin was primarily attributable to a full year of operations in 2002 of the Company’s Telemate.Net operations, which offers higher margin proprietary products.

      Allocated operating expenses incurred in the Enterprise Solutions Group for the year ended December 31, 2002, were $3.8 million, a decrease of $303,000 compared to the same period in 2001. General and administrative expenses decreased by $1.0 million related to lower expenses related to MessageClick, the activities of which were substantially eliminated in the second quarter of 2001, of approximately $409,000 and lower expenses in the Company’s customer response center of approximately $711,000 offset by the increase related to a full year of expenses for Telemate.Net, which was acquired in November 2001. Sales and marketing expenses increased by $1.1 million primarily related to a full year of expenses for Telemate.Net, which was acquired in November 2001. The decrease in research and development expenses relates to the elimination of the research and development activity related to MessageClick’s ASP operations in 2001, of approximately $715,000 offset by the addition of the research and development activities of Telemate.Net, which was acquired in November 2001 of approximately $355,000. As a percent of revenue, allocated operating expenses for the Enterprise Solutions Group were 21% during the year ended December 31, 2002, down from 29% for 2001.

     Discontinued Operations

      Following the acquisition of NACT in July of 2001, the Company determined that its legacy VAR business was not strategic to the Company’s ongoing objectives and discontinued capital and human resource investment in this business. Accordingly, the Company elected to report its legacy VAR business as discontinued operations by early adoption of SFAS No. 144. This business was added to HSG (which was reported as discontinued operations in 2000) for a combined presentation of discontinued operations, and the consolidated financial statements have been reclassified to segregate the net assets and operating results of these business segments.

      Summary operating results of the discontinued operations for the years ended December 31, 2002 and 2001 (in thousands) were as follows:

	Years ended
	December 31,

	2002	2001

Revenue	$223	$12,762

Gross (loss) profit	$(331)	$374

Operating loss	$(331)	$(135,598)
Loss on disposal of assets	—	(500)

Loss from discontinued operations	$(331)	$(136,098)

      The loss from discontinued operations in the year ended December 30, 2001 includes depreciation of $546,000, amortization of intangibles of $22.7 million, write-down of goodwill of $95.3 million, amortization of deferred compensation of $267,000 and reorganization costs of $9.2 million.

      The reorganization costs consist of the following (in thousands):

2001

Severance costs	$1,217
Facilities closings	6,162
Inventory write-down	1,005
MessageClick ASP exiting costs	824

$9,208

Critical Accounting Policies

      The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. Factors that could affect the Company’s future operating results and cause actual results to vary from expectations include, but are not limited to, lower than anticipated growth from existing customers, an inability to attract new customers, an inability to successfully integrate acquisitions and technology changes, or a decline in the financial stability of the Company’s customers. Negative developments in these or other risk factors could have a material adverse affect on the Company’s financial position and results of operations.

      A summary of the Company’s critical accounting policies follows:

     Allowance for Doubtful Accounts

      The Company is required to estimate the collectibility of its trade receivables. Considerable judgment is required in assessing the ultimate realization of these receivables, including the creditworthiness of each customer. The evaluation is based on credit information and collection history concerning the customer up and through the determination date. The Company determines the allowance for doubtful accounts based on a specific review of outstanding customer balances and a general reserve based upon the aging of customer accounts and write-off history. Significant changes in required reserves have been recorded in recent periods and may occur in the future due to the current telecommunications and general economic environments and updates to the customer credit information and collection activity.

     Inventory Obsolescence

      The Company is required to state its inventories at the lower of cost or market. In assessing the ultimate realization of inventories, the Company makes judgments as to future demand requirements and compares that with the current and committed inventory levels. The Company has recorded changes in net realizable values in recent periods due to impact of current and future technology trends and changes in strategic direction, such as discontinuances of product lines, as well as, changes in market conditions due to changes in demand requirements. Estimates of the future demand for the inventory are based on sales projections for different products, as well as estimates of inventory required to fulfill maintenance requirements for products previously sold. It is possible that changes in the net realizable value of inventory may continue to occur in the future due to the current market conditions.

     Restructuring Accruals

Discontinued Operations

      During 2001, the Company initiated certain restructuring plans. In conjunction with these restructuring plans, the Company established a restructuring reserve account for the estimated costs related to the plans. These costs primarily related to facilities closings, severance costs and MessageClick ASP service exiting costs. For the facilities closings cost, a reserve was established for all remaining lease payments due on buildings and equipment that were no longer being utilized in continuing operations, less assumptions for sub-leases. The accrual for one of the leases with total payments remaining of $2.4 million assumes that the building will be sub-leased for 44% of the total lease liability over the term of the lease. As of December 31, 2003, the Company had a remaining reserve balance of approximately $1.5 million, which is included in liabilities of discontinued operations. The Company currently believes that this remaining estimated balance is appropriate to cover future obligations associated with the restructurings, however, changes in these estimates could occur based on changes in the financial condition of the sublessees.

     Deferred Tax Asset Valuation Allowance

      The Company currently has significant deferred tax assets, which are subject to periodic recoverability assessment. Realization of the Company’s deferred tax assets is principally dependant upon achievement of projected future taxable income. The Company’s estimates regarding future profitability may change due to market conditions, its ability to continue to successfully execute its strategic plan and other factors. These changes, if any, may require possible material adjustments to these deferred tax asset balances. Due to the uncertainty of the Company’s ability to recognize the entire tax benefit, the Company established an offsetting provision for the tax assets.

     Litigation and Related Contingencies

      The Company is subject to proceedings, lawsuits and other claims related to labor, product and other matters. The Company assesses the likelihood of any adverse judgments or outcomes to these matters, as well as, potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made by the Company with assistance of its legal counsel after careful analysis of each individual issue based upon the then-current facts and circumstances and discussions with legal counsel. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

     Goodwill, Intangible Assets and Long-Lived Assets

      Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of SFAS No. 142. Significant estimates are made with respect to the impairment testing. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144.

      In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment and purchased assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Significant estimates are made with respect to recoverability and fair value assessments.

Liquidity and Capital Resources

     Summary

      Liquidity is the measurement of the Company’s ability to have adequate cash or access to cash at all times in order to meet financial obligations when due, as well as to fund corporate expansion and other activities. Historically, the Company has met its liquidity requirements through a combination of cash provided by debt from third party lenders, issuances of debt and equity securities, purchases of the other businesses and the sale of discontinued businesses and acquisitions.

      At December 31, 2003, the Company had a positive working capital position (excess of current assets over current liabilities) of $12.7 million compared to a positive working capital position of $1.8 million at

December 31, 2002. The Company’s cash and cash equivalents totaled $7.7 million at December 31, 2003, and $1.3 million at December 31, 2002. Total long-term debt, net of discount, was $6.6 million at December 31, 2003 and $3.7 million at December 31, 2002. At December 31, 2003, the Company had no borrowings under its $10.0 million Amended Credit Agreement with Silicon Valley Bank; at December 31, 2002 there was $800,000 outstanding. The Company’s borrowing availability under the Amended Credit Agreement at December 31, 2003 was $7.8 million. (This amount does not include the effect of MCK on the Company’s borrowing ability because Silicon Valley Bank has not yet conducted an audit that would determine the amount of MCK receivables to be included in the borrowing base. In addition, the Company was not borrowing and did not need the additional borrowing availability. The Company estimates that including the MCK receivables would increase availability by approximately $1.5 million). The Company has an outstanding stand-by letter of credit in the amount of $200,000 at December 31, 2003 which would reduce borrowing capacity under the Amended Credit Agreement.

      On February 12, 2003, in connection with the Company’s acquisition of the assets of Clarent, the Company amended its existing original Credit Agreement with Silicon Valley Bank, and in connection therewith, the Company and Silicon Valley Bank entered into certain amendments to the existing credit facility and certain additional credit agreements. Such amendments and additional agreements increased the Company’s asset-based revolving credit line from $5.0 million to $10.0 million and include an EX-IM facility that provides for working capital based on the Company’s international accounts receivable and inventories related to export sales primarily associated with Clarent’s assets. The amendments and additional agreements also extended the term of the original Credit Agreement for 18 months (through August 13, 2004). The Company and Silicon Valley Bank further amended the credit facility in connection with the acquisition of MCK.

      On February 12, 2003, the Company acquired substantially all the business assets and assumed certain related liabilities of Clarent for $9.8 million in notes. At the closing of the acquisition, the Company issued three promissory notes to Clarent: a $5.0 million secured note due February 13, 2004, which bears interest at 10% per annum, which was paid off at December 31, 2003; a $1.8 million non-interest bearing unsecured note due February 13, 2004, discounted at 6.25% per annum, of which $1.5 million was paid through December 31, 2003 and the balance of $350,000 was paid in February 2004; and a $3.0 million secured note due February 12, 2008, which bears interest at 5% per annum, discounted at 7.5% per annum. The assets the Company purchased from Clarent secure the secured notes.

     Cash Flow

      Cash used in the Company’s continuing operations in the year ended December 31, 2003 totaled approximately $536,000 compared with cash used in continuing operations of $3.5 million for 2002. The Company’s use of cash in continuing operations during 2003 resulted primarily from cash used for changes in current operating assets and liabilities of approximately $1.1 million and was offset by cash provided from continuing operations of $556,000 (net loss from continuing operations of $18.3 million reduced by non-cash charges totaling $19.0 million, including depreciation and amortization of $5.6 million, provision for doubtful accounts of $2.5 million and a write-down of goodwill of $10.9 million). The Company’s use of cash in continuing operations during 2002 resulted primarily from cash used for changes in current operating assets and liabilities of approximately $7.7 million and was offset by cash provided from continuing operations of $4.2 million (net loss from continuing operations of $2.4 million reduced by non-cash charges totaling $6.6 million, including depreciation and amortization of $5.1 million and provision for doubtful accounts of $1.8 million offset by a gain on early retirement of debt of $350,000).

      Cash used in the Company’s discontinued operations in the year ended December 31, 2003, totaled $922,000 compared with cash used in discontinued operations of $1.1 million for 2002.

      The Company received cash from investing activities in the year ended December 31, 2003 of approximately $6.5 million, compared to cash used in investing activities of $1.8 million in the same period of 2002. In the year ended December 31, 2003, the Company received $9.3 million in cash, related to the acquisition of MCK, and used $906,000 in cash, net of cash acquired, related to the acquisition of the assets of

Clarent. The Company spent $1.5 million and $889,000 on capital expenditures in the year ended December 31, 2003 and 2002, respectively. In 2002, the Company paid $605,000 toward its investment in Shanghai BeTrue. The Company also invested $533,000 and $348,000 on purchased software development costs in the year ended December 31, 2003 and 2002, respectively. During 2003, restricted cash decreased by $88,000.

      Cash provided by financing activities totaled approximately $1.3 million in the year ended December 31, 2003, compared to $317,000 for 2002. The Company received $1.8 million in payments of notes receivable from shareholders, received proceeds from the issuance of the Company’s Common Stock related to the exercise of stock options of $2.0 million and proceeds from the issuance of the Company’s Common Stock related to the exercise of warrants of $4.8 million and paid $800,000 on the Company’s credit line and $6.5 million on the notes payable for the purchase of the assets of Clarent in 2003. Payments on the Note made by the Company in connection with the acquisition of NACT totaling $3.9 million were offset by net proceeds from a private placement of $3.0 million, borrowings on the Company’s credit line of $800,000, proceeds from the issuance of the Common Stock totaling $408,000 and payments on notes receivable from shareholders totaling $24,000 in 2002.

Contractual Obligations and Commercial Commitments

      The following summarizes the Company’s future contractual obligations at December 31, 2003 (in thousands):

	Payments Due By Period

		Less than			After
Contractual Obligations	Total	1 year	1-3 years	4-5 years	5 years

Line of credit	$—	$—	$—	$—	$—
Additional payments for the acquisition of Encore Group	1,074	555	469	50	—
Notes payable	3,350	350	3,000	—	—
Convertible subordinated debentures	4,500	—	4,500	—	—
Accrued costs of MCK acquisition	7,372	4,324	2,609	439	—
Operating Leases:
Continuing operations	14,392	2,974	5,189	4,164	2,065
Discontinued operations	2,894	988	748	764	394

Total contractual cash obligations	$33,582	$9,191	$13,515	$8,417	$2,459

      Note, this table excludes interest expense and sublease rentals and assumes that leases are not renewed.

      The Company has an outstanding stand-by letter of credit in the amount of $200,000 at December 31, 2003. Silicon Valley Bank issued an additional stand-by letter of credit on behalf of the Company in the amount of $1.6 million in January 2004.

Sources of Cash

      For 2004, the Company expects that its primary sources of cash will be from issuances of equity or debt securities, cash on hand, borrowings under its Amended Credit Agreement with Silicon Valley Bank and other sources. In February 2004, the Company issued, in a private placement, 9.8 million shares of its Common Stock and warrants to purchase 2.5 million shares of its Common Stock for an aggregate purchase price of $17.7 million, or $1.80 per share. The Company received approximately $16.25 million, net of expenses. The Company expects that its current operations will not generate positive income from continuing operations before interest, taxes, depreciation, amortization of intangibles and amortization of deferred compensation (“EBITDA”) for next year as the Company is investing in additional sales and marketing and research and development costs. However, the Company believes that it will have sufficient liquidity from its cash on hand, the cash raised in the private placement and its unused credit facility to meet its current financial obligations during 2004.

      The Amended Credit Agreement with Silicon Valley Bank, however, is subject to certain financial covenants (including a minimum EBITDA covenant) and limitations on the Company’s ability to access funds under the Amended Credit Agreement. The Company was not in compliance with the EBITDA covenant as of December 31, 2003 and received a waiver. In February 2004, the Company and Silicon Valley Bank further amended the credit facility to replace the EBITDA covenant, with an adjusted minimum cash on hand requirement and a tangible net worth covenant. If the Company is in violation of the Amended Credit Agreement, or does not have sufficient eligible accounts receivable and inventory to support the level of borrowings it may need, then the Company may be unable to draw on the Amended Credit Agreement to the extent necessary. To the extent the Company does not have borrowing availability under the Amended Credit Agreement, the Company may be required to obtain additional sources of capital, sell assets, obtain an amendment to the Amended Credit Agreement or otherwise restructure its outstanding indebtedness. Additional borrowings other than pursuant to the Amended Credit Agreement must be approved by Silicon Valley Bank. If the Company is unable to obtain additional capital, sell assets, obtain an amendment to the Amended Credit Agreement or otherwise restructure its outstanding indebtedness, then the Company may not be able to meet its obligations. The Amended Credit Agreement if not extended or replaced expires August 12, 2004.

      The Company’s short-term cash needs are for working capital, including cash operating losses, capital expenditures, remaining unpaid transaction costs related to the acquisition of MCK, severance and retention bonus payments related to the acquisition of MCK totaling approximately $3.0 million, payments on the unsecured note made by the Company in connection with the acquisition of Clarent’s assets, totaling approximately $350,000 plus interest due February 13, 2004 and payments related to discontinued operations. At December 31, 2003, accrued costs of MCK acquisition and other long-term liabilities include $1.7 million in lease payments related to lease obligations for excess space at the date of acquisition. The Company expects to pay out approximately $611,000 related to these obligations in the next twelve months. At December 31, 2003, liabilities of discontinued operations included $1.5 million in lease payments related to discontinued operations. The Company expects to pay out approximately $367,000 related to discontinued operations in the next twelve months.

      The Company’s long-term cash needs are related to the costs of growing its current business as well as prospective businesses to be acquired, including capital expenditures and working capital. The Company expects to meet these cash needs through cash from operations, if any, cash on hand, borrowings under the Amended Credit Agreement or other debt facilities, if available, as well as through possible issuances of equity or debt securities. If sufficient borrowing capacity under a working capital line of credit is unavailable (or if the Company is unable to restructure its existing Amended Credit Agreement in the event that the Company requires additional borrowing capacity), or if the Company is otherwise unable to obtain additional capital or sell assets, then the Company may not be able to meet its obligations and growth plans.

Accounting Pronouncements Issued, Not Adopted

      In February 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”). The provisions of SFAS No. 150 (see below for additional information) are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before May 31, 2003 and still existing at the beginning of the interim period of adoption.

      FASB Staff Position FAS 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with

Characteristics of Both Liabilities and Equity” (“FSP FAS 150-3”), defers the effective date for certain mandatorily redeemable financial instruments issued by a non-SEC registrant and defers the effective date of SFAS No. 150 for certain mandatorily redeemable noncontrolling interests of all entities. The adoption of SFAS No. 150 did not have a material effect on the Company’s financial position or results of operations. Additionally, based on the nature of the Company’s current instruments and interests, the Company does not believe there will be a material effect on the Company’s financial position or results of operations resulting from the adoption of the remaining components of FSP FAS 150-3.

      In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN No. 46R”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN No. 46R replaces FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, which was issued in January 2003. Companies are required to apply FIN No. 46R to variable interests in variable interest entities (“VIEs”) created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation is applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN No. 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially are measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN No. 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The Company is evaluating the impact of applying FIN No. 46R and has not yet completed its analysis.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Market Risk

      The Company is exposed to various market risks, including changes in interest rates and foreign currency exchange rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and foreign currency exchange rates. The Company does not enter into derivatives or other financial instruments for trading or speculative purposes. The Company has also not entered into financial instruments to manage and reduce the impact of changes in interest rates and foreign currency exchange rates although the Company may enter into such transactions in the future.

Interest Rate Risks

      The Company’s notes payable and convertible subordinated debentures at December 31, 2003, carry interest rates which are fixed. The Company’s line of credit with Silicon Valley Bank carries interest rates which vary with the prime rate. Accordingly, if the Company has any indebtedness outstanding under its line of credit with Silicon Valley Bank, then any increases in Silicon Valley Bank’s prime rate will reduce the Company’s earnings. At December 31, 2003, the Company did not have any indebtedness outstanding under its line of credit with Silicon Valley Bank.

Foreign Currency Risks

      Products sold outside of the United States of America are transacted in U.S. dollars and, therefore, the Company is not exposed to foreign currency exchange risk. Transactions with Clarent Canada present foreign currency exchange risk. The principal transactions are personnel and related costs. The intercompany balance is denominated in U.S. dollars and changes in foreign currency rates would result in foreign currency gains and losses. Using the intercompany balance at December 31, 2003, a 10% strengthening of the U.S. dollar against the Canadian dollar would result in a foreign currency transaction loss of approximately $3,000. To date, foreign exchange gains and losses have not been significant.

SELECTED QUARTERLY FINANCIAL DATA

The following table presents unaudited quarterly statements of operations data for each quarter of the Company’s last two completed fiscal years. The unaudited quarterly financial statements have been prepared on substantially the same basis as the audited financial statements contained elsewhere in this document. In the opinion of the Company’s management, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, that management considers to be necessary to fairly present this information when read in conjunction with the Company’s consolidated financial statements and related notes appearing elsewhere in this document. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter(1)	Quarter	Total Year

	(In thousands, except per share amounts)
2003
Revenue	$12,997	$15,858	$15,315	$15,328	$59,498
Gross profit	7,572	9,534	8,956	6,712	32,774
Sales, general and administrative	5,212	6,128	5,299	7,343	23,982
Research and development	1,896	2,383	2,382	2,969	9,630
Operating income (loss) from continuing operations	(794)	73	(11,209)	(5,260)	(17,190)
Loss from continuing operations	(1,125)	(391)	(11,606)	(5,165)	(18,287)
Net loss	$(1,125)	$(391)	$(11,606)	$(5,165)	$(18,287)

Net loss per common share — basic and diluted:(2)
Loss from continuing operations	$(0.01)	$—	$(0.12)	$(0.04)	$(0.18)
Loss from discontinued operations	—	—	—	—	—

Net loss per common share	$(0.01)	$—	$(0.12)	$(0.04)	$(0.18)

2002
Revenue	11,994	11,671	10,412	10,721	44,798
Gross profit	7,045	6,878	5,852	6,574	26,349
Sales, general and administrative	4,877	4,862	3,947	4,300	17,986
Research and development	1,675	1,464	1,455	1,280	5,874
Operating income (loss) from continuing operations	(735)	(635)	(719)	(241)	(2,330)
Income (loss) from continuing operations	(859)	(599)	(1,019)	82	(2,395)
Net loss	$(1,190)	$(599)	$(1,019)	$82	$(2,726)

Net loss per common share — basic and diluted:
Loss from continuing operations	$(0.01)	$(0.01)	$(0.01)	$—	$(0.03)
Loss from discontinued operations	(0.01)	—	—	—	—

Net loss per common share	$(0.02)	$(0.01)	$(0.01)	$—	$(0.03)

(1)	Third quarter 2003 net loss includes a write-down of goodwill totaling $10.9 million.

(2)	Per common share amounts for the quarters and full years have been calculated separately. Accordingly, quarterly amounts may not add to the annual amounts because of differences in the average common shares outstanding during each period.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FINANCIAL INFORMATION

Introduction

     The following unaudited pro forma condensed consolidated statement of operations gives affect to the merger of a wholly-owned subsidiary of the Company with and into MCK and the acquisition of substantially all of the operating assets of Clarent Corporation.

     The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 has been prepared by combining the Company’s historical condensed consolidated statement of operations for the year ended December 31, 2003 with the results of operations of Clarent Corporation for the period from January 1, 2003 to February 12, 2003 (prior to the Company’s acquisition of substantially all the operating assets of Clarent Corporation) and the condensed consolidated statement of operations of MCK for the nine months ended September 30, 2003 (prior to acquisition).

     The unaudited pro forma condensed consolidated statement of operations presented gives effect to the acquisition of MCK and substantially all the operating assets of Clarent Corporation as if they had occurred on January 1, 2003. The unaudited proforma condensed consolidated statement of operations is presented for information purposes only and it is not necessarily indicative of the financial position and results of operations that would have been achieved had the acquisitions been completed as of the date indicated and is not necessarily indicative of the Company’s future financial position or results of operations.

     The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 should be read in conjunction with the historical consolidated financial statements of the Company, MCK and Clarent Corporation, including the related notes thereto, which are contained elsewhere in this document.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FINANCIAL INFORMATION
YEAR ENDED DECEMBER 31, 2003
(Unaudited)
(in thousands, except share data)

	Historical
	Verso (a)	Clarent Corporation (b)	Verso and		Pro Forma
		Period from	Clarent Corporation		Consolidated
	Year ended	January 1, 2003	Pro Forma		Verso and
	December 31, 2003	to February 12, 2003	Adjustments		Clarent Corporation
Revenue	$59,498	$1,647	$—		$61,145
Cost of revenue	26,724	690	(85	)(c)	27,329

Gross profit	32,774	957	85		33,816
Operating expenses:
Sales, general and administrative	23,982	2,147	(57	)(c)	26,072
Research and development	9,630	965	(100	)(c)	10,495
Depreciation	2,900	—	81	(d)	2,981
Amortization of intangibles	1,317	—	34	(e)	1,351
Amortization of deferred compensation	780	—	—		780
Asset impairment charge	10,930	—	—		10,930
Reorganization costs	425	—	—		425

Total operating expenses	49,964	3,112	(42)		53,034

Operating loss from continuing operations	(17,190)	(2,155)	127		(19,218)
Other income	338	—	—		338
Equity in income of investment	73	—	—		73
Interest expense, net	(1,508)	—	(100	)(f)	(1,608)

Loss from continuing operations	(18,287)	(2,155)	27		(20,415)
Income taxes	—	—	—		—

Loss from continuing operations	$(18,287)	$(2,155)	$27		$(20,415)

Net loss from continuing operations per common share
- basic and diluted:	$(0.18)

Weighted average shares outstanding
- basic and diluted	99,134,790

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Historical
	MCK (g)	Verso and MCK		Pro Forma Consolidated
	Nine months ended	Pro Forma		Verso, Clarent Corporation
	September 30, 2003	Adjustments		and MCK
Revenue	$9,180	$—		$70,325
Cost of revenue	4,418	—		31,747

Gross profit	4,762	—		38,578
Operating expenses:
Sales, general and administrative	4,483	—		30,555
Research and development	2,068	—		12,563
Depreciation	494	—		3,475
Amortization of intangibles	233	(233	)(h)	2,251
		900	(i)
Amortization of deferred compensation	68	—		848
Asset impairment charge	2,600	(10,930	)(j)	2,600
Reorganization costs	356	—		781

Total operating expenses	10,302	(10,263)		53,073

Operating loss from continuing operations	(5,540)	10,263		(14,495)
Other income (expense)	663	—		1,001
Equity in income (loss) of investment	—	—		73
Interest expense, net	414	(293	)(k)	(1,487)

Loss from continuing operations	(4,463)	9,970		(14,908)
Income taxes	40	(40	)(l)	—

Loss from continuing operations	$(4,503)	$10,010		$(14,908)

Net loss from continuing operations per common share
- basic and diluted:				$(0.13)

Weighted average shares outstanding
- basic and diluted				112,555,660

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations Financial Information.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FINANCIAL INFORMATION

Note 1.	Basis of Presentation.

The pro forma condensed consolidated statement of operations for the ended December 31, 2003 assumes both transactions occurred on January 1, 2003.

Note 2.	Pro forma adjustments

(a) Reflects the historical operating results of the Company for the year ended December 31, 2003.

Clarent Corporation

(b) Reflects the historical operating results of Clarent Corporation for the period from January 1, 2003 to February 12, 2003 (prior to acquisition).

(c) Reflects the elimination of Clarent Corporation’s historical depreciation expense for the periods presented.

(d) Reflects the depreciation of furniture and equipment purchased over their estimated useful lives of approximately 3 years for the periods presented.

(e) Reflects the amortization of purchased intangibles over their estimated useful lives of approximately 3 years for the periods presented.

(f) Reflects interest expense on notes payable to Clarent Corporation for the period presented: a $5.0 million secured note due February 13, 2004, which bears interest at 10% per annum; a $1.8 million non-interest bearing unsecured note due February 13, 2004, discounted at 6.25% per annum; and a $3.0 million secured note due February 12, 2008, which bears interest at 5% per annum, discounted at 7.5% per annum.

MCK

(g) Reflects the historical operating results of MCK for the nine months ended September 30, 2003 (prior to the Company’s acquisition of MCK).

(h) Reflects the elimination of MCK’s historical amortization of intangibles for the nine months ended September 30, 2003.

(i) Reflects the amortization of purchased intangibles over their estimated useful lives of approximately 3 years for the nine months ended September 30, 2003.

(j) Reflects the elimination of the $10.9 million write-down of goodwill recorded by the Company in its historical consolidated statement of operations for the year ended December 31, 2003. This write-down occurred simultaneous with, and is directly related to the acquisition of MCK.

(k) Reflects the elimination of MCK’s interest income for the nine months ended September 30, 2003 estimated to relate to cash of MCK not acquired by the Company.

(l) Reflects the elimination of MCK’s income tax expense for the nine months ended September 30, 2003.

MARKET PRICE OF AND DIVIDENDS ON
COMMON STOCK

      The Common Stock is currently traded on the Nasdaq SmallCap Market under the symbol “VRSO.” Prior to September 13, 2002, the Common Stock was traded on the Nasdaq National Market under the same symbol, and from February 17, 2000 to October 1, 2000, the Common Stock was traded on the Nasdaq National Market under the symbol “ELTX.” Prior to February 17, 2000, the Common Stock was traded on the Nasdaq SmallCap Market under the same symbol. The following table sets forth the quarterly high and low bid prices for the Common Stock for the periods indicated below, as reported by the Nasdaq Stock Market. The stock prices set forth below do not include adjustments for retail mark-ups, markdowns or commissions, and represent inter-dealer prices and do not necessarily represent actual transactions.

	High	Low

Year ended December 31, 2003:
First Quarter	$0.71	$0.40
Second Quarter	1.84	0.43
Third Quarter	5.22	1.70
Fourth Quarter	4.70	2.86
Year ended December 31, 2002:
First Quarter	$1.83	$0.97
Second Quarter	1.21	0.44
Third Quarter	0.60	0.25
Fourth Quarter	0.76	0.22

      As of March 8, 2004, there were approximately 1,742 holders of record of the Common Stock. On March 18, 2004, the closing price of a share of Common Stock was $1.69, as reported by the Nasdaq Stock Market.

      The Company has never declared or paid cash dividends on the Common Stock. The Company currently intends to retain any earnings for use in its operations and does not anticipate paying cash dividends in the foreseeable future. In addition, the Company’s credit facility with Silicon Valley Bank, the Company’s primary lender, prohibits the payment of cash dividends on the Common Stock without Silicon Valley Bank’s prior written consent.

DESCRIPTION OF CAPITAL STOCK

     The following statements regarding the Minnesota Business Corporation Act (“MBCA”), the Company’s articles of incorporation and bylaws are brief summaries, and may not contain all the information important to you. For a more complete description of the Company’s capital stock, you should carefully read the detailed provisions of the MBCA as well as the Company’s articles of incorporation and bylaws. We will send you a copy of the Company’s articles of incorporation and bylaws without charge at your request.

     Under the Company’s articles of incorporation, the Company’s authorized capital stock consists of 200,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock. The Board has designated 30,000 shares of the preferred stock as preferred stock Series A, par value $0.01 per share, and 750,000 shares of the preferred stock as preferred stock Series B, par value $20.00 per share. No shares of the Company’s preferred stock of either series are presently outstanding.

The Company’s Common Stock

     There were 132,726,585 shares of Common Stock issued and outstanding as of March 8, 2004. In addition, the Company has reserved a total of (i) 27,140,133 shares of Common Stock for issuance upon exercise of warrants and options granted or to be granted under the Company’s various stock incentive plans or otherwise, (ii) 271,349 shares of Common Stock for issuance pursuant to the Company’s employee stock purchase plan, and (iii) 1,315,789 shares of Common Stock for issuance upon the conversion of outstanding convertible debentures and outstanding convertible notes. All shares of Common Stock now outstanding are fully paid and nonassessable.

     The holders of Common Stock:

•	have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board;

•	are entitled to share ratably in all of the Company’s assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company;

•	do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto; and

•	are entitled to one vote per share on all matters which the Company’s shareholders may vote on at all meetings of such shareholders.

The holders of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose. In that event, the holders of the remaining shares will not be able to elect any directors.

The Company’s Preferred Stock

     The Board is authorized, without further shareholder action, to issue the Company’s preferred stock in one or more series and to fix the liquidation preferences, dividend rights,

repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the Company’s preferred stock.

     Of the 30,000 shares of the Company’s preferred stock designated as preferred stock Series A, no shares are currently outstanding. If shares of the preferred stock Series A are issued, its holders:

•	will have no voting rights, other than as may be provided by the MBCA;

•	will be entitled to an aggregate cash dividend at least equal to the aggregate cash dividend payable in respect of any other class of stock when, as and if cash dividends are payable to other classes;

•	if the Company liquidates or dissolves, will be entitled to receive $7.50 per share of preferred stock Series A payable out of the Company’s assets before any payment is made to holders of Common Stock or any junior class of the Company’s preferred stock;

•	may be subject at any time to a redemption of their preferred stock Series A at its then-current fair market value; and

•	will be entitled at their option to convert their shares of preferred stock Series A into Common Stock.

     Of the 750,000 shares of the Company’s preferred stock designated as preferred stock Series B, no shares are currently outstanding. If shares of the preferred stock Series B are issued, its holders:

•	will have no voting rights, other than as may be provided by the MBCA;

•	will be entitled to a cumulative cash dividend at a rate of 15% per annum;

•	if the Company liquidates or dissolves, will be entitled to receive $25.00 per share of preferred stock Series B, payable out of the Company’s assets before any payment is made to holders of Common Stock or any other class of the Company’s capital stock;

•	may have their preferred stock Series B redeemed at their option; and

•	will be entitled to convert their shares of preferred stock Series B (subject to certain limitations) into Common Stock.

     Although there is no current intention to do so, the Board may, without shareholder approval, issue shares of a class or series of the Company’s preferred stock with conversion rights which could adversely affect the voting power of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.

Minnesota Business Corporation Act

     Section 302A.671 of the MBCA applies, with certain exceptions set forth in such section, to any acquisition of the Company’s voting stock (from a person other than the Company, and other than in connection with the mergers and exchanges described in such section to which the Company is a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisition by a majority vote of the Company’s shareholders before it is consummated. In general, shares acquired without shareholder approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the Company’s shareholders voted not to grant voting rights to the acquiring person’s shares.

     Section 302A.673 of the MBCA generally prohibits any business combination by the Company, or any of its subsidiaries, with any shareholder of the Company that purchases 10% or more of the Company’s voting shares (an “interested shareholder”) within four years following the interested shareholders’ share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Board of directors before the interested shareholder’s share acquisition date.

Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

SELLING SHAREHOLDERS

     The Selling Shareholders listed in the table below may use this prospectus for the resale of shares of Common Stock being registered hereunder, although no Selling Shareholder is obligated to sell any such shares. Of the 13,603,416 shares of Common Stock offered by this prospectus, 2,457,525 shares of Common Stock are issuable upon the exercise of certain warrants and 1,315,789 shares of Common Stock are issuable upon the conversion of certain convertible subordinated debentures. The Selling Shareholders who hold such warrants and debentures are not required to exercise the warrants or debentures for shares of Common Stock. None of the Selling Shareholders is an affiliate of the Company.

     The following table sets forth certain information regarding the Selling Shareholders and the shares of Common Stock beneficially owned by the Selling Shareholders. All information contained in the table is correct as of March 8, 2004. The Company is not able to estimate the number of shares that will be held by the Selling Shareholders after the completion of this offering because the Selling Shareholders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares offered hereby. The following table assumes that all of the shares being registered hereby will be sold.

				Shares Beneficially
				Owned After
	Shares of Common			Completion of
	Stock Beneficially Owned Prior to the	Number of Shares		the Offering (1)(2)(3)
Selling Shareholders	Offering (1)	Being Offered (2)		Number (4)	Percent
Anno, L.P.	65,350	18,750	(5)	46,600	*
Carnegie Fund Management Company S.A.	656,250	656,250	(6)	0	0
CommonFund Hedged Equity Company	405,647	111,250	(7)	294,397	*
Connecticut Capital Associates LP	625,000	125,000	(8)	500,000	*
Heimdall Investments Ltd.	1,461,568	657,895	(9)	803,673	*
Kaupthing TIME fond	250,000	250,000	(10)	0	0
Kleinow, Charles D.	37,500	37,500	(11)	0	0
Knott Partners, LP	2,248,970	643,750	(12)	1,605,220	1.2%
Mainfield Enterprises, Inc.	5,049,401	4,786,495	(13)	269,906	*
Matterhorn Offshore Fund	1,147,714	326,250	(14)	821,464	*
Minotaur Fund L.P.	662,500	312,500	(15)	350,000	*
Pogue World Fund Limited	87,500	87,500	(16)	0	0
Primarius Focus LP	347,222	347,222	(17)	0	0
Satellite Strategic Finance Associates, LLC	4,149,138	2,350,000	(18)	1,799,138	1.4%
SEB Asset Management	1,225,000	1,000,000	(19)	225,000	*
Shoshone Partners, L.P.	523,450	150,000	(20)	373,450	*
Smithfield Fiduciary LLC	694,444	694,444	(21)	0	0
Vertical Ventures, LLC	173,611	173,611	(22)	0	0
Zeke L.P.	875,000	875,000	(23)	0	0

* Less than 1% of the issued and outstanding shares of Common Stock as of March 8, 2004.

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 pursuant to which a Selling Shareholder is deemed to have beneficial ownership of any shares of Common Stock that such shareholder has the right to acquire within 60 days of March 8, 2004.

(2)	As indicated in the footnotes below, certain of the shares offered by this prospectus are shares underlying warrants issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Such warrants may be exercised with respect to all or any portion of the underlying shares of Common Stock at any time until February 23, 2011, at an exercise price of $2.30 per share (subject to customary adjustments in accordance with the terms thereof).

(3)	Based upon 132,726,585 shares of Common Stock outstanding as of March 8, 2004. For the purposes of computing the percentage of outstanding shares of Common Stock held by each Selling Shareholder named above, any shares which such shareholder has the right to acquire within 60 days of March 8, 2004, are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other Selling Shareholder.

(4)	Assumes that all shares of Common Stock being offered and registered hereunder are sold, although the Selling Shareholders are not obligated to sell any such shares.

(5)	Includes 3,750 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. David M. Knott, President of Dorset Management Corp., Money Manager for Anno, L.P., exercises on behalf of Anno, L.P. voting and dispositive power with respect to the shares registered hereby for the account of Anno, L.P.

(6)	Includes 131,250 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Carnegie Fund Management Company S.A. holds the shares registered for its account hereby through Carnegie Fund – Technology Sub-Fund. Mikael Kadri and Viktor Rehnqvist exercise on behalf of Carnegie Fund Management Company S.A. voting and dispositive power with respect to the shares registered hereby for the account of Carnegie Fund – Technology Sub-Fund.

(7)	Includes 22,250 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. David M. Knott, President of Dorset Management Corp., Money Manager for CommonFund Hedged Equity Company exercises on behalf of CommonFund Hedged Equity Company voting and dispositive power with respect to the shares registered hereby for the account of CommonFund Hedged Equity Company.

(8)	Includes 25,000 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. J. Howard Coale, General Partner of Connecticut Capital Associates LP, exercises on behalf of Connecticut Capital Associates LP voting and dispositive power with respect to the shares registered hereby for the account of Connecticut Capital Associates LP.

(9)	Represents 657,895 shares of Common Stock issuable upon conversion of a 7.50% convertible subordinated debenture issued by the Company to Heimdall Investments, Ltd. in principal amount of $2,250,000, due November 22, 2005, with a current conversion price of $3.42 per share of Common Stock (subject to customary adjustments in accordance with the terms thereof). HBK Investments L.P. may be deemed to have sole voting power and sole dispositive power over the shares registered hereby for the account of Heimdall Investments Ltd. pursuant to an Investment Management Agreement between HBK Investments L.P. and Heimdall Investments Ltd. The following individuals have control over HBK Investments L.P.: Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar. Messrs. Hirsh, Lebowitz, Rose, Booth, Haley and Akhtar disclaim beneficial ownership of the shares registered hereby for the account of Heimdall Investments Ltd. Heimdall Investments Ltd. is an affiliate of HBK Global Securities L.P., a registered broker-dealer. Heimdall Investments Ltd. acquired beneficial ownership of the shares registered hereby in the ordinary course of business and, at the time of such acquisition, had no agreement or understanding with any person to distribute such shares.

(10)	Includes 50,000 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Anders Alvin, Fund Manager of Kaupthing TIME fond, exercises on behalf of

Kaupthing TIME fond voting and dispositive power with respect to the shares registered hereby for the account of Kaupthing TIME fond.

(11)	Includes 7,500 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Mai N. Pogue, Investment Manager for Mr. Kleinow, exercises on behalf of Mr. Kleinow voting and dispositive power with respect to the shares registered hereby for the account of Mr. Kleinow.

(12)	Includes 128,750 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. David M. Knott, General Partner of Knott Partners, LP, exercises on behalf of Knott Partners, LP voting and dispositive power with respect to the shares registered hereby for the account of Knott Partners, LP.

(13)	Includes (i) 825,720 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004, and (ii) 657,895 shares of Common Stock issuable upon conversion of a 7.50% convertible subordinated debenture issued by the Company to Mainfield Enterprises, Inc. in principal amount of $2,250,000, due November 22, 2005, with a current conversion price of $3.42 per share of Common Stock (subject to customary adjustments in accordance with the terms thereof). Avi Vigder exercises on behalf of Mainfield Enterprises, Inc. voting and dispositive power with respect to the shares registered hereby for the account of Mainfield Enterprises, Inc.

(14)	Includes 65,250 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. David M. Knott, President of Dorset Management Corp., Money Manager for Matterhorn Offshore Fund, exercises on behalf of Matterhorn Offshore Fund voting and dispositive power with respect to the shares registered hereby for the account of Matterhorn Offshore Fund.

(15)	Includes 62,500 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. James S. Corfman exercises on behalf of Minotaur Fund L.P. voting and dispositive power with respect to the shares registered hereby for the account of Minotaur Fund L.P.

(16)	Includes 17,500 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Mai N. Pogue, Director of Pogue World Fund Limited, exercises on behalf of Pogue World Fund Limited voting and dispositive power with respect to the shares registered hereby for the account of Pogue World Fund Limited.

(17)	Includes 69,444 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Patrick Lin exercises on behalf of Primarius Focus LP voting and dispositive power with respect to the shares registered hereby for the account of Primarius Focus LP.

(18)	Includes 470,000 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Bran S. Kriftcher, Chief Operating Officer and Principal of Satellite Asset Management, L.P., the Manager of Satellite Strategic Finance Associates, LLC, exercises on behalf of Satellite Strategic Finance Associates, LLC voting and dispositive power with respect to the shares registered hereby for the account of Satellite Strategic Finance Associates, LLC.

(19)	Includes 200,000 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Tobins Hangstom and Pantus Librink, Portfolio Managers for SEB Asset Management, exercise on behalf of SEB Asset Management voting and dispositive power with respect to the shares registered hereby for the account of SEB Asset Management.

(20)	Includes 30,000 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. David M. Knott, President of Dorset Management Corp., Money Manager for Shoshone Partners, L.P., exercises on behalf of Shoshone Partners, L.P. voting and dispositive power with respect to the shares registered hereby for the account of Shoshone Partners, L.P.

(21)	Includes 138,889 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Glenn Dubin and Henry Swieca are control persons of Highbridge Capital Management, LLC, Trading Manager for Smithfield Fiduciary LLC, and exercise on behalf of Smithfield Fiduciary LLC voting and dispositive power with respect to the shares registered hereby for the account of Smithfield Fiduciary LLC. Highbridge Capital Management, LLC and Messrs. Dubin and Swieca disclaim beneficial ownership of the shares registered hereby for the account of Smithfield Fiduciary LLC. Smithfield Fiduciary LLC is an affiliate of a broker-dealer. Smithfield Fiduciary LLC acquired beneficial ownership of the shares registered hereby in the ordinary course of business and, at the time of such acquisition, had no agreement or understandings with any person to distribute such shares.

(22)	Includes 34,722 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Joshua Silverman exercises sole voting control and investment discretion with respect to the shares registered hereby for the account of Vertical Ventures, LLC. Mr. Silverman disclaims beneficial ownership of such shares.

(23)	Includes 175,000 shares of Common Stock issuable upon exercise of a warrant issued by the Company in connection with a private placement of securities conducted by the Company in February 2004. Edward N. Antiwa, General Partner of Zeke L.P., exercises on behalf of Zeke L.P. voting and dispositive power with respect to the shares registered hereby for the account of Zeke L.P.

     This prospectus also covers any additional shares of Common Stock that become issuable in connection with the shares being registered hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

PLAN OF DISTRIBUTION

     The Selling Shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus.

     Upon the Company being notified in writing by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Shareholder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

     The Selling Shareholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Shareholder and/or the purchasers.

     Each Selling Shareholder has represented and warranted to the Company that, at the time it acquired the securities subject to this registration statement, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. The Company has advised each Selling Shareholder that it may not use shares registered on this registration statement to cover short sales of the Common Stock made prior to the date on which this registration statement was declared effective by the SEC.

     The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

EXPERTS

     The consolidated financial statements and schedule of Verso Technologies, Inc. and its subsidiaries as of December 31, 2003, and 2002, and for each of the years in the three-year period ended December 31, 2003, have been included in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, refers to the adoption, effective July 1, 2001, of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and certain provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001, and the full adoption of all provisions effective January 1, 2002.

     The consolidated financial statements of MCK Communications, Inc. at April 30, 2003 and 2002 and for each of the three years in the period ended April 30, 2003, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Clarent Corporation at December 31, 2002, and for the year ended December 31, 2002, have been included in this prospectus and in the registration statement in reliance upon the report of Frazier & Deeter, LLC, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Clarent Corporation at December 31, 2001 and for each of the two years in the period ended December 31, 2001, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Clarent Corporation’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

     Rogers & Hardin LLP, Atlanta, Georgia, has passed upon the validity of the shares of the Common Stock offered by this prospectus. As of the date hereof, certain partners of Rogers & Hardin LLP hold an immaterial number of shares of Common Stock.

WHERE YOU CAN FIND MORE INFORMATION

     The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information the Company files with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference room. The Company’s SEC filings are also available to the public from commercial document retrieval services and through the web site maintained by the SEC at www.sec.gov.

     This prospectus is part of a registration statement on Form S-1 that the Company has filed with the SEC utilizing a “shelf” registration process. Under the shelf registration process, the Selling Shareholders may, from time to time, sell the Common Stock described in this prospectus. The Company may prepare a prospectus supplement at any time to add, update or change information contained in this prospectus.

     As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. Whenever a reference is made in this prospectus to an agreement or other document of the Company, be aware that such reference is not necessarily complete and that you should refer to the exhibits that are filed with or incorporated by reference into the registration statement for a copy of the agreement or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the web site maintained by the SEC at www.sec.gov.

     You should read this prospectus and any prospectus supplement together with the registration statement and the exhibits filed with or incorporated by reference into the registration statement. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

     The Company has not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Verso Technologies, Inc.:

      We have audited the accompanying consolidated balance sheets of Verso Technologies, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Verso Technologies, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 2 to the consolidated financial statements, effective July 1, 2001, Verso Technologies, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and certain provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001, and fully adopted all provisions effective January 1, 2002.

/s/ KPMG LLP

Atlanta, Georgia

February 27, 2004

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2003	2002

ASSETS:
Current assets:
Cash and cash equivalents	$7,654	$1,294
Restricted cash	2,290	300
Accounts receivable, net of allowance for doubtful accounts of $1,995 and $1,853, respectively	13,620	10,909
Inventories	8,727	4,733
Other current assets	1,003	681

Total current assets	33,294	17,917
Property and equipment, net of accumulated depreciation and amortization of $7,907 and $4,893, respectively	5,749	4,962
Investment	673	600
Other intangibles, net of accumulated amortization of $2,145 and $828, respectively	7,308	3,671
Goodwill	16,228	12,685

Total assets	$63,252	$39,835

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Line of credit	$—	$800
Accounts payable	4,418	1,993
Accrued compensation	1,564	1,586
Accrued expenses	3,007	4,473
Current portion of notes payable	347	—
Current portion of accrued costs of MCK acquisition	4,464	—
Current portion of liabilities of discontinued operations	1,039	1,829
Unearned revenue and customer deposits	5,718	5,387

Total current liabilities	20,557	16,068
Liabilities of discontinued operations, net of current portion	834	1,302
Other long-term liabilities	1,637	1,128
Notes payable, net of current portion	2,652	—
Convertible subordinated debentures	3,979	3,703

Total liabilities	29,659	22,201

Shareholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized; 780,000 shares issued and none outstanding	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; 122,781,117 and 89,077,846 shares issued and outstanding	1,228	891
Additional paid-in capital	306,293	275,040
Stock payable	130	—
Notes receivable from shareholders	—	(1,623)
Accumulated deficit	(273,144)	(254,857)
Deferred compensation	(1,012)	(1,797)
Accumulated other comprehensive income (loss) — foreign currency translation	98	(20)

Total shareholders’ equity	33,593	17,634

Commitments and contingencies (Notes 6, 7, 10, 14, 16 and 17)
Total liabilities and shareholders’ equity	$63,252	$39,835

The accompanying notes are an integral part of these consolidated financial statements.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	For the Years Ended December 31,

	2003	2002	2001

Revenue:
Products	$36,359	$22,983	$14,367
Services	23,139	21,815	15,532

Total revenue	59,498	44,798	29,899
Cost of revenue:
Products	15,588	8,141	5,762
Services	11,136	10,308	9,050

Total cost of revenue	26,724	18,449	14,812
Gross profit:
Products	20,771	14,842	8,605
Services	12,003	11,507	6,482

Total gross profit	32,774	26,349	15,087
Operating expenses:
General and administrative	14,340	11,151	12,207
Sales and marketing	9,642	6,835	3,307
Research and development	9,630	5,874	2,755
Depreciation and amortization of property and equipment	2,900	2,730	2,160
Amortization of intangibles	1,317	592	1,511
Amortization of deferred stock compensation, related to general and administrative	780	1,173	1,766
Write-down of goodwill	10,930	—	—
Reorganization costs	425	324	—

Total operating expenses	49,964	28,679	23,706

Operating loss from continuing operations	(17,190)	(2,330)	(8,619)

Other income (expense), net:
Other income (expense)	338	881	(1,437)
Equity in income (loss) of investment	73	(5)	—
Interest expense, net	(1,508)	(1,141)	(1,361)

Other income (expense), net	(1,097)	(265)	(2,798)

Loss from continuing operations before income taxes	(18,287)	(2,595)	(11,417)
Income tax benefit (expense)	—	200	(100)

Loss from continuing operations	(18,287)	(2,395)	(11,517)

Discontinued operations:
Loss from discontinued operations	—	(331)	(135,598)
Loss on disposal of discontinued operations	—	—	(500)

Total loss from discontinued operations	—	(331)	(136,098)

Net loss	$(18,287)	$(2,726)	$(147,615)

Net loss per common share — basic and diluted:
Loss from continuing operations	$(0.18)	$(0.03)	$(0.21)
Loss from discontinued operations	—	—	(2.49)
Loss on disposal of discontinued operations	—	—	(0.01)

Net loss per common share — basic and diluted	$(0.18)	$(0.03)	$(2.71)

Weighted average shares outstanding — basic and diluted	99,134,790	80,533,324	54,431,651

The accompanying notes are an integral part of these consolidated financial statements.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(In thousands, except share data)

					Notes
	Common Stock		Additional		Receivable			Foreign
			Paid-in	Stock	from	Accumulated	Deferred	Currency
	Shares	Amount	Capital	Payable	Shareholders	Deficit	Compensation	Translation	Total

BALANCES, December 31, 2000	49,615,133	$496	$249,340	$—	$(667)	$(104,516)	$(6,277)	$—	$138,376
Comprehensive loss:
Net loss	—	—	—	—	—	(147,615)	—	—	(147,615)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(15)	(15)

Comprehensive loss									(147,630)
Issuance of common stock and replacement awards of common stock options in Telemate.Net Software, Inc. acquisition	24,758,070	248	18,234	—	(947)	—	(131)	—	17,404
Issuance of common stock options in NACT Telecommunications, Inc. acquisition	—	—	625	—	—	—	—	—	625
Amortization of deferred compensation	—	—	—	—	—	—	2,033	—	2,033
Exercise of stock options	1,090,582	11	642	—	—	—	—	—	653
Issuance of stock through Employee Stock Purchase Plan	211,965	2	199	—	—	—	—	—	201
Reduction of deferred compensation due to forfeitures	—	—	(1,209)	—	—	—	1,209	—	—
Accrued interest on notes receivable from shareholders	—	—	—	—	(6)	—	—	—	(6)
Shares issued in exchange for convertible debentures	1,918,675	19	2,266						2,285
Warrants issued in conjunction with convertible debentures	—	—	977	—	—	—	—	—	977
Shares issued in exchange for services	11,429	—	19	—	—	—	—	—	19
Warrants issued in exchange for services	—	—	219	—	—	—	—	—	219
Issuance of common stock and compensatory options in reorganization	13,800	—	150	—	—	—	—	—	150

BALANCES, December 31, 2001	77,619,654	$776	$271,462	$—	$(1,620)	$(252,131)	$(3,166)	$(15)	$15,306
Comprehensive loss:
Net loss	—	—	—	—	—	(2,726)	—	—	(2,726)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(5)	(5)

Comprehensive loss									(2,731)
Amortization of deferred compensation	—	—	—	—	—	—	1,173	—	1,173
Exercise of stock options	847,082	9	9	—	—	—	—	—	18
Issuance of stock through Employee Stock Purchase Plan	290,171	3	119	—	—	—	—	—	122
Reduction of deferred compensation due to forfeitures	—	—	(196)	—	—	—	196	—	—
Accrued interest on notes receivable from shareholders	—	—	—	—	(27)	—	—	—	(27)
Issuance of compensatory options in reorganization	—	—	88	—	—	—	—	—	88
Issuance of shares and warrants in private placement, net of associated fees	9,646,302	96	2,889	—	—	—	—	—	2,985
Shares issued in litigation settlement	588,430	6	431	—	—	—	—	—	437
Shares issued in lieu of compensation	86,207	1	27	—	—	—	—	—	28
Warrants issued in connection with credit facility	—	—	211	—	—	—	—	—	211
Payment received on notes receivable from shareholders	—	—	—	—	24	—	—	—	24

BALANCES, December 31, 2002	89,077,846	$891	$275,040	$—	$(1,623)	$(254,857)	$(1,797)	$(20)	$17,634
Comprehensive loss:
Net loss	—	—	—	—	—	(18,287)	—	—	(18,287)
Foreign currency translation adjustment	—	—	—	—	—	—	—	118	118

Comprehensive loss									(18,169)
Amortization of deferred compensation	—	—	—	—	—	—	780	—	780
Exercise of stock options and warrants	14,708,688	147	6,439	—	—	—	—	—	6,586
Reduction of deferred compensation due to forfeitures	—	—	(5)	—	—	—	5	—	—
Issuance of common stock in MCK Communications, Inc. acquisition	18,278,423	183	23,947						24,130
Acceleration of compensatory options in reorganization	—	—	219	—	45	—	—	—	264
Shares issued in employee stock purchase plan	166,160	2	166	—	—	—	—	—	168
Shares issued in litigation settlement	550,000	5	259	—	—	—	—	—	264
Warrants issued in connection with credit facility	—	—	119	—	—	—	—	—	119
Stock payable for consulting services				130					130
Accrued interest on notes receivable from shareholders	—	—	—	—	(84)	—	—	—	(84)
Payment received on notes receivable from shareholders	—	—	109	—	1,662	—	—	—	1,771

BALANCES, December 31, 2003	122,781,117	$1,228	$306,293	$130	$—	$(273,144)	$(1,012)	$98	$33,593

The accompanying notes are an integral part of these consolidated financial statements.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share data)

	For the Years Ended December 31,

	2003	2002	2001

Operating Activities:
Continuing operations:
Net loss from continuing operations	$(18,287)	$(2,395)	$(11,517)
Adjustments to reconcile net loss from continuing operations to net cash used in continuing operating activities:
Gain on early retirement of debt	—	(350)	—
Loss on debt conversion	—	—	1,640
Equity in (income) loss of investment	(73)	5	—
Writedown of goodwill	10,930	—	—
Depreciation and amortization of property and equipment	2,900	2,730	2,160
Amortization of intangibles	1,317	592	1,511
Amortization of deferred compensation	780	1,173	1,766
Provision for doubtful accounts	2,505	1,760	1,516
Amortization of loan fees and discount on convertible subordinated debentures	561	601	606
Other	(77)	73	(22)
Changes in current operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,454)	(3,403)	(3,676)
Inventories	1,894	(913)	1,238
Other current assets	548	308	1,060
Accounts payable	1,814	369	(1,178)
Accrued compensation	(149)	(1,492)	794
Accrued expenses	(3,072)	(2,187)	(821)
Unearned revenue and customer deposits	(673)	(396)	(1,838)

Net cash used in continuing operating activities	(536)	(3,525)	(6,761)

Discontinued operations:
Loss from discontinued operations	—	(331)	(136,098)
Estimated loss on disposal of discontinued operations	—	—	500
Adjustment to reconcile loss from discontinued operations to net cash used in discontinued operating activities	(922)	(775)	129,797

Net cash used in discontinued operating activities	(922)	(1,106)	(5,801)

Net cash used in operating activities	(1,458)	(4,631)	(12,562)

Investing Activities:
Continuing operations:
Net cash provided by (used in) investing activities for continuing operations —
Purchases of property and equipment	(1,481)	(889)	(1,429)
Purchased software development	(533)	(348)	(48)
Decrease in restricted cash	88	—	—
Investment in Shanghai BeTrue Infotech Co. Ltd.	—	(605)
Acquisition of MCK Communications, Inc., net of cash acquired	9,345	—	—
Acquisition of certain assets of Clarent Corporation, net of cash acquired	(906)	—	—
Acquisition of NACT Telecommunications, Inc., net of cash acquired	—	—	(12,074)
Acquisition of Telemate.Net Software, Inc., net of cash acquired	—	—	3,327

Net cash provided by (used in) investing activities for continuing operations	6,513	(1,842)	(10,224)

Discontinued operations — net proceeds from sale of discontinued operations	—	—	8,122

Net cash provided by (used in) investing activities	6,513	(1,842)	(2,102)

Net cash provided by (used in) operating and investing activities, carried forward	5,055	(6,473)	(14,664)

The accompanying notes are an integral part of these consolidated financial statements.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

(In thousands, except share data)

	For the Years Ended December 31,

	2003	2002	2001

Net cash provided by (used in) operating and investing activities, carried forward	5,055	(6,473)	(14,664)

Financing Activities:
Net borrowings (payments) on line of credit	(800)	800	—
Payments of notes payable	(6,450)	—	—
Payments on long-term debt	—	(3,900)	—
Payments on convertible subordinated debentures	—	—	(4,500)
Proceeds from private placement, net	—	2,985	—
Proceeds from issuances of common stock in connection with the exercise of options and warrants, net	6,754	408	755
Proceeds from issuance of redeemable preferred stock	—	—	15,000
Proceeds from repayments of notes receivable by shareholders	1,771	24	—

Net cash provided by financing activities	1,275	317	11,255

Effect of exchange rate changes on cash	30	5	(1)

Increase (decrease) in cash and cash equivalents	6,360	(6,151)	(3,410)
Cash and cash equivalents at beginning of year	1,294	7,445	10,855

Cash and cash equivalents at end of year	$7,654	$1,294	$7,445

Supplemental disclosure of cash flow information:
Cash payments during the years for:
Interest	$814	$395	$170

Income taxes	$16	$47	$101

Non-cash investing and financing activities
Common stock consideration for acquisitions:
MCK Communications, Inc. — issuance of 18,278,423 shares of common stock	$24,130	$—	$—
Telemate.Net Software, Inc. — issuance of 24,758,070 shares and assumption of 5,420,206 stock options	—	—	17,404
NACT Telecommunications, Inc. — issuance of 1,395,089 stock options	—	—	625
Additional payments accrued for the acquisition of Encore Group	—	2,403	—
Common stock and compensatory options issued in reorganization	264	88	150
Common stock issued in exchange for convertible subordinated debentures	—	—	2,285
Warrants issued in conjunction with convertible subordinated debentures	—	—	977
Issuance of common stock in arbitration settlement	264	437	—
Issuance of warrants in exchange for services	119	211	219
Issuance of common stock in exchange for services	—	28	19
Assets acquired and liabilities assumed in conjunction with business acquisitions:
Fair value of assets acquired, excluding cash and restricted cash	20,695	—	27,909
Liabilities assumed	8,931	—	10,705
Notes payable for acquisition of certain assets of Clarent Corporation	$9,339	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Business and Basis of Presentation

      Verso Technologies, Inc. and subsidiaries (the “Company”) is a communications technology and solutions provider for communications service providers and enterprises seeking to implement application-based telephony services, Internet usage management tools and outsourced customer support services. The Company’s continuing operations include two separate business segments, the Carrier Solutions Group, which includes the Company’s Clarent softswitching division and the Company’s subsidiary NACT Telecommunications, Inc. (“NACT”), and the Enterprise Solutions Group, which includes the Company’s Clarent Netperformer division, the Company’s subsidiaries Telemate.Net Software, Inc. (“Telemate.Net”) and MCK Communications, Inc. (“MCK”) and the Company’s customer response center operations. The Carrier Solutions Group includes domestic and international sales of hardware and software, integration, applications and technical training and support. The Enterprise Solutions Group offers hardware-based solutions (which include software) for companies seeking to build private, packet-based voice and data networks. Additionally, the Enterprise Solutions Group offers software-based solutions for Internet access and usage management that include call accounting and usage reporting for Internet protocol network devices. These solutions are supported by the Company’s customer response center services, which include outsourced technical support and application installation and training services. The Company acquired MCK in September 2003, substantially all the business assets of Clarent Corporation (“Clarent”) in February 2003, NACT in July 2001 and Telemate.Net in November 2001. The Company’s discontinued operations include the Company’s value-added reseller business and associated consulting practice (“legacy VAR business”) and the Company’s hospitality services group (“HSG”), all of which were inactive by the end of the first quarter of 2002.

      The consolidated financial statements include the accounts of Verso Technologies, Inc. and its wholly-owned subsidiaries, including MCK, Telemate.Net, NACT, Clarent Canada Ltd, MessageClick, Inc. (“MessageClick”) and Cereus Technology Partners, Inc. and subsidiaries (“Cereus”). These acquisitions were all accounted for as purchases (see Note 3). Cereus is included in discontinued operations.

      Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current year presentation. Most notably, the extraordinary items of gain on early retirement of debt of $350,000 in 2002 and loss from debt conversion of $1.6 million in 2001 have been reclassified as other income (expense) in 2002 and 2001, respectively, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement 13, and Technical Corrections”, which eliminated the requirement to report gains and losses related to extinguishment of debt as extraordinary items. The reclassifications had no effect on previously reported net loss.

2.     Summary of Significant Accounting Policies and Practices

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments in joint ventures, where the Company does not exercise control, are accounted for on the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Summary of Significant Accounting Policies and Practices — (Continued)

Revenue Recognition

      The Company recognizes revenue when persuasive evidence of an agreement exists, delivery has occurred, the fee is fixed and determinable, and collection of the resulting receivable is reasonably assured. The determination of whether the collectibility is reasonably assured is based upon an assessment of the creditworthiness of the customers. In instances where the collection of a receivable is not reasonably assured, the revenue and related costs are deferred.

      Deferred revenue generally represents amounts collected for which revenue has not yet been recognized. It is principally comprised of deferred maintenance revenue.

      The Company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”) as updated by Staff Accounting Bulletin No. 104 and in accordance with Emerging Issues Task Force (“EITF”) 00-21, “Revenue Arrangements with Multiple Deliverables”, Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition” (“SOP No. 97-2”) and SOP No. 98-9, “Software Revenue Recognition with Respect to Certain Transactions” (“SOP No. 98-9”).

      SOP No. 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on the evidence that is specific to the vendor. License revenue allocated to software products generally is recognized upon delivery of the products or deferred and recognized in future periods to the extent that an arrangement includes one or more elements to be delivered at a future date and for which fair values have not been established. Revenue allocated to maintenance is recognized ratably over the maintenance term which is typically twelve months and revenue allocated to training and other service elements, such as implementation and training, are recognized as the services are performed.

      Under SOP No. 98-9 if evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element and recognized as revenue.

      Certain distribution partners have the right to return a contractual percentage of sales. For sales to these partners, the Company defers revenue subject to return until such rights have expired. Certain of MCK’s contractual arrangements contain price protection provisions whereby the Company is obligated to provide refunds or credits for any decrease in unit prices of product in MCK’s customer’s inventory. The Company routinely analyzes and establishes, as necessary, reserves at the time of shipment for product returns and allowances and warranty costs.

Cash Equivalents

      The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 2003 and 2002 of approximately $6.5 million and $575,000, respectively, consist primarily of money market investments, which are recorded at cost, which approximates market.

      The Company has $2.3 million and $300,000 of restricted cash at December 31, 2003 and 2002, respectively. At December 31, 2003, the restricted cash is comprised of an investment pledged as security for a letter of credit related to a property lease and a foreign cash account. The restriction related to the letter of credit was removed in January 2004, when the letter of credit was included under the Company’s current credit facility and, at that time, restricted cash was reduced by $2.1 million. At December 31, 2002, the restricted cash is comprised of a foreign cash account.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Summary of Significant Accounting Policies and Practices — (Continued)

Allowance or Doubtful Accounts

      The Company is required to estimate the collectibility of its trade receivables. Considerable judgment is required in assessing the ultimate realization of these receivables including the creditworthiness of each customer. Significant changes in required reserves have been recorded in recent periods and may occur in the future due to the current telecommunications and general economic environments. The Company determines the allowance for doubtful accounts based on a specific review of outstanding customer balances plus a general reserve based on the aging of customer accounts and write-off history.

Credit, Customer and Vendor Concentrations

      The Company’s accounts receivable potentially subjects the Company to credit risk. While the Company has purchase-money-security-interests in its equipment sold on credit terms and generally prepares and files UCC financing statements with respect thereto, the Company does not seek to perfect or claim a security interest in small dollar value equipment sales and services. As of December 31, 2003, the Company’s Carrier Solutions Group had one customer that accounted for 10% of the Company’s gross accounts receivable and another customer that accounted for 20% of the Company’s gross accounts receivable. During the year ended December 31, 2003, one customer from the Company’s Enterprise Solutions Group accounted for 11% of the Company’s total revenue.

      As of December 31, 2002, one customer of the Company’s Carrier Solutions Group accounted for 27% of the Company’s gross accounts receivable. During the year ended December 31, 2002, one customer from the Company’s Carrier Solutions Group accounted for 12% of the Company’s total revenue and one customer from the Company’s Enterprise Solutions Group accounted for 15% of the Company’s total revenue.

      As of December 31, 2001, the Company’s Carrier Solutions Group had one customer that accounted for 12% of the Company’s gross accounts receivable and another customer that accounted for 15% of the Company’s gross accounts receivable. During the year ended December 31, 2001, one customer from the Company’s Enterprise Solutions Group accounted for 24% of the Company’s total revenue.

Inventories

      Inventories consist primarily of purchased electronic components, and are stated at the lower of cost or market. Cost is determined by using the first-in, first-out method.

      Inventories as of December 31, 2003 and 2002, are comprised of the following (in thousands):

	December 31,

	2003	2002

Raw materials	$5,610	$1,566
Work in process	1,028	2,380
Finished goods	2,089	787

Total inventories	$8,727	$4,733

Property and Equipment

      Property and equipment, consisting principally of computer equipment, are stated at cost or if acquired through a business acquisition then at fair value. Depreciation is computed using the straight-line method over estimated useful lives, ranging from three to ten years. Upon retirement or disposal of furniture and

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Summary of Significant Accounting Policies and Practices — (Continued)

equipment, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in operating income. Maintenance and repairs are charged to expense as incurred.

      Property and equipment are summarized as follows (in thousands):

	December 31,

	2003	2002

Computers and equipment	$8,141	$5,205
Purchased software	1,728	1,252
Furniture and fixtures	1,182	1,082
Leasehold improvements	2,605	2,316

	13,656	9,855
Less accumulated depreciation and amortization	(7,907)	(4,893)

Net property and equipment	$5,749	$4,962

Purchased software represents the cost of purchased integration software tools and the cost of internal use software acquired in connection with business combinations. It also includes the cost of licenses to use, embed and sell software tools developed by others. These costs are being amortized ratably based on the projected revenue associated with these purchased or licensed tools and products or based on the straight-line method over three years, whichever method results in a higher level of annual amortization. Amortization expense related to purchased software amounted to approximately $470,000, $433,000 and $193,000 in 2003, 2002 and 2001, respectively. Accumulated amortization related to purchased software totaled approximately $1.2 million and $708,000 at December 31, 2003 and 2002, respectively.

Capitalized Software

      The Company’s capitalized software consists of purchased software for internal use, which is included in property and equipment, and purchased software used in the Company’s research and development efforts, which is included in intangibles. Any internal software development costs incurred after establishing technological feasibility are immaterial and are charged to operations as research and development costs.

Goodwill and Other Intangibles

      Intangible assets represent the excess of cost over the fair value of net tangible assets acquired and identified other intangible assets which consist of purchased software development, channels of distribution, strategic licenses, current technology and a customer relationship. Purchased software development is amortized on a straight-line basis over an estimated useful life of three years once the projects are placed in service. The channels of distribution, strategic licenses and current technology are amortized on a straight-line basis over their estimated useful life of three years. The customer relationship is amortized on a straight-line basis over its estimated useful life of ten years. Goodwill associated with acquisitions is not being amortized in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142”).

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Summary of Significant Accounting Policies and Practices — (Continued)

      Goodwill and other intangible assets consist of the following (in thousands):

		December 31,
	Amortization
	Period in months	2003	2002

Intangibles subject to amortization:
Purchased software development	36 months	$2,629	$2,096
Channels of distribution	36 months	900	—
Strategic licenses	36 months	1,800	—
Current technology	36 months	1,721	—
Customer relationship	120 months	2,403	2,403

Weighted average months	57 months	9,453	4,499

Accumulated amortization:
Purchased software development		(1,438)	(828)
Channels of distribution		(75)	—
Strategic licenses		(150)	—
Current technology		(242)	—
Customer relationship		(240)	—

Net intangibles subject to amortization		7,308	3,671
Goodwill		16,228	12,685

Total goodwill and other intangibles		$23,536	$16,356

      Goodwill activity is as follows (in thousands):

Balance December 31, 2001	$12,685
No activity	—

Balance December 31, 2002	12,685
Goodwill from MCK acquisition	14,473
Write-down of MCK goodwill	(10,930)

Balance December 31, 2003	$16,228

      Estimated annual amortization expense is as follows (in thousands):

Annual
Amortization

2004	$2,088
2005	1,998
2006	1,513
2007	507
2008	240
Thereafter	962

$7,308

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Summary of Significant Accounting Policies and Practices — (Continued)

      The Company fully adopted SFAS No. 142 in 2002. Under the provisions of SFAS No. 142, goodwill is no longer subject to amortization effective January 1, 2002. Goodwill amortization expense totaled approximately $1.3 million in 2001. The impact of goodwill amortization on basic and diluted loss per share is as follows (in thousands, except per share amounts):

For the Year Ended
December 31, 2001

Reported net loss	$(147,615)
Add: Goodwill amortization	1,275

Adjusted net loss	$(146,340)

Basic and diluted loss per share:
Reported net loss	$(2.71)
Goodwill amortization	0.02

Adjusted net loss	$(2.69)

Impairment of Long-Lived Assets

      SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company early-adopted SFAS No. 144 effective January 1, 2001.

      In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

      Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

      In April 2003, the Company negotiated the original agreement to purchase MCK in which the MCK stockholders would be entitled to receive approximately 20.0 million shares of the Company’s common stock which was valued at $13.0 million, based on the volume weighted average closing price per share of the Company’s common stock as reported on the Nasdaq SmallCap Market for the 20 trading day period beginning March 19, 2003 and ending April 15, 2003. As part of the original agreement, the Company was to receive $7.5 million in cash. The terms of the agreement were amended on June 13, 2003. Under the amended terms, MCK stockholders were entitled to receive approximately 18.3 million shares of the Company’s common stock and the cash MCK was required to have at the closing of the merger was reduced from $7.5 million to approximately $6.4 million. Although the number of shares of the Company’s common stock to be issued in the merger was reduced by the amendment, the amendment changed the measurement date for valuing such shares. As a result of the increase in the price of the Company’s common stock prior to June 13, 2003, the revised valuation for the shares of the Company’s common stock to be issued in the merger increased to $24.1 million. As a result of this increase in value, the goodwill recorded in the merger was

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Summary of Significant Accounting Policies and Practices — (Continued)

impaired upon closing the merger. The Company completed an impairment analysis in accordance with SFAS No. 142. The impairment analysis was performed by using the average of the discounted cash flow methodology and guideline market multiples methodology. Based upon this analysis, the Company recorded a write-off of approximately $10.9 million during the year ended December 31, 2003.

Warranties

      The Company provides a basic limited warranty for its products for one year with optional pre-paid factory support renewals. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

      Warranty liability activity for the year ended December 31, 2003 is as follows (in thousands):

Balance December 31, 2002	$—
Warranty liability from acquisitions	341
Provision for warranty costs	186
Warranty expenditures	(205)

Balance December 31, 2003	$322

Fair Value of Financial Instruments

      Estimates of fair value of financial instruments are made at a specific point in time, based on relevant market prices and information about the financial instrument. The estimated fair values of financial instruments are not necessarily indicative of the amounts the Company might realize in actual market transactions. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents, accounts receivable, inventories, accrued expenses, accounts payable, unearned revenue and customer deposits: The carrying amounts reported in the consolidated balance sheets approximate their fair value.

Short and long-term debt: The carrying amount of the Company’s borrowings under floating rate debt approximates its fair value. The carrying amount of the Company’s notes payable has been discounted to approximate its fair value in connection with the accounting for the Clarent acquisition. The carrying amount of convertible subordinated debentures under fixed rate debt approximates its fair value because it approximates the Company’s estimated long-term borrowing rate.

At December 31, 2003 and 2002, the carrying amounts of all financial instruments approximate their fair values.

Stock-Based Compensation Plan

      The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”), and related interpretations. As such, compensation expense to be recognized over the related vesting period is generally determined on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”),

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Summary of Significant Accounting Policies and Practices — (Continued)

permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income (loss) and pro forma income (loss) per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123 (See Note 10).

Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Net Loss Per Share

      Basic and diluted net loss per share are computed in accordance with SFAS No. 128, “Earnings Per Share,” using the weighted average number of common shares outstanding. The diluted net loss per share for the twelve-month periods ended December 31, 2003, 2002 and 2001 does not include the effect of the common stock equivalents, calculated by the treasury stock method, as their impact would be antidilutive. Using the treasury stock method, excluded common stock equivalents are as follows:

	2003	2002	2001

Shares issuable under stock options	5,232,642	2,376,136	717,302
Shares issuable pursuant to warrants to purchase common stock	7,056,306	1,641,781	39,323

	12,288,948	4,017,917	756,625

      See Footnotes 9 and 10 for disclosure of all warrants to purchase common stock and shares issuable under stock options.

Comprehensive Income (Loss)

      SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of financial statements. The statement requires additional disclosures in the consolidated financial statements; it does not affect the Company’s financial position or results of operations. Comprehensive loss has been included in the Consolidated Statements of Shareholders’ Equity for the three-year period ended December 31, 2003.

Segment and Geographic Information

      In accordance with the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, the Company has two reportable operating segments, the Carrier Solutions Group and the Enterprise Solutions Group. Following the acquisition of substantially all the business assets of Clarent in February 2003, the Company began conducting research and development in Canada. International sales of the Company’s products and services continue to originate only from the United States.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Summary of Significant Accounting Policies and Practices — (Continued)

Accounting Pronouncements Issued, Not Adopted

      In February 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”). The provisions of SFAS No. 150 (see below for additional information) are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before May 31, 2003 and still existing at the beginning of the interim period of adoption.

      FASB Staff Position FAS 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“FSP FAS 150-3”), defers the effective date for certain mandatorily redeemable financial instruments issued by a non-SEC registrant and defers the effective date of SFAS No. 150 for certain mandatorily redeemable noncontrolling interests of all entities. The adoption of SFAS No. 150 did not have a material effect on the Company’s financial position or results of operations. Additionally, based on the nature of the Company’s current instruments and interests, the Company does not believe there will be a material effect on the Company’s financial position or results of operations resulting from the adoption of the remaining components of FSP FAS 150-3.

      In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN No. 46R”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN No. 46R replaces FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, which was issued in January 2003. Companies are required to apply FIN No. 46R to variable interests in variable interest entities (“VIEs”) created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation is applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN No. 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially are measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN No. 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The Company is evaluating the impact of applying FIN No. 46R and has not yet completed its analysis.

3.     Mergers and Acquisitions

MCK Communications, Inc.

      On September 26, 2003, to increase capital and to enhance the Company’s ability to provide technology that allows enterprises the ability to migrate to next-generation environments, the Company acquired all of the outstanding capital stock of MCK by means of a subsidiary merger. The fair value of the acquisition cost was approximately $25.1 million, consisting of 18,278,423 shares of the Company’s common stock with a fair value of $24.1 million and acquisition costs of approximately $1.0 million.

      The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded at their fair value at the date of the acquisition.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Mergers and Acquisitions — (Continued)

      The Company has prepared an allocation of the purchase price based on the estimated fair values of acquired assets and liabilities. The Company anticipates the fair value assessments and allocation of the purchase price to be finalized in 2004. Intangible assets relating to channels of distribution, strategic licenses and current technology and total $3.6 million and are being amortized over three years.

      In April 2003, the Company negotiated the original agreement to purchase MCK in which the MCK stockholders would be entitled to receive approximately 20.0 million shares of the Company’s common stock which was valued at $13.0 million, based on the volume weighted average closing price per share of the Company’s common stock as reported on the Nasdaq SmallCap Market for the twenty trading day period beginning March 19, 2003 and ending April 15, 2003. As part of the original agreement, the Company was to receive $7.5 million in cash. The terms of the agreement were amended on June 13, 2003. Under the amended terms, MCK stockholders were entitled to receive approximately 18.3 million shares of the Company’s common stock and the cash MCK was required to have at the closing of the merger was reduced from $7.5 million to approximately $6.4 million. Although the number of shares of the Company’s common stock to be issued in the merger was reduced by the amendment, the amendment changed the measurement date for valuing such shares. As a result of the increase in the price of the Company’s common stock prior to June 13, 2003, the revised valuation for the shares of the Company’s common stock to be issued in the merger increased to $24.1 million. As a result of this increase in value, the goodwill recorded in the merger was impaired upon closing the merger. The Company completed an impairment analysis in accordance with SFAS No. 142. Based upon this analysis, the Company recorded a write-off of goodwill of approximately $10.9 million during the quarter ended September 30, 2003.

Clarent Corporation

      On February 12, 2003, to enhance the Company’s position in the next-generation networking and technology market, the Company acquired substantially all the business assets and certain related liabilities of Clarent. The purchase consideration was approximately $10.8 million, consisting of $9.3 million in discounted seller notes issued by the Company and acquisition costs of approximately $1.5 million. At the closing of the acquisition, the Company issued three promissory notes to Clarent: a $5.0 million secured note due February 13, 2004, which bears interest at 10% per annum, which was paid in full at December 31, 2003; a $1.8 million non-interest bearing unsecured note due February 13, 2004, discounted at 6.25% per annum, of which $1.5 million was paid through December 31, 2003 and the $350,000 balance is due February 12, 2004; and a $3.0 million secured note due February 12, 2008, which bears interest at 5% per annum, discounted at 7.5% per annum. The unamortized discount totaled approximately $350,000 at December 31, 2003. The assets the Company purchased from Clarent secure the secured notes.

      The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded at their fair value at the date of the acquisition. Intangible assets acquired totaling $821,000 primarily consist of current technology and are being amortized over three years.

Telemate.Net Software, Inc.

      On November 16, 2001, to increase capital and add patented communications billing and reporting for next-generation converged Internet protocol and public switched telephone networks to the Company’s product offering, the Company acquired all of the outstanding capital stock of Telemate.Net by means of a subsidiary merger. The merger consideration was approximately $4.1 million, consisting of 24,758,070 shares of the Company’s common stock with a fair value of $16.6 million, assumed options to acquire 5,420,206 shares of the Company’s common stock with exercise prices ranging from $.20 to $5.42 per share (estimated fair value of $1.8 million, using the Black-Scholes option pricing model based on the following weighted-average assumptions: expected volatility — 128%; expected life — one year; risk-free interest rate —

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Mergers and Acquisitions — (Continued)

3.3%; and expected dividend yield — 0%), deferred compensation of $131,000 (Note 9) and acquisition costs of approximately $2.0 million, reduced by retirement of the Company’s Series B redeemable preferred stock (“Series B Preferred Stock”) of $15.0 million and $438,000 of accrued interest thereon and notes receivable from shareholders assumed of $947,000, which are included in shareholders’ equity.

      The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded at their fair value at the date of the acquisition. The excess of the purchase price over the estimated fair value of net assets acquired totaled approximately $1.1 million and was allocated to goodwill.

      On July 27, 2001, in order to enter the next-generation networking and technology market, the Company acquired from WA Telcom Products Co., Inc. (“WATP”) all of the outstanding capital stock of NACT pursuant to that certain Stock Purchase Agreement, between the Company and WATP, dated as of June 4, 2001, as amended (“the Purchase Agreement”), whereby NACT became a wholly-owned subsidiary of the Company. The purchase consideration was approximately $20.6 million, consisting of a cash payment of $14.2 million at closing funded primarily by the sale by the Company of $15.0 million of Series B Preferred Stock to Telemate.Net, an additional amount payable on March 31, 2002 of up to $5.3 million plus interest at prime, a grant to NACT’s employees of in-the-money non-qualified options to purchase shares of the Company’s common stock with a value of $625,000 and acquisition costs of approximately $500,000.

      On March 29, 2002, the Company entered into a Settlement Agreement and General Release (the “WATP Settlement Agreement”) with WATP which provided for a restructuring of the $5.3 million deferred payment due by the Company to WATP pursuant to the Purchase Agreement. Pursuant to the WATP Settlement Agreement, the Company’s obligation to pay to WATP the deferred payment (the “Deferred Amount”) on the date the Company filed its Annual Report on Form 10-K for the year ended December 31, 2001, was restructured pursuant to the terms and conditions of a Convertible Secured Promissory Note dated April 25, 2002, made by the Company in favor of WATP, in the aggregate principal amount of $4.25 million, together with interest accrued thereon (the “Note”). Pursuant to the WATP Settlement Agreement, the Company paid to WATP $1.5 million on April 1, 2002, which payment was applied to the $1.5 million payment due on April 25, 2002, by the Company to WATP pursuant to the Note. Pursuant to the Note, the Company also paid $500,000 on July 1, 2002 and October 1, 2002. In November 2002, the Company negotiated the early retirement of the remaining $1.75 million plus accrued interest due on the Note. The Company paid $1.4 million plus accrued interest and recognized an extraordinary item — gain on early retirement of debt of $350,000. The WATP Settlement Agreement was approved by the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, which has jurisdiction over WATP’s pending bankruptcy proceeding.

      Furthermore, pursuant to the WATP Settlement Agreement, the Company and WATP released each other from claims against each other arising out of or related to the Purchase Agreement. Management’s estimate of the claims against WATP totaled approximately $1.3 million, which equaled the reduction of the deferred payment and previously accrued interest expense on the deferred payment.

      In accordance with the terms of the definitive stock purchase agreement between the Company and Telemate.Net, on July 27, 2001, Telemate.Net purchased $15.0 million of Series B Preferred Stock to fund the Company’s acquisition of NACT (see Note 9).

      The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded at their fair value at the date of the acquisition. The excess of the purchase price over the estimated fair value of net assets acquired (including identified intangible assets of $1.7 million, which are being amortized over a three-year life) totaled approximately $10.2 million and was allocated to goodwill.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Mergers and Acquisitions — (Continued)

      Prior to the purchase of NACT, the Company became an NACT reseller in the first quarter of 2001. The Company resold NACT gateway solution systems with product revenues for the six months prior to acquisition totaling $2.8 million and cost of product sales of $2.1 million.

Allocation of Purchase Price

	MCK	Clarent	Telemate.Net	NACT

Cash	$10,575	$571	$4,810	$2,538
Restricted cash	2,015	115	—	—
Accounts receivable	1,045	2,717	618	5,233
Inventories	423	5,465	—	4,559
Other current assets	453	613	743	755
Property and equipment	365	1,650	563	2,505
Other intangibles	3,600	821	—	1,700
Goodwill(1)	14,473	—	1,062	10,171
Accounts payable	(508)	(103)	(217)	(726)
Accrued compensation	(195)	(198)	(427)	(769)
Current portion of accrued costs of MCK purchase	(5,810)	—	—
Accrued expenses	(782)	(331)	(1,350)	(49)
Deferred revenue	(524)	(480)	(1,827)	—
Deferred payment on purchase of NACT	—	—	—	(5,340)
Deferred compensation	—	—	131	—

Cost of acquisition	$25,130	$10,840	$4,106	$20,577

(1)	Prior to MCK goodwill write-down of $10.9 million

Pro Forma Effect of MCK, Clarent, Telemate.Net and NACT

      The following unaudited pro forma information presents the results of continuing operations of the Company as if the acquisitions of MCK and Clarent had taken place on January 1, 2002 and the acquisitions of Telemate.Net and NACT had taken place on January 1, 2001 (in thousands, except per share amounts):

	2003(1)	2002(1)	2001

Revenues	$70,325	$92,039	$47,567
Loss from continuing operations	$(16,740)	$(8,838)	$(17,623)
Net loss	$(16,740)	$(9,169)	$(155,362)
Loss from continuing operations per common share - basic and diluted	$(0.15)	$(0.09)	$(0.25)
Net loss per common share — basic and diluted	(0.15)	(0.09)	(2.04)
Weighted average shares outstanding — basic and diluted	112,556	98,812	76,137

(1)	The write-down of goodwill in 2003 for MCK of $10.9 million is excluded from the amounts for 2003 and 2002.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Unconsolidated Affiliates

Shanghai BeTrue Infotech Co., Ltd.

      On October 1, 2002, the Company acquired a 51% interest in Shanghai BeTrue Infotech Co., Ltd. (“BeTrue”). The remaining 49% interest in BeTrue is owned by Shanghai Tangsheng Investments & Development Co. Ltd (“Shanghai Tangsheng”). The joint venture provides the Company with an immediate distribution channel into the China and Asia-Pacific region for the Company’s application-based Voice over Internet Protocol gateway solutions, billing systems, value-added applications and web filtering solutions. Due to the shared decision making between the Company and its equity partner, the results of BeTrue are treated as an equity investment rather than being consolidated.

      The Company purchased the 51% interest in BeTrue for $100,000 from NeTrue Communications, Inc., Shanghai Tangsheng’s former joint venture partner. The Company also contributed to the joint venture certain next-generation communication equipment and software valued at approximately $236,000 and $100,000 cash.

      Summarized financial information reported by this affiliate for the year ended December 31, 2003 and for the period subsequent to the Company’s investment for the fourth quarter ended December 31, 2002 (in thousands) are as follows:

		Quarter
	Year Ended	Ended
	December 31,	December 31,
	2003	2002

Operating results:
Revenues	$3,324	$725

Operating income (loss)	$128	$(5)

Net income (loss)	$141	$(9)

      The Company had approximately $60,000 in sales to BeTrue during the year ended December 31, 2003 and none in 2002.

5.     Discontinued Operations

      Following the acquisition of NACT in July 2001, the Company determined that its legacy VAR business was not strategic to the Company’s ongoing objectives and discontinued capital and human resource investment in its legacy VAR business. Accordingly, the Company elected to report its legacy VAR business as discontinued operations by early adoption of SFAS No. 144, effective for the fourth quarter of 2001. The legacy VAR business is included with HSG (which was reported as discontinued operations beginning in 2000) for a combined presentation of discontinued operations.

      During 2000, the Company’s board of directors decided to dispose of HSG. In December 2000, the Company completed the sale of its domestic lodging business and international hospitality business for aggregate proceeds of $10.0 million. The Company sold its restaurant solutions business for aggregate proceeds of $8.5 million in January 2001.

      The loss on the sale of HSG totaled $11.5 million. A loss of $11.0 million was recorded in the third and fourth quarters of 2000 and an additional $500,000 was recorded in the third quarter of 2001, the latter related to winding up the Company’s international hospitality operations, the assets of which were sold in the fourth quarter of 2000. The 2000 loss included a reduction in asset values of approximately $6.7 million and a provision for anticipated closing costs and operating losses until disposal of approximately $4.3 million.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Discontinued Operations — (Continued)

      There were no results of discontinued operations for the year ended December 31, 2003. Summary operating results of the discontinued operations (in thousands) are as follows:

	For the Year Ended
	December 31,

	2002	2001

Revenue	$223	$12,762

Gross (loss) profit	(331)	374

Operating loss	(331)	(135,598)
Loss on disposal of assets	—	(500)

Loss from discontinued operations	$(331)	$(136,098)

      The loss from discontinued operations in 2001 includes depreciation of $546,000, amortization of intangibles of $22.7 million, write-down of goodwill of $95.3 million, reorganization costs of $9.2 million and amortization of deferred compensation of $267,000.

      The reorganization costs consist of the following (in thousands):

2001

Severance costs	$1,217
Facilities closings	6,162
Inventory write-down	1,005
MessageClick ASP exiting costs	824

$9,208

      Liabilities of discontinued operations (in thousands) are as follows:

	December 31,

	2003	2002

Accrued restructuring costs	$1,472	$2,010
Other current liabilities	401	1,121

Liabilities of discontinued operations	$1,873	$3,131

      Accrued restructuring costs relates primarily to several leases for buildings and equipment that are no longer being utilized in continuing operations. The accrual is for all remaining payments due on these leases, less estimated amounts to be paid by any sublessors. The accrual for one of the leases with total payments remaining through January 31, 2010 of $2.4 million assumes that the building will be sub-leased for approximately 44% of the total lease liability over the remaining term of the lease.

      The 2003 activity in the liabilities of discontinued operations (in thousands) was as follows:

Balance December 31, 2002	$3,131
Lease payments, net of sublease receipts	(739)
Other payments	(720)
Additional lease accrual	201

Balance December 31, 2003	$1,873

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.     Financing Arrangements

      In February 2003, the Company amended its original credit agreement (the “Original Credit Agreement”) with its primary lender, Silicon Valley Bank (“Silicon”) to increase the Company’s credit line with Silicon from $5.0 million to $10.0 million, subject to borrowing availability. The Company also entered into certain additional arrangements with Silicon including an export-import (“EX-IM”) facility that will provide for working capital based on the Company’s international accounts receivable and inventories related to export sales. The Company and Silicon further amended the credit facility in connection with the acquisition of MCK and the acquisition of substantially all of the business assets along with related liabilities of Clarent (as amended, the “Amended Credit Agreement”). The Company’s borrowings under the Amended Credit Agreement are secured by substantially all of the assets of the Company. Interest on borrowings under the Amended Credit Agreement at 2.0% above Silicon’s Base Rate, with a minimum Base Rate of 4.25% (6.25% at December 31, 2003). The Amended Credit Agreement provides for up to $2.5 million in letters of credit. Advances are limited by a formula based on eligible receivables, inventories, certain cash balances, outstanding letters of credit and certain subjective limitations. Interest payments are due monthly, and the Amended Credit Agreement expires in August 2004. The Amended Credit Agreement includes a loan fee of $170,000 and ..375% per annum on unused available borrowings. Under the terms of the Amended Credit Agreement, the Company must maintain a minimum EBITDA (earnings before interest, taxes, depreciation and amortization), computed monthly, and may not declare dividends or incur any additional indebtedness without the consent of Silicon, and must comply with other financial covenants, as defined in the Amended Credit Agreement. The Company was not in compliance with the EBITDA covenant as of December 31, 2003 and received a waiver. In February 2004, the Company and Silicon further amended the credit facility to replace the EBITDA covenant, with an adjusted minimum cash on hand requirement and a tangible net worth covenant.

      Pursuant to the loan commitment letter with Silicon, on February 12, 2003, the Company issued to Silicon a warrant to purchase 350,000 shares of the Company’s common stock at an exercise price of $0.44 per share. The fair value of the warrants issued totaled approximately $119,000, using the Black-Scholes option pricing method based on the following weighted-average assumptions: expected volatility — 104%; expected life — five years; risk-free interest rate — 3.0%; and expected dividend yield — 0%. The loan fees and fair value of the warrants issued are being amortized to interest expense over the term of the Amended Credit Agreement.

      The Company had no borrowings under the Amended Credit Agreement as of December 31, 2003. The availability under the Amended Credit Agreement at December 31, 2003 was $7.8 million. (This amount does not include the effect of MCK on the Company’s borrowing ability because Silicon has not yet conducted an audit that would determine the amount of MCK receivables to be included in the borrowing base. In addition, the Company was not borrowing and did not need the additional borrowing availability. The Company estimates that including the MCK receivables would increase availability by approximately $1.5 million). The Company has an outstanding stand-by letter of credit in the amount of $200,000 at December 31, 2003, which would reduce borrowing capacity under the Amended Credit Agreement.

      In addition, the Company’s subsidiary MCK has an outstanding stand-by letter of credit, of which their landlord is the named beneficiary, in the amount of $1.5 million that is secured by restricted cash in the amount of $2.1 million at December 31, 2003. This letter of credit was cancelled and replaced in January 2004 with a letter of credit under the Company’s Amended Credit Agreement.

7.     Convertible Subordinated Debentures

      In connection with the Company’s acquisition of MessageClick, certain investors of MessageClick purchased $4.5 million of the Company’s 7.5% convertible subordinated debentures and warrants to purchase an aggregate of 1,000,000 shares of the Company’s common stock at an exercise price of $7.50 per share. The

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     Convertible Subordinated Debentures — (Continued)

debentures are convertible into the Company’s common stock at a conversion price of $3.57. The convertible subordinated debentures are due November 22, 2005. The debentures have been discounted to reflect the fair value of the warrants issued, totaling approximately $1.4 million, using the Black-Scholes option pricing method based on the following weighted-average assumptions: expected volatility — 88%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%. The unamortized discount totaled approximately $521,000 at December 31, 2003. In addition, the Company paid certain private placement fees and attorney’s fees in connection with the sale of the debentures totaling $50,000. The fees are being amortized to interest expense over the term of the debentures. The net value of the convertible subordinated debentures is approximately $4.0 million at December 31, 2003.

      The Company issued $7.0 million of its 5% convertible subordinated debentures, along with warrants to purchase 364,584 shares of the Company’s common stock at an exercise price of $5.03 per share, during the year ended December 31, 2000. In January 2001, the Company modified the terms of its 5% convertible subordinated debentures. According to the modified terms of the convertible subordinated debentures, the Company repurchased $4.5 million of the outstanding $7.0 million of its 5% convertible subordinated debentures. Of the remaining $2.5 million in outstanding 5% convertible subordinated debentures, $1.5 million were converted by the investors into the Company’s common stock at a price of $1.40 per share. The remaining $1.0 million of 5% convertible subordinated debentures was converted at $1.19 per share. In connection with this modification, the Company issued warrants to purchase 945,378 shares of the Company’s common stock at an exercise price of $1.64 per share. The fair value of the warrants issued, totaled approximately $977,000, using the Black-Scholes option pricing method based on the following weighted-average assumptions: expected volatility — 91%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%. The cost of conversion, including the warrants issued, totaled $1.6 million in the year ended December 31, 2001.

      The cost of conversion is reflected as other expense in the consolidated statement of operations for the year ended December 31, 2001 and consisted of the following (in thousands):

Fair value of warrants issued	$977
Write off of related discount	365
Write off of related loan fees	165
Beneficial conversion	107
Legal and other costs	26

$1,640

8.     Reorganization Costs

      In the first and third quarters of 2003, the Company initiated reorganizations to accommodate the acquisition of the assets of Clarent and as a part of its effort to consolidate functions and improve operational efficiencies, the Company eliminated 25 positions held by employees. As a result of these actions, the Company recorded reorganization costs of $425,000 during the year ended December 31, 2003. The reorganization costs consist of severance costs and non-cash stock compensation expense related primarily to the acceleration of vesting of options.

      In the third and fourth quarters of 2002, the Company initiated certain restructuring plans. As a part of the Company’s efforts to improve operational efficiencies and financial performance the Company eliminated 42 positions held by employees. As a result of these actions, the Company recorded reorganization costs of $324,000 during the year ended December 31, 2002.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     Shareholders’ Equity

Preferred Stock

      The Company originally authorized 1,000,000 shares of preferred stock, 30,000 of which were designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”). All 30,000 shares of the Series A Preferred Stock have been converted into 300,000 shares of the Company’s common stock.

      In 2001, concurrent with the acquisition of NACT, the Company issued and sold to Telemate.Net an aggregate of $15.0 million of Series B Preferred Stock at a price of $20.00 per share. Upon the acquisition of Telemate.Net, these shares were retired. There were no outstanding shares of the Company’s preferred stock at December 31, 2003 and 2002. Currently, there are 220,000 shares of undesignated preferred stock, which are authorized but unissued.

Private Placements

      On October 17, 2002, the Company issued 9,646,302 units of the Company’s securities (“Units”), with each Unit consisting of one share of common stock and a warrant to purchase one share of common stock, at a purchase price of $0.311 per Unit, resulting in aggregate proceeds of approximately $3.0 million less issuance costs of $15,000. Each warrant entitles the holder to purchase one share of restricted common stock at an exercise price of $0.311 per share. The warrants are immediately exercisable for a five-year period and are callable at any time following the date of issuance if the closing price of the Company’s common stock equals or exceeds $1.20 for ten consecutive trading days. In 2003, the Company exercised the call feature in these warrants resulting in aggregate proceeds of $3.0 million.

Stock Warrants

      In connection with various financing and acquisition transactions, and related services provided to the Company, the Company has issued warrants to purchase the Company’s common stock.

      During 2003, the Company issued 350,000 warrants in connection with the Company’s Original Credit Agreement (see Note 6). The warrants were exercised in 2003 resulting in aggregate proceeds of $154,000.

      During 2002, the Company issued 9,646,302 warrants in connections with the Company’s private placement on October 17, 2002, per above discussion, and 308,641 on May 15, 2002 in connection with the Company’s Original Credit Agreement (see Note 6). The Company exercised the call feature for the warrants related to the private placement. These warrants were exercised in 2003 resulting in aggregate proceeds of $3.2 million.

      During 2001, the Company issued 945,378 warrants in connection with the modification of the terms of its 5% convertible subordinated debt agreement.

      During 2000, the Company issued 364,584 warrants in connection with its 5% convertible subordinated debentures and 181,901 warrants in connection with its 7.5% convertible subordinated debentures. In addition, warrants issued by Cereus to purchase shares of Cereus common stock were assumed by the Company and converted at a rate of 1.75 shares of the Company’s common stock per share of Cereus common stock at the time the Company acquired Cereus. These warrants, after conversion, totaled 13,131,192 and were issued to employees and non-employees related to financing transactions of Cereus.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     Shareholders’ Equity — (Continued)

      A summary of warrants outstanding at December 31, 2003, is as follows:

		Weighted
	Number of	Average
	Outstanding	Exercise
Exercise Price	Warrants	Price	Expiration Date

$0.01	37,532	$0.01	September 2005 — October 2006
$1.50-$1.82	1,244,106	$1.63	August 2005 — January 2006
$3.09-$5.25	767,749	$4.21	January 2004 — October 2006
$5.62-$5.65	4,534,839	$5.65	February 2005 — September 2005
$5.88	1,275,970	$5.88	November 2005
$6.00	150,000	$6.00	October 2006

Total	8,010,196	$4.90

      As of December 31, 2003, all of the warrants are vested.

      The exercise price and number of outstanding warrants for certain warrants previously issued have been adjusted according to their antidilution provisions.

10.     Stock Option Plan

      The Company has a stock option plan for employees, consultants, and other individual contributors to the Company which enables the Company to grant up to 15.0 million qualified and nonqualified incentive stock options (the “1999 Plan”). In 2001, the 1999 Plan was amended to increase the amount of stock options available for grant from 10.0 million to 15.0 million shares. The Company adopted the 1999 Plan which aggregates the Company’s prior stock option plans, in the second quarter of 1999. The qualified options are to be granted at an exercise price not less than the fair market value at the date of grant. Subject to certain exceptions, the aggregate number of shares of common stock that may be granted through awards under the 1999 Plan to any employee in any calendar year may not exceed 300,000 shares. The compensation committee of the Company’s board of directors determines the period within which options may be exercised, but no option may be exercised more than ten years from the date of grant. The compensation committee also determines the period over which the options vest. Options are generally exercisable for ten years from the grant date and generally vest over a four-year period from the date of grant.

      The 1999 Plan also provides for stock purchase authorizations and stock bonus awards. Stock bonus awards totaling 86,000 have been granted under the 1999 Plan for the year ended December 31, 2002. None were awarded for 2003 and 2001. Total options remaining available for grant under the 1999 Plan as of December 31, 2003 were 1,958,752.

      Upon the acquisition of Telemate.Net in November 2001, the Company assumed the Telemate Stock Incentive Plan and the Telemate.Net Software, Inc. 1999 Stock Incentive Plan (the “Telemate.Net Plans”), and the options outstanding thereunder. The options outstanding under the Telemate.Net Plans were converted at a rate of 2.62 shares of the Company’s common stock per share of Telemate.Net’s common stock at the time of the acquisition and totaled 5,420,206 shares. These options, at the time of acquisition, had an estimated fair value of $1.8 million using the Black-Scholes option pricing model based on the following weighted-average assumptions: expected volatility — 128%; expected life — one year; risk-free interest rate — 3.3%; and expected dividend yield — 0%, and was included in the cost of the acquisition. The Company does not plan to issue any additional shares under the Telemate.Net Plans.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.     Stock Option Plan — (Continued)

      In connection with the acquisition of Telemate.Net, the Company recorded deferred compensation of approximately $131,000 for the aforementioned options granted by Telemate.Net prior to the acquisition which were exchanged for the Company’s options. The Company amortizes deferred compensation over three years, the weighted-average vesting period of the options. The Company amortized to non-cash compensation expense approximately $29,000, $48,000 and $8,000 of the deferred compensation related to these option grants for the years ended December 31, 2003, 2002 and 2001, respectively. The Company reduced deferred compensation due to forfeitures relating to these options totaling approximately $5,000 and $41,000 during the years ended December 31, 2003 and 2002, respectively.

      Upon the acquisition of Cereus in September 2000, the Company assumed the Cereus Technology Partners, Inc. 1997 Stock Option Plan (the “Cereus Plan”), and the options outstanding thereunder. The options outstanding under the Cereus Plan were converted at a rate of 1.75 shares of the Company’s common stock per share of Cereus common stock at the time of the acquisition and totaled 1,376,708. These options, at the time of acquisition, had an estimated fair value of $2.8 million using the Black-Scholes option pricing model based on the following weighted-average assumptions: expected volatility — 88%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%, was included in the cost of the acquisition. The Company does not plan to issue any additional shares under the Cereus Plan.

      In connection with the acquisition of Cereus, the Company recorded deferred compensation of approximately $6.9 million for the aforementioned options granted by Cereus prior to the acquisition which were exchanged for the Company’s options. The Company amortizes deferred compensation over four years, the vesting period of the options. The Company amortized to non-cash compensation expense approximately $750,000, $1.1 million and $1.8 million of the deferred compensation related to these option grants for the years ended December 31, 2003, 2002 and 2001, respectively. The Company reduced deferred compensation due to forfeitures relating to these options totaling approximately $155,000 and $1.2 million during the years ended December 31, 2002 and 2001, respectively.

      Prior to the Company’s acquisition of Cereus, Cereus granted stock warrants totaling 3,680,000 in 2000 to certain employees and directors outside the Cereus Plan in addition to the warrants discussed in Note 9. These stock warrants have contractual terms of 5-10 years. The majority of these warrants have an exercise price equal to the fair market value of Cereus’s common stock at the grant date. The warrants granted in 2000 vest over various terms not to exceed seven years, beginning on the date of the grant. These warrants were assumed by the Company and converted as contemplated in the merger agreement with respect to the Company’s acquisition of Cereus to 6,440,000 warrants at the time of the Cereus acquisition. The fair value of these warrants at the time of the acquisition, estimated to be $15.5 million using the Black-Scholes option pricing model based on the following weighted-average assumptions: expected volatility — 88%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%, was included in the cost of the acquisition.

      The Company accelerated vesting and extended exercise dates on options for certain terminated individuals in connection with reorganizations during 2003 and 2002 (see Note 8). As a result, the Company recorded a non-cash charges of approximately $219,000 and $23,000 for the years ended December 31, 2003 and 2002, respectively, representing the value of the accelerated vesting and extended exercise dates for certain terminated employees. The expense is included in reorganization costs.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.     Stock Option Plan — (Continued)

      A summary of the status of the Company’s stock options granted to employees, and the above warrants granted by Cereus, prior to its acquisition by the Company, as of December 31, 2003, December 31, 2002, and December 31, 2001 and the changes during the years ended on these dates is presented below:

	2003		2002		2001

	Number of	Weighted	Number of	Weighted	Number of	Weighted
	Shares of	Average	Shares of	Average	Shares of	Average
	Underlying	Exercise	Underlying	Exercise	Underlying	Exercise
	Options	Prices	Options	Prices	Options	Prices

Outstanding at beginning of the year	15,798,288	$2.13	18,029,478	$2.57	14,599,370	$4.19
Granted	4,863,197	1.07	1,366,300	1.46	9,547,453	0.90
Exercised	3,702,017	0.55	847,082	0.34	1,090,702	0.60
Forfeited	2,231,704	2.52	2,750,408	5.10	5,026,643	4.53
Expired	—	—	—	—	—	—

Outstanding at end of year	14,727,764	2.13	15,798,288	2.13	18,029,478	2.57

Exercisable at end of year	10,143,506	2.29	9,901,956	2.16	8,210,833	2.49

Weighted-average fair value of all options granted		0.85		0.70		0.75
Weighted-average remaining contractual life of outstanding options		6.99		6.46		7.69

      The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Assumption	2003	2002	2001

Expected Term	4.00	4.00	4.00
Expected Volatility	115.00%	110.00%	130.00%
Expected Dividend Yield	0.00%	0.00%	0.00%
Risk-Free Interest Rate	3.00%	3.00%	3.32%

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.     Stock Option Plan — (Continued)

      The following table summarizes information about employee stock options and the above warrants granted by Cereus, prior to its acquisition by the Company, outstanding at December 31, 2003:

	Options and Warrants		Options and Warrants
	Outstanding		Exercisable

	Number		Number
	Outstanding	Wgtd. Avg.	Exercisable	Wgtd. Avg.
Range of Exercise Prices	at 12/31/03	Exercise Price	at 12/31/03	Exercise Price

$0.19 to $0.50	3,713,881	$0.42	2,240,131	$0.40
$0.51 to $1.19	1,802,330	0.94	870,717	0.86
$1.20 to $1.50	468,000	1.44	414,750	1.46
$1.51 to $2.14	4,592,619	2.14	3,661,369	2.14
$2.15 to $3.05	290,690	2.75	282,226	2.75
$3.06 to $4.00	1,795,734	3.50	920,859	3.44
$4.01 to $5.00	1,381,435	4.23	1,074,535	4.25
$5.01 to $18.00	683,075	6.77	678,919	6.77

$0.19 to $18.00	14,727,764	$2.13	10,143,506	$2.29

      If the Company had used the fair value-based method of accounting for its stock option and incentive plans and charged compensation cost against income, over the vesting period, based on the fair value of options at the date of grant, then the net loss and net loss per common share would have been increased to the following pro forma amounts (in thousands, except for per share amounts):

	2003	2002	2001

Net loss, as reported	$(18,287)	$(2,726)	$(147,615)
Add: Stock-based compensation expense included in net loss	780	1,173	1,766
Less: Total stock-based employee compensation expense determined under fair value based method for all awards	(3,146)	(3,296)	(4,114)

Pro forma net loss	$(20,653)	$(4,849)	$(149,963)

Net loss per common share As reported	$(0.18)	$(0.03)	$(2.71)
Pro forma	(0.21)	(0.06)	(2.76)

11.     Income Taxes

      The components of loss from continuing operations, before income taxes were (in thousands):

	Years Ended December 31,

	2003	2002	2001

Domestic	$(17,421)	$(2,595)	$(11,417)
Foreign	(866)	—	—

	$(18,287)	$(2,595)	$(11,417)

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Income Taxes — (Continued)

      The significant components of income taxes for continuing operations are as follows (in thousands):

	Years Ended December 31,

	2003	2002	2001

Income Taxes:
Currently Payable:
Domestic	$—	$(200)	$100
Foreign	—	—	—

	—	(200)	100
Deferred
Domestic	—	—	—
Foreign	—	—	—

	—	—	—

Income Tax (Benefit) Expense	$—	$(200)	$100

      A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax was as follows:

	Years Ended December 31,

	2003	2002	2001

Statutory U.S. rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(4.0)	(4.0)	(4.0)
Non-deductible charges for intangibles	23.3	7.5	29.3
Effect of acquisitions	—	—	(8.4)
Effect of valuation allowance	17.2	1.2	8.3
Other permanent differences	(8.4)	15.2	8.9
Non-deductible compensation	0.0	0.9	—
Effect of expiring net operating loss	5.9	13.2	—
Reversal of accrued exposure no longer necessary	—	(6.8)	—

Total income tax expense (benefit)	0.0%	(6.8)%	0.1%

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Income Taxes — (Continued)

      Deferred income taxes are recognized to reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred tax assets are as follows (in thousands):

	December 31,

	2003	2002

Deferred tax assets:
Net operating loss carryforwards	$63,133	$48,161
Capital loss carryforwards	269	269
Research and development credits	1,248	1,248
Foreign research and development expenses	1,502	—
Foreign investment tax credits	1,246	—
Unearned revenue	1,906	2,044
Reserves	3,875	1,929
Compensation accruals	423	1,843
Intangible assets	705	2,099
Depreciable assets	2,791	1,182
Other	235	—
Valuation allowance	(77,333)	(58,775)

Net deferred tax asset	$—	$—

      The valuation allowance for deferred tax assets as of December 31, 2003, was approximately $77.3 million. The increase of $18.5 million in the total valuation allowance for 2003 is due partly to the establishment of valuation reserves on acquired deferred tax assets ($15.4 million) and partly to increases in above described temporary differences on which a valuation allowance was provided.

      Substantially all of the companies deferred tax assets are attributable to acquisitions accounted for as purchase transactions. The valuation allowances associated with these deferred assets will be credited to goodwill if and when realized. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company’s management believes it is more likely than not the Company will not realize the benefits of the deferred tax assets, net of existing valuation allowances, as of December 31, 2003 and 2002.

      At December 31, 2003, the Company had net operating loss (“NOL”) carry-forwards of approximately $162.1 million and other business tax credits of approximately $1.2 million, a substantial portion of which are subject to certain limitations under the Internal Revenue Code Section 382. If not utilized, the NOLs will begin expiring in years 2004 through 2023. In addition the Company had foreign investment tax credits totaling approximately $1.2 million which begin expiring in years 2009 through 2013.

12.     Savings and Retirement Plan

      The Company sponsors a 401(k) savings and retirement plan which is available to all eligible employees. Under the plan, the Company may make a discretionary matching contribution. Discretionary matching contributions were approximately $266,000, $209,000 and $132,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.     Employee Stock Purchase Plan

      On November 16, 1999, the Company adopted the Verso Technologies, Inc. 1999 Employee Stock Purchase Plan (the “Stock Purchase Plan”), which offers employees the right to purchase shares of the Company’s common stock at 85% of the market price, as defined. Under the Stock Purchase Plan, full-time or part-time employees, except persons owning 5% or more of the Company’s common stock, who have worked for the Company for at least 15 consecutive days before the beginning of the offering period are eligible to participate in the Stock Purchase Plan. Employees may elect to have withheld up to 10% of their annual salary up to a maximum of $25,000 per year to be applied to the purchase of the Company’s unissued common stock. The purchase price is generally equal to 85% of the lesser of the market price on the beginning or ending date of the offering periods under the Stock Purchase Plan. A maximum of 1,000,000 shares of the Company’s common stock may be purchased under the Stock Purchase Plan. Shares issued under the Stock Purchase Plan were 166,160, 290,171 and 211,965 for the years ended December 31, 2003, 2002 and 2001, respectively.

14.     Other Commitments and Contingencies

Leases

      The Company leases office space and certain equipment under operating leases which expire at various dates through 2010 with some leases containing options for renewal. Rent expense for continuing operations under these leases was $3.1 million, $2.3 million and $1.9 million for the years ended December 31, 2003, 2002 and 2001, respectively.

      As of December 31, 2003, approximate future commitments under operating leases and future minimum rentals to be received under noncancelable subleases in excess of one year are as follows (in thousands):

				Accrued Costs of
		Discontinued Operations		MCK Acquisition
		(See Note 5)		(See Note 3)
	Continuing
	Operations	Leases	Subleases	Leases	Subleases

2004	$2,974	$988	$(706)	$1,345	$(686)
2005	2,826	378	(230)	1,295	(686)
2006	2,363	370	(214)	1,314	(686)
2007	2,088	378	(156)	439	(229)
2008	2,076	386	(160)	—	—
Thereafter	2,065	394	(164)	—	—

Total	$14,392	$2,894	$(1,630)	$4,393	$(2,287)

15.     Segment Information

      The Company reports information for two segments, the Carrier Solutions Group and the Enterprise Solutions Group.

Carrier Solutions Group:	The Company’s Carrier Solutions Group consists of the operations of the Company’s Clarent softswitching division and the Company’s switching subsidiary, NACT. The Company’s Carrier Solutions Group includes hardware and software, integration, applications and technical training and support. Management evaluates the business segment performance based on contributions before unallocated items. Inter-segment sales and transfers are not significant.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.     Segment Information — (Continued)

Enterprise Solutions Group:	The Company’s Enterprise Solutions Group consists of the operations of the Company’s Clarent Netperformer division, the Company’s subsidiaries Telemate.Net and MCK and the Company’s customer response center services. The Enterprise Solutions Group offers hardware-based solutions (which include software) for companies seeking to build private, packet-based voice and data networks. Additionally, the Enterprise Group offers software-based solutions for Internet access and usage management that include call accounting and usage reporting for Internet protocol network devices. These solutions are supported by the Company’s customer response center services, which include outsourced technical support and application installation and training services. Management evaluates the business segment performance based on contributions before unallocated items. Inter- segment sales and transfers are not significant.

      Summarized financial information concerning the Company’s reportable segments is shown in the following table (in thousands):

	Carrier	Enterprise
	Solutions	Solutions
	Group	Group	Total

For the Years Ended December 31,
2003
Revenue	$29,744	$29,754	$59,498
Contribution (loss) before unallocated items	(195)	7,357	7,162
Goodwill	10,170	6,058	16,228
Total assets	28,279	20,927	49,206

2002
Revenue	$26,319	$18,479	$44,798
Contribution before unallocated items	3,487	6,170	9,657
Goodwill	10,170	2,515	12,685
Total assets	28,045	6,218	34,263

2001
Revenue	$15,773	$14,126	$29,899
Contribution before unallocated items	3,569	1,877	5,446
Goodwill	10,170	2,515	12,685
Total assets	26,205	5,458	31,663

      For the year ended December 31, 2003, revenues from international customers were approximately 35% of the Company’s consolidated revenues. For 2002 and 2001, revenues from international customers were not significant.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.     Segment Information — (Continued)

      The following table reconciles the total contribution before unallocated items to the loss from continuing operations (in thousands):

	Years Ended December 31,

	2003	2002	2001

Contribution before unallocated items, per above	$7,162	$9,657	$5,446
Corporate and administrative expenses	(8,000)	(7,168)	(8,628)
Depreciation	(2,900)	(2,730)	(2,160)
Amortization of intangibles	(1,317)	(592)	(1,511)
Deferred compensation	(780)	(1,173)	(1,766)
Write-down of goodwill	(10,930)	—	—
Reorganization costs	(425)	(324)	—
Other income	338	881	(1,437)
Equity in income (loss) of investment	73	(5)	—
Interest expense, net	(1,508)	(1,141)	(1,361)
Income taxes	—	200	(100)

Loss from continuing operations	$(18,287)	$(2,395)	$(11,517)

      The following table reconciles the segment total assets to the Company’s total assets:

	Years Ended
	December 31,

	2003	2002

Total assets before unallocated items, per above	$49,206	$34,263
Corporate assets:
Cash and cash equivalents	7,654	692
Restricted cash	2,290	300
Other current assets	144	592
Property and equipment, net	3,285	3,388
Investment	673	600

	$63,252	$39,835

      Following the acquisition of substantially all the business assets along with certain liabilities of Clarent in February 2003, the Company began conducting research and development in Canada. International sales of the Company’s products and services continue to originate only from the United States. The geographic distribution of the Company’s revenue and contribution before unallocated items (in thousands) are as follows:

	Canada	United States	Total

For the Year Ended December 31,
2003
Revenue	$—	$59,498	$59,498
Contribution before unallocated items	(3,670)	10,832	7,162
Total Assets	1,514	61,738	63,252

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.     Other Events

Settlement with RSL Communications, Ltd. and Affiliates

      On or about July 6, 2000, RSL Communications, Ltd., (together with certain of its affiliates (collectively, “RSL”)) filed with the American Arbitration Association (“AAA”) a demand for arbitration against NACT, which became a wholly-owned subsidiary of the Company on July 27, 2001. In the arbitration, RSL claimed that, pursuant to a Sales Agreement between RSL and NACT, NACT breached its obligation to indemnify and defend RSL against patent infringement claims made against RSL by Aerotel, Ltd. in an action pending in the United States District Court for the Southern District of New York. RSL sought to recover from NACT amounts paid by RSL to defend itself in such patent infringement action, which RSL claimed was approximately $2.0 million, together with other unspecified damages resulting from NACT’s alleged breach. On March 13, 2002, the Company entered into a Settlement Agreement and General Release (the “RSL Settlement Agreement”) with RSL, which provided that the Company issue to RSL 523,430 shares of the Company’s common stock (the “Settlement Shares”) and deposit $200,000 in escrow. Pursuant to the terms of the RSL Settlement Agreement, the Company filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-3 covering the resale of the Settlement Shares (the “Registration Statement”), which Registration Statement was declared effective by the SEC on June 17, 2002. On June 17, 2002, the Company issued 523,430 shares of the Company’s common stock with a market value on the effective date of the Registration Statement of approximately $403,000 and the $200,000 plus accrued interest held in escrow was released to RSL at that time. These obligations have been accrued for in the prior year.

Settlement of Certain Litigation

      On or about February 8, 2002, William P. O’Reilly, a former executive officer and director of the Company; Montana Corporation, Mr. O’Reilly’s consulting company; Clunet R. Lewis, a former officer of the Company; and CLR Enterprises, Inc., Mr. Lewis’ consulting company, filed with the AAA a demand for arbitration against the Company. Messrs. O’Reilly and Lewis and their respective consulting companies sought to have enforced the Consulting Agreements dated April 1, 1999, as amended, to which they and the Company are parties (the “Consulting Agreements”). Messrs. O’Reilly and Lewis claimed that the Company’s attempt by written notice dated June 1, 2001, to terminate the Consulting Agreements effective March 31, 2002, was ineffective and, as a result, such Consulting Agreements have automatically renewed for additional two-year terms, which terms expire on March 31, 2004. Under the terms of the Consulting Agreements, Messrs. O’Reilly and Lewis are to receive, among other things, consulting fees of $250,000 and $240,000 per year, respectively. The Company denied their claims, and the matter was presented to an AAA arbitrator in a hearing held on December 10, 2002. While the matter remained pending before the arbitrator for decision, the parties settled the claims presented in the arbitration proceeding pursuant to that certain Arbitration Award Agreement, dated as of February 3, 2003, between Mr. O’Reilly, Montana Corporation and the Company and that certain Arbitration Award Agreement, dated as of February 3, 2003, between Mr. Lewis, CLR Enterprises, Inc. and the Company (together, the “Arbitration Award Agreements”). Pursuant to the Arbitration Award Agreements, (i) on February 4, 2003, the Company issued to each of Mr. O’Reilly and Mr. Lewis 275,000 restricted shares of the Company’s common stock; and (ii) on March 14, 2003, the Company entered into thirty-month consulting agreements with each of Mr. O’Reilly and Mr. Lewis (together, the “New Consulting Agreements”). During the terms of the New Consulting Agreements, the Company shall pay to Mr. O’Reilly and Mr. Lewis an aggregate of approximately $173,000 and $160,000, respectively, in three installment payments, payable entirely in shares of the Company’s common stock, valued at the average closing price per share for a period of twenty trading days prior to the date the installment payments are due. The Arbitration Award Agreements provide that the consideration set forth therein and in the New Consulting Agreements shall be full satisfaction of any and all amounts the AAA arbitrator may

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.     Other Events — (Continued)

award. On March 14, 2003, the AAA arbitrator awarded $250,000 and $240,000 to Mr. O’Reilly and Mr. Lewis, respectively. These items were accrued in 2002.

      On or about May 21, 2001, John M. Good, a former employee of the Company, filed a lawsuit in the Court of Common Pleas, Cuyahoga County, Ohio, against the Company claiming, among other things, fraud, negligence, securities fraud, breach of contract, conversion and damages resulting from and related to the Company’s alleged failure to deliver, on or about January 3, 2000, 50,000 shares of the Company’s common stock to Mr. Good upon his exercise of an option to purchase such shares. The matter was set for jury trial on February 17, 2003. Based upon the Company’s anticipated exposure and the cost of litigation, on January 16, 2003, the Company and Mr. Good reached an agreement to settle all claims against the Company, which had no material impact on the Company’s consolidated financial statements.

      On or about April 29, 2002, Omni Systems of Georgia, Inc. (“Omni”) and Joseph T. Dyer (“Dyer”) filed with the AAA a demand for arbitration against the Company and Eltrax International, Inc., a wholly-owned subsidiary of the Company (“Eltrax International”). Omni and Dyer claimed that the Company and Eltrax International breached that certain Assignment dated as of August 31, 1998, among Eltrax International, Dyer and Omni (the “Assignment”), which was executed in connection with the Company’s acquisition of Encore Systems, Inc., Global Systems and Support, Inc. and Five Star Systems, Inc. (collectively, the “Encore Group”) in 1998. Pursuant to the Assignment, Omni and Dyer assigned and transferred to Eltrax International all of their right, title and interest in and to a certain computer software property management system in exchange for a one-time payment. The Assignment also provided for an earn-out component of the acquisition consisting of certain contingent monthly payments equal to a percentage of the maintenance and licensing net revenues received by Eltrax International with respect to a certain contract. Omni and Dyer claimed that the Company and Eltrax International had not paid to Omni and Dyer the contingent monthly payments owed to them pursuant to the Assignment beginning in June 2002. Omni and Dyer sought recovery of over $400,000 for contingent monthly payments allegedly owed for the period from May 15, 2002 through January 2003, plus payments in like amounts going forward, together with interest thereon, attorneys’ fees and expenses. In January 2003, the matter was heard for six days by a three-arbitrator panel of the AAA. On April 1, 2003, the Company received notice that the AAA panel awarded to Omni and Dyer (i) payments and interest thereon with respect to the Assignment in the aggregate amount of approximately $506,000; and (ii) attorneys’ fees and expenses, excluding expenses of the AAA, in the aggregate amount of approximately $199,000 (net of attorneys’ fees and expenses awarded to the Company), which amounts are to be paid by Eltrax International (and not the Company) no later than April 30, 2003. Additionally, the AAA panel determined that Eltrax International (and not the Company) will be liable for future payments as they become due in accordance with the terms of the Assignment. The Company estimates that the payments to be made by Eltrax International through 2007, pursuant to the award of the AAA panel, will total approximately $2.4 million. These payments are additional cost of the Company’s acquisition of the Encore Group. Accordingly, the Company accrued the total amount of the estimated payments and increased intangibles by $2.4 million. The long-term portion of the estimated payments is included on the Company’s consolidated balance sheet in other long-term liabilities. The outstanding liability at December 31, 2003 is $1.1 million, including $519,000 in other long-term liabilities.

17.     Litigation

      From time to time, the Company is involved in litigation with customers, vendors, suppliers and others in the ordinary course of business, and a number of such claims may exist at any given time. All such existing proceedings are not expected to have a material adverse impact on the Company’s results of operations or financial condition. In addition, the Company or its subsidiaries are a party to the proceedings discussed below.

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.     Litigation — (Continued)

      In December 2001, a complaint was filed in the Southern District of New York seeking an unspecified amount of damages on behalf of an alleged class of persons who purchased shares of the MCK’s common stock between the date of MCK’s initial public offering and December 6, 2000. The complaint named as defendants MCK and certain of its former officers and other parties as underwriters of its initial public offering (the “MCK defendants”). The plaintiffs allege, among other things, that MCK’s prospectus, contained in the Registration Statement on Form S-1 filed with the SEC, was materially false and misleading because it failed to disclose that the investment banks which underwrote MCK’s initial public offering of securities and others received undisclosed and excessive brokerage commissions, and required investors to agree to buy shares of securities after the initial public offering was completed at predetermined prices as a precondition to obtaining initial public offering allocations. The plaintiffs further allege that these actions artificially inflated the price of MCK’s common stock after the initial public offering. This case is one of many with substantially similar allegations known as the “Laddering Cases” filed before the Southern District of New York against a variety of unrelated issuers (the “Issuers”), directors and officers (the “Laddering Directors and Officers”) and underwriters (the “Underwriters”), and have been consolidated for pre-trial purposes before one judge to assist with administration. A motion to dismiss addressing issues common to the companies and individuals who have been sued in these actions was filed in July 2002. After a hearing on the motion to dismiss the Court, on February 19, 2003, denied dismissal of the claims against MCK as well as other Issuers. Although MCK believes that the claims asserted are meritless, MCK and other Issuers have negotiated a tentative settlement with the plaintiffs. The terms of the tentative settlement agreement provide, among other things, that (i) the insurers of the Issuers will deliver a surety undertaking in the amount of $1 billion payable to the plaintiffs to settle the actions against all Issuers and the Laddering Directors and Officers; (ii) each Issuer will assign to a litigation trust, for the benefit of the plaintiffs, any claims it may have against its Underwriters in the initial public offering for excess compensation in the form of fees or commissions paid to such Underwriters by their customers for allocation of initial public offering shares; (iii) the plaintiffs will release all claims against the Issuers and the Laddering Directors and Officers asserted or which could have been asserted in the actions arising out of the factual allegations of the amended complaints; and (iv) appropriate releases and bar orders and, if necessary, judgment reductions, will be entered to preclude the Underwriters and any non-settling defendants from recovering any amounts from the settling Issuers or the Laddering Directors and Officers by way of contribution or indemnification. Prior to the Company’s acquisition of MCK, MCK’s board of directors voted to approve the tentative settlement. The proposed settlement is subject to acceptance by the other Issuers and court approval. No provision was recorded for this matter in the financial statements of MCK prepared prior to its acquisition by the Company because MCK believed that its portion of the proposed settlement would be paid by its insurance carrier. The Company agrees with MCK’s treatment of this matter. While a final agreement has not been executed, MCK expects to finalize the agreement in the next several months.

      MCK has been named a defendant in a lawsuit filed in Norfolk County, Massachusetts by Entrata Communications, Inc. (“Entrata”). Entrata Communications Inc. v. Superwire.com Inc. and MCK, Inc. arises out of a dispute between Entrata and one of its largest shareholders, Superwire.com, Inc. (“Superwire”). Pursuant to a contract with Entrata, MCK was obligated to pay Entrata $750,000 in early 2002. In order to take advantage of a $100,000 discount offered for early payment, MCK paid Entrata $650,000 in November 2001, in full satisfaction of its contractual obligations. The funds were placed in escrow with Superwire’s California law firm, Jeffers, Shaff & Falk, LLP (“JSF”), which agreed not to disburse the funds until the dispute between Entrata and Superwire had been resolved. Nevertheless, Entrata contends that it never received the funds from MCK and that the funds were diverted to Superwire and JSF. Through the lawsuit, Entrata seeks to recover from both MCK and Superwire the $750,000 that MCK would have owed in 2002. MCK has asserted counterclaims against Entrata, and cross-claims against Superwire, for fraud and breach of contract. On October 11, 2002, Superwire and Entrata filed cross-motions for summary judgment

VERSO TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.     Litigation — (Continued)

against each other. The court denied both motions on March 13, 2003. Following denial of the cross-motions for summary judgment, MCK filed a motion to add JSF and two of its partners, Barry D. Falk and Mark R. Ziebell, as third-party defendants. The court had given the parties until March 17, 2004 to complete discovery. Before the completion of the discovery period, Entrata filed a Chapter 7 bankruptcy proceeding pursuant to the United States Bankruptcy Code. MCK has not as of yet been notified by the trustee of Entrata’s estate as to whether the trustee will pursue the claims against MCK. If such claims are pursued, then the Company intends to defend the claims against MCK and prosecute its counterclaims and third-party claims. No amounts, other than the original payment, were provided for this matter in the financial statements of MCK prepared prior to its acquisition by the Company. The Company believes that the claim against MCK is without merit.

18.     Subsequent Event

Private Placement

      On February 25, 2004, the Company issued, in a private placement, 9.8 million shares of its common stock and warrants to purchase 2.5 million shares of its common stock for an aggregate purchase price of $17.7 million, or $1.80 per share. The warrants issued in connection with the private placement are exercisable for a period of seven years and at an exercise price of $2.30 per share. The Company received approximately $16.25 million, net of expenses.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Verso Technologies, Inc.:

      Under date of February 27, 2004, we reported on the consolidated balance sheets of Verso Technologies, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

      In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      As discussed in Note 2 to the consolidated financial statements, effective July 1, 2001, Verso Technologies, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and certain provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001, and fully adopted all provisions effective January 1, 2002.

/s/ KPMG LLP

Atlanta, Georgia

February 27, 2004

SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS

		Additions

	Balance at	Charges to
	beginning of	costs and	Allowances		Balance at end
Description	period	expenses	acquired	Deductions	of period

Allowance for doubtful accounts:
2003	$(1,853,000)	$(2,505,000)	$(560,000)	$2,923,000	$(1,995,000)
2002	$(2,455,000)	$(1,760,000)	$—	$2,362,000	$(1,853,000)
2001	$(401,000)	$(1,516,000)	$(1,454,000)	$916,000	$(2,455,000)
Deferred tax valuation allowance:
2003	$(58,775,000)	$(15,033,000)	$(3,525,000)	$—	$(77,333,000)
2002	$(58,740,000)	$(35,000)	$—	$—	$(58,775,000)
2001	$(46,402,000)	$(12,338,000)	$—	$—	$(58,740,000)

MCK COMMUNICATIONS AUDITOR REPORT

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders of

MCK Communications, Inc.

      We have audited the accompanying consolidated balance sheets of MCK Communications, Inc. (the Company) as of April 30, 2002 and 2003, and the related consolidated statements of operations, common stockholders’ equity, and cash flows for each of the three years in the period ended April 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of April 30, 2002 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 30, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

June 6, 2003

MCK COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	April 30,

	2002	2003

	(In thousands except
	for share related data)

ASSETS

Current assets:

Cash and equivalents	$4,554	$2,629

Restricted securities	2,000	2,000

Marketable securities	37,813	37,032

Accounts receivable (net of allowances of $500 and $250 at April 30, 2002 and 2003, respectively)	3,773	2,592

Inventory	1,878	1,203

Prepaids and other current assets	595	514

Total current assets	50,613	45,970

Fixed assets, net	1,529	539

Goodwill, intangibles and other long term assets	105	105

Completed technology	3,978	375

Total assets	$56,225	$46,989

LIABILITIES AND COMMON STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$1,435	$905

Accrued liabilities	4,740	2,343

Accrued compensation and benefits	672	239

Deferred revenue	422	389

Total current liabilities	7,269	3,876

Common stockholders’ equity:

Common stock, $.001 par value; authorized shares — 40,000,000, issued and outstanding 20,421,563 shares at April 30, 2002 and 20,528,899 at April 30, 2003	20	20

Additional paid-in capital	125,122	124,912

Accumulated deficit	(75,031)	(81,110)

Deferred compensation	(159)	(3)

Accumulated other comprehensive loss	(464)	(602)

Notes receivable from officers	(532)	(104)

Total common stockholders’ equity	48,956	43,113

Total liabilities and common stockholders’ equity	$56,225	$46,989

See accompanying notes to consolidated financial statements.

MCK COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended April 30,

	2001	2002	2003

	(In thousands except for share related data)

Revenues	$38,220	$16,487	$14,579

Cost of goods sold	15,287	9,096	7,169

Gross profit	22,933	7,391	7,410

Operating expenses:

Research and development (excluding amortization of stock based compensation of $829 $(52), and $53 in 2001, 2002 and 2003, respectively)	9,232	7,124	3,199

Sales and marketing (excluding amortization of stock based compensation of $1,005, $(453) and $1 in 2001, 2002 and 2003, respectively)	13,820	9,397	4,674

General and administrative (excluding amortization of stock based compensation of $1,068, $202 and $89 in 2001, 2002 and 2003, respectively)	4,646	4,478	2,891

Amortization of stock based compensation	2,902	(303)	143

Amortization of goodwill and other intangibles	4,588	2,180	1,003

Write-off of in-process research and development	3,694	—	—

Impairment of goodwill and other intangibles	—	14,063	2,600

Restructuring	597	4,310	552

Provision for legal settlement and fees	—	1,387	—

Total operating expenses	39,479	42,636	15,062

Loss from operations	(16,546)	(35,245)	(7,652)

Other income (expense):

Interest expense	(36)	(52)	(27)

Interest income	3,696	1,399	725

Other income (expense), net	(43)	(60)	918

Total other income (expense)	3,617	1,287	1,616

Loss before provision for income taxes	(12,929)	(33,958)	(6,036)

Income tax (provision) benefit	1,130	(60)	(43)

Net loss	$(11,799)	$(34,018)	$(6,079)

Basic and diluted net loss per common share	$(0.61)	$(1.69)	$(0.30)

Shares used in computing basic and diluted net loss per common share	19,213,239	20,126,113	20,499,108

See accompanying notes to consolidated financial statements.

MCK COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS’ EQUITY

	Compre-	Shares of	Common	Additional
	hensive	Common	Stock at	Paid-In
	Loss	Stock	Par Value	Capital

	(In thousands except for share related data)

Balance at April 30, 2000		19,357,369	$19	$115,803

Foreign currency translation adjustment	$(241)	—	—	—

Unrealized gain on marketable securities	39	—	—	—

Amortization of deferred compensation		—	—	—

Sale of restricted stock		35,307		41

Acquisition of DTI		364,601	1	10,939

Stock options exercised net of cancellations		357,801		69

Payment on notes receivable		—	—	—

Net loss	(11,799)	—	—	—

Total comprehensive income (loss)	$(12,001)	—	—	—

Balance at April 30, 2001		20,115,078	20	126,852

Foreign currency translation adjustment	$94	—	—	—

Unrealized loss on marketable securities	(11)	—	—	—

Amortization of deferred compensation		—	—	—

Stock options exercised net of cancellations		250,239	—	(1,791)

Cancellation of restricted stock		(95,347)	—	(178)

Sale of Common Stock		151,593		239

Payment on notes receivable		—	—	—

Net loss	(34,018)	—	—	—

Total comprehensive income (loss)	$(33,935)	—	—	—

Balance at April 30, 2002		20,421,563	20	125,122

Foreign currency translation adjustment	$(196)

Unrealized gain on marketable securities	58

Repurchase of Restricted Stock		(100,000)	—	(115)

Forgiveness of Note Receivable		—	—	—

Amortization of deferred compensation		—	—	(66)

Stock options exercised net of cancellations		233,863	—	36

Cancellation of restricted stock		(76,388)	—	(117)

Sale of common stock		49,861	—	52

Payment on note receivable		—	—	—

Net loss	(6,079)	—	—	—

Total comprehensive income (loss)	$(6,217)	—	—	—

Balance at April 30, 2003		20,528,899	$20	$124,912

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Other
			Compre-	Notes	Common
	Accu-	Deferred	hensive	Receivable	Stock-
	mulated	Compen-	Income	From	holders’
	Deficit	sation	(Loss)	Officers	Equity

	(In thousands except for share related data)

Balance at April 30, 2000	$(29,214)	$(4,624)	$(345)	$(693)	$80,946

Foreign currency translation adjustment	—	—	(241)	—	(241)

Unrealized gain on marketable securities	—	—	39	—	39

Amortization of deferred compensation	—	2,612	—	—	2,612

Sale of restricted stock		323		(147)	217

Acquisition of DTI	—	—	—	—	10,940

Stock options exercised net of cancellations	—	74	—	—	143

Payment on notes receivable	—	—	—	4	4

Net loss	(11,799)	—	—	—	(11,799)

Total comprehensive income (loss)	—	—	—	—	—

Balance at April 30, 2001	(41,013)	(1,615)	(547)	(836)	82,861

Foreign currency translation adjustment	—	—	94	—	94

Unrealized loss on marketable securities	—	—	(11)	—	(11)

Amortization of deferred compensation	—	1,147	—	—	1,147

Stock options exercised net of cancellations	—	309	—	—	(1,482)

Cancellation of restricted stock	—		—	178	—

Sale of Common Stock					239

Payment on notes receivable	—	—	—	126	126

Net loss	(34,018)	—	—	—	(34,018)

Total comprehensive income (loss)	—	—	—	—	—

Balance at April 30, 2002	(75,031)	(159)	(464)	(532)	48,956

Foreign currency translation adjustment			(196)		(196)

Unrealized gain on marketable securities			58		58

Repurchase of Restricted Stock	—	—		115	—

Forgiveness of Note Receivable	—	—		22	22

Amortization of deferred compensation	—	156	—	53	143

Stock options exercised net of cancellations	—	—	—	—	36

Cancellation of restricted stock	—	—	—	117	—

Sale of common stock	—	—	—	—	52

Payment on note receivable	—	—		121	121

Net loss	(6,079)	—	—	—	(6,079)

Total comprehensive income (loss)	—	—	—	—	—

Balance at April 30, 2003	$(81,110)	$(3)	$(602)	$(104)	$43,113

See accompanying notes to consolidated financial statements.

MCK COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended April 30,

	2001	2002	2003

	(In thousands)

Cash flow from operating activities:

Net loss	$(11,799)	$(34,018)	$(6,079)

Depreciation	1,664	2,121	1,181

Amortization of goodwill and other intangibles	4,589	2,180	1,003

Impairment of goodwill and other intangibles	—	14,063	2,600

Write down of fixed assets to net realizable value	—	1,064	57

Stock based compensation	2,902	(303)	143

In-process research and development	694	—	—

Deferred income taxes	(1,502)	—	—

Change in operating assets and liabilities:

Accounts receivable	969	1,377	1,181

Inventory	(1,240)	2,459	675

Prepaids and other current assets	665	1,129	81

Accounts payable	(1,718)	(2,049)	(530)

Accrued liabilities	1,573	1,876	(2,397)

Accrued compensation and benefits	(1,052)	(507)	(433)

Deferred revenue	(62)	413	(33)

Other long-term assets	227	(35)	—

Net cash provided (used) by operating activities	(4,090)	(10,230)	(2,551)

Cash flows from investing activities:

Purchase of fixed assets	(3,100)	(645)	(234)

(Purchases) and sales of marketable securities, net	(30,887)	10,954	781

Acquisition of business, net of cash acquired	(12,650)	—	—

Net cash provided (used) by investing activities	(46,637)	10,309	547

Cash flows from financing activities:

Forgiveness of notes receivable	—	—	22

Payments on notes receivable	—	—	121

Decrease in short-term borrowings	(866)	—	—

Issuance of common stock, net	4	302	52

Proceeds from exercise of stock options	70	31	36

Net cash provided (used) by financing activities	(792)	333	231

Effect of exchange rate changes on cash	(290)	107	(152)

Net increase (decrease) in cash	(51,809)	519	(1,925)

Cash and equivalents at beginning of period	55,844	4,035	4,554

Cash and equivalents at end of period	$4,035	$4,554	$2,629

Non-cash transactions:

Sale of restricted stock, net of cancellations	$147	$—	$—

Issuance of common stock in acquisition	10,939	—	—

See accompanying notes to consolidated financial statements.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Years Ended April 30, 2001, 2002 and 2003

1. Nature of Operations

      MCK Communications, Inc. (MCK or the Company) develops and markets products that enable businesses to unleash the power of their voice communications by

•	extending the functionality and applications of their business telephone systems from the main office to outlying offices, remote call centers, teleworkers and mobile employees over public and private networks;

•	bundling with service providers to unite CPE and network services to deliver new outsourced, value added services;and

•	bridging technology gaps between existing and nextgen applications, switches and devices to enable enterprises ease of technology migration.

      Sales are made to original equipment manufacturers (OEMs) and private label partners, independent local exchange carriers (ILECs), systems integrators and distributors, telecom and datacom value added resellers (VARs), and broadband service providers. The Company operates in one business segment. In the fiscal year ended 2001, sales to one customer represented approximately 23% of consolidated revenues. In fiscal year 2002, no customer accounted for 10% or more of revenues. In fiscal 2003, sales to two customers represented approximately 30% of consolidated revenues.

      In April 2003, the Company entered into a definitive merger agreement with Verso Technologies, Inc. (“Verso”). Under the terms of the agreement, MCK will become a wholly-owned subsidiary of Verso. In connection with the merger, MCK estimates that it will declare a dividend payable to its stockholders of record immediately prior to the effective time of the merger. MCK estimates the aggregate amount of the dividend will be between $28 million and $30 million, subject to adjustment according to the merger agreement. In addition, an aggregate of 18,280,000 shares of Verso common stock will be issued in exchange for all of the shares of MCK outstanding at the time of the merger. The deal is subject to a number of closing conditions including regulatory and MCK shareholder approval. The deal is expected to close in the third calendar quarter of 2003.

2. Significant Accounting Policies

     (a) Principles of Consolidation

      The consolidated financial statements include the accounts of MCK Communications, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated.

     (b) Cash Equivalents

      Cash equivalents are defined as short-term, highly-liquid investments having an original maturity of three months or less.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     (c) Inventory

      Inventory is valued at the lower of cost (first-in, first-out) or market.

     (d) Fixed Assets

      Fixed assets are stated at cost and depreciated on a straight-line basis over the following estimated useful lives:

Equipment	3 years

Furniture and fixtures	3 years

Purchased software	2 years

Leasehold improvements	The lesser of seven years or term of lease

     (e) Fair Value of Financial Instruments

      The Company’s cash, cash equivalents, accounts receivable and accounts payable are carried at cost, which approximates fair value due to their relative short term to maturity.

     (f) Revenue Recognition

      Revenues from product sales are recognized upon shipment of the Company’s products to its customers and the fulfillment of all contractual terms and conditions, pursuant to guidance provided by Staff Accounting Bulletin, No. 101, Revenue Recognition in Financial Statements (SAB 101), issued by the Securities and Exchange Commission. Certain distribution partners have rights to return a contractual percentage of sales. For sales to these partners, the Company defers revenue subject to return until such rights have expired. A significant number of the Company’s contractual arrangements contain price protection provisions whereby the Company is obligated to provide refunds or credits for any decrease in unit prices of product in our customer’s inventory. The Company routinely analyzes and establishes, as necessary, reserves at the time of shipment for product returns and allowances and warranty costs. To date these amounts have not been significant.

      The Company recognizes service revenues including revenues under non-recurring engineering agreements as the service is provided. Maintenance revenues are deferred and recognized ratably over the contract period. Service and maintenance revenues have not been material.

     (g) Earnings per Share and Pro Forma Earnings per Share

      Statement of Financial Accounting Standard (“SFAS”) No. 128 requires entities to present both basic earnings per share (“EPS”) and diluted EPS. Basic EPS excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.

     (h) Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the collectibility of accounts receivable, the carrying value of inventory and the recoverability of long-lived assets. Actual results could differ from those estimates.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     (i) Translation of Foreign Currencies

      All assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars using the rate of exchange in effect at the balance sheet date. Revenue and expense accounts are translated into U.S. dollars using the weighted-average exchange rate during the period. The gains or losses resulting from such translation are reported in a separate component of stockholders’ equity. Gains or losses resulting from foreign currency transactions, which are included in results of operations, were losses of $34,000 and $138,000 in 2001 and 2002, and a gain of $218,000 in 2003, respectively.

     (j) Income Taxes

      The Company provides deferred taxes to recognize temporary differences between the financial and tax bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     (k) Comprehensive Income

      Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to owners. Other comprehensive income is comprised of net income, currency translation adjustments and available-for-sale securities valuation adjustments. At April 30, 2003, the Company’s accumulated currency translation loss and accumulated unrealized gain on marketable securities was $660,000 and $58,000, respectively.

     (l) Concentration of Credit Risk

      Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash equivalents, marketable securities and trade accounts receivable. The Company invests its cash equivalents in deposits with two financial institutions with strong credit ratings and or in marketable securities. The Company sells its products to customers in the telecommunications industry, primarily in the United States and Canada. The Company performs periodic credit evaluations of its customers’ financial condition and collateral is generally not required. The Company maintains reserves for potential credit losses and such losses have been within management’s expectations.

     (m) Marketable Securities

      The Company’s investments consist primarily of commercial paper and money market instruments of which $32,471,000 matures in less than one year and $4,561,000 matures beyond one year. These securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses reported in other comprehensive income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income. Realized gains and losses and declines in value judged to be other-than temporary on available-for-sale securities are included in interest income.

     (n) Stock-Based Compensation

      The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations in accounting for its employee stock options. Under APB 25, no compensation expense is recorded when the exercise price of the options granted equals the market price of the underlying stock on the date of grant. The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”. In those instances where stock options were granted with exercise prices less than the fair value of the common stock at the date of grant, expense is being recognized over the vesting period. Because the stock options vest on a pro-rata basis the

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company follows the guidance included in Financial Accounting Standards Board Interpretation Nos. 28 and 44 to determine compensation expense for the period.

      The following table illustrates the assumptions used and the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to employee stock-based compensation. The Company has computed the pro forma disclosures required under SFAS No. 123 and SFAS No. 148 for all employee stock options granted using the Black-Scholes option pricing model prescribed by SFAS No. 123. The Company used the following weighted-average assumptions for options granted in 2001, 2002 and 2003: risk-free interest rate of 5.6%, 4.5% and 3.5%, respectively; a weighted-average expected life of the option of between five and six years; expected volatility of 1.5 in 2001, 1.4 in 2002, and 1.3 in 2003; and no dividends.

      If the Company had used the fair value-based method of accounting for its stock option and incentive plans and charged compensation cost against income, over the vesting period, based on the fair value of options at the date of grant, then the net loss and net loss per common share would have been increased to the following pro forma amounts (in thousands, except for per share amounts):

	2001	2002	2003

Net loss as reported	$(11,799)	$(34,018)	$(6,079)

Add: Stock-based compensation expense included in net loss	2,902	(303)	143

Less: Total stock-based employee compensation expense determined under fair value based method for all awards	(6,166)	(3,318)	(2,435)

Pro forma net loss	$(15,063)	$(37,639)	$(8,371)

Net loss per common share

As reported	$(0.61)	$(1.69)	$(0.30)

Pro forma	(0.78)	(1.87)	(0.42)

      The Company’s stock option grants vest over several years and the Company intends to grant varying levels of stock options in future periods. Therefore, the pro forma effects on 2001, 2002, and 2003 net loss and net loss per common share of expensing the estimated fair value of the stock options and common shares pursuant to the stock option plan are not necessarily representative of the effects on reported results from operations for future years.

     (o) Accounting for Impairment of Long-Lived Assets

      The Company reviews its long-lived assets and goodwill for impairment when impairment indicators are present. In the event that undiscounted cash flows are not sufficient to recover the associated asset, the Company adjusts the carrying amount to fair value determined by using a discounted cash flow methodology. Also, on an on-going basis, the Company reviews the periods of depreciation and amortization for continued appropriateness.

     (p) Research and Development Costs

      Research and development costs are charged to expense as incurred.

     (q) Recent Accounting Pronouncements

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure requirements are effective for financial reports for interim periods beginning after December 15, 2002. The Company does not expect the implementation of SFAS No. 148 will have a material impact on its consolidated financial position or results of operations.

      In November 2002, the EITF reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will be effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003 or the Company may elect to report the change in accounting as a cumulative-effect adjustment. The Company is reviewing EITF Issue No. 00-21 and has not yet determined the impact, if any, this issue will have on its consolidated operating results and financial position.

      In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under a guarantee. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor’s year-end. The adoption of FIN 45 did not impact the Company’s consolidated results of operations or financial position.

      In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities”, an Interpretation of Accounting Research Bulleting No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company is reviewing FIN 46 and has not yet determined the impact, if any, this issue will have on its consolidated operating results and financial position.

     (r) Warranty and Guaranties

      The Company offers a one-year basic limited warranty for all its products, including parts and labor. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims and the cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

      Warranty activity for the year ended April 30, 2003 is as follows (in thousands):

Balance, April 30, 2002	$153

Provision for warranty costs	46

Warranty expenditures	(39)

Balance, April 30, 2003	$160

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company offers service contracts that may be purchased after a standard warranty has expired. Service contracts may be purchased for periods from one to five years. The Company recognizes service contract revenue ratably over the life of the contract. Actual service contract expenses incurred and charged to cost of sales during an interim period may be more or less than the amount of amortized service contract revenue recognized in that period.

3. Inventory

      Inventory consisted of (in thousands):

	April 30,

	2002	2003

Raw materials	$1,594	$933

Finished goods	284	270

	$1,878	$1,203

4. Fixed Assets

      Fixed assets consisted of (in thousands):

	April 30,

	2002	2003

Equipment	$2,650	$2,118

Purchased software	1,452	1,233

Leasehold improvements	140	155

Furniture and fixtures	199	178

	4,441	3,684

Accumulated depreciation	(2,912)	(3,145)

	$1,529	$539

5. Credit Agreements

      During the fiscal year ended April 30, 2002, the Company maintained a revolving credit agreement that provided for borrowings up to the lesser of $5 million or 80% of qualifying receivables. No amounts were outstanding under this agreement at April 30, 2002. The agreement bore interest at the bank’s base rate and the debt was collateralized by substantially all assets of the Company. The Company terminated the agreement in April 2002.

      The Company paid interest and fees of approximately $36,000, $53,000 and $28,000 for the years ended April 30, 2001, 2002 and 2003, respectively.

      At April 30, 2003, restricted securities include approximately $2 million pledged to secure a letter of credit, which expires in January 2004, in favor of the landlord of the Company’s headquarters in Needham, MA.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6. Income Taxes

      Pre-tax income (loss) is summarized by country as follows (in thousands):

	April 30,

	2001	2002	2003

Canada	$24	$(614)	$(804)

United States	(12,953)	(33,344)	(5,232)

Total	$(12,929)	$(33,958)	$(6,036)

      The provision (benefit) for income taxes consisted of (in thousands):

	April 30,

	2001	2002	2003

Current:

Canada	$254	$—	$—

United States	118	60	43

	372	60	43

Deferred:

Canada	(33)	—	—

United States	(1,469)	—	—

	(1,502)	—	—

Total	$(1,130)	$60	$43

      The provision (benefit) for income taxes differed from the amount computed by applying the U.S. federal statutory rate as follows (in thousands):

	April 30,

	2001	2002	2003

Income tax provision (benefit) at statutory rate	$(4,525)	$(11,885)	$(2,113)

Tax loss with no current benefit	1,524	9,269	3,159

Utilization of foreign net operating losses	—	—	—

Foreign tax differential	2	(59)	(77)

Non-deductible expenses	1,878	4,024	(21)

Tax credits	—	(512)	(676)

State taxes, net of federal benefit	(332)	(1,079)	(253)

Other, net	323	302	24

Total	$(1,130)	$60	$43

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	April 30,

	2002	2003

Deferred tax assets:

Reserves and accruals	$2460	$1,641

Fixed assets	1,096	1,513

Tax credits	667	1,342

Net operating loss carryforwards	8,161	9,681

Total deferred tax assets	12,384	14,177

Deferred tax liabilities:

Intangible assets	(1,591)	(224)

Total deferred tax liabilities	(1,591)	(224)

Valuation allowance	(10,793)	(13,953)

Net deferred taxes	$—	$—

      The Company has incurred cumulative losses for the three year period ended April 30, 2003. Consequently, the Company is unable to conclude that it is more likely than not the Company will generate taxable income in the foreseeable future. Accordingly, the Company has provided a valuation allowance covering its net deferred tax asset.

      At April 30, 2003 and 2002, the Company had $1,156,755 and $480,696 of Canadian investment tax credits earned as a result of government incentive programs which begin to expire in 2009. At April 30, 2003, the Company had $135,757 of United States research credits which begin to expire in 2013 and net operating loss carryforwards of approximately $22,077,701 which begin to expire in 2019. The Company paid income taxes of approximately $207,000, $161,000 and $43,000 in 2001, 2002, and 2003 respectively.

7. Stock Plans

      In June 1996, the Company adopted the 1996 Stock Option Plan (the “1996 Plan”), which provides for the issuance of up to 1,959,081 shares of common stock of the Company as either incentive stock options or non-qualified stock options. The 1996 Plan is administered by the Compensation Committee of the Board of Directors. Both incentive stock options and non-qualified stock options are generally granted at the fair market value, although as disclosed herein, certain options were granted below fair market value. Options granted under the 1996 Plan generally vest as to 25% of the underlying shares on the first anniversary of the date of grant and ratably over the remaining thirty-six months and expire five and ten years from date of grant for incentive stock options and non-qualified stock options, respectively. At April 30, 2003, 413,622 shares were available for future grant. At April 30, 2001, 2002 and 2003, there were 334,493, 317,525 and 99,309 options exercisable under the 1996 Plan, at a weighted average exercise price of $0.42, $0.40 and $0.85 per share, respectively.

      In August 1999, the Company adopted the 1999 Stock Option and Grant Plan (the “1999 Plan”). The 1999 Plan provides for the issuance of up to 3,560,000 shares of common stock of the Company as either incentive stock options or non-qualified stock options. The 1999 Plan is administered by the Compensation Committee of the Board of Directors. Options granted under the 1999 Plan generally vest as to 25% of the underlying shares on the first anniversary of the date of grant and ratably over the remaining twelve quarters and expire ten years from the date of grant. At April 30, 2003, 2,358,790 shares were available for future grant.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At April 30, 2001, 2002 and 2003 there were 445,507, 552,948 and 332,116 options exercisable under the 1999 Plan at a weighted average exercise price of $13.44, $10.42 and $ 8.82 per share, respectively.

      On August 15, 2000 the Board of Directors of the Company adopted the 2000 Director Stock Option Plan (The “Director Plan”). The Director Plan provides for the issuance of up to 500,000 shares of common stock of the Company as non-qualified stock options. The Director Plan is administrated by a committee of the Board of Directors. Initial options granted under the Director Plan generally vest ratably over twelve quarters. Annual options granted are fully vested and are immediately exercisable at the date of grant. All options granted under the Director Plan expire upon the termination date of the participant. At April 30, 2003, 226,255 shares were available for future grant. At April 30, 2001, 2002 and 2003, there were 15,624, 59,060 and 175,309 options exercisable at a weighted average exercise price of $16.50, $11.25 and $7.21 per share, respectively.

      The following table summarizes option activity over the life of the 1996 Plan, the 1999 Plan and the Director Plan:

	Options	Weighted Average
	Outstanding	Exercise Price

Outstanding at April 30, 2000	2,124,167	$8.57

Granted	3,127,779	10.21

Exercised	(357,801)	0.19

Canceled	(895,798)	16.76

Outstanding at April 30, 2001	3,998,347	$9.02

Granted	937,679	1.55

Exercised	(250,239)	0.11

Canceled	(2,351,439)	9.64

Outstanding at April 30, 2002	2,334,348	$5.94

Granted	601,325	1.04

Exercised	(227,487)	0.11

Canceled	(1,240,878)	6.13

Outstanding at April 30, 2003	1,467,308	$4.53

      The following table presents certain information about options outstanding as of April 30, 2003:

				Weighted
				Average
		Weighted Average	Number of	Exercise Price
	Number of	Remaining Contractual	Options	of Options
Exercise Price	Options	Life (Yrs.)	Exercisable	Exercisable

$0.098–$1.01	166,993	6.49	132,079	$0.64

$1.05	351,275	9.53	—	—

$1.08–$1.13	253,818	8.89	64,602	1.11

$1.15–$2.03	249,229	7.09	121,719	1.64

$2.03125–$2.25	86,250	8.01	39,876	2.15

$3.125–$4.4375	53,250	7.68	30,503	4.38

$5.8125–$16.5	196,380	7.34	139,573	12.74

$18.0625–$33.9375	110,113	7.09	78,382	24.58

	1,467,308		606,734	$7.05

      The Company recorded deferred compensation charges of approximately $8,464,000 related to stock options and restricted stock granted with exercise prices below market prices during the fiscal year ended

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

April 30, 2000. The deferred compensation is being amortized to expense over the vesting period of the individual options, generally four years. In the fourth quarter of the fiscal year ended April 30, 2002, the Company recorded an adjustment to reverse approximately $1.5 million of stock-based compensation expense previously recorded relating to terminated employees.

      The weighted-average per share fair value of stock options granted was $9.98, $1.56 and $0.98 in 2001, 2002 and 2003, respectively.

      The weighted average remaining contractual life for all stock options outstanding at April 30, 2003 was 8.03 years.

      The Company issued 100,000 shares of restricted common stock having a fair value of $2.5312 per share in March 2001, 22,950 shares of restricted common stock at $3.27 per share which was less than the fair value in September 1999, 374,850 shares of restricted common stock at $1.63 per share which was less than fair value in July 1999, 114,750 shares of restricted common stock having a fair value of $0.098 per share in June 1998 and 1,538,178 shares of restricted common stock having a fair value of $0.098 per share in January 1998 to certain executives and a member of the Board of Directors in exchange for promissory notes totaling $1,102,672. The promissory notes are non-interest bearing to employees insofar as the Company is required to reimburse the employees for any interest on the promissory notes that is payable to the Company. The face values of the promissory notes approximate their fair market value. Upon termination for any reason other than for cause or in the event of the merger, consolidation or sale of substantially all of the Company’s assets or voting securities, the Company must repurchase all the non-vested restricted stock of the executives at the original issue price. If an executive is terminated for cause, the Company must repurchase such executive’s vested and non-vested restricted stock.

      The Company has a right of first refusal prior to any transfer of restricted stock. The restricted stock generally vests over four years and the promissory notes have a five-year maturity. The outstanding balance of the promissory notes at April 30, 2002 and 2003 is $532,145 and $103,978, respectively. During the year ended April 30, 2003, the Company repurchased the 100,000 shares issued in March 2001 for the fair market value of $115,000, which was applied against the outstanding balance of the note receivable. The Company forgave the remaining balance due under the promissory note as part of the separation agreement which superceded the Company’s earlier determination that the loan was not subject to repayment.

      At April 30, 2003, the Company had reserved 4,465,975 shares of common stock for issuance under the 1996 and 1999 Stock Option plans and the Director plan.

8. Employee Stock Purchase Plan

      The Company has an employee stock purchase plan (the “Stock Purchase Plan”) under which eligible employees may purchase common stock at a price per share equal to 85% of the lower of the fair market value of the common stock at the beginning or end of each offering period. Participation in the offering is limited to 10% of an employee’s compensation (not to exceed amounts allowed under section 423 of the Internal Revenue Code), may be terminated at any time by the employee and automatically ends on termination of employment with the Company. A total of 250,000 shares of common stock have been reserved under the Stock Purchase Plan.

      In addition, on each May 1, the aggregate number of shares of common stock reserved for issuance under the Stock Purchase Plan will be increased automatically by a number of shares equal to 0.5% of the total number of outstanding shares on the immediately preceding April 30, subject to the ability of the Compensation Committee to reduce the amount of the increase in any particular year; provided that the aggregate number of shares that may be issued over the term of the Stock Purchase Plan shall not exceed 500,000 shares. The Company suspended the Stock Purchase Plan effective May 31, 2003 pending the merger transaction with Verso Technologies.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9. Employee Savings Plans

      The Company maintains a retirement savings plan under section 401(k) of the Internal Revenue Code. The plan covers substantially all U.S. employees and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company also maintains a Registered Retirement Savings Plan for its Canadian employees, which allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company made no contributions to either plan during 2001, 2002 or 2003.

10. Commitments and Contingencies

      The Company leases office space in the United States, Canada, and the United Kingdom under non-cancelable operating leases.

      Total rent expense under all operating leases for 2001, 2002 and 2003 was approximately $478,000, $1,331,000, and $1,318,000, respectively. At April 30, 2003, future minimum lease commitments were approximately $1,597,000 in 2004, $1,514,000 in 2005, $1,425,000 in 2006 and $1,238,000 in 2007. Future minimum lease payments have not been reduced by future minimum sublease rentals of $686,000 in each of 2004, 2005, 2006 and 2007.

11. Earnings Per Share and Pro Forma Earnings Per Share

      The calculations of earnings per share are as follows (in thousands, except for share related amounts):

	Years Ended April 30,

	2001	2002	2003

Numerator:

Net loss	$(11,799)	$(34,018)	$(6,079)

Numerator for basic and diluted earnings per share — income available to common stockholders	$(11,799)	$(34,018)	$(6,079)

Denominator:

Denominator for basic and diluted earnings per share — weighted-average shares	19,213,239	20,126,113	20,499,108

Basic and diluted loss per share	$(0.61)	$(1.69)	$(0.30)

      The following potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been anti-dilutive (in thousands):

	Year Ended April 30,

	2001	2002	2003

Shares issuable under stock options	3,998	2,334	1,537

Shares of nonvested restricted stock	381	88	8

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12. Valuation and Qualifying Accounts

      Accounts Receivable Reserves and Allowances (in thousands):

			Additions
	Balance at	Balance	Charged to	Deductions	Balance at
	Beginning of	Acquired in	Income	(Principally	End of
Period	Year	Acquisition	Statement	Write-Offs)	Year

Year ended April 30, 2001	$154	$151	$808	$(517)	$596

Year ended April 30, 2002	$596	$—	$(289)	$193	$500

Year ended April 30, 2003	$500	$—	$(204)	$(46)	$250

13. Legal Proceedings

      On May 3, 2000, Joan Lockhart, the Company’s former Vice President of Marketing, filed a complaint in Massachusetts State Court against the Company. In the complaint, captioned Joan Lockhart v. MCK Communications, Inc., (Middlesex Superior Court), Ms. Lockhart asserts a claim for breach of contract against the Company based on her allegations that the Company failed to comply with the terms of her employment agreement and a certain restricted stock agreement executed by and between the Company and Ms. Lockhart. On June 5, 2000, the Company filed its answer denying the material allegations of Ms. Lockhart’s complaint. On December 6, 2001, the Massachusetts Superior Court, Middlesex County, entered judgment against the Company and in favor of Ms. Lockhart in the amount of approximately $1,160,000, including interest which amount was charged to operations in 2002. The Company determined not to appeal the judgment and on December 17, 2002, the parties agreed to settle the case for $1,100,000.

      In December 2001, a complaint was filed in the Southern District of New York seeking an unspecified amount of damages on behalf of an alleged class of persons who purchased shares of the Company’s common stock between the date of its initial public offering and December 6, 2000. The complainants named as defendants the Company and certain of its officers and other parties as underwriters of its initial public offering (the “MCK defendants”). The plaintiffs allege, among other things, that the Company’s prospectus, contained in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, was materially false and misleading because it failed to disclose that the investment banks which underwrote the Company’s initial public offering of securities and others received undisclosed and excessive brokerage commissions, and required investors to agree to buy shares of securities after the initial public offering was completed at predetermined prices as a precondition to obtaining initial public offering allocations. The plaintiffs further allege that these actions artificially inflated the price of the Company’s common stock after the initial public offering. This case is one of many with substantially similar allegations known as the Laddering Cases filed before the Southern District of New York against a variety of unrelated issuers and investment bankers and have been consolidated for pre-trial purposes before one judge to assist with administration. A motion to dismiss addressing issues common to the companies and individuals who have been sued in these actions was filed in July 2002. After a hearing on the motion to dismiss, the Court, on February 19, 2003, denied dismissal of the claims against the companies and individuals, including the MCK defendants. The Company will answer the complaint and respond to any discovery served. The Company believes that the claims against it are meritless and that it intends to defend the action. No provision has been recorded for this matter.

      The Company has been named a defendant in a lawsuit filed in Norfolk County, Massachusetts by Entrata Communications, Inc. (Entrata). Entrata Communications, Inc. v. Superwire.com. Inc. and MCK Communications, Inc. arises out of a dispute between Entrata and one of its largest shareholders, Superwire.com, Inc. (Superwire). Pursuant to a contract with Entrata, the Company was obligated to pay Entrata $750,000 in early 2002. In order to take advantage of a $100,000 discount offered for early payment, the Company paid Entrata $650,000 in November 2001, in full satisfaction of its contractual obligations. The

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

funds were placed in escrow with Superwire’s California law firm, Jeffers, Shaff & Falk, LLP (JSF), which agreed not to disburse the funds until the dispute between Entrata and Superwire had been resolved. Nevertheless, Entrata contends that it never received the funds from the Company and that the funds were diverted to Superwire and JSF. Through the lawsuit, Entrata seeks to recover from both the Company and Superwire the full $750,000 that the Company would have owed in 2002. The Company has asserted counterclaims against Entrata for and cross-claims against Superwire for fraud and breach of contract. On October 11, 2002, Superwire and Entrata filed cross-motions for summary judgment against each other. The Court denied both motions on March 13, 2003, and gave the parties until October 17, 2003 to complete discovery. Following denial of the cross-motions for summary judgment, the Company filed a motion to add JSF and two of its partners, Barry D. Falk and Mark R. Ziebell, as third-party defendants. The motion is unopposed and is likely to be allowed. As discovery has not yet commenced, it is too soon to assess the Company’s likelihood of success in this litigation. Management intends to defend the claims against the Company and prosecute its counterclaims, cross-claims and third-party claims. No amounts, other than the original payment, have been provided for this matter in the accompanying financial statements.

14. Segments

      Information about the Company’s revenue and long-lived assets by geographic area is as follows (in thousands):

	April 30,

	2001	2002	2003

Revenues from external customers:

United States	$31,200	$13,179	$12,855

Canada	4,027	1,931	705

Rest of world	2,993	1,377	1,019

Total	$38,220	$16,487	$14,579

	April 30,

	2002	2003

Long-lived assets:

United States	$5,144	$745

Canada	461	272

Rest of world	7	2

Total	$5,612	$1,019

15. Acquisition of DTI

      In June, 2000, the Company acquired all of the outstanding stock of DTI Holdings, Inc. (“DTIH”), its wholly owned subsidiary Digital Techniques, Inc (together “DTI”) for $12.7 million in cash, including transaction costs, and 364,601 shares of common stock and 101,916 stock options with a fair market value of $10.9 million. The Company engaged an independent firm to determine the value of certain tangible and intangible assets owned by DTIH for the purpose of allocating the total purchase price. The Company allocated approximately $1.6 million of the purchase price to tangible liabilities, $16.8 million to goodwill and other intangibles, $8.0 million to completed technology, and $694,000 to in-process development. During the year ended April 30, 2002, the Company terminated substantially all the DTI staff, which was not contemplated at the date of acquisition. As a result, the Company determined that impairment indicators were evident. The Company evaluated the recoverability of its long-lived assets, including intangibles related to the DTI acquisition and wrote off all remaining unamortized goodwill of $12.4 million and reduced the carrying

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value of certain identifiable intangibles by $1.7 million to their estimated fair value of $4.9 million at July 31, 2001.

      In the quarter ended January 31, 2003, based upon current economic conditions, the Company’s operating results, and the termination of the distribution agreement with one of the Company’s customers, the Company determined that impairment indicators were present. The Company evaluated the recoverability of its long-lived assets including those related to the DTI acquisition and determined the estimated future undiscounted cash flows were below their carrying value at January 31, 2003. Undiscounted cash flows were determined at an enterprise level as the operations and technology of DTI had been integrated with those of the Company. Accordingly, the Company reduced the intangible assets by $2.6 million to their estimated fair value of $0.4 million. The estimated fair value was based on anticipated future cash flows discounted at a rate of 25%, which is commensurate with the risk involved. The Company anticipates that this intangible asset will be fully amortized by July 31, 2005.

      The consolidated results of operations for the year ended April 30, 2001 include DTI’s results from June 14, 2000. Assuming the acquisition of DTI occurred on May 1, 2000, on a pro-forma basis, the Company would have reported revenues of $39.6 million, a net loss of $14.2 million and basic net loss per common share of $0.74 for the year ended April 30, 2001. The unaudited pro-forma financial information is presented for illustrative purposes and is not necessarily indicative of the combined results of operations in future periods or the results that actually would have been realized had MCK and DTIH been a combined company during the specified periods.

      Effective May 1, 2002, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 affects the Company’s treatment of goodwill and other intangible assets. SFAS No. 142 requires that intangible assets be assessed and classified within the statement’s criteria. Intangible assets with finite useful lives will continue to be amortized over those periods. Amortization of goodwill and intangible assets with indefinite lives ceased. The adoption of this standard did not have a significant impact on the Company since all goodwill was previously written off in fiscal 2002 and the Company has no intangible assets with indefinite lives.

      At April 30, 2003, the components of intangible assets subject to amortization, which consist principally of purchased technology, are as follows (in thousands):

Gross carrying value	$2,332

Accumulated amortization	(1,957)

$375

      Aggregate amortization expense for the year ended April 30, 2001, 2002, and 2003 was $4,588,000, $2,180,000 and $1,003,000, respectively.

16. Entrata License Agreement

      During the year ended April 30, 2001, the Company entered into an agreement with Entrata providing MCK with a royalty free, non-exclusive, perpetual, worldwide license to use, install, and modify Entrata’s LoopBuilder 50 and 100 series integrated access device technology. This technology was to have been integrated into certain MCK products and solutions and resold or sublicensed under MCK’s name and trademarks. In consideration for the license and related training, MCK agreed to pay $3.0 million, of which $2,250,000 was advanced to Entrata under the terms of the agreement. In order to take advantage of a $100,000 discount offered for early payment, the Company paid Entrata $650,000 in November 2001, in full satisfaction of its contractual obligations. The Company received the source code and all deliverables in February 2001. Training was completed during the Company’s fourth quarter of fiscal 2001. The entire $3.0 million was expensed during the fourth quarter of fiscal 2001 as in-process research and development.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17. Other Income

      In fiscal 2003, the Company recorded Other Income of $918,000 in the Statement of Operations. Included in Other Income for the year are a gain of $218,000 from foreign currency transactions, and settlements received from OEM partners. The Company agreed to terminate an OEM Development and Supply agreement with one of its partners and received $500,000 from the partner as consideration for the release from its contractual obligations under the original agreement. In addition, the Company received $180,000 from another OEM partner as settlement of all claims related to the original OEM agreement, which had been terminated.

18. Restructuring

      During the year ended April 30, 2001, the Company reorganized various operating functions of its business, re-focusing the business on core competencies and matching staffing needs to strategic initiatives. The reorganization and refocusing resulted in a reduction of the Company’s workforce by approximately 10% or 25 employees. In conjunction with this action the Company recorded a charge of approximately $597,000 for the costs of severance, related benefits and outplacement services.

      During the year ended April 30, 2002, due to the continued downturn in the economic environment and to accelerate the Company’s return to profitability, the Company instituted a number of actions to streamline operations. These actions included closing the Company’s Texas operations and personnel reductions at the Company’s Needham and Calgary locations. In connection with these actions, the Company recorded aggregate charges of approximately $1.5 million related to the costs of severance, related benefits and outplacement services. The consolidation and reorganization resulted in aggregate reductions of our workforce by approximately 126 employees, or 66% of our workforce. The employee termination costs were paid out through December 2002. In addition, the Company recorded a provision of approximately $250,000 related to remaining lease obligations for its Texas operations and recorded a charge of approximately $200,000 related to fixed assets previously used at those facilities and abandoned. The Texas facility lease obligations expire in August 2004. The Company recorded a charge of approximately $1.5 million in connection with a sublease of part of its space at the Needham location through the remaining lease term. In addition, the Company recorded a charge of approximately $800,000 related to fixed assets and leasehold improvements at that facility. The Needham facility lease obligation expires in February 2007. During October 2002, the Company reviewed the adequacy of the remaining reserves related to these restructuring accruals and determined that $59,000 of reserves previously recorded were not required. The charges were reversed in the quarter ended October 31, 2002.

      During October 2002, we reduced headcount at our Needham and Calgary locations in order to align staff to lower revenues and continue to match our staffing needs to our strategic initiatives. The reorganization resulted in a reduction of our workforce by approximately 20% or 15 employees. In conjunction with this action, we recorded an aggregate charge of approximately $325,000 for the costs of severance and related benefits and outplacement services.

      During January 2003, we announced a leadership change within our senior management team, involving the departure of our President and CEO Ms. Glenda Davis, as well as her resignation from our Board of Directors. We recorded an aggregate charge of approximately $385,000 related to the cost of severance and related benefits. Ms. Davis’ severance costs will be paid out through January 2004.

      In April 2003, we reviewed the adequacy of our remaining reserves related to the prior restructuring activities and determined that $99,000 of reserves previously recorded were not required. These charges were reversed in April 2003.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the restructuring activity for the year ended April 30, 2003:

	Employee	Facility	Write-down of
	Termination Costs	Exit Costs	Fixed Assets

Balance April 30, 2001	$380	$—	$—

Restructuring provision	1,465	1,781	1,064

Non-cash charges	—	—	(1,044)

Paid to date	(1,370)	(44)	—

Balance April 30, 2002	475	1,737	20

Restructuring provision (reversal), net	562	—	(10)

Non-cash charges	—	—	(10)

Paid to date	(820)	(680)	—

Balance April 30, 2003	$217	$1,057	$—

19. Quarterly Results of Operations (Unaudited)

	Quarter

2002	First	Second	Third	Fourth

	(in thousands except per share data)

Revenues	$3,403	$4,433	$4,051	$4,600

Gross profit	1,378	2,015	1,897	2,100

Net loss	(21,028)	(5,000)	(5,170)	(2,820)

Loss per common share	$(1.06)	$(0.25)	$(0.26)	$(0.14)

	Quarter

2003	First	Second	Third	Fourth

	(in thousands except per share data)

Revenues	$4,511	$3,475	$3,172	$3,421

Gross profit	2,299	1,858	1,671	1,583

Net loss	(852)	(1,324)	(3,581)	(322)

Loss per common share	$(0.04)	$(0.06)	$(0.17)	$(0.02)

MCK Communications, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

		Unaudited
	April 30,	July 31,
	2003	2003

Assets
Current assets:
Cash and equivalents	$2,629	$9,445
Restricted securities	2,000	2,000
Marketable securities	37,032	30,340
Accounts receivable, net	2,592	2,214
Inventory	1,203	1,215
Prepaids and other current assets	514	459

Total current assets	45,970	45,673
Fixed assets, net	539	421
Intangible assets	375	327
Other assets	105	90

Total assets	$46,989	$46,511

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$905	$1,129
Accrued liabilities	2,343	2,163
Accrued compensation and benefits	239	235
Deferred revenue	389	510

Total current liabilities	3,876	4,037
Stockholders’ equity:
Common stock, $.001 par value; authorized 40,000,000 shares; issued and outstanding - 20,528,899 at April 30, 2003 and 20,678,682 at July 31, 2003	20	20
Additional paid-in capital	124,912	125,059
Accumulated deficit	(81,110)	(81,807)
Deferred compensation	(3)	—
Accumulated other comprehensive loss	(602)	(694)
Notes receivable from officers	(104)	(104)

Total stockholders’ equity	43,113	42,474

Total liabilities and stockholders’ equity	$46,989	$46,511

The accompanying notes are an integral part of these consolidated financial statements.

MCK Communications, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Unaudited
	Three Months Ended
	July 31,

	2002	2003

Revenues	$4,511	$2,703
Cost of goods sold	2,212	1,346

Gross profit	2,299	1,357
Operating expenses:
Research and development (excluding amortization of stock based compensation of $16 for the three months ended July 31, 2002)	892	731
Sales and marketing (excluding amortization of stock based compensation of $(11) for the three months ended July 31, 2002)	1,389	848
General and administrative (excluding amortization of stock based compensation of $28 and $3 for the three month period ended July 31, 2002 and 2003, respectively)	708	644
Amortization of stock based compensation	33	3
Amortization of goodwill and other intangibles	318	48

Total operating expenses	3,340	2,274
Loss from operations	(1,041)	(917)
Other income (expense):
Interest income	206	127
Other income (expense), net	(17)	93

Total other income	189	220

Loss before provision for income taxes	(852)	(697)
Provision for income taxes	—	—

Net loss	$(852)	$(697)

Basic and diluted net loss per share	$(0.04)	$(0.03)

Shares used in computing basic and diluted net loss per share	20,349	20,569

The accompanying notes are an integral part of these consolidated financial statements.

MCK Communications, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Unaudited
	Three Months Ended
	July 31,

	2002	2003

Cash flows from operating activities:
Net loss	$(852)	$(697)
Depreciation	360	132
Amortization and of goodwill and other intangibles	318	48
Writedown of fixed assets	14	—
Stock based compensation	33	3
Changes in operating assets and liabilities:
Accounts receivable	874	378
Inventory	208	(12)
Prepaids and other current assets	38	55
Accounts payable	(569)	224
Accrued liabilities	(907)	(180)
Accrued compensation and benefits	(9)	(4)
Deferred revenue	59	121
Other	—	15

Net cash (used in) provided by operating activities	(433)	83
Cash flows from investing activities:
Purchases of property and equipment	(28)	(6)
Sale of marketable securities, net	123	6,692

Net cash provided by investing activities	95	6,686
Cash flows from financing activities:
Net proceeds from employee stock plans	34	148

Net cash provided by financing activities	34	148
Effect of exchange rate change on cash	13	(101)

Net increase (decrease) in cash and equivalents	(291)	6,816
Cash and equivalents, beginning of period	4,554	2,629

Cash and equivalents, end of period	$4,263	$9,445

The accompanying notes are an integral part of these consolidated financial statements.

MCK Communications, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.     BASIS OF PRESENTATION

The consolidated financial statements have been prepared by MCK Communications, Inc., (the Company) pursuant to the rules and regulations of the Securities and Exchange Commission and include the accounts of the Company, and its wholly owned subsidiaries. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principals, have been condensed or omitted pursuant to such rules and regulations, although the Company believes the disclosures in these financial statements are adequate to make the information not misleading. In the opinion of the Company, the financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the financial position at July 31, 2003 and the operating results and cash flows for the three month periods ended July 31, 2002 and 2003. The balance sheet at April 30, 2003 has been derived from audited financial statements as of that date. These financial statements and notes should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2003, as filed with the Securities and Exchange Commission.

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and would impact future results of operations and cash flows.

The results of operations reported for the three months ended July 31, 2003 are not necessarily indicative of the results to be achieved in future quarters or the year ending April 30, 2004.

b.      CASH AND EQUIVALENTS

Cash and equivalents are defined as highly liquid investments having an original maturity of three months or less. Restricted cash includes approximately $2,000,000 pledged to secure a letter of credit in favor of the landlord of the Company’s headquarters in Needham, MA.

c.      MARKETABLE SECURITIES

The Company’s investments consist primarily of commercial paper and money market instruments of which $28,704,000 matures in less than one year and $1,636,000 matures beyond one year. These securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses reported in other comprehensive income. Realized gains and losses and declines in value judged to be other-than temporary on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income. Unrealized gains relating to available-for-sale securities were approximately $47,000 at July 31, 2003 and $14,000 at July 31, 2002.

d.      REVENUE RECOGNITION

Revenues from product sales are recognized upon shipment of products to customers and the fulfillment of all contractual terms and conditions pursuant to guidance provided by Staff Accounting Bulletin, No. 101, Revenue Recognition in Financial Statements (SAB 101), issued by the Securities and Exchange Commission. Certain distribution partners have rights to return a contractual percentage of sales. For sales to these partners, revenue is deferred on sales subject to return until such rights have expired. A significant number of contractual arrangements contain price protection provisions whereby the Company is obligated to provide refunds or credits for any decrease in unit prices of product in their inventory. The Company routinely analyzes and establishes, as necessary, reserves at the time of shipment for product returns and allowances and warranty costs. To date these amounts have not been significant.

The Company recognizes service revenues including revenues under non-recurring engineering contracts as the service is provided. Maintenance revenues are deferred and recognized ratably over the contract period. Service and maintenance revenues have not been material.

e.     COMPREHENSIVE INCOME (LOSS)

Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to owners. Other comprehensive income is comprised of net income, currency translation adjustments and unrealized gains (losses) on available-for-sale securities . For the three months ended July 31, 2003, the Company’s comprehensive loss was approximately $0.8 million, compared to a comprehensive loss of $0.9 million for the three months ended July 31, 2002.

f.      EARNINGS PER SHARE

Statement of Financial Accounting Standard (SFAS) No. 128 requires entities to present both basic earnings per share (EPS) and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock. During the three months ended July 31, 2002 and 2003, 1.9 and 0.4 million options, respectively, that could potentially dilute basic EPS in the future were not included in the computation of EPS because to do so would have been antidilutive.

g.     RECENT ACCOUNTING PRONOUNCEMENTS

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure requirements are effective for financial reports for interim periods beginning after December 15, 2002. The implementation of SFAS No. 148 did not have a material impact on its consolidated financial position or results of operations.

In November 2002, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will be effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003 or the Company may elect to report the change in accounting as a cumulative-effect adjustment. The Company is reviewing EITF Issue No. 00-21 and has not yet determined the impact, if any, this issue will have on its consolidated operating results and financial position.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities”, an Interpretation of Accounting Research Bulleting No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company is reviewing FIN 46 and has not yet determined the impact, if any, this issue will have on its consolidated operating results and financial position.

h.     SIGNIFICANT CUSTOMERS

During the three months ended July 31, 2003, one customer that is a stocking distributor accounted for 24% of total revenues. During the three months ended July 31, 2002, three customers accounted for 15%, 11% and 10% respectively of total revenues.

i.      WARRANTY AND GUARANTIES

The Company offers a one-year basic limited warranty for all its products, including parts and labor. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims and the cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Warranty activity for the three months ended July 31, 2003 is as follows (in thousands):

Balance, April 30, 2003	$160
Provision for warranty costs	8
Warranty expenditures	(8)

Balance, July 31, 2003	$160

The Company offers service contracts that may be purchased after a standard warranty has expired. Service contracts may be purchased for periods from one to five years. The Company recognizes service contract revenue ratably over the life of the contract. Actual service contract expenses incurred and charged to cost of sales during an interim period may be more or less than the amount of amortized service contract revenue recognized in that period.

j.    STOCK BASED COMPENSATION

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations in accounting for its employee stock options. Under APB 25, no compensation expense is recorded when the exercise price of the options granted equals the market price of the underlying stock on the date of grant. The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”. In those instances where stock options were granted with exercise prices less than the fair value of the common stock at the date of grant, expense is being recognized over the vesting period. Because the stock options vest on a pro-rata basis the Company follows the guidance included in Financial Accounting Standards Board Interpretation Nos. 28 and 44 to determine compensation expense for the period.

The following table illustrates the assumptions used and the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to employee stock-based compensation. The Company has computed the pro forma disclosures required under SFAS No. 123 and SFAS No. 148 for all employee stock options granted using the Black-Scholes option pricing model prescribed by SFAS No.123.

If the Company had used the fair value-based method of accounting for its stock option and incentive plans and charged compensation cost against income, over the vesting period, based on the fair value of options at the date of grant, then the net loss and net loss per common share would have been increased to the following pro forma amounts (in thousands, except for per share amounts):

	Three Months	Three Months
	Ended July 31,	Ended July 31,
	2002	2003

Net loss as reported	$(852)	$(697)
Add: Stock-based compensation expense included in net loss	33	3
Less: Total stock-based employee compensation expense determined under fair value based method for all awards	(1,128)	(347)

Pro forma net loss	$(1,947)	$(1,041)

Net loss per common share
As reported	$(0.04)	$(0.03)
Pro forma	(0.10)	(0.05)

The Company’s stock option grants vest over several years and the Company intends to grant varying levels of stock options in future periods. Therefore, the pro forma effects on the three months ended July 31, 2002, and 2003 net loss and net loss per common share of expensing the estimated fair value of the stock options and common shares pursuant to the stock option plan are not necessarily representative of the effects on reported results from operations for future years.

In April 2003, the Company’s Board of Directors approved the acceleration of vesting of all outstanding options contingent on the merger with Verso Technologies, Inc. In August 2003, the Board of Directors approved the acceptable methods of settlement of the option exercises to include a swap or net exercise option. These changes will result in a new measurement date for all outstanding options and could result in compensation expense upon consummation of the merger with Verso depending upon the price of the Company’s stock.

NOTE 2. INVENTORY

Inventory consisted of (in thousands):

	April 30,	July 31,
	2003	2003

		(Unaudited)
Raw materials	$933	$1,015
Finished goods	270	200

	$1,203	$1,215

The Company subcontracts its manufacturing operations to an independent third party. Although it is not obligated to do so, the Company expects that it would purchase any of its inventory that the subcontractor has in stock if the arrangement was terminated. The level of inventory generally ranges between $1.0 and $2.0 million.

NOTE 3. DTI AND IMPAIRMENT

In June 2000, the Company acquired all of the outstanding stock of DTI Holdings, Inc. (DTIH), and its wholly owned subsidiary Digital Techniques, Inc. (together DTI), for $12.7 million in cash, including transaction costs, and 364,601 shares of common stock and 101,916 stock options with a fair market value of $10.9 million. The Company engaged an independent firm to determine the value of certain tangible and intangible assets owned by DTIH for the purpose of allocating the total purchase price. The Company allocated approximately $1.6 million of the purchase price to tangible liabilities, $16.8 million to goodwill and other intangibles, $8.0 million to completed technology, and $694,000 to in-process development. During the year ended April 30, 2002, the Company terminated substantially all the DTI staff, which was not contemplated at the date of acquisition. As a result, the Company determined that impairment indicators were evident. The Company evaluated the recoverability of its long-lived assets, including intangibles related to the DTI acquisition and wrote off all remaining unamortized goodwill of $12.4 million and reduced the carrying value of certain identifiable intangibles by $1.7 million to their estimated fair value of $4.9 million at July 31, 2001.

In the quarter ended January 31, 2003, based upon current economic conditions, the Company’s operating results, and the termination of the distribution agreement with one of the Company’s customers, the Company determined that impairment indicators were present. The Company evaluated the recoverability of its long-lived assets including those related to the DTI acquisition and determined the estimated future undiscounted cash flows were below their carrying value at January 31, 2003. Undiscounted cash flows were determined at an enterprise level as the operations and technology of DTI had been integrated with those of the Company. Accordingly, the Company reduced the intangible assets by $2.6 million to their estimated fair value of $0.4 million. The estimated fair value was based on anticipated future cash flows discounted at a rate of 25%, which is commensurate with the risk involved. The Company anticipates that this intangible asset will be fully amortized by July 31, 2005.

Effective May 1, 2002, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 affects the Company’s treatment of goodwill and other intangible assets. SFAS No. 142 requires that intangible assets be assessed and classified within the statement’s criteria. Intangible assets with finite useful lives will continue to be amortized over those periods. Amortization of goodwill and intangible assets with indefinite lives ceased. The adoption of this standard did not have a significant impact on the Company since all goodwill was previously written off in fiscal 2002 and the Company has no intangible assets with indefinite lives.

At July 31, 2003, the components of intangible assets subject to amortization, which consist principally of purchased technology, are as follows (in thousands):

Gross carrying value	$2,332
Accumulated amortization	(2,005)

$327

Aggregate amortization expense for the three months ended July 31, 2003 was $48,000.

NOTE 4. RESTRUCTURING

During the year ended April 30, 2002, due to the continued downturn in the economic environment, the Company instituted a number of actions to streamline operations. These actions included closing the Company’s Texas operations and personnel reductions at the Company’s Needham and Calgary locations. In connection with these actions, the Company recorded aggregate charges of approximately $1.5 million related to the costs of severance, related benefits and outplacement services. The consolidation and reorganization resulted in aggregate reductions of our workforce by approximately 126 employees, or 66% of our workforce. The employee termination costs were paid out through December 2002. In addition, the Company recorded a provision of approximately $250,000 related to remaining lease obligations for its Texas operations and recorded a charge of approximately $200,000 related to fixed assets previously used at those facilities and subsequently abandoned. The Texas facility lease obligations expire in August 2004. The Company also recorded a charge of approximately $1.5 million in connection with a sublease of part of its space at the Needham location through the remaining lease term and recorded a charge of approximately $800,000 related to fixed assets and leasehold improvements at that facility. The Needham facility lease obligation expires in February 2007. During October 2002, the Company reviewed the adequacy of the remaining reserves related to these restructuring accruals and determined that $59,000 of reserves previously recorded were not required. The charges were reversed in the quarter ended October 31, 2002.

During the quarter ended October 31, 2002, the Company reduced personnel at the Company’s Needham and Calgary locations in order to align staff to lower revenues and continue to match our staffing needs to our strategic initiatives. The reorganization resulted in a reduction of our workforce by approximately 20% or 15 employees. In connection with this action, the Company recorded an aggregate charge of approximately $325,000 related to the cost of severance, related benefits and outplacement services.

During the quarter ended January 2003, the Company announced a leadership change within the senior management team, involving the departure of President and CEO, Ms. Glenda Davis, as well as her resignation from the Board of Directors. The Company recorded an aggregate charge of approximately $385,000 related to the cost of severance, related benefits and outplacement services. Ms. Davis’ severance costs will be paid out through January 2004.

In April 2003, the Company reviewed the adequacy of the remaining reserves related to prior restructuring activities and determined that $99,000 of reserves previously recorded were not required. These charges were reversed in April 2003.

The following table summarizes the restructuring activity for the three months ended July 31, 2003 (in thousands):

	Employee
	Termination	Facility
	Costs	Exit Costs

Balance, April 30, 2003	$217	$1,057
Paid	(76)	(146)

Balance July 31, 2003	141	911

NOTE 5. LEGAL MATTERS

In December 2001, a complaint was filed in the Southern District of New York seeking an unspecified amount of damages on behalf of a class of persons who allegedly purchased shares of the Company’s common stock between the date of its initial public offering and December 6, 2000. The complainants named as defendants the Company and certain of its officers and other parties as underwriters of its initial public offering (the “MCK defendants”). The plaintiffs allege, among other things, that the Company’s prospectus, contained in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, was materially false and misleading because it failed to disclose that the investment banks which underwrote the Company’s initial public offering of securities and others received undisclosed and excessive brokerage commissions, and required investors to agree to buy shares of securities after the initial public offering was completed at predetermined prices as a precondition to obtaining initial public offering allocations. The plaintiffs further allege that these actions artificially inflated the price of the Company’s common stock after the initial public offering. This case is one of many with substantially similar allegations known as the Laddering Cases filed before the Southern District of New York against a variety of unrelated issuers and investment bankers and have been consolidated for pre-trial purposes before one judge to assist with administration. A motion to dismiss addressing issues common to the companies and individuals who have been sued in these actions was filed in July 2002. After a hearing on the motion to dismiss, the Court, on February 19, 2003, denied dismissal of the claims against the companies and individuals, including the MCK defendants. On June 26, 2003, a proposed partial global settlement was announced between the securities issuers and their directors and officers and the plaintiffs. Under the terms of the settlement, the insurers of the issuers would deliver a surety undertaking in the amount of $1 billion payable to the plaintiffs to settle the actions against all issuers, directors and officers. Although the Company believes that the claims against it are meritless, the Company’s Board of Directors has voted to approve the proposed settlement. The proposed settlement is subject to acceptance by the other securities issuers and court approval. The Company believes that its portion of the proposed settlement would be paid by its insurance carrier and, accordingly, no provision has been recorded for this matter.

The Company has been named a defendant in a lawsuit filed in Norfolk County, Massachusetts by Entrata Communications, Inc. (Entrata). Entrata Communications, Inc. v. Superwire.com. Inc. and MCK Communications, Inc. arises out of a dispute between Entrata and one of its largest shareholders, Superwire.com, Inc. (Superwire). Pursuant to a contract with Entrata, the Company was obligated to pay Entrata $750,000 in early 2002. In order to take advantage of a $100,000 discount offered for early payment, the Company paid Entrata $650,000 in November 2001, in full satisfaction of its contractual obligations. The funds were placed in escrow with Superwire’s California law firm, Jeffers, Shaff & Falk, LLP(JSF), which agreed not to disburse the funds until the dispute between Entrata and Superwire had been resolved. Nevertheless, Entrata contends that it never received the funds from the Company and that the funds were diverted to Superwire and JSF. Through the lawsuit, Entrata seeks to recover from both the Company and Superwire the full $750,000 that the Company would have owed in 2002. The Company has asserted counterclaims against Entrata for and cross-claims against Superwire for fraud and breach of contract. On October 11, 2002, Superwire and Entrata filed cross-motions for summary judgement against each other. The court denied both motions on March 13, 2003, and gave the parties until October 17, 2003 to complete discovery. Following denial of the cross-motions for summary judgment, the Company filed a motion to add JSF and two of its partners, Barry D. Falk and Mark R. Ziebell, as third-party defendants. The motion is unopposed and is likely to be allowed. As discovery has not yet commenced, it is too soon to assess the Company’s likelihood of success in this litigation. Management intends to defend the claims against the Company and prosecute its counterclaims, cross-claims and third-party claims . No amounts, other than the original payment, have been provided for this matter in the accompanying financial statements.

NOTE 6. MERGER ACTIVITY

In April 2003, the Company entered into a definitive merger agreement with Verso Technologies, Inc. (“Verso”). Under the terms of the agreement, the Company will become a wholly-owned subsidiary of Verso. In connection with the merger, the Company estimates that it will declare a dividend payable to its stockholders of record immediately prior to the effective time of the merger. The aggregate cash dividend amount is affected by the trading price of the Company’s common stock and Verso common stock. Based upon the trading price of Verso and the Company’s common stock on September 9, 2003, the Company estimates the aggregate amount of the dividend will be between $23.8 million and $25.9 million, subject to various assumptions and adjustments according to the merger agreement. In addition, an aggregate of 18,280,000 shares of Verso common stock will be issued in exchange for all of the shares of the Company’s common stock outstanding at the time of the merger. The deal is subject to a number of closing conditions including regulatory and shareholder approval. The deal is expected to close in September 2003.

REPORT OF FRAZIER & DEETER, LLC INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Clarent Corporation

      We have audited the accompanying consolidated balance sheet of Clarent Corporation as of December 31, 2002, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clarent Corporation as of December 31, 2002, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

      The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s commencement of a voluntary case under Chapter 11 of the United States Bankruptcy Code, recurring losses from operations and net capital deficiency raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also discussed in Note 1. The 2002 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ FRAZIER & DEETER, LLC

Atlanta, Georgia

June 27, 2003, except for Note 20
which is as of March 12, 2004

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Clarent Corporation

      We have audited the accompanying balance sheet of Clarent Corporation as of December 31, 2001, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clarent Corporation at December 31, 2001, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about its ability to continue as a going concern. The 2001 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

San Jose, California

June 13, 2003

CLARENT CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

	(In thousands, except
	par values)

ASSETS

Current assets:

Cash and cash equivalents	$12,269	$29,804

Short-term investments	—	10,584

Restricted cash and short-term investments	—	10,000

Accounts receivable, net of allowance for doubtful accounts of $460 at 2002 and $1,483 at 2001.	3,899	10,513

Inventories	3,923	9,939

Prepaid expenses and other current assets	3,175	3,440

Total current assets	23,266	74,280

Investments	250	6,530

Property and equipment, net	1,938	4,089

Deposits and other assets	824	5,999

Note receivable from a leasing company	—	5,000

Total assets	$26,278	$95,898

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:

Liabilities not subject to compromise:

Accounts payable	$419	$6,150

Deferred revenue	2,475	6,825

Accrued liabilities	2,918	15,606

Customer advances	—	20,967

Restructuring and merger related accrual	896	7,607

Total current liabilities	6,708	57,155

Restructuring accrual — long term	—	44,778

Liabilities subject to compromise	24,379	—

Total liabilities	31,087	101,933
Commitments and contingencies

Stockholders’ deficit:

Preferred Stock, $0.001 par value: 5,000 shares authorized; none issued and outstanding (including Series A Junior Participating Preferred Stock, $0.001 par value: 2,000 shares authorized; none issued and outstanding)	—	—

Common stock, $0.001 par value: 200,000 shares authorized; 41,041 and 41,012 issued and outstanding at 2002 and 2001, respectively	582,676	583,272

Deferred compensation	(62)	(1,186)

Accumulated other comprehensive loss	—	(183)

Accumulated deficit	(587,423)	(587,938)

Total stockholders’ deficit	(4,809)	(6,035)

Total liabilities and stockholders’ deficit	$26,278	$95,898

See accompanying notes to consolidated financial statements.

CLARENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(In thousands)

Net revenue:

Product and software	$26,723	$53,413	$93,988

Service	3,915	14,163	13,943

Total net revenue	30,638	67,576	107,931

Cost of revenue:

Product and software	8,640	91,754	50,630

Service	2,940	13,321	8,367

Total cost of revenue	11,580	105,075	58,997

Gross profit (loss)	19,058	(37,499)	48,934

Operating expenses:

Research and development	15,561	55,569	29,894

Sales and marketing	11,063	78,839	59,301

General and administrative	26,203	26,030	17,352

Amortization of deferred compensation and other compensation charges	525	6,495	6,201

Amortization of goodwill and other intangibles	—	27,323	15,654

Impairment of goodwill, other intangibles and equity investments	380	107,059	1,000

Impairment of property and equipment	—	47,571	—

Restructuring and merger related costs	3,443	64,005	1,386

Purchased in-process research and development	—	—	31,496

Total operating expenses	57,175	412,891	162,284

Loss from operations	(38,117)	(450,390)	(113,350)

Chapter 11 related reorganization items	30,321	—	—

Other income (expense), net	8,515	(9,398)	(52)

Interest income (expense), net	(90)	6,062	18,097

Income (loss) before benefit from (provision for) income taxes	629	(453,726)	(95,305)

Benefit from (provision for) income taxes	(114)	467	(424)

Net income (loss)	$515	$(453,259)	$(95,729)

See accompanying notes to consolidated financial statements.

CLARENT CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Convertible					Accumulated		Total
	Preferred Stock		Common Stock			Other		Stockholders’
					Deferred	Comprehensive	Accumulated	Equity
	Shares	Amount	Shares	Amount	Compensation	Loss	Deficit	Deficit

	(In thousands)

Balances as of December 31, 1999	—	$—	30,986	$353,894	$(5,990)	$(112)	$(38,950)	$308,842

Common stock for options and employee stock purchase plan	—	—	3,388	8,113	—	—	—	8,113

Common stock for acquisitions	—	—	4,974	221,321	—	—	—	221,321

Deferred compensation for grant of stock options in acquisition	—	—	—	—	(9,952)	—	—	(9,952)

Exercise of common stock warrants	—	—	2	—	—	—	—	—

Amortization of deferred compensation	—	—	—	—	6,202	—	—	6,202

Comprehensive income (loss):

Net loss	—	—	—	—	—	—	(95,729)	(95,729)

Foreign currency translation adjustment	—	—	—	—	—	(260)	—	(260)

Unrealized gain on securities	—	—	—	—	—	46	—	46

Total comprehensive net loss								(95,943)

Balances as of December 31, 2000	—	—	39,350	583,328	(9,740)	(326)	(134,679)	438,583

Common stock for options and employee stock purchase plan	—	—	1,662	2,003	—	—	—	2,003

Cancellation of unvested stock options	—	—	—	(2,743)	2,743	—	—	—

Compensation expense for change in original stock option term	—	—	—	684	—	—	—	684

Amortization of deferred compensation	—	—	—	—	5,811	—	—	5,811

Comprehensive income (loss):

Net loss	—	—	—	—	—	—	(453,259)	(453,259)

Foreign currency translation adjustment	—	—	—	—	—	162	—	162

Unrealized loss on securities	—	—	—	—	—	(19)	—	(19)

Total comprehensive net loss								(453,116)

Balances as of December 31, 2001	—	—	41,012	583,272	(1,186)	(183)	(587,938)	(6,035)

Common stock for options	—	—	29	3	—	—	—	3

Cancellation of unvested stock options	—	—	—	(599)	599	—	—	—

Amortization of deferred compensation	—	—	—	—	525	—	—	525

Comprehensive income (loss):

Net income	—	—	—	—	—	—	515	515

Foreign currency translation adjustment	—	—	—	—	—	195	—	195

Unrealized loss on securities	—	—	—	—	—	(12)	—	(12)

Total comprehensive net income								698

Balances as of December 31, 2002	—	$—	41,041	$582,676	$(62)	$—	$(587,423)	$(4,809)

See accompanying notes to consolidated financial statements.

CLARENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(In thousands)

Operating activities:

Net income (loss)	$515	$(453,259)	$(95,729)

Adjustments to reconcile net income (loss) to net cash used in operating activities:

Depreciation	1,937	17,216	9,791

Impairment of property and equipment	—	47,571	—

Amortization of deferred compensation and other stock compensation charges	525	6,495	6,201

Write off of cumulative foreign currency translation adjustment	—	1,049	—

Loss on property and equipment disposal	—	815	—

Amortization of goodwill and other intangibles	—	29,403	16,733

Purchased in-process research and development	—	—	31,496

Impairment of goodwill and other intangibles	—	99,149	—

Impairment and write-off of strategic investments	380	9,240	1,000

Chapter 11 reorganization items	(30,321)	—	—

Changes in operating assets and liabilities, net of effect of acquired businesses:

Accounts receivable	6,614	10,631	9,417

Inventories	6,016	7,688	(4,763)

Prepaid expenses and other current assets	265	1,252	(1,926)

Other assets	5,175	(1,482)	(3,892)

Accounts payable and accrued liabilities	(14,570)	(15,356)	2,370

Deferred revenue	(4,350)	(1,703)	(1,995)

Customer advances	(7,701)	18,416	2,551

Restructuring and merger related accrual	(8,004)	49,286	6,248

Net cash used in operating activities	(43,519)	(173,589)	(22,498)

Investing activities:

Restricted cash	10,000	(10,000)	—

Purchases of short-term investments	—	(37,623)	(221,919)

Purchases of long-term investments	—	(4,395)	(16,719)

Sale and maturity of short-term investments	10,568	102,007	191,601

Sale of long-term investments	—	4,354	5,728

Payment from (loan to) related party leasing company	5,000	(5,000)	—

Purchases of property and equipment	(306)	(33,158)	(30,466)

Proceeds from sales of property and equipment	526	—	—

Proceeds from sale of Clarent Corporation Pty Ltd.	196	—	—

Acquisition of businesses, net cash acquired	—	—	33,316

Net cash provided by (used in) investing activities	25,984	16,185	(38,459)

Financing activities:

Proceeds from line of credit	—	16,200	—

Repayments of line of credit	—	(16,200)	—

Net proceeds from issuance of common stock	—	2,003	8,113

Net proceeds from issuance of preferred stock	—	—	—

Net cash provided by financing activities	—	2,003	8,113

Effect of exchange rate changes on cash and cash equivalents	—	(422)	(253)

Net decrease in cash and cash equivalents	(17,535)	(155,823)	(53,097)

Cash and cash equivalents, beginning of year	29,804	185,627	238,724

Cash and cash equivalents, end of year	$12,269	$29,804	$185,627

Supplemental disclosure of cash flow information:

Cash paid for interest	$—	$207	$6

Supplemental disclosure of non-cash activities:

Preferred stock received in exchange for settlement of accounts receivable	$—	$—	$1,500

Issuance of common stock in connection with business acquisitions	$—	$—	$221,321

Conversion of promissory notes into strategic investments	$—	$1,250	$—

Settlement of liability in exchange for note payable	$920	$—	$—

Settlement of loan guarantees in exchange for lease portfolio	$1,614	$—	$—

Reversal of deferred stock compensation related to stock option cancellations	$599	$2,743	$—

Assignment of strategic investment in connection with settlement of a liability	$5,900	—	—

See accompanying notes to consolidated financial statements.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company

     Description of Business

      Clarent Corporation (the “Company” or “Clarent”) was a provider of software-based communications solutions designed to take advantage of the flexibility and universal reach of Internet Protocol (IP) communications networks, the most prominent of which is the public network known as the Internet. Clarent’s historical customers included telecommunications service providers and enterprises in over 80 countries throughout the globe.

      As more fully described in the accompanying footnotes and prior filings with the Securities Exchange Commission (“SEC”), the Company underwent several significant events during 2002 and 2001 that, combined with the adverse conditions impacting the telecommunications industry, had a material adverse impact on the Company’s financial position and operating results.

      On December 13, 2002 (the “Petition Date”), the Company commenced a voluntary case under Chapter 11 of the United States Bankruptcy Code (the “Chapter 11 Case”). The Company is currently managing its affairs as debtor-in-possession in accordance with the applicable provisions of the Bankruptcy Code. During the Chapter 11 Case, the Company sold substantially all of its business assets to Verso Technologies, Inc. (“Verso”). As result of the sale to Verso, the Company no longer has operating assets and will not continue to sell any products. None of the Company’s subsidiaries have commenced cases under the Bankruptcy Code (collectively, the “Non-Debtor Subsidiaries”).

     Prior Restatement of Financial Statements

      On August 26, 2001, the Company’s Board of Directors formed a special committee, comprised of three outside directors, Messrs. Pape, Forman and Barker. The special committee directed and instructed the Company’s outside counsel to investigate certain facts that had come to the Board’s attention and that the Board determined could reflect potential accounting and financial irregularities. The Company’s outside counsel, at the direction of the special committee, requested the Company’s independent auditors to assist in the investigation. On September 4, 2001, the Company announced that it had discovered accounting and financial irregularities that materially affected the Company’s previously reported financial results for the first two quarters of the year 2001. Subsequently on October 23, 2001, the Company announced that it also had discovered accounting and financial irregularities that materially affected the Company’s previously reported financial results for the year 2000. In the course of the investigation, the Company discovered accounting and financial irregularities arising from activities that appear to have been initiated by a number of parties no longer associated with the Company, resulting in, among other things, an overstatement in revenue of an aggregate amount of $129.4 million over the restated periods. On May 8, 2002, the Company filed amendments to prior SEC filings in connection with a restatement of its financial statements for the year ended December 31, 2000 and the quarters ended March 31, 2000, June 30, 2000, September 30, 2000, March 31, 2001 and June 30, 2001.

     Impact of Prior Restatement of Financial Statements and Overall Decline in Business Conditions

      In late 2001 and throughout 2002, the Company experienced a significant decline in revenue as a result of the decline in the demand for telecommunications equipment and the effect of the restatement of the Company’s 2001 financial statements. Demand for its products was depressed through 2002, resulting in widening losses from operations and negative cash flow from operations. In addition, during 2002, the Company continued to incur substantial expenses in connection with the restatement of its 2001 financial statements and related litigation matters. The Company recorded additional losses in the form of restructuring in the first quarter of 2002, related primarily to employee separation and facilities closure costs that resulted

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

from an over-expansion of its operating capacity and operating expenses, as well as from the overall downturn in the telecommunications industry.

     Changes in Management

      In January 2002, the Company engaged Regent Pacific Management Corporation (“Regent Pacific”), an international firm that specializes in the recovery and restructuring of under-performing companies, and appointed Gary J. Sbona of Regent Pacific as chief executive officer. Mr. Sbona also joined the Company’s board of directors and was appointed the chairman of the board. In February 2002, the Company appointed James B. Weil of Regent Pacific as president. In May 2002, the Company appointed H. Michael Hogan III of Regent Pacific as chief financial officer and secretary. Regent Pacific commenced a series of restructuring initiatives, including continuing to reduce the Company’s worldwide workforce, and engaging a financial advisor to assist in evaluating and pursuing strategic alternatives for the Company.

     Nasdaq Delisting

      On January 29, 2002, the Company was notified that its securities would be delisted by Nasdaq effective January 30, 2002 as a result of (i) its failure to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, (ii) the failure of its annual report on Form 10-K for the fiscal year ended December 31, 2000 to contain audited financial statements because its auditor, Ernst & Young LLP, informed the Company that its financial statements for the year ended December 31, 2000 should no longer be relied upon as a result of the matters which gave rise to the need for a special investigation, and for which the investigation and resulting restated financial statements were not complete, rendering the Company’s financial statements unaudited at that time, and (iii) public interest concerns related to the protection of investors. On May 8, 2002, the Company filed amendments to prior SEC filings in connection with a restatement of its financial statements for the year ended December 31, 2000 and the quarters ended March 31, 2000, June 30, 2000, September 30, 2000, March 31, 2001 and June 30, 2001. The Company remains delinquent in filing its Annual Reports on Form 10-K for the years ended December 31, 2001 and 2002 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, September 30, 2002 and March 31, 2003.

     Retention of Investment Banking Firm

      In May 2002, the Company retained SG Cowen Securities Corporation (“SG Cowen”), an investment banking firm, to provide financial advisory services, analyze the Company’s business and prospects, and to explore strategic opportunities available to Clarent, including mergers, combinations, recapitalizations, and private equity investments. The Company determined, based on SG Cowen’s preliminary evaluation and the advice of legal counsel, that a sale of substantially all of its assets would most likely maximize value.

     Sale of Assets to Verso Technologies, Inc. and Chapter 11 Voluntary Reorganization

      On December 13, 2002, the Company signed a definitive agreement (the “Asset Purchase Agreement”) with Verso to sell substantially all of its business assets and all of the outstanding capital stock of Clarent Canada Ltd., a wholly-owned Non-Debtor Subsidiary, for approximately $9.8 million in consideration. Following execution of the Asset Purchase Agreement, the Company commenced the Chapter 11 Case in the United States Bankruptcy Code for the Northern District of California (the “Bankruptcy Court). On January 31, 2003, the Bankruptcy Court approved the sale to Verso in accordance with the Asset Purchase Agreement, and on February 7, 2003, the Bankruptcy Court approved an amendment to the Asset Purchase Agreement. The transaction closed on February 12, 2003. At closing, Verso issued three promissory notes to the Company: a $5.0 million secured note due February 13, 2004, which bears interest at 10% per annum; a $1.8 million non-interest bearing unsecured subordinated note due February 13, 2004 and a $3.0 million

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

secured subordinated note due February 12, 2008, which bears interest at 5% per annum. The secured notes are secured by the assets sold in the transaction.

     Plan of Liquidation

      On May 16, 2003, the Company filed a Liquidating Plan of Reorganization (the “Plan of Liquidation”) and associated Disclosure Statement with the Bankruptcy Court. The Plan of Liquidation proposes to liquidate the Company’s remaining assets and distribute proceeds in accordance with the priorities established in the Bankruptcy Code. The Disclosure Statement has not been approved by the Bankruptcy Court, and acceptances for the Plan of Liquidation have not yet been solicited.

     Basis of Presentation and Going Concern

      The accompanying Consolidated Financial Statements as of December 31, 2002 and for the year then ended have been prepared in accordance with Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (See Note 3 — “Accounting During Reorganization Proceeding”). Because the Chapter 11 Filing occurred subsequent to December 31, 2001, the accompanying consolidated financial statements as of December 31, 2001, and for the fiscal years ended December 31, 2001 and 2000, have not been prepared in accordance with SOP 90-7, and may lack comparability to that extent.

      Without consideration of any effects that the commencement of the Chapter 11 Case and the related sale to Verso had on the Company’s liquidity and capital resources, there is no assurance that management would have been successful in its ability to continue the business as a going concern. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that could have resulted had the sale to Verso not been completed.

      If and when the Plan of Liquidation is confirmed by the Bankruptcy Court and becomes effective, the Company would be required to adopt the liquidation basis of accounting, pursuant to which the Company would be required to accrue an estimate for all liabilities and related expenses to be incurred during the liquidation, record all assets at their estimated net realizable values, and record liabilities at their anticipated settlement amounts.

Note 2. Summary of Significant Accounting Policies

     Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to allowance for doubtful accounts, inventories, investments, deferred tax assets, intangible assets, income taxes, warranty obligations, restructuring, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Reclassifications

      Certain prior year amounts have been reclassified to conform to current period presentation.

     Revenue Recognition

      Revenue is recognized at the time of shipment of the products when persuasive evidence of an arrangement exists, the fee is fixed and determinable, when no significant contractual obligations or acceptance terms, if any, remain outstanding and collection of the resulting receivable is deemed probable. For contracts with multiple obligations (e.g., maintenance, unspecified upgrades), the Company allocates revenue to each component of the contract based on objective evidence of its fair value, which is specific to the Company, or for products not being sold separately, the price established by management. For arrangements to deliver software license with consulting services that are essential to the functionality of the products, the Company recognizes revenue for both the license and consulting components on a percentage-of-completion or completed contract basis. Service revenue, which is substantially all maintenance revenue, is generally deferred and, in most cases, recognized when the services are performed. Maintenance revenue is recognized ratably over the service period obligations, which are typically one to two years. Cash payments received in advance of product or service revenue are recorded as customer advances. Amounts billed or received in advance of satisfying all revenue recognition criteria are classified as deferred revenue in the accompanying balance sheets. Freight costs billed to customers are recorded as revenue, with a corresponding expense included in cost of revenues.

     Cash Equivalents and Short-Term Investments

      The Company considers all highly liquid investment securities with maturity from date of purchase of three months or less to be cash equivalents and investment securities with maturity from date of purchase of more than three months but less than one year to be short-term investments.

      Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. To date, all investments have been classified as available-for-sale and are carried at fair value with unrealized gains and losses reported net-of-tax as a separate component of comprehensive income. Realized gains and losses on available-for-sale securities are included in interest income (expense). The cost of securities sold is based on specific identification. Premiums and discounts are amortized over the period from acquisition to maturity and are included in investment income along with interest and dividends.

     Concentrations of Credit Risk and Credit Evaluations

      Financial instruments, which subject the Company to concentrations of credit risk, primarily consist of cash, short and long term investments and accounts receivable. The Company maintains its cash and cash equivalents principally in domestic financial institutions of high-credit standing.

      The Company’s receivables are derived primarily from sales of software and hardware products and services to companies primarily in the domestic and international telecommunications arena. Approximately 50% and 40% of the accounts receivable were from the Europe, Middle East and Africa region, 38% and 33% from the Americas and 12% and 27% from the Asia-Pacific region at December 31, 2002 and 2001, respectively. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Reserves are maintained for potential credit losses.

      A limited number of customers have historically accounted for a substantial portion of the Company’s revenue. No customer accounted for 10% or more of net revenue for the year ended December 31, 2002 and no customer accounted for 10% or more of the accounts receivable balance at December 31, 2002. One customer accounted for approximately 14% of net revenue for the year ended December 31, 2001. One

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

customer accounted for approximately 17% of the accounts receivable balance at December 31, 2001. No customer accounted for 10% or more of net revenue for the year ended December 31, 2000.

     Allowance for Doubtful Accounts

      The Company records an allowance for doubtful accounts based on estimates of potential uncollectibility of its accounts receivable. The Company specifically analyzes its accounts receivable and historical bad debts, customer credit-worthiness, current economic trends, and changes in its customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Historically, the Company has, from time to time, experienced material differences between its estimated allowance for doubtful accounts and actual results. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company records a charge for bad debt in the period that such losses are estimated. Bad-debt write offs are recorded as a reduction in the allowance for doubtful accounts in the period in which the account is written off.

     Inventories

      Inventories are stated at the lower of cost or market on a first-in, first-out basis. Inventory which is obsolete or in excess of the Company’s forecasted usage is written down to its estimated market value based on assumptions about future demand and market conditions.

     Investments

      Long-term investments primarily consist of strategic investments of less than 20% equity interest in certain private companies. The Company does not have the ability to exercise significant influence over any of these companies; therefore, these investments are recorded at cost and are accounted for under the cost method of accounting. Realized gains and losses are recorded in interest and other income when the related investments are sold. The Company’s long-term investments in privately-held companies are regularly assessed for impairment through review of operations and indications of continued viability of such companies. The Company’s reviews of operations of these companies, to assess the carrying values of these investments, include evaluation of operating performance, financing status, liquidity prospects and cash flow forecasts. Impairment losses on these long-term investments are recorded when events and circumstances indicate that such assets might be impaired and the decline in value is other than temporary.

     Property and Equipment, Goodwill, and Intangible Assets

      Property and equipment are stated at the lower of cost or fair value. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives ranging from one to three years are used for computer equipment, purchased software, production and engineering equipment and five-year lives for office equipment, furniture and fixtures. Leasehold improvements are amortized over the shorter of five years or the remaining term of the applicable lease.

      The Company records impairment losses on goodwill, intangible assets and fixed assets when events and circumstances indicate that such assets might be impaired and the estimated fair value of such asset is less than its recorded amount. Conditions that would trigger an impairment assessment include material adverse changes in operations or a decision to abandon products, services or technologies. Measurement of fair value is based on discounted cash flows and utilizes the Company’s incremental borrowing rate. As of December 31, 2001, the Company had determined that all goodwill and other intangible assets and a substantial portion of its fixed assets were impaired, and consequently recorded an impairment charge to reduce the recorded value to fair value.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Warranties

      The Company’s warranty policy generally states that the Company will provide warranty coverage, for a predetermined amount of time, on products for material and labor to repair and service the products. The Company records the estimated cost of warranty coverage upon product shipment. The estimated cost of warranty coverage is determined by the warranty term as well as the average historical warranty expense for a specific product. Should actual product failure rates or material usage costs differ from the Company’s estimates, revisions to the estimated warranty and installation liability may be required.

     Stock-Based Compensation

      The Company accounts for stock-based awards to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).

      If compensation cost for the Company’s stock-based compensation plan had been determined based on the fair value at the grant dates for awards under this plan consistent with the method provided for under FAS 123, then the Company’s net loss would have been as indicated in the pro forma amounts below (in thousands):

	Years Ended December 31,

	2002	2001	2000

Net income (loss) as reported	$515	$(453,259)	$(95,729)

Add: Stock-based compensation included in net income (loss)	525	6,495	6,201

Less: Total stock-based employee compensation determined under fair value method for all awards	(2,905)	(31,829)	(81,988)

Pro forma net income (loss)	$(1,865)	$(478,593)	$(171,516)

     Advertising Expenses

      The Company expenses advertising costs in the period in which they are incurred. Advertising expenses for 2002, 2001 and 2000 were approximately $$0.3 million, $4.8 million and $6.5 million, respectively.

     Income Taxes

      Income tax expense is based on reported earnings before income taxes. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Foreign Currency Translation

      Assets and liabilities of the Company’s wholly-owned foreign subsidiaries are translated from their respective functional currencies at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average exchange rates prevailing during the year. For subsidiaries whose functional currency is the local currency, resulting translation adjustments are reflected as a separate component of stockholders’ equity. For subsidiaries whose functional currency is the U.S. Dollar, resulting translation adjustments are included in results of operations. Foreign currency transaction gains and losses are included in results of operations. For foreign entities where recoverability of the Company’s investment is considered remote, or in which the entity has been substantially liquidated, the Company records a charge to income to

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

write off the corresponding translation adjustment balance included in stockholder’s equity in the period where such assessment of recoverability has been made.

     Comprehensive Loss

      The Company reports comprehensive income or loss in accordance with Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 establishes standards for reporting comprehensive income and its components in financial statements. At December 31, 2002, 2001 and 2000, comprehensive loss included foreign currency cumulative translation adjustments and unrealized gains and losses on available-for-sale investments. Comprehensive income (loss) is reflected in the consolidated statements of stockholders’ equity (deficit), net of related income tax effects.

     Recent Accounting Pronouncements

      In April 2002, the FASB issues SFAS no. 145, “Rescission of FASB Statements NO. 4, 44, 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”), which eliminates the requirement to report gains and losses related to extinguishments of debt as extraordinary items. The statement also included other amendments and technical corrections, which will not have a material impact on the Company. The provisions of the statement related to the treatment of debt extinguishments are required to be applied in fiscal years beginning after May 15, 2002. The Company is currently assessing the impact of this new standard on its financial statements.

      In July 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146), which is effective for exit or disposal activities initiated after December 31, 2002. SFAS 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 also establishes that fair value is the objective for the initial measurement of the liability. The Company is currently assessing the impact of this new standard on its financial statements.

      In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“Interpretation No. 45”), which clarifies the disclosure and recognition/measurement of requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The Company is currently assessing the impact of this new standard on its statements.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure an Amendment of FASB Statement No. 123.” This Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation on annual and interim financial information. The Company has elected to continue to account for stock options in accordance with Accounting Principles Board Opinion No. 25.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). SFAS 150 addresses how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

circumstances). SFAS 150 will apply to financial instruments entered into or modified after May 31, 2003. The Company is currently assessing the impact of this new standard on its financial statements.

      In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF No. 00-21, “Accounting for Revenue Arrangements with Multiple Element Deliverables.” The issue addresses how to account for arrangements that may involve multiple revenue-generating activities, i.e., the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a package, and the consideration will be measured and allocated to the separate units based on their relative fair values. This consensus guidance will be applicable to agreements executed in quarters beginning after June 15, 2003. The Company is currently evaluating the impact of this EITF.

      In January 2003, the FASB issued interpretation No. 46 “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (“Interpretation No. 46”). Interpretation No. 46 addresses the consolidation by business enterprises of variable interest entities as defined therein. Interpretation No. 46 applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The Company is currently determining the impact of application of this Interpretation on the Company’s financial statements.

Note 3. Accounting During Reorganization Proceedings

      Entering the reorganization proceedings does not affect or change the application of U.S. generally accepted accounting principles followed by the Company in the preparation of its consolidated financial statements. During the pendency of the Chapter 11 Case, the consolidated financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business in accordance with SOP 90-7. The Company’s consolidated balance sheet segregates liabilities subject to compromise from liabilities not subject to compromise.

      Pursuant to the Bankruptcy Code, schedules have been filed by the Company with the Bankruptcy Court setting forth the assets and liabilities of the Company. Differences between amounts recorded by the Company and claims filed by creditors will be investigated and resolved as part of the bankruptcy proceedings. Bar dates for the filing of proofs of claim against the Company have passed for most creditors, other than the bar dates for claims that may arise from rejection of certain unexpired leases and contracts. As of July 2, 2003, approximately $552.9 million of claims had been filed with the Bankruptcy Court; of this amount at least $504.0 million is believed to be subject to subordination to general unsecured claims pursuant to section 510(b) of the Bankruptcy Code.

      As part of the Chapter 11 Case, the Company has rejected certain of its leases as allowed by the Bankruptcy Code. Certain of the facility leases that the Company rejected had been previously vacated and the estimated amount of future sublease losses through the term of the leases were accrued under the restructuring plans. At December 31, 2002, the amount of sublease losses previously accrued totaled approximately $43.4 million, which exceeded the estimated maximum amount of allowable claims under the Bankruptcy Code with respect to rejected real property leases, calculated by the Company to be $12.9 million, but which could be subject to future reductions. Accordingly, the Company recorded a decrease in its liability of $30.5 million, which is included in Chapter 11 related reorganization items on the accompanying statement of operations.

      As reflected in the consolidated financial statements, “Liabilities subject to compromise” refer to the Company’s liabilities incurred prior to the commencement of the Chapter 11 Case including those considered to be pre-petition claims under the Bankruptcy Code, such as claims arising out of a rejection of a lease for real property. These amounts represent the Company’s estimate of known or potential claims to be resolved in the Chapter 11 Case. Such claims remain subject to future adjustment. Adjustments may result from

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

negotiations, orders of the Bankruptcy Court, further developments with respect to disputed claims, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, proofs of claim, or other events. Payment terms for these amounts will be established in connection with the bankruptcy proceedings.

      The liabilities subject to compromise in the consolidated and balance sheet consist of the following items at December 31, 2002 (in thousands):

Accounts payable and accrued expenses	$3,200

Estimated claims for rejection of unexpired leases	12,893

Customer advances	7,366

Note payable	920

Total liabilities subject to compromise	$24,379

      Results for fiscal 2002 include charges which were incurred after the Company filed the Chapter 11 Case. Expenses related to the reorganization process and the Chapter 11 Case are considered reorganization items. Chapter 11 reorganization items consist of the following for the year ended December 31, 2002:

Professional fees	$(212)

Revision to restructuring liabilities related to rejected property leases	30,533

Total	$30,321

      The Company has received approval from the Bankruptcy Court to pay or otherwise honor certain of its pre-petition obligations, including employee wages, salaries, benefits and other employee obligations and certain other pre-petition claims, subject to certain limitations. The pre-petition liabilities that have been approved by the Bankruptcy Court to be paid are not included in “Liabilities subject to compromise” on the accompanying consolidated balance sheet as of December 31, 2002.

      Warranty liabilities and deferred revenue which were assumed by Verso in the asset purchase agreement are not included in “Liabilities subject to compromise” on the accompanying balance sheets.

      In accordance with SOP 90-7, debtor-in-possession financial statements of the Debtor are presented below. Such financial statements have been prepared on the same basis as the consolidated financial statements, and include intercompany balances from its Non-Debtor Subsidiaries at net realizable value:

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CLARENT CORPORATION

Condensed Debtor-in-Possession Balance Sheet

December 31, 2002
(In Thousands)
(Unaudited)

ASSETS

Current assets:

Cash and cash equivalents	$10,028

Accounts receivable, net	3,899

Inventories	3,905

Prepaid expenses and other current assets	2,223

Intercompany	375

Total current assets	20,430

Property and equipment, net	725

Deposits and other assets	1,075

Total assets	$22,230

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:

Accounts payable	$312

Deferred revenue	2,475

Accrued liabilities	841

Restructuring and merger related accrual	896

Total current liabilities	4,524

Liabilities subject to compromise	24,379

Total liabilities	28,903

Stockholders’ deficit:

Common stock	582,676

Deferred compensation	(62)

Accumulated deficit	(589,287)

Total stockholders’ deficit	(6,673)

Total liabilities and stockholders’ deficit	$22,230

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CLARENT CORPORATION

Condensed Debtor-in-Possession Statement of Operations

For the Year Ended December 31, 2002
(In Thousands)
(Unaudited)

Net revenue:

Product and software	$26,723

Service	3,915

Total net revenue	30,638

Cost of revenue:

Product and software	9,210

Service	2,481

Total cost of revenue	11,691

Gross profit (loss)	18,947

Operating expenses:

Research and development	12,430

Sales and marketing	6,773

General and administrative	31,066

Stock-based compensation	525

Impairment of equity investments	380

Restructuring and merger related costs	3,443

Total operating expenses	54,617

Loss from operations	(35,670)

Chapter 11 related reorganization items	30,321

Other expense, net	7,724

Interest income, net	(90)

Loss before provision for income taxes	2,285

Benefit from (provision for) income taxes

Net loss	$2,285

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CLARENT CORPORATION

Debtor-in-Possession Statement of Cash Flows

For The Year Ended December 31, 2002
(In Thousands)
(Unaudited)

Net cash used in operating activities	$(42,951)

Investing activities:

Restricted cash	10,000

Sale and maturity of short-term investments	10,561

Payment from related party leasing company	5,000

Proceeds from sale of equipment	497

Purchases of property and equipment	(9)

Net cash provided by investing activities	26,338

Net decrease in cash and cash equivalents	(16,902)

Cash and cash equivalents, beginning of year	26,930

Cash and cash equivalents, end of year	$10,028

NOTE 4. Cash and Financial Instruments

      Estimated fair values of financial instruments are based on quoted market prices. The following is a summary of available-for-sale securities at December 31, (in thousands):

	2002

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

Commercial paper	$—	$—	$—	$—

Government securities	7,874	—	—	7,874

Market auction preferred	—	—	—	—

	$7,874	$—	$—	$7,874

Classified as:

Cash equivalents	$7,874	$—	$—	$7,874

Short-term investments	—	—	—	—

	$7,874	$—	$—	$7,874

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

Commercial paper	$16,947	$—	$(12)	$16,935

Government securities	9,410	24	—	9,434

Market auction preferred	7,950	—	—	7,950

	$34,307	24	$(12)	$34,319

Classified as:

Cash equivalents	$20,797	$—	$(12)	$20,785

Short-term investments	13,510	24	—	13,534

	$34,307	$24	$(12)	$34,319

      Realized gains and losses on sales of available-for-sale securities were immaterial for the years ended December 31, 2002, 2001 and 2000.

Note 5. Balance Sheet Details

     Inventories

      Inventories consist of the following, (in thousands):

	December 31,

	2002	2001

Raw materials	$3,923	$7,942

Work-in-process	—	—

Finished goods	—	1,997

	$3,923	$9,939

      Inventory charges totaling approximately $58.7 million were taken during the year ended December 31, 2001, reflecting excess inventories resulting from changes in forecasted demand, the Company’s decision to discontinue certain products, the write-down of leased inventory and product costs associated with products shipped to certain customers in the Asia-Pacific region for which revenue was not recognizable and for which the inventory shipped is not expected to be recoverable. There were no such charges taken during the year ended December 31, 2002.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Property and Equipment

      Property and equipment is comprised of the following (in thousands):

	December 31,

	2002	2001

Production and engineering equipment	$1,709	$1,698

Computer equipment and purchased software	2,697	3,015

Leasehold improvements	619	515

Office equipment, furniture and fixtures	400	508

	5,425	5,736

Less accumulated depreciation	(3,487)	(1,647)

	$1,938	$4,089

      Net property and equipment at December 31, 2002 and 2001 reflects the impact of approximately $47.6 million in impairment charges taken during the year ended December 31, 2001.

     Goodwill and Purchased Intangible Assets

      The following table details the classification of amortization of goodwill and purchased intangible assets as reported in the Consolidated Statements of Operations (in thousands):

	Year Ended December 31,

	2002	2001	2000

Cost of revenue	$—	$2,080	$1,079

Operating expenses	—	27,323	15,654

	$—	$29,403	$16,733

      At December 31, 2002 and December 31, 2001 there is no goodwill and purchased intangible assets on the consolidated balance sheets.

Note 6. Investments

      The Company historically has invested in equity instruments of privately held companies for the promotion of business and strategic objectives. The Company has also invested in a venture capital management fund. These investments are recorded at their initial fair value, net of impairment losses. Impairment losses are recorded when events or circumstances indicate that such assets might be impaired and the decline in value is other than temporary. Through December 31, 2002, the Company had invested $7.5 million in a venture capital management fund. During 2002, the Company assigned its interest in and the related commitment to the venture capital management fund to a third party as part of a settlement agreement.

      During 2002 and 2001, the Company recorded impairment losses on strategic investments of $.4 million and $7.9 million, respectively, resulting in net book values of $0.3 million and $6.5 million at December 31, 2002 and 2001, respectively. The losses represented the write-down of the Company’s carrying amount of these investments and were determined by considering, among other factors, the inability of the investees to obtain additional private financing, the suspension of one investee’s current operations, and the uncertain financial condition of the investees and the market in which they operate. As such, the Company believes the changes in the current market environment and decrease in the valuations of these companies are other than temporary, and it has written down the carrying value accordingly.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During 2001, the Company recorded revenues of $0.3 million, from certain customers in which the Company had an investment. Revenues from these customers have been recorded at the value of the products and services sold. There were no such revenues recognized during 2002.

Note 7. Impairment of Goodwill, Intangibles and Property and Equipment

      During the third quarter of 2001, the Company determined that due to the continuing downturn of the telecommunications market as well as the activities giving rise to, and the impact of, the restatement on the Company’s business, the carrying amounts of certain assets might be impaired. The Company then determined that the undiscounted cash flows estimated to be generated by those assets was less than the carrying amounts of those assets. As such, the Company recorded an impairment charge against the goodwill and intangibles associated with its business acquisitions of PEAK Software Solutions, Inc. and ACT Networks, Inc., each acquired in 2000. The Company calculated the impairment charge by comparing the expected discounted future cash flows to the carrying amount of the related intangible assets with some weighting attributed to a market based approach. The values assigned by the Company to the assets resulting from the impairment analysis were based upon established valuation techniques provided by an independent firm. The cash flow periods used were over 4.25 years including annual growth rates of 10% to 25%, a discount rate of 27% and a terminal value based upon a sales market multiple of 1.2. The assumptions supporting the estimated future cash flows, including the discount rate and estimated terminal values reflect management’s best estimates. The discount rate was based upon the Company’s weighted average cost of capital as adjusted for the risks associated with its operations. This resulted in a $99.1 million write-down of goodwill and other intangible assets and a $40.5 million write-down of property and equipment for the third quarter of 2001.

      The Company recorded an additional write-down of property and equipment during the fourth quarter of 2001 of approximately $7.1 million, resulting from the continuing economic downturn in the telecommunications industry, significant quarter-to-quarter declines in revenue, additional reductions in workforce, and continued negative operating cash flows.

Note 8. Debt

     Line of Credit

      In June 2001, the Company obtained a $10.0 million line of credit with a financial institution to provide working capital for the Company. The entire balance had been borrowed during 2001 but was paid in full at December 31, 2001. The interest rate on this credit facility was variable and equal to the prime rate (4.75% at December 31, 2001). Under the terms of this arrangement, the Company was required to maintain a restricted cash balance of $10.0 million to secure the line of credit. The line of credit expired on June 30, 2002, at which time there were no outstanding borrowings.

     Note Payable

      Pursuant to the terms of a settlement agreement with D-Link Corporation (“D-Link”), a distributor and supplier to the Company, the Company issued a note payable for $920,000, which is included in “Liabilities subject to compromise” on the accompanying consolidated balance sheet. The note bears interest at the LIBOR rate (1.38% at December 31, 2002), is payable in full, including accrued interest, on July 12, 2003, and is subject to being restructured in connection with the Bankruptcy proceedings.

Note 9. Customer Advances

      As of December 31, 2001, the Company had received funds totaling $20.9 million from certain customers in the Asia-Pacific region. These payments were recorded as customer advances. The Company now believes

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that these funds may be subject to refund, because (i) the Company is aware of a purported return right with respect to certain products, (ii) the customer has not accepted possession of certain products or (iii) the funds may be subject to the payment of a guaranty obligation purportedly entered into by the Company for a loan to a customer, which the Company believes was used to purchase the Company’s products.

      During 2002, the Company entered into settlement agreements with two of these customers, resulting in a reduction in the customer advances balance of approximately $13.5 million. Pursuant to these settlement agreements, the Company recognized a gain of approximately $6.9 million, which is included in other income, recorded a credit to cost of sales of approximately $2.7 million, made cash payments of approximately $1.7 million, issued a note payable for $0.9 million, assigned certain other assets with a book value of approximately $5.9 million, and shipped inventory with an approximate cost of $0.6 million.

Note 10. Restructuring and Merger Related Accruals

      During 2001, the Company announced a restructuring program resulting in total restructuring charges of approximately $64.0 million, resulting in part from the significant slowdown in the overall telecommunications market, as well as the Company’s plan to align its cost structure with anticipated revenues. The restructuring plan included the reduction of approximately 475 employees and the closure of several facilities across all business functions, operating units, and geographic regions.

      During 2002, the Company incurred charges of approximately $3.4 million related to an additional restructuring program, including a worldwide workforce reduction of approximately 200 employees and an additional facility closure.

      At December 31, 2002, approximately $2.2 million in accruals related to the acquisition of ACT acquisition remained. These accruals include costs of exiting non-cancelable operating leases for the Calabasas, California manufacturing facility.

      The following table summarizes the activity related to the restructuring and merger related accruals for 2002 (in thousands):

	Facility		Other Employee
	Closure	Severance	Termination
	Related Costs	Costs	Costs	Total

Balance at December 31, 2000	$4,933	$1,300	$—	$6,233

Accrued and expensed	50,664	12,882	459	64,005

Charged against accrual	(3,648)	(13,813)	(392)	(17,853)

Balance at December 31, 2001	51,949	369	67	52,385

Accrued and expensed	989	2,454	—	3,443

Charged against accrual	(8,616)	(2,823)	(67)	(11,506)

Adjustment related to rejected property leases	(30,533)	—	—	(30,533)

Balance at December 31, 2002	$13,789	$—	$—	$13,789

      As of December 31, 2002, the remaining restructuring and merger related accrual is presented on the accompanying consolidated balance sheet as follows (in thousands):

Restructuring and merger accrual, current	$896

Liabilities subject to compromise	12,893

$13,789

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Pursuant to financial statement presentation required under SOP 90-7, the restructuring accrual at December 31, 2002 attributed to property leases rejected in connection with the Bankruptcy proceedings is included in “Liabilities subject to compromise” on the accompanying consolidated balance sheet. The adjustment to the restructuring and merger related accrual was recorded to reflect the estimated maximum allowable claims under the Bankruptcy Code related to the Company’s rejected property leases (See Note 3 — “Accounting During Reorganization Proceedings”).

      The $896,000 remaining in the “Restructuring and merger related accrual” consists of estimated losses on subleases previously accrued for international Non-Debtor Subsidiaries which have been substantially liquidated, but have not been formally liquidated. The Company has retained these accruals until the respective Non-Debtor Subsidiaries have been formally liquidated, or until such time that the Company is certain that there are no remaining claims related to these facilities obligations.

Note 11. Employee Special Retention Policy

      On April 1, 2002, the Company announced an employee special retention policy (the “Retention Policy”) to enhance its ability to retain its employees during the critical period leading up to and following the Company’s financial restatement. Pursuant to this policy, employees as of February 1, 2002 who remained with the Company through January 1, 2003 or an earlier sale of the Company, decision to discontinue business in the ordinary course, or termination without cause were eligible to receive retention payments aggregating approximately $3.0 million. The Company allocated funds for the payment of the retention bonuses and held them in a separate account from its general operating funds. In November 2002, the Company paid out to employees retention bonuses totaling approximately $1.5 million, representing its remaining obligation pursuant to the Retention Policy.

Note 12. Other Income (Expense)

      The following table details the components of “Other income (expense), net” as reported in the consolidated statements of operations (in thousands):

	Year Ended December 31,

	2002	2001	2000

Loan impairment and other write-offs, Asia Pacific	$—	$(9,540)	$—

Loss on disposal of property and equipment	—	(815)	—

Foreign currency gains (losses), net	645	(413)	(52)

Gain on sale of Clarent Corporation Pty Ltd.	196	—	—

Gain on settlement of D-Link liabilities	6,876	—	—

Gain on purchase of Clarent Finance LLC	254	—	—

Gain on sale of strategic investment	544	1,370	—

	$8,515	$(9,398)	$(52)

     Loan Impairment and Other Write-Offs Related to Asia Pacific Operations

      During the year ended December 31, 2001, the Company wrote off approximately $9.5 million related to certain investments and loans made to related party strategic partners and other unauthorized advances made to personnel in the Asia Pacific region, which the Company deemed unrecoverable.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Sale of Clarent Corporation Pty Ltd

      Pursuant to the Share Sale Agreement dated February 18, 2002 and supplemented by a letter agreement dated December 12, 2002, the Company sold its wholly-owned subsidiary in Australia, Clarent Corporation Pty Ltd., to Salient Holding Company Pty Ltd. The Company received net cash proceeds and recorded a net gain on the sale of approximately $196,000.

     Settlement of D-Link Liabilities

      On December 31, 2001, D-Link filed two complaints in California Superior Court in which D-Link asserted various breach of contract claims against the Company. The D-Link matter was dismissed on July 16, 2002, pursuant to the terms of the Settlement Agreement and Mutual Release dated July 12, 2002. Under the terms of the settlement, the Company was relieved of all liabilities to D-Link, including approximately $12.0 million recorded as customer advances and other liabilities totaling approximately $3.4 million, in exchange for a cash payment of approximately $1.7 million, an unsecured one-year promissory note for $.9 million, and the assignment of certain inventory and other assets with a book value of approximately $5.9 million. The Company recorded a net gain in 2002 of approximately $6.9 million related to this settlement.

     Purchase of Clarent Finance LLC

      Pursuant to the Membership Interest Purchase Agreement dated March 28, 2002, the Company purchased Clarent Finance, LLC (“Clarent Finance”), a related party leasing company, for total cash consideration of $275,000. The Company received in return approximately $3.7 million in cash as settlement on a $5.0 million note receivable and a lease portfolio representing aggregate future undiscounted payments of $2.0 million, of which the Company had previously recorded a liability under a remarketing agreement of $1.6 million as of December 31, 2001. In connection with this transaction, the Company recorded a net gain of approximately $254,000.

     Gain on Sale of Strategic Investment

      During 2001, the Company completed the sale of a strategic equity investment with a book value of approximately $3.0 million for cash proceeds of approximately $4.9 million, resulting in a net gain of approximately $0.5 million and $1.4 million during the years ended December 31, 2002 and 2001, respectively.

Note 13. Stockholders’ Equity (Deficit)

     Preferred Stock

      In February 2001, the Company adopted a Share Purchase Rights Plan designed to guard against abusive takeover tactics. Pursuant to this on February 7, 2001, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock of the Company to shareholders of record on February 20, 2001. The Rights also attach to new common shares issued after the record date. Each Right entitles the holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock (“Preferred Shares”) at a price of $100 per one one-hundredth of a Preferred Share. Each Preferred Share is designed to be the economic equivalent of 100 Common Shares. Until the earlier of (i) a public announcement of an acquisition of the Company or (ii) an announcement of an intention to make a tender or exchange offer which would result in the offerer holding 15% or more of the outstanding common shares (a “Distribution Date”), the Rights are transferable only with common shares. The Rights are not exercisable until the Distribution Date. The Rights may be redeemed by action of the Board at a price of one cent per Right. The Rights will expire on February 7, 2011. As of December 31, 2002, 2,000,000 Preferred Shares were reserved for issuance upon exercise of the Rights.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14. Employee Benefit Plans

     Stock Option Plans

      The Company’s 1999 Amended and Restated Equity Incentive Plan (the “1999 Incentive Plan”) was adopted in 1996. As of December 31, 2002 an aggregate of 19,780,891 shares of common stock were authorized for issuance under the 1999 Incentive Plan. In addition, a total of 1,835,795 shares of common stock were authorized for issuance under other employee option plans.

      The provisions of the 1999 Incentive Plan automatically increase the number of shares available for issuance by 2.5% of the Company’s outstanding shares per year, or a lesser amount as determined by the Board of Directors. The calculation is based upon the outstanding shares of Clarent common stock on January 31 of each year from 2001 through 2004. In January 2002, the Company increased the aggregate number of shares of common stock authorized for issuance under the 1999 Incentive Plan by 1,000,460 or 2.5% of the Company’s outstanding shares, measured as of that date. The 1999 Incentive Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to Clarent’s and its affiliates’ employees, including officers and employee directors. Non-statutory stock options are available to be granted to consultants and non-employee directors. As of December 31, 2002, no restricted stock purchase awards, stock bonuses or stock appreciation rights are granted and outstanding under the 1999 Incentive Plan. On June 7, 2001, the Company’s stockholders approved an amendment to the 1999 Incentive Plan to increase the number of shares authorized for issuance by 1,000,000 shares.

      Under the 1999 Incentive Plan, options to purchase common stock may be granted at no less than the fair market value on the date of the grant (110% of fair market value in certain instances,) as determined by the Board of Directors, based upon the closing sale price of the Company’s common stock on any established stock exchange, the Nasdaq National Market, or the Nasdaq Small Cap Market; or, in the absence of such markets for the common stock, the price as determined in good faith by the Board of Directors. The Company executes individual option agreements under the plan and the shares underlying the options generally vest either at 25% of the total grant after the completion of the first twelve full months of employment with the remainder vesting monthly over three years thereafter or vesting is monthly over a four year period. Options generally have a 10-year life. Certain stock options (“Performance Options”) issued under the 1999 Incentive Plan vest over a time period determined by the Board of Directors; however, under the terms of the original option agreements, the vesting could be accelerated based on achievement of certain performance criteria. There were no performance options granted during 2002, 2001 and 2000. For the year ended December 31, 1999, the Board of Directors granted Performance Options to purchase 279,500 shares of common stock to certain employees at an exercise price equal to the fair market value on the date of grant. These options vest in seven years, but the vesting could be accelerated based on the achievement of the performance criteria. The accelerated vesting schedule provides that the grants will vest over a 48-month term.

      On February 14, 2001, the Company cancelled approximately 2.9 million outstanding options under an Option Cancellation and Regrant program (the “Program”) for employees. Replacement options to purchase approximately 635,000 shares of common stock were granted to employees on February 15, 2001 at the fair market value of $13.625 per share. These shares vested in full on August 15, 2001 and expired on November 15, 2001 if they were unexercised. In addition, the Company granted replacement options to purchase approximately 916,000 shares of common stock to employees on August 17, 2001 at the fair market value of $6.30 per share under the Program. The options granted on August 17, 2001 vest ratably each month over a 24-month period, have a 10-year term.

      In July 1999, the Company adopted the 1999 Non-employee Directors’ Stock Option Plan (the “Directors’ Plan”) to provide for the automatic grant of options to purchase shares of common stock to the Company’s non-employee directors who are not any of the Company’s or affiliate’s employees or consultants

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(“non-employee director”). The Directors’ Plan is administered by the Board, and may be delegated to a committee. Options granted under the Directors’ Plan are at 100% of the fair market value of the common stock on the date of grant. The aggregate number of shares of common stock to be issued under the Directors’ Plan was increased to 500,000 shares in June 2000. Under the terms of the Directors’ Plan, as amended in June 2000, each non-employee director, shall, upon the date of initial appointment, be granted an option to purchase 35,000 shares of common stock. In addition, on the day following each annual meeting of stockholders, each non-employee director shall be granted an option to purchase 15,000 shares of common stock. This annual grant shall be reduced pro rata for each quarter during the preceding year that was prior to the non-employee director’s appointment. The options granted under the terms of the amended Directors’ Plan vest and become exercisable at the rate of 1/24 per month over a two year period.

      The terms of the plan, prior to the June 2000 amendment, provided for each non-employee director to be granted automatically an option to purchase 5,000 shares upon their appointment and 2,000 shares of common stock for each regular meeting commencing with the third regular meeting subsequent to the date of appointment. Prior to the amendment, options granted under the Directors’ Plan were fully vested and became exercisable upon the date of grant. As of December 31, 2002, there have been approximately 128,000 non-statutory stock options granted under the Directors’ Plan and there were approximately 372,000 shares of common stock reserved for future issuance under the Directors’ Plan.

      In March 2001, the Company issued an option to purchase 600,000 shares of the Company’s Common Stock to Barry Forman in connection with his appointment as Executive Chairman. This option was granted outside the Company’s stock option plans and had an exercise price of $9.125 per share, which was the closing price of the Company’s common stock on the Nasdaq National Market on the date of grant. The option provided for a 10 year term with vesting over four years, pursuant to which the first 150,000 shares would vest after one year and the remaining 450,000 shares would vest in equal monthly installments over the remaining 36 months. The option would cease vesting three months after the termination of Mr. Forman’s continuous service with the Company. Mr. Forman resigned from the Company’s Board of Directors in February 2002 and the option subsequently expired unexercised.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of option plan activity follows (in thousands, except price per-share amounts):

		Options Outstanding

	Shares		Weighted-
	Available for	Number of	Average
	Grant	Shares	Exercise Price

Balance at December 31, 1999	1,134	8,096	$7.90

Additional shares reserved	6,870	—	—

Granted or assumed with acquisition	(6,795)	6,795	$52.05

Exercised	—	(3,225)	$1.74

Canceled	986	(986)	$45.27

Repurchased	105	—	$0.05

Balance at December 31, 2000	2,300	10,680	$34.40

Additional shares reserved	2,588	—	—

Granted	(5,350)	5,350	$10.02

Exercised	—	(1,524)	$0.52

Canceled	8,938	(8,938)	$35.42

Balance at December 31, 2001	8,476	5,568	$18.63

Additional shares reserved	1,000	—	—

Granted	—	—	—

Exercised	—	(29)	$1.11

Canceled	4,323	(4,323)	$20.81

Balance at December 31, 2002	13,799	1,216	$19.59

      The following table summarizes information concerning options outstanding and exercisable at December 31, 2002 (in thousands, except contractual life and prices):

	Options Outstanding			Options Exercisable

		Weighted-	Weighted-Average	Number of
	Number of	Average	Remaining Contractual	Exercisable	Weighted
Range of Exercise Prices	Shares	Exercise Price	Life (in Years)	Shares	Average Price

$0.02–$6.30	357	$3.63	7.7	205	$4.94

$7.05–$10.50	182	$9.46	8.3	105	$9.52

$10.65–$39.25	434	$19.67	6.5	338	$19.05

$39.38–$125.00	243	$50.43	7.4	171	$53.02

$0.02–$125.00	1,216	$19.59	7.5	819	$21.39

      At December 31, 2001, options to purchase 2,226,000 shares were exercisable at a weighed average exercise price of $20.98. Options to purchase 2,544,000 shares were exercisable at December 31, 2000 at a weighted average exercise price of $23.47.

Employee Stock Purchase Plan

      In July 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, the Board of Directors or a committee may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. Eligible

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

employees can elect to contribute a percentage of up to 10% of their gross earnings during each purchase period, subject to the IRS annual limitation. The offering period for any offering will be no more than 27 months. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the relevant purchase date. Pursuant to the Purchase Plan, the Company issued 162,587 shares in 2000, 138,782 shares in 2001 and no shares in 2002. At December 31, 2002, there were 251,705 shares reserved for future issuance under the Purchase Plan.

      In the event of certain changes in control, the Board of Directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right will be substituted by the successor corporation, or that such rights may continue in full force and effect, or that all sums collected by payroll deductions be applied to purchase stock immediately prior to the change in control.

      On October 15, 2001, the Board of Directors elected to cancel the Offering period commencing November 16, 2001. Subsequent Offering Periods have also been cancelled.

Employee 401(k) Plans

      The Company has pretax savings plans that qualify under Section 401(k) of the Internal Revenue Code. Under the plans, participating employees may defer up to 25% of their pretax salary but not more than statutory limits. The Company may elect to make matching contributions to the plans. For the years ended December 31, 2002, 2001 and 2000, the Company contributed approximately $0.1 million, $0.3 million and $0.2 million, respectively, in matching contributions.

Amortization of Deferred Compensation

      The Company recorded amortization of deferred compensation of approximately $0.5 million, $5.8 million and $6.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. Amortization of deferred compensation resulted from the granting of stock options and warrants to purchase common stock at prices below the deemed fair value of Clarent’s common stock including those granted in conjunction with assuming stock option plans in an acquisition. The compensation related to stock options is being amortized using the graded method over the vesting periods of the individual stock options, generally four years.

Pro Forma Disclosure of the Effect of Stock-Based Compensation

      The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

      The fair value of each option grant prior to the initial public offering was estimated on the date of grant using the minimum value method. Options granted subsequent to the initial public offering were valued using the Black-Scholes valuation model. No options were granted in 2002. The following weighted average assumptions were used:

	December 31,

	2001	2000

Expected dividend yield	0.0%	0.0%

Risk-free interest rate	4.33%	5.5%

Expected life of option in years	3.6	4.0

Volatility	187.3%	172.0%

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The weighted average fair value of options granted to employees during the years ended December 31, 2001 and 2000, were approximately $8.89 and $53.51, respectively.

Note 15. Related Party Transactions

Note Receivable from a Leasing Company

      In January 2001, the Company advanced $5.0 million to Clarent Finance, for a six-year, eleven percent junior subordinated debenture (the “Note”). The interest was due by November 30, 2008. The principal was repayable in 16 equal quarterly payments of $312,500 each, commencing January 2005, and was due in full by November 30, 2008. As described in Note 12 — “Other Income (Expense),” the Company purchased Clarent Finance during 2002.

Transactions Related to Asia-Pacific Region

      The Company entered into various transactions with entities that, as a result of the investigation, the Company now believes are controlled by Matthew Chiang or members of his immediate family. Mr. Chiang was employed by the Company as a Marketing Director of the Asia-Pacific region from July 1997 to June 1999, a Director, Product and Market Strategy from July 1999 to December 2000 and the Company’s Vice President and General Manager of the Asia Pacific region. He served as the President of the Company’s Asia-Pacific regional office from January 2001 to September 2001. The entities believed to be controlled by Mr. Chiang or members of his immediate family are Great Mincom Products Corporation (which the Company believes is also known as Great Mincom Communications Corporation and collectively, “Great Mincom”) and Articula Corporation (“Articula”). The Company believes that Mr. Chiang may have had a direct or indirect material interest in each of the transactions between the Company, Great Mincom and Articula. The Company believes that Jerry Chang, who was a director of the Company from July 1996 to September 2001, the Company’s President from July 1996 to April 2001, Chief Executive Officer from July 1996 to July 2001 and Chief Strategist from July 2001 to September 2001, may have an indirect financial interest in Articula.

      During the year ended December 31, 2000, the Company sold products with an aggregate value of approximately $4.1 million to Great Mincom. There were no products sold to Great Mincom during 2002 and 2001.

      In December 2000 and March 2001, transfers of Company funds of $6.0 million and $7.0 million, respectively, were made to Great Mincom, with the funds intended for use as bid deposits in connection with certain proposed transactions in the Asia Pacific region (the “Bid Deposits”). In June 2001, the Company and Great Mincom entered into a Confirmation Agreement pursuant to which Great Mincom agreed to return the funds advanced as Bid Deposits to the Company by December 31, 2001, unless Great Mincom secured contracts for the proposed transactions relating to the Bid Deposits, in which case Great Mincom agreed to return the funds advanced as Bid Deposits after completion of the transactions. As a result of the investigation, the Company now believes that the funds advanced as Bid Deposits were not used for their intended purpose and are not recoverable.

      From April to July 2001, an additional $43.0 million was transferred by the Asia-Pacific regional office to Great Mincom and Articula in violation of the Company’s financial control procedures. After transfer of these funds, the Company received promissory notes in exchange for the cash. These promissory notes are: a promissory note from Articula in the amount of $3.0 million (bearing interest of 4.15% per annum from May 3, 2001); a promissory note from Great Mincom in the amount of $2.4 million (bearing interest of 4.15% per annum from May 21, 2001); and a convertible promissory note from Articula and Great Mincom in the amount of $37.6 million (bearing interest of 5.0% per annum from July 25, 2001 and due in January 2002). At the same time as the execution of the $37.6 million convertible promissory note, the Company entered into a

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Strategic Partner Agreement with Articula and Great Mincom as of July 25, 2001, pursuant to which Articula and Great Mincom, among other things, agreed to provide sales and marketing support to the Company and to use the Company as their exclusive supplier of VoIP products.

      An aggregate of $3.0 million of the funds transferred to Articula and Great Mincom by the Company’s Asia-Pacific regional office was intended for use as partial payment for the Company’s obligations under: a Joint Marketing Agreement dated as of April 4, 2001 between the Company and Articula pursuant to which the Company agreed to pay Articula $3.0 million; and a Consulting Services Agreement dated as of May 10, 2001 between the Company and Great Mincom pursuant to which the Company agreed to pay Great Mincom $1.1 million. In connection with the Consulting Services Agreement, Great Mincom agreed to assist the Company with the development of channel partner relationships for network design and system integration.

      Principal of approximately $43.0 million plus accrued interest is outstanding under the various promissory notes as of December 31, 2002. As a result of the investigation and restatement, the Company has determined that a significant portion of the funds related to the $43.0 million, as well as the $13.0 million in Bid Deposits mentioned above and the $11.0 million from the guaranty noted below, may have been used by third parties to purchase the Company’s products from the Company’s customers. As a result, the Company reversed all revenue associated with the product’s original sale and expensed the associated inventory in the same period that the revenue was originally recognized, because it is not believed to be recoverable. For accounting purposes only, the Company recorded any payment associated with the reversed revenue transactions as a reduction in the notes receivable balances. Remaining notes receivable balances of approximately $8.2 million were provided for by charges to other expense during 2001 due to the doubtful probability of collection. Although accounted for as described above the notes remain outstanding and unpaid. The Company reserves its rights to pursue collection of the entire principal balance plus accrued interest for each of the loans and the Bid Deposit amounts, in addition to other remedies or actions available to the Company.

      D-Link Corporation (“D-Link”), a distributor and supplier to the Company, claimed that on July 3, 2001 the Company executed a guaranty of Articula’s repayment of an $11.0 million loan from D-Link to Articula. The purported guaranty was not reported to the appropriate personnel in the Company by the executive who signed the guaranty in violation of the Company’s procedures. The Company believes that Articula had repaid $2.0 million of the amount purportedly guaranteed by the Company. The Company had recorded a liability of $9.0 million (in customer advances) on its December 31, 2001 consolidated balance sheet as a result of this purported guaranty. As described in Note 12 — “Other Income (Expense),” the Company settled all outstanding liabilities to D-Link during 2002.

      During May through July 2001, Mr. Chiang, the President of the Company’s Asia-Pacific regional office, received from the Company cash advances or effected loans in violation of the Company’s policies in the amount of approximately $1.1 million, all of which is outstanding, but fully reserved for, as of December 31, 2002. Mr. Chiang also effected loans and investments from the Asia-Pacific regional office in violation of the Company’s financial control policies, in the amount of approximately $0.7 million, some of which directly or indirectly benefited Mr. Chiang. These transactions were not reported to the appropriate personnel in the Company and the amounts remain outstanding, but fully reserved for, as of December 31, 2002. The Company now believes that these loans and investments resulted in payments of Company funds to customers who used Company funds for the purchase of Company products. The Company has reversed all revenue associated with the original recording of revenue of such products and expensed the associated inventory in the same period that the revenue was originally recognized.

     Indebtedness of Management

      As described in “Transactions Related to Asia-Pacific Region,” Mr. Chiang, a former executive of the Company, and certain entities affiliated with Mr. Chiang are currently indebted to the Company.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Appointment of Chief Executive Officer and Regent Pacific Management Corporation

      As previously discussed in Note 1 — “The Company,” in January 2002, Mr. Gary J. Sbona was appointed as the Company’s Chairman of the Board and Chief Executive Officer. In connection with this appointment, the Company entered into a Retainer Agreement with Regent Pacific, a management firm of which Mr. Sbona is the Chairman and Chief Executive Officer. The agreement, as amended, has an initial non-cancelable 16-month term, with minimum compensation to Regent Pacific of approximately $7.0 million. As of December 31, 2002, the Company had paid to approximately $6.8 million in cash payments to Regent Pacific under this agreement.

     Compensation to Board Member for Services

      During the year ended December 31, 2002, the Company paid approximately $0.1 million to Mark J. Hattendorf, a member of the Board of Directors and Audit Committee Chairman, in connection with services he provided to the Board.

Note 16. Income Taxes

      The Company’s pretax income (loss) from operations related to non-U.S. operations consists of a loss of approximately $1.7 million for 2002 and income of $1.7 million and $14.8 million for 2001 and 2000, respectively.

      The benefit from (provision for) income taxes consisted of the following (in thousands):

	Year Ended December 31,

	2002	2001	2000

Current Tax Provision:

Domestic	$—	$912	$—

Foreign	(114)	(445)	(424)

Total benefit from (provision for) income taxes	$(114)	$467	$(424)

      The provision for income taxes differs from the amount computed by applying the statutory federal income tax to income before taxes. The sources and tax effects of the differences are attributed primarily to losses not benefited and foreign taxes.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Significant components of the Company’s deferred tax assets are as follows (in thousands):

	December 31,

	2002	2001

Deferred tax assets:

Net operating loss carryforwards	$126,334	$128,334

Tax credit carryforwards	9,341	7,976

Capitalized research and development	3,150	3,576

Deferred revenue	1,008	2,628

Deferred compensation	213	2,646

Accruals and reserves not currently deductible	15,823	28,361

Gross deferred tax assets	155,869	173,521

Valuation allowance	(155,869)	(173,521)

Total deferred tax assets	$—	$—

      Financial Accounting Standards Board Statement No. 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company’s historical operating performance and the carryback potential, the Company has determined that a valuation allowance continues to be necessary.

      As of December 31, 2002, the Company had federal and state net operating loss carryforwards of approximately $333.7 million and $165.9 million, respectively. As of December 31, 2002, the Company also had federal and state research and development tax credit carryforwards of approximately $5.6 million and $5.7 million, respectively. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2004, if not utilized. Utilization of the net operating loss and tax credit carryforwards may be subject to annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions.

      The valuation allowance decreased by $17.7 million and increased $101.7 million and $56.2 million during the years ended December 31, 2002, 2001 and 2000, respectively. Approximately $55.5 million of the valuation allowance is related to stock option deductions, the benefit of which will be credited to additional paid in capital when realized.

Note 17. Comprehensive Loss

      Accumulated comprehensive loss is as follows (in thousands):

	December 31,

	2002	2001

Other comprehensive income (loss):

Unrealized gain on securities, net	$—	$12

Foreign currency translation adjustment	—	(195)

Comprehensive loss	$—	$(183)

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Total comprehensive loss, net of related taxes, is as follows (in thousands):

	Year Ended
	December 31,

	2002	2001

Net income (loss)	$515	$(453,259)

Other comprehensive income (loss):

Unrealized loss on securities, net	(12)	(19)

Foreign currency translation adjustment	195	162

Comprehensive income (loss)	$698	$(453,116)

Note 18. Commitments and Contingencies

     Leases

      The Company leased its principal office facilities under non-cancelable operating lease agreements that had initial terms ranging from three to ten years. If the leases had not been rejected in the Chapter 11 Case, as of December 31, 2002, minimum lease payments, net of estimated sublease income of approximately $2.1 million, under all non-cancelable lease agreements with initial terms in excess of one year would have been as follows (in thousands):

Year Ended December 31,	Operating Leases

2003	$13,215

2004	10,537

2005	9,441

2006	9,548

2007	5,725

Thereafter	11,692

Total minimum lease payments	$60,158

      As part of the Bankruptcy proceedings, the Company has rejected certain of its leases in accordance with the Bankruptcy Code. Certain of the facility leases that the Company rejected had been previously vacated and the estimated sublease losses through the term of the leases were accrued under the restructuring plans. The amount of sublease losses previously accrued exceeded the maximum amount allowable for such claims under the Bankruptcy Code. As discussed in Note 3 — “Accounting During Reorganization Proceedings,” and Note 10 — “Restructuring and Merger Related Accruals,” the Company believes that its maximum obligation related to rejected real property leases is approximately $12.9 million.

      Excluding approximately $1.0 million and $53.4 million recorded as restructuring expense during 2002 and 2001, respectively, rent expense was approximately $3.1 million, $12.1 million, and $5.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

     Purchase Commitments

      As of December 31, 2002, the Company had remaining minimum obligations to Regent Pacific of approximately $1.2 million under the initial 16-month term.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Legal Matters

      From time to time, the Company may be subject to claims, which arise in the normal course of business. Depending on the amount and timing, an unfavorable resolution of a matter could materially affect the Company’s future results of operations or cash flows in a particular period.

          Public Offering Litigation

      Beginning in July 2001, the Company and certain of its former officers and directors were named as defendants in several class action shareholder complaints filed in the United States District Court for the Southern District of New York (the “Court”), collectively captioned In re Clarent Corp. Initial Public Offering Securities Litigation. These lawsuits purport to bring suit on behalf of all purchasers of the Company’s common stock between July 1, 1999 and December 6, 2000. In these actions, the plaintiffs allege that the Company, certain of its former officers and directors and the underwriters of its initial public offering (“IPO”) violated the federal securities laws because the Company’s IPO registration statement and prospectus purportedly contained untrue statements of material fact or omitted material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The plaintiffs further allege that the prospectus relating to the Company’s secondary offering was false and misleading for the same reasons. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints were filed in the same Court against hundreds of other public companies (the “Issuers”) that conducted IPOs of their common stock since the late 1990s (the “IPO Lawsuits”). On August 8, 2001, the IPO Lawsuits were consolidated for pretrial purposes before United States Judge Shira Scheindlin of the Southern District of New York. Judge Scheindlin held an initial case management conference on September 7, 2001, at which time she ordered, among other things, that the time for all defendants to respond to any complaint be postponed until further order of the Court. Thus, the Company has not been required to answer any of the complaints, and no discovery has been served on the Company. In accordance with Judge Scheindlin’s orders at further status conferences in March and April 2002, the appointed lead plaintiffs’ counsel filed amended, consolidated complaints in the IPO Lawsuits on April 19, 2002.

      On July 15, 2002, the Company joined in a global motion to dismiss the IPO Lawsuits filed by all of the Issuers and other named defendants. On October 9, 2002, the Court entered an order dismissing all but one of the Company’s named officers and directors from the IPO Lawsuits without prejudice, pursuant to an agreement tolling the statute of limitations with respect to these officers and directors until September 30, 2002.

      The Company filed a Notice of Bankruptcy in this matter in mid-December 2002 (See Note 18 — “Subsequent Events”). The case has been stayed as to the Company pursuant to the Bankruptcy Code. In February 2003, the Court issued a decision denying the motion to dismiss the claims against the Company and many of the other Issuers. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

          Northern District of California Securities Law Class Action Complaints

      In September and October 2001, a series of securities law class action complaints were filed in the United States District Court for the Northern District of California against the Company and certain of its former executive officers and directors. The plaintiffs in each of these actions allege, among other things, violations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), due to the filing with the SEC of allegedly false financial statements concerning the Company’s results of operations for the second, third and fourth quarters of 2000, and the first and second quarters of 2001. The original complaints seek unspecified monetary damages and other relief. In November 2001, the court entered an order consolidating these actions into a single action, and in December 2001 appointed a lead class plaintiff. The plaintiff filed a First Amended and Consolidated Complaint in June 2002 asserting claims for securities fraud under Sections 10(b) and

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20(a) of the Exchange Act against the Company and certain of its former executive officers and directors. Discovery has commenced and some documents have been produced. In November 2002, the plaintiffs dismissed two former officers and directors of the Company from the litigation without prejudice. The case has been stayed pursuant to the Bankruptcy Code. After motions to dismiss filed by certain officers were granted in part, the plaintiff filed a Second Amended Complaint on January 24, 2003. No trial date has been set. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

          Delaware Shareholder Derivative Actions

      In October and November 2001, three shareholder derivative actions were filed in the Delaware Chancery Court against various of the Company’s former officers and directors. The plaintiffs in these actions claim to be suing on the Company’s behalf. The complaints assert several claims, including unjust enrichment, breach of fiduciary duties, corporate waste and mismanagement, resulting from, among other things, the Company’s reporting of allegedly false financial statements concerning the Company’s results of operations for the second, third and fourth quarters of 2000 and the first and second quarters of 2001, the Company’s alleged failure to disclose information regarding the Company’s operations and the Company’s alleged failure to implement and maintain adequate internal financial controls. The complaints seek unspecified monetary damages and other relief. In November 2001, the three actions were consolidated into a single action. In December 2002, the Company has filed a motion to dismiss this case. The case has been stayed pursuant to the Bankruptcy Code. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

          California Shareholder Derivative Action

      On November 2, 2001, a shareholder derivative action was filed in the California Superior Court against various of the Company’s former officers and directors. The plaintiffs in this action claim to be suing on the Company’s behalf. The complaint asserts several claims, including intentional and negligent breach of fiduciary duties, waste of corporate assets, abuse of control, unjust enrichment, usurpation of corporate opportunities and mismanagement resulting from, among other things, the Company’s reporting of allegedly false financial statements concerning the Company’s results of operations for the second, third and fourth quarters of 2000 and the first and second quarters of 2001, the Company’s alleged failure to disclose information regarding the Company’s operations and the Company’s alleged failure to implement and maintain adequate internal financial controls. The complaint seeks unspecified monetary damages and other relief. The plaintiff has commenced discovery against the defendants and some documents have been produced. However, the Company has obtained a protective order relating to certain of the discovery requests. A trial date was set for March 2003. The case has been stayed pursuant to the Bankruptcy Code. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

          District of Minnesota Securities Laws Complaint

      On or about April 12, 2002, a civil complaint for violations of the federal securities laws was filed against the Company and certain of its officers and directors in the United States District Court for the District of Minnesota entitled Ahlstrom, et al. v. Clarent Corporation, et al. The plaintiffs in this action include several of the Company’s significant shareholders. Plaintiffs allege that the defendants intentionally issued false financial reports for the Company between March 2001 and August 2001 in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and similar provisions of Minnesota law. In August 2002, the Company filed an answer to the Ahlstrom complaint and asserted various affirmative defenses. The Company, in conjunction with the remaining defendants, also filed a motion to transfer venue of the action to the Northern District of California. On December 19, 2002, the court granted defendants’ motion to transfer this case to the

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Northern District of California. This action is currently pending in the Northern District of California and is being coordinated with the shareholder class action litigation described above. The case has been stayed pursuant to the Bankruptcy Code. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

          Peak Software Shareholder Complaint

      On April 26, 2002, certain former shareholders of PEAK Software Solutions, Inc. (“PEAK”), some of whom were employees of the Company, filed a lawsuit against the Company in Colorado state court. The complaint alleges claims for common law fraud, securities fraud and breach of contract relating to the Company’s acquisition of PEAK in July 2000. The complaint does not specify the damages sought. In August 2002, the Company filed a motion to dismiss the complaint. Discovery has not commenced and no trial date has been set. The case has been stayed pursuant to the Bankruptcy Code. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

          Customer Claim

      The Company received correspondence on December 3, 2001 and December 7, 2001 from Bright Oceans Corporation (HK) Limited (“Bright Oceans”) in which Bright Oceans asserted possible claims against the Company. Bright Oceans claimed that it purchased products from the Company on purchase orders subject to a right of return. On May 27, 2002, Bright Oceans submitted an application for arbitration to the China International Economic and Trade Arbitration Commission (“CIETAC”). The application demands payment by Clarent of $5.1 million in connection with the alleged right of return. CIETAC has accepted the application for arbitration. Clarent has objected to the authority of CIETAC to conduct the arbitration and has disputed the validity of documents which purport to provide for such arbitration and the right of return. In December 2002, Clarent notified CIETAC and Bright Oceans of the commencement of its Chapter 11 Case. Bright Oceans subsequently submitted a proof of claim with the U.S. Bankruptcy Court. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

          D-Link Complaints

      On December 31, 2001, D-Link Corporation (“D-Link”) filed two complaints (collectively, the “D-Link Complaints”) against the Company in California Superior Court. In the first complaint, D-Link claimed that the Company breached the OEM Sales Agreement, dated as of May 21, 2001, by and between D-Link and the Company (the “Sales Agreement”) by canceling a purchase order pursuant to which the Company had agreed to purchase products from D-Link. In the second complaint, D-Link claims that the Company breached the Purchase Agreement, dated as of March 29, 2001, by and between the Company and D-Link (the “Purchase Agreement”) pursuant to which D-Link purchased certain products from the Company and paid the Company approximately $6.1 million. D-Link claims that the Purchase Agreement provided it with the right to return the products to the Company. D-Link also claimed that the Company breached the Loan Agreement, dated as of June 30, 2001 (the “Loan Agreement”), by and among D-Link, as lender, Articula Corporation (“Articula”) as borrower, and the Company, as guarantor of the amounts due from Articula to D-Link. D-Link claims that Articula has defaulted on its obligation to repay $9.0 million. D-Link sought damages from the Company, as alleged guarantor, of $9.0 million plus interest with respect to the alleged breach of the Loan Agreement. The Company filed a cross-complaint against D-Link alleging breach of contract and breach of warranty in connection with D-Link’s sale to the Company of certain customer premise gateway products. On March 5, 2002 the court consolidated the two actions (the “D-Link Litigation”). The Company answered D-Link’s Complaints, denying all material allegations and asserting various affirmative

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

defenses. On or about June 17, 2002, these matters were settled by the Company and D-Link and the D-Link Litigation was dismissed with prejudice.

Note 19. Subsequent Events

     Bankruptcy Claims

      Pursuant to the Bankruptcy Code, schedules have been filed by the Company with the Bankruptcy Court setting forth the assets and liabilities of the Company. The Company is researching differences between amounts recorded by it and claims filed by creditors and expect to resolve any remaining differences as part of the Chapter 11 Case. Since certain contracts may be rejected in the Chapter 11 Case that may give rise to additional claims against the Company, the ultimate number and allowed amounts of such claims are not known.

      To date, several claims have been filed for which the Company has not made provisions in the accompanying financial statements, as follows:

•	shareholder and indemnification claims totaling in excess of $500.0 million arising from the pending securities lawsuits discussed in Note 18 — “Legal Matters;”

•	a claim for damages of $7.0 million for alleged product defects or failure to provide adequate support and maintenance;

•	a claim totaling approximately $1.2 million by a customer for which the basis of the claim has not been clearly stated;

•	a claim for approximately $0.4 million from the purchaser of Clarent Corporation Pty. Ltd, the Company’s former Australian subsidiary, relating to purported indemnity obligations of the Company relating to certain liabilities of the subsidiary.

     The Company believes it has meritorious defenses against these claims; however, the ultimate outcome of these matters cannot presently be determined.

Note 20. Subsequent Events

     Appointment of Bankruptcy Trustee

     Effective December 4, 2003, the Bankruptcy Court approved the appointment of Susan L. Uecker as Chapter 11 Trustee. In January 2004, the interim management services of Regent Pacific Management Corporation ceased. The Bankruptcy Trustee is in the process of expediting the confirmation of the Plan of Reorganization.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee	$2,939
Printing Fees and Expenses	5,000
Legal Fees and Expenses	10,000
Accounting Fees and Expenses	40,000
Miscellaneous	1,061
Total	$59,000

Item 14. Indemnification of Directors and Officers

     Article V of the Company’s articles of incorporation limits the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act (the “MBCA”). Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.

     Article IV of the Company’s articles of incorporation gives the Company the power and authority to provide indemnification to officers, directors, employees and agents of the Company to the fullest extent permissible under the MBCA. Section 302A.521 of the MBCA requires that the Company indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of Section 302A.521 of the MBCA for a complete statement of such indemnification rights.

     Article VII of the Company’s bylaws provides that the Company shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by the MBCA, as now enacted or hereafter amended, provided that a determination is made in each case, in the manner required by such statute, that the person seeking indemnification is eligible therefor.

     The Company maintains directors’ and officers’ liability insurance, including a reimbursement policy in favor of the Company. The Company has also entered into indemnification agreements with each of its directors and non-director officers at the level of Vice President and above. The Company’s shareholders ratified such agreements at the 2001 annual meeting of shareholders of the Company.

Item 15. Recent Sales of Unregistered Securities

     Pursuant to the terms of (i) that certain Consulting Agreement, dated as of March 14, 2003, between William P. O’Reilly, a former executive and director of the Company, and the Company; and (ii) that Consulting Agreement, dated as of March 14, 2003, between Clunet R. Lewis, a former executive and director of the Company, and the Company, on January 21, 2004, the Company issued 25,922 shares of Common Stock to Mr. O’Reilly and 24,016 shares of Common Stock to Mr. Lewis. The shares of Common Stock were issued without registration under the Securities Act of 1933 in reliance upon the exemptions from the registration set forth in Section 4(2) of the Securities Act of 1933 (“Section 4(2)”) and Regulation D promulgated pursuant thereto (“Regulation D”). The Company based such reliance upon factual representations made to the Company by each of Mr. Lewis and Mr. O’Reilly as to their investment intent, sophistication, and status as an “accredited investor” as that term is defined in Rule 501 of Regulation D, among other things.

      In connection with the private placement of securities conducted by the Company in October 2002, since such time, the Company issued to 27 individuals an aggregate of 9,646,303 shares of Common Stock upon exercise by such individuals of warrants to purchase shares of Common Stock issued in connection with such private placement. In connection with the exercise of such warrants, the Company received payment of an exercise price of $0.311 per share. The shares issued to the individuals were issued without registration under the Securities Act of 1933 in reliance upon the exemptions from registration set forth in Section 4(2) and Regulation D. The Company based such reliance upon factual representations made to the Company by each individual as to such individual’s investment intent, sophistication and status as an accredited investor, among other things.

      On October 29, 2003, the Company issued to Silicon Valley Bank (i) 350,000 shares of Common Stock upon exercise by Silicon Valley Bank of a warrant to purchase such shares of Common Stock and payment to the Company of an exercise price of $0.44 per share and (ii) 352,295 shares of Common Stock upon exercise by Silicon Valley Bank of a warrant to purchase such shares of Common Stock and payment to the Company of an exercise price of $0.71 per share. The shares issued to Silicon Valley Bank upon exercise of the warrants were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Regulation D. The Company based such reliance upon factual representations made to the Company by Silicon Valley Bank as to its investment intent, sophistication, and status as an accredited investor, among other things.

      Between October 20, 2003 and December 1, 2003, the Company issued an aggregate of 250,000 shares of Common Stock to an investment bank and five of its affiliates upon exercise of warrants to purchase such shares held by such investment bank and affiliates and payment to the Company of an exercise price of $1.00 per share. The shares issued to such investment bank and its affiliates were issued without registration under the Securities Act in reliance upon the exemption from the registration set forth in Regulation D. The Company based such reliance upon factual representations made to the Company by each recipient of the shares as to such recipient’s investment intent, sophistication, and status as an accredited investor, among other things.

      Between October 31, 2003 and November 14, 2003, the Company issued an aggregate of 427,584 shares of Common Stock to a registered broker dealer and its affiliates upon exercise of warrants held by such broker dealer and affiliates to purchase such shares and payment to the Company of an aggregate exercise price of $1,218,225, with exercise prices per share ranging from $2.11 to $3.09. The shares issued to such registered broker dealer and its affiliates were issued without registration under the Securities Act in reliance upon the exemption from the registration set forth in Section 4(2). The Company based such reliance upon factual representations made to the Company by each recipient of the shares as to such recipient’s investment intent and sophistication, among other things.

     On February 12, 2003, the Company issued to Silicon Valley Bank a warrant to purchase 350,000 shares of Common Stock at an initial exercise price of $0.44 per share. The warrant issued to Silicon Valley Bank was issued without registration under the

Securities Act of 1933 in reliance upon the exemption from registration set forth in Regulation D. The Company based such reliance upon factual representations made to the Company by Silicon Valley Bank as to Silicon Valley Bank’s investment intent, sophistication, and status as an accredited investor, among other things. Such warrant has been exercised by Silicon Valley Bank as discussed above.

     Pursuant to the terms of (i) that certain Arbitration Award Agreement, dated as of February 3, 2003, between William P. O’Reilly, a former executive and director of the Company; Montana Corporation, Mr. O’Reilly’s consulting company; and the Company; and (ii) that certain Arbitration Award Agreement, dated as of February 3, 2003, between Clunet R. Lewis, a former executive and director of the Company; CLR Enterprises, Inc., Mr. Lewis’ consulting company; and the Company, on February 4, 2003, the Company issued 275,000 shares of Common Stock to each of Mr. Lewis and Mr. O’Reilly. The shares of Common Stock were issued without registration under the Securities Act of 1933 in reliance upon the exemptions from the registration set forth in Section 4(2) of the Securities Act of 1933 and Regulation D. The Company based such reliance upon factual representations made to the Company by each of Mr. Lewis and Mr. O’Reilly as to their investment intent, sophistication, and status as an accredited investor, among other things.

     In connection with a private placement offering of securities conducted by the Company in October 2002, the Company sold and issued to 27 purchasers an aggregate of 9,646,303 units of the Company’s securities, with each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock for an aggregate offering price of $3.0 million. The units were issued without registration under the Securities Act of 1933 in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Regulation D. The Company based such reliance upon factual representations made to the Company by each of the purchasers of the units as to such purchaser’s investment intent, sophistication, and status as an accredited investor, among other things. The warrants issued in connection with the private placement of securities conducted by the Company in October 2002 have been exercised by the holders thereof as discussed above.

     On June 17, 2002, the Company issued to RSL COM U.S.A., Inc. (“RSL”) 523,430 shares of Common Stock. Pursuant to that certain Final Settlement Agreement and General Release dated as of March 13, 2002, among the Company, NACT, RSL and RSL COM Primecall, Inc., the Company paid a cash amount and issued such shares in exchange for settlement of the claims made by RSL and its affiliates against NACT set forth in that certain demand for arbitration filed by RSL and its affiliates with the American Arbitration Association on July 6, 2000. Such shares were issued without registration under the Securities Act of 1933 in reliance upon the exemption in Section 4(2) of the Securities Act of 1933 and Regulation D. The Company based such reliance on representations made by RSL as to its investment intent, sophistication and status as an accredited investor, among other things.

     On April 25, 2002, the Company issued a Convertible Secured Promissory Note in favor of WA Telcom Products Co., Inc. (“WATP”) in the aggregate principal amount of $4.25 million (the “Note”), pursuant to that certain Settlement and General Release between the Company and WATP dated March 29, 2002. The Note was convertible into an aggregate of up to 2,367,774 shares of Common Stock. The Note was issued without registration under the Securities Act of 1933 in reliance upon the exemption in Section 4(2) of the Securities Act of 1933. The Company based such reliance on representations made by

WATP as to its investment intent and sophistication, among other things. On December 5, 2002, the Company fully satisfied all of its obligations under the Note in accordance with the terms of that certain Settlement Agreement between WATP and the Company dated as of November 6, 2002.

     On August 2, 2002, the Company issued 65,000 shares of Common Stock to SoftBrands, Inc. (“SoftBrands”) pursuant to that certain Stipulation for Settlement and Mutual Release dated as of May 30, 2002, among the Company, AremisSoft Corporation (“AremisSoft”), SoftBrands and certain other parties (the “Stipulation for Settlement”). Pursuant to the Stipulation for Settlement, the Company paid a cash amount and issued such shares in exchange for settlement of certain claims made by AremisSoft and certain other parties against the Company relating to the Company’s sale of its hospitality division in the fourth quarter of 2000. These shares were issued without registration under the Securities Act of 1933 in reliance upon the exemption in Section 4(2) of the Securities Act of 1933 and Regulation D. The Company based such reliance on representations made by SoftBrands as to its investment intent, sophistication and status as an accredited investor, among other things.

     On May 15, 2002, the Company issued to Silicon Valley Bank a warrant to purchase 308,641 shares of Common Stock at an initial exercise price of $0.81 per share. The warrant was issued without registration under the Securities Act of 1933 in reliance upon the exemption in Section 4(2) of the Securities Act of 1933 and Regulation D. The Company based such reliance on representations made by Silicon Valley Bank as to its investment intent, sophistication and status as an accredited investor, among other things. Such warrant has been exercised by Silicon Valley Bank as discussed above.

     On November 16, 2001, the Company issued six warrants to purchase, in the aggregate, 250,000 shares of Common Stock to an investment bank and five of its affiliates in consideration for investment banking services rendered in connection with the Company’s acquisition of Telemate.Net, which services had a fair market value in excess of the fair market value of such warrants. The warrants issued to such investment bank and its affiliates were issued without registration under the Securities Act of 1933 in reliance upon the exemption from the registration set forth in Section 4(2) of the Securities Act of 1933. The Company based such reliance upon factual representations made to the Company by each recipient of the warrants as to such recipient’s investment intent, sophistication, and status as an accredited investor, among other things. Such warrants have been exercised by the holders thereof as discussed above.

     In connection with the repurchase by the Company in January 2001 of $4.5 million of the Company’s $7.0 million 5% convertible subordinated debentures and the execution of that certain Purchase Agreement among the Company, Strong River Investments, Inc. (“Strong River”) and Bay Harbor Investments, Inc. (“Bay Harbor”), dated as of January 18, 2001, as amended, the Company issued warrants to Strong River and Bay Harbor which grant each the right to purchase up to 472,689 shares of Common Stock which warrants are exercisable until January 30, 2006. The warrants were issued without registration under the Securities Act of 1933 in reliance upon the exemption afforded by Section 4(2) thereof. The Company based such reliance upon factual representations made to the Company by Strong River and Bay Harbor as to their investment intent, sophistication, and status of an accredited investor, among other things.

     On January 30, 2001, the Company issued a warrant to its former principal lender, PNC Bank, National Association, that grants PNC Bank, National Association the right to purchase up to 83,334 shares of Common Stock at an initial exercise price of $1.50 per share. The warrant is exercisable until January 30, 2006. The warrants were issued without registration under the Securities Act of 1933 in reliance upon the exemption afforded by Section 4(2) thereof.

     In connection with the Company’s acquisition of MessageClick in November 2000, the Company issued to the preferred shareholders of MessageClick an aggregate of 1,191,341 shares of Common Stock and warrants to purchase an aggregate of 181,901 shares of Common Stock, which warrants may be exercised from time to time at any time after their issuance until November 22, 2005. There were no general solicitation or advertisement with respect to the MessageClick acquisition, and the Company believed that each of the former preferred shareholders of MessageClick was an accredited investor based on MessageClick’s representation relating thereto and the receipt by the Company of representations from substantially all of the former preferred shareholders of MessageClick whereby each such preferred shareholder represented that it (i) was either an accredited investor or otherwise sophisticate in respect of financial matters; (ii) was acquiring the securities for investment of its own account; (iii) was aware of the restricted nature of the securities being acquired; and (iv) had been furnished with or had access to information and representatives of the Company. In addition, the Company issued 214,582 shares of Common Stock to satisfy certain amounts owing by MessageClick. These shares were issued to five sophisticated, financial investors, each of whom was also a preferred shareholder of MessageClick, in satisfaction of the bridge loans that such shareholders had made to MessageClick. Each of these financial investors represented to the Company that they were accredited investors. The securities issued in connection with the MessageClick acquisition were issued without registration under the Securities Act of 1933 in reliance upon the exemption in Section 4(2) of the Securities Act of 1933.

     Also in connection with the Company’s acquisition of MessageClick, in November 2000, the Company issued and sold to four investors the Company’s 7.5% convertible debentures in an aggregate principal amount of $4,500,000 due November 22, 2005 (the “MessageClick Debentures”) and warrants to purchase up to an aggregate of 1,000,000 shares of Common Stock (the “MessageClick Warrants”) pursuant to that certain Convertible Debenture and Warrant Purchase Agreement (the “MessageClick Purchase Agreement”) dated as of October 31, 2000, between the Company and each of the four investors.

     In the MessageClick Purchase Agreement, each of the investors represented, among other things, that such Purchaser (i) was an accredited investor; (ii) was acquiring the securities for investment for its own account; (iii) was aware of the restricted nature of the securities being acquired; and (iv) had been furnished with or had access to information and representatives of the Company. In addition, there was no general solicitation or advertising with respect to the offer and sale of the MessageClick Debentures or MessageClick Warrants. The MessageClick Warrants issued as part of this transaction have terms, including, among other things, exercise price and associated registration rights, that are materially different than the warrants issued in connection with the acquisition of MessageClick. Based on the foregoing, the Company believed that the offer and sale of the MessageClick Debentures and the MessageClick Warrants satisfied the requirement of Rule 506 of Regulation D and, hence, filed a Form D with the SEC on December 4, 2000. The securities issued pursuant to the MessageClick Purchase Agreement were issued without registration under the Securities Act of 1933 in reliance upon the exemption in Rule 506 of Regulation D.

     On June 29, 2000, the Company issued 180,000 shares of Common Stock in a private placement to one accredited investor in a transaction exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof and Rule 506 of Regulation D. The Company relied upon such exemptions based upon factual representations made to the Company by such investor as to such investor’s investment intent, sophistication, and status as an accredited investor, among other things.

     During the quarter ended March 31, 2000, the Company issued 1,194,532 shares of Common Stock to 27 accredited investors in a private placement exempt from the registration requirements of the Securities Act of 1933, pursuant to Section 4(2) thereof and Rule 506 of Regulation D. The Company relied upon such exemptions based upon factual representations made to the Company by each such investor as to such investor’s investment intent, sophistication, and status as an accredited investor, among other things. The shares were sold at $11.75 per share for cash. Morgan Keegan & Company, Inc. acted as placement agent and received a commission for such services of $722,000.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits.

     The exhibits filed with this registration statement or incorporated herein by reference are set forth on the Exhibit Index set forth elsewhere herein.

     (b) Financial Statement Schedules.

     Schedules filed with this registration statement are set forth on the Index to Financial Statements set forth elsewhere herein.

Item 17.Undertakings

     (a) The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. to remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 19, 2004.

VERSO TECHNOLOGIES, INC.

By: /s/ Steven A. Odom
Steven A. Odom Chairman and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Verso Technologies, Inc. hereby constitutes and appoints each of Steven A. Odom and Juliet M. Reising, his or her attorney-in-fact and agent, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of Common Stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Steve A. Odom Steven A. Odom	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 19, 2004

/s/ Juliet M. Reising Juliet M. Reising	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	March 19, 2004

/s/ Gary J. Heck Gary H. Heck	President, Chief Operating Officer and Director	March 19, 2004

/s/ Paul R. Garcia Paul R. Garcia	Director	March 19, 2004

Name	Title	Date
/s/ Amy L. Newmark
Amy L. Newmark	Director	March 19, 2004

/s/ Stephen E. Raville
Stephen E. Raville	Director	March 19, 2004

/s/ Joseph R. Wright, Jr.
Joseph R. Wright, Jr.	Director	March 19, 2004

EXHIBIT INDEX

Item	Item	Method of Filing

2.1	Securities Purchase Agreement dated as of February 20, 2004, among the Registrant and each of the investors signatory thereto. (The schedules to the Securities Purchase Agreement have been omitted from this Report pursuant to Item 601(b)(2) of Regulation S-K, and the Registrant agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request.)	Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed February 25, 2004.

3.1	Amended and Restated Articles of Incorporation of the Registrant, as amended.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-18 (File No. 333-51456).

3.2	Amendment to the Amended and Restated Articles of Incorporation of the Registrant, as amended.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed October 2, 2000.

3.3	Amendment to the Amended and Restated Articles of Incorporation of the Registrant, as amended.	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed November 19, 2001.

3.4	Restated Bylaws of the Registrant, as amended.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration statement on Form S-4 filed August 7, 2000 (File No. 333-43224).

3.5	Amendment to Restated Bylaws of the Registrant, as amended.	Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed November 19, 2001.

4.1	Form of Warrant issued by the Registrant in connection with the Registrant’s February 2004 private placement.	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed February 25, 2004.

4.2	Form of Registration Rights Agreement entered into among the Registrant and the investors signatory thereto in connection with the Registrant’s February 2004 private placement.	Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed February 25, 2004.

4.3	Form of 7.5% Convertible Debenture issued by the Registrant in aggregate principal amount of $4.5 million, due November 22, 2005.	Incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed on December 6, 2000.

4.4	Form of Registration Rights Agreement entered into by the Registrant and the holders of the 7.5% Convertible Debentures issued by the Registrant in aggregate principal amount of $4.5 million, due November 22, 2005.	Incorporated by reference to Exhibit 4.7 to the Registrant’s Current Report on Form 8-K filed on December 6, 2000.

5.1	Opinion of Rogers & Hardin LLP as to the legality of securities being registered.	Filed herewith.

10.1	Form of Incentive Stock Option Agreement.	Incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-18 (File 33-51456).

10.2	Form of Non-Statutory Option Agreement.	Incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-18 (File 33-51456).

10.3	Form of Non-Employee Director Stock Option Agreement.	Incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-KSB for the year ended March 31, 1993.

10.4	1992 Stock Incentive Plan.	Incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-18 (File No. 33-51456).

10.5	1995 Stock Incentive Plan.	Incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-KSB for the year ended March 31, 1995.

10.6	1997 Stock Incentive Plan.	Incorporated by reference to the Registrant’s Proxy Statement for its 1997 Annual Meeting of Stockholders.

10.7	1998 Stock Incentive Plan.	Incorporated by reference to Exhibit 10.27 to the Registrant’s Registration Statement on Form S-4 filed February 16, 1999 (File No. 333-68699).

10.8	1999 Stock Incentive Plan.	Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-8 filed August 13, 1999.

10.9	First Amendment to the 1999 Stock Incentive Plan.	Incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-4 filed August 7, 2000 (File No. 333-43224).

10.10	Amendment to the 1999 Stock Incentive Plan.	Incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-K for the period ending December 31, 2002.

10.11	1999 Employee Stock Purchase Plan.	Incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 filed December 8, 1999 (File No. 333-92337).

10.12	Real Estate Lease dated as of June 1, 1996, among Walt Lovett, Doug and Lisa Roberson, and Atlantic Network Systems, Inc.	Incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-KSB for the nine-month transition period ended December 31, 1996.

10.13	Lease Agreement dated as of September 15, 1996, among Burgoe/ Wyomissing Partners and Hi-Tech Connections, Inc.	Incorporated by reference to Exhibit 10.30 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1997.

10.14	Lease Agreement dated as of December 1, 1996, among JMG Development Co. Ltd. and DataComm Associates, Inc.	Incorporated by reference to Exhibit 10.31 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1997.

10.15	Amended and Restated Preferred Vendor Arrangement dated as of May 15, 1992, between Holiday Hospitality Corporation and Encore Systems, Inc.	Incorporated by reference to Exhibit 10.29 to the Registrant’s Registration Statement on Form S-4 filed February 16, 1999 (File No. 333-68699).

10.16	Office Lease Agreement dated as of September 20, 1999, between the Registrant and Galleria 400 LLC.	Incorporated by reference to Exhibit 10.51 to the Registrant’s Registration Statement on Form S-4 filed August 7, 2000 (File No. 333-43224).

10.17	First Amendment to Office Lease Agreement dated as of March 31, 2000, between the Registrant and Galleria 400 LLC.	Incorporated by reference to Exhibit 10.52 to the Registrant’s Registration Statement on Form S-4 filed August 7, 2000 (File No. 333-43224).

10.18	Convertible Debenture Purchase Agreement dated as of July 27, 2000, among the Registrant, Strong River Investments, Inc. and Bay Harbor Investments, Inc.	Incorporated by reference to Exhibit 10.53 to the Registrant’s Registration Statement on Form S-4 filed August 7, 2000 (File No. 333-43224).

10.19	Executive Employment Agreement dated as of September 29, 2000, between the Registrant and Steven A. Odom. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

10.20	Executive Employment Agreement dated as of September 29, 2000, between the Registrant and James M. Logsdon. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

10.21	Executive Employment Agreement dated as of September 29, 2000, between the Registrant and Juliet M. Reising. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

10.22	Form of Escrow Agreement entered into in connection with the MessageClick Merger Agreement.	Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed December 6, 2000.

Item	Item	Method of Filing

10.23	Convertible Debenture and Warrant Purchase Agreement dated as of October 31, 2000, between the Registrant and the purchasers signatory thereto.	Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed December 6, 2000.

10.24	Cereus Technology Partners, Inc. Directors’ Warrant Incentive Plan. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10(cc) to Cereus Technology Partners, Inc.’s Annual Report on Form 10-KSB40 for the year ended December 31, 1999.

10.25	Cereus Technology Partners, Inc. Outside Directors’ Warrant Plan. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10(dd) to Cereus Technology Partners, Inc.’s Annual Report on Form 10-KSB40 for the year ended December 31, 1999.

10.26	Assignment and Assumption Agreement dated as of September 29, 2000, between the Registrant and Cereus Technology Partners, Inc. assigning rights under the Registration Rights Agreements dated February 8, 2000, August 18, 2000, September 15, 2000, and September 27, 2000.	Incorporated by reference to Exhibit 10.40 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000.

10.27	Loan and Security Agreement dated December 14, 2001, among the Registrant, NACT Telecommunications, Inc., Telemate.Net Software, Inc. and Silicon Valley Bank, Commercial Finance Division.	Incorporated by reference to Exhibit 10.35 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

10.28	Final Settlement Agreement and General Release dated as of March 13, 2002, among the Registrant, NACT Telecommunications, Inc., RSL COM U.S.A., Inc., and RSL COM Primecall, Inc.	Incorporated by reference to Exhibit 10.36 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

10.29	Separation Agreement dated as of November 16, 2001, between Telemate.Net Software, Inc. and Richard L. Mauro. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

10.30	Separation Agreement dated as of November 16, 2001, between Telemate.Net Software, Inc. and Janet Van Pelt. Represents an executive compensation plan or arrangement.	Incorporated by reference to Exhibit 10.38 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

10.31	Lease Agreement dated as of December 30, 1999, between NACT Telecommunications, Inc. and Boggess-Riverwoods Company, L.L.C.	Incorporated by reference to Exhibit 10.39 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

10.32	Instrument of Assumption and Substitution of Guarantor of Lease dated as of July 27, 2001, among the Registrant, World Access, Inc., Boggess Holdings, L.L.C. and NACT Telecommunications, Inc.	Incorporated by reference to Exhibit 10.40 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

10.33	Intellectual Property Security Agreement dated as of December 14, 2001, between the Registrant and Silicon Valley Bank.	Incorporated by reference to Exhibit 10.41 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

Exhibit No.	Exhibit	Method of Filing

10.34	Intellectual Property Security Agreement dated as of December 14, 2001, between NACT Telecommunications, Inc. and Silicon Valley Bank.	Incorporated by reference to Exhibit 10.42 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

10.35	Intellectual Property Security Agreement dated as of December 14, 2001, between Telemate.Net Software, Inc. and Silicon Valley Bank.	Incorporated by reference to Exhibit 10.43 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

10.36	Form of Affiliate Agreement executed in connection with the Telemate.Net Merger Agreement.	Incorporated by reference to Exhibit 99.4 to the Registrant’s Current Report on Form 8-K dated May 16, 2001.

10.37	Telemate.Net Software, Inc. 1999 Stock Incentive Plan.	Incorporated by reference to Exhibit 10.13 to Telemate.Net Software, Inc.’s Registration Statement on Form S-1 filed June 24, 1999 (File No. 333-81443).

10.38	Amendment to the Telemate.Net 1999 Software, Inc. Stock Incentive Plan.	Incorporated by reference to Exhibit 10.18 to Telemate.Net Software, Inc.’s Registration Statement on Form S-1 filed June 24, 1999 (File No. 333-81443).

10.39	Telemate Stock Incentive Plan.	Incorporated by reference to Exhibit 10.10 to Telemate.Net Software, Inc.’s Registration Statement on Form S-1 filed June 24, 1999 (File No. 333-81443).

10.40	Amendment to Telemate Stock Incentive Plan.	Incorporated by reference to Exhibit 10.14 to Telemate.Net Software, Inc.’s Registration Statement on Form S-1 filed June 24, 1999 (File No. 333-81443).

10.41	Form of Indemnification Agreement entered into as of October 12, 2001, between the Registrant and each of its directors and non-director officers at the level of Vice-President and above.	Incorporated by reference to Appendix F-1 to the Registrant’s Registration Statement on Form S-4/ A filed October 12, 2001 (File No. 333-62262).

10.42	Settlement Agreement and General Release dated March 29, 2002, between the Registrant and WA Telcom Products Co., Inc.	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed May 1, 2002.

10.43	Stipulation for Settlement and Mutual Release dated as of July 19, 2002, among the Registrant, AremisSoft Corporation, Softbrands, Inc. and others.	Incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

10.44	Interest Purchase Agreement dated as of June 4, 2002, between the Registrant and NeTrue Communications, Inc.	Incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

10.45	Security Agreement dated April 25, 2002, between the Registrant and WA Telcom Products Co., Inc.	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed May 1, 2002.

10.46	Security Agreement dated April 25, 2002, among Telemate.Net Software, Inc., NACT Telecommunications, Inc. and WA Telcom Products Co., Inc.	Incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed May 1, 2002.

Exhibit No.	Exhibit	Method of Filing

10.47	Pledge Agreement dated April 25, 2002, between the Registrant and WA Telcom Products Co., Inc.	Incorporated by reference to Exhibit 99.4 to the Registrant’s Current Report on Form 8-K filed May 1, 2002.

10.48	Guaranty dated April 25, 2002, among Telemate.Net Software, Inc., NACT Telecommunications, Inc. and WA Telcom Products Co., Inc.	Incorporated by reference to Exhibit 99.5 to the Registrant’s Current Report on Form 8-K filed May 1, 2002.

10.49	Subordination Agreement dated April 25, 2002, among the Registrant, Telemate.Net Software, Inc., NACT Telecommunications, Inc. and Silicon Valley Bank.	Incorporated by reference to Exhibit 99.6 to the Registrant’s Current Report on Form 8-K filed May 1, 2002.

10.50	Form of Deposit Account Control Agreement among the Registrant, WA Telcom Products Co., Inc. and Silicon Valley Bank.	Incorporated by reference to Exhibit 99.7 to the Registrant’s Current Report on Form 8-K filed May 1, 2002.

10.51	Amendment to Loan Documents dated February 12, 2003, among the Registrant, Telemate.Net Software, Inc., NACT Telecommunications, Inc. and Silicon Valley Bank.	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed February 13, 2003.

10.52	Loan and Security Agreement (Exim Program) dated February 12, 2003, among the Registrant, Telemate.Net Software, Inc., NACT Telecommunications, Inc. and Silicon Valley Bank.	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed February 13, 2003.

10.53	Borrower Agreement dated February 12, 2003, among the Registrant, Telemate.Net Software, Inc., NACT Telecommunications, Inc. and Silicon Valley Bank.	Incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed February 13, 2003.

10.54	Secured Promissory Note dated February 12, 2003, in principal amount of $4.0 million, made by the Registrant in favor of Silicon Valley Bank.	Incorporated by reference to Exhibit 99.4 to the Registrant’s Current Report on Form 8-K filed February 13, 2003.

10.55	Subordination Agreement dated February 12, 2003, among the Registrant, Clarent Corporation and Silicon Valley Bank	Incorporated by reference to Exhibit 99.5 to the Registrant’s Current Report on Form 8-K filed February 13, 2003.

10.56	Loan and Security Agreement dated as of February 12, 2003, between the Registrant and Clarent Corporation.	Incorporated by reference to Exhibit 99.6 to the Registrant’s Current Report on Form 8-K filed February 13, 2003.

10.57	Secured Subordinated Promissory Note dated February 12, 2003, in principal amount of $5.0 million, made by the Registrant in favor of Clarent Corporation.	Incorporated by reference to Exhibit 99.7 to the Registrant’s Current Report on Form 8-K filed February 13, 2003.

10.58	Secured Subordinated Promissory Note dated February 12, 2003, in principal amount of $3.0 million, made by the Registrant in favor of Clarent Corporation.	Incorporated by reference to Exhibit 99.8 to the Registrant’s Current Report on Form 8-K filed February 13, 2003.

10.59	Unsecured Subordinated Promissory Note, dated February 12, 2003, in principal amount of $1.8 million, made by the Registrant in favor of Clarent Corporation.	Incorporated by reference to Exhibit 99.9 to the Registrant’s Current Report on Form 8-K filed February 13, 2003.

Exhibit No.	Exhibit	Method of Filing

10.60	Bill of Sale, Assignment and Assumption Agreement, dated as of February 12, 2003, between the Registrant and Clarent Corporation.	Incorporated by reference to Exhibit 99.10 to the Registrant’s Current Report on Form 8-K filed February 13, 2003.

10.61	Assignment of Patent Rights dated as of February 7, 2003, made by Clarent Corporation to the Registrant.	Incorporated by reference to Exhibit 99.11 to the Registrant’s Current Report on Form 8-K filed February 13, 2003.

10.62	Assignment of Trademarks dated as of February 12, 2003, between the Registrant and Clarent Corporation.	Incorporated by reference to Exhibit 99.12 to the Registrant’s Current Report on Form 8-K filed February 13, 2003.

10.63	Intellectual Property and Security Agreement dated as of February 12, 2003, between the Registrant and Clarent Corporation.	Incorporated by reference to Exhibit 99.13 to the Registrant’s Current Report on Form 8-K filed February 13, 2003.

10.64	Settlement Agreement dated November 6, 2002, between the Registrant and WA Telcom Products Co., Inc.	Incorporated by reference to Exhibit 10.65 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2002.

10.65	Assignment and Collection Agreement dated December 5, 2002, between the Registrant and WA Telcom Products Co., Inc.	Incorporated by reference to Exhibit 10.66 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2002.

10.66	Cross-Corporate Continuing Guaranty dated as of February 12, 2003, among the Registrant, Telemate.Net Software, Inc., NACT Telecommunications, Inc. and Clarent Canada Ltd.	Incorporated by reference to Exhibit 10.67 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2002.

10.67	Lease for 1221 West Mineral Avenue, dated as of February 11, 2003, between the Registrant and A.S. Burger Investments, LLC.	Incorporated by reference to Exhibit 10.68 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2002.

10.68	Movable Hypothec dated as of February 20, 2003, between the Registrant and Silicon Valley Bank.	Incorporated by reference to Exhibit 10.69 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2002.

10.69	Movable Hypothec dated as of February 20, 2003, between the Clarent Canada Ltd. and Silicon Valley Bank.	Incorporated by reference to Exhibit 10.70 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2002.

10.70	Settlement Agreement and Full Release of Claims dated as of February 12, 2003, between the Registrant and John M. Good.	Incorporated by reference to Exhibit 10.71 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2002.

10.71	Arbitration Award Agreement dated February 3, 2002, and among the Registrant, Clunet R. Lewis and CLR Enterprises, Inc.	Incorporated by reference to Exhibit 10.72 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2002.

10.72	Arbitration Award Agreement dated February 3, 2002, among the Registrant, William P. O’Reilly and Montana Corporation.	Incorporated by reference to Exhibit 10.73 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2002.

Exhibit No.	Exhibit	Method of Filing

10.73	Consulting Agreement dated as of March 14, 2003, between the Registrant and William P. O’Reilly.	Incorporated by reference to Exhibit 10.74 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2002.

10.74	Consulting Agreement dated as of March 14, 2003, between the Registrant and Clunet R. Lewis.	Incorporated by reference to Exhibit 10.75 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2002.

10.75	Amendment to Loan Documents dated April 7, 2003, among the Registrant, Telemate.Net Software, Inc., NACT Telecommunications, Inc. and Silicon Valley Bank.	Incorporated by reference to Exhibit 10.76 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2002.

10.76	Amendment to Loan Documents (Exim Program) dated April 7, 2003, among the Registrant, Telemate.Net Software, Inc., NACT Telecommunications, Inc. and Silicon Valley Bank.	Incorporated by reference to Exhibit 10.77 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2002.

21.1	Subsidiaries of the Registrant.	Filed herewith.

23.1	Consent of KPMG LLP (Verso Technologies, Inc.)	Filed herewith.

23.2	Consent of Ernst & Young LLP (Clarent Corporation)	Filed herewith.

23.3	Consent of Frazier & Deeter, LLC (Clarent Corporation)	Filed herewith.

23.4	Consent of Ernst & Young LLP (MCK Communications, Inc.)	Filed herewith.

23.5	Consent of Rogers & Hardin LLP with respect to its opinion as to the legality of the securities being registered (contained in Exhibit 5.1).

24.1	Powers of Attorney	Filed on the signature page hereto.